UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

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☐    Preliminary Proxy Statement

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☒     Definitive Proxy Statement

☐     Definitive Additional Materials

☐     Soliciting Material Pursuant to §240.14a-12

MOTOROLA MOBILITY HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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☐	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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Amount	Previously Paid:

Form,	Schedule or Registration Statement No.:

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PRINCIPAL EXECUTIVE OFFICES:	PLACE OF MEETING:
600 N. U.S. Highway 45	Hyatt Regency La Jolla at Aventine
Libertyville, IL 60048	3777 La Jolla Village Drive
San Diego, California 92122
October 14, 2011

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To our Stockholders:

A Special Meeting of stockholders of Motorola Mobility Holdings, Inc., a Delaware corporation (which we refer to as “Motorola Mobility”), will be held on Thursday, November 17, 2011, starting at 10:00 a.m., local time, at the Hyatt Regency La Jolla at Aventine, located at 3777 La Jolla Village Drive, San Diego, California 92122 for the following purposes:

1.	to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of August 15, 2011, by and among Google Inc., a Delaware corporation, RB98 Inc., a Delaware corporation and a wholly owned subsidiary of Google Inc., and Motorola Mobility, as it may be amended from time to time, pursuant to which RB98 Inc. will merge with and into Motorola Mobility;

2.	to consider and vote on a proposal to adjourn the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment to adopt the merger agreement; and

3.	to consider and vote, on an advisory (non-binding) basis, on a proposal to approve the compensation that may be paid or become payable to Motorola Mobility’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable.

The Motorola Mobility Board of Directors has set the close of business on October 11, 2011 as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at, the Special Meeting. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of Motorola Mobility common stock held by such stockholder on the record date. Please vote in one of the following ways:

•	visit the website shown on your proxy card to vote via the Internet;

•	use the toll-free telephone number listed on your proxy card;

•	mark, sign, date and return the enclosed proxy card using the postage-paid envelope provided; or

•	in person at the Special Meeting.

YOUR VOTE IS VERY IMPORTANT TO THE COMPLETION OF THE MERGER. Regardless of whether you plan to attend the Special Meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy via Internet or by telephone prior to the Special Meeting to ensure that your shares will be represented at the Special Meeting. If you have Internet access, we encourage you to submit your proxy via the Internet. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the adoption of the merger agreement, “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Motorola Mobility’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable. If you are a record holder of Motorola Mobility common stock and you attend the Special Meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card or submitted your proxy via Internet or by telephone.

Under Delaware law, Motorola Mobility stockholders who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the proposal to adopt the merger agreement and comply with the other Delaware law procedures explained in the accompanying proxy statement.

THE MOTOROLA MOBILITY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

PLEASE NOTE THAT ATTENDANCE AT THE SPECIAL MEETING WILL BE LIMITED TO STOCKHOLDERS OF MOTOROLA MOBILITY AS OF THE RECORD DATE (OR THEIR AUTHORIZED REPRESENTATIVES). YOU WILL BE REQUIRED TO PROVIDE THE ADMISSION TICKET THAT IS DETACHABLE FROM YOUR NOTICE OR PROXY CARD OR PROVIDE OTHER EVIDENCE OF OWNERSHIP. IF YOUR SHARES ARE HELD BY A BANK, BROKER OR OTHER NOMINEE, PLEASE BRING TO THE MEETING YOUR BANK OR BROKER STATEMENT EVIDENCING YOUR BENEFICIAL OWNERSHIP OF MOTOROLA MOBILITY STOCK TO GAIN ADMISSION TO THE MEETING, AND YOU WILL NEED A PROXY FROM YOUR BANK, BROKER OR OTHER NOMINEE TO VOTE YOUR SHARES OF COMMON STOCK AT THE SPECIAL MEETING.

By order of the Motorola Mobility Board of Directors,
Carol H. Forsyte Secretary

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 17, 2011

October 14, 2011

Dear Motorola Mobility Holdings, Inc. Stockholders:

You are cordially invited to attend a Special Meeting of Motorola Mobility Holdings, Inc. (which we refer to as “Motorola Mobility”) stockholders to be held on Thursday, November 17, 2011, starting at 10:00 a.m., local time, at the Hyatt Regency La Jolla at Aventine, located at 3777 La Jolla Village Drive, San Diego, California 92122.

At the Special Meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement under which Motorola Mobility would be acquired by Google Inc. and related matters. We entered into this merger agreement on August 15, 2011. If the merger agreement is adopted and the merger is completed, Motorola Mobility will become a wholly owned subsidiary of Google and you, as a holder of Motorola Mobility common stock, will be entitled to receive $40.00 in cash, without interest and less any applicable tax withholdings, for each share of Motorola Mobility common stock owned by you at the consummation of the merger.

After careful consideration, the Motorola Mobility Board of Directors has unanimously determined that the merger and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, Motorola Mobility stockholders and unanimously recommends that you vote “FOR” the adoption of the merger agreement, “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Motorola Mobility’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable.

YOUR VOTE IS VERY IMPORTANT TO THE COMPLETION OF THE MERGER. We cannot consummate the merger unless the merger agreement is approved by at least a majority of the outstanding shares of our common stock. Therefore, the failure of any Motorola Mobility stockholder to vote and abstentions from voting will have the same effect as a vote by that Motorola Mobility stockholder “AGAINST” the adoption of the merger agreement.

Only stockholders of record at the close of business on October 11, 2011 are entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof.

The attached proxy statement provides you with detailed information about the Special Meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to this document. We encourage you to read the attached proxy statement and the merger agreement carefully and in their entirety. You may also obtain more information about Motorola Mobility from documents we have filed with the U.S. Securities and Exchange Commission.

Thank you in advance for your continued support and your consideration of this matter.

Sincerely,

Sanjay K. Jha Chairman and CEO
Motorola Mobility Holdings, Inc.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated October 14, 2011 and is first being mailed to Motorola Mobility stockholders on or about that date.

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers address briefly some questions you may have regarding the Special Meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a holder of shares of Motorola Mobility common stock. For important additional information, please refer to the more detailed discussion contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

We sometimes make reference to Motorola Mobility Holdings, Inc. and its subsidiaries in this proxy statement by using the terms “Motorola Mobility,” the “Company,” “we,” “our” or “us.” In addition, throughout this proxy statement we refer to Google Inc. as “Google,” the merger between Motorola Mobility and RB98 Inc. as the “merger” and the Agreement and Plan of Merger, dated as of August 15, 2011, by and among Google, RB98 Inc. and Motorola Mobility as the “merger agreement.” GOOGLE and ANDROID are trademarks of Google.

THE MERGER

What Am I Being Asked to Vote on?

Motorola Mobility and Google have entered into a merger agreement pursuant to which Google will acquire Motorola Mobility through the merger of a wholly owned subsidiary of Google with and into Motorola Mobility. Motorola Mobility will be the surviving corporation (which we refer to in this proxy statement as the “surviving corporation”) in the merger and will continue as a wholly owned subsidiary of Google.

You are being asked to consider and vote on adoption of the merger agreement (and to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies). In addition, Motorola Mobility stockholders will also consider and vote, on an advisory (non-binding) basis, on a proposal to approve the compensation that may be paid or become payable to Motorola Mobility’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Merger—Motorola Mobility Golden Parachute Compensation.”

A copy of the merger agreement is attached to this proxy statement as Annex A.

What Will a Motorola Mobility Stockholder Receive if the Merger Is Completed?

If the merger is completed, by virtue of the merger, each share of Motorola Mobility common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive $40.00 in cash, without interest and less any applicable tax withholdings, other than the following shares:

•

shares of Motorola Mobility common stock owned directly or indirectly by Google or RB98 Inc. or held by Motorola Mobility as treasury stock immediately prior to the effective time of the merger, which will be cancelled and no payment will be made with respect thereto; and

•	shares of Motorola Mobility common stock which are held by stockholders that have properly exercised their appraisal rights in accordance with Delaware law.

How Does the Per Share Merger Consideration Compare to the Market Price of Motorola Mobility Common Stock?

The merger consideration of $40.00 per share of Motorola Mobility common stock represented approximately a 63% premium over $24.47, the closing price of Motorola Mobility common stock on the NYSE on August 12, 2011, the last trading day before the date on which the transaction was publicly announced. On October 13, 2011, which was the last trading day before the date of this proxy statement, the closing sale price of Motorola Mobility common stock was $38.16 per share. You are encouraged to obtain current market quotations for Motorola Mobility common stock in connection with voting your shares.

What Are the Conditions to the Merger?

The completion of the merger is subject to various closing conditions, each of which will need to be satisfied or waived before the merger can be completed. These conditions include (1) the adoption of the merger agreement by an the affirmative vote of holders of at least a majority of the outstanding shares

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of Motorola Mobility common stock; (2) the absence of any order issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger; (3) the absence of any law that has been enacted, entered or promulgated by any governmental entity that prohibits or makes illegal the consummation of the merger; (4) the termination or expiration of any applicable waiting period (or extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (which we refer to in this proxy statement as the “HSR Act”); (5) the issuance by the European Commission of a decision under the Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings (published in the Official Journal of the European Union on 29 January 2004 at L 24/1) (which we refer to in this proxy statement as the “EC Merger Regulation”) declaring the merger compatible with the common market; (6) the “unqualified tax opinion” previously delivered by Motorola Mobility’s tax counsel to our former parent, Motorola Solutions, Inc. (which we refer to in this proxy statement as our “former parent”) not having been withdrawn; and (7) additional antitrust clearances in Canada, China, Israel, Russia, Taiwan and Turkey. For a description of the other conditions to the merger, refer to “The Merger Agreement—Conditions to the Merger.”

When Do You Expect the Merger to Be Completed?

We currently expect the merger to be completed by the end of 2011 or early 2012. However, the merger is subject to various closing conditions, including those described in the previous question and answer. It is possible that the failure to timely meet those closing conditions or other factors outside of our control could require us to complete the merger at a later time or prevent us from completing the merger altogether.

What Will Happen in the Merger to Motorola Mobility’s Options, Restricted Stock Units and Other Equity Awards?

For information concerning the treatment of Motorola Mobility’s stock options, restricted stock units and other equity awards, see “The Merger Agreement—Treatment of Options, Restricted Stock Units and Other Equity Awards.”

SPECIAL MEETING

When and Where Will the Special Meeting of Stockholders Be Held?

The Special Meeting of Motorola Mobility stockholders will be held on Thursday, November 17, 2011, starting at 10:00 a.m., local time, at Hyatt Regency La Jolla at Aventine, located at 3777 La Jolla Village Drive, San Diego, California 92122. For a description of the Special Meeting, refer to “The Special Meeting.”

What Are the Proposals That Will Be Voted on at the Special Meeting?

You will be asked to consider and vote on (1) the adoption of the merger agreement, (2) the adjournment of the Special Meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the merger agreement and (3) the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Motorola Mobility’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Merger—Motorola Mobility Golden Parachute Compensation.”

How Does the Motorola Mobility Board of Directors Recommend I Vote?

The Motorola Mobility Board of Directors has unanimously determined that the merger and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, Motorola Mobility stockholders. The Motorola Mobility Board of Directors unanimously recommends that you vote your shares:

(1)	“FOR” the adoption of the merger agreement;

(2)	“FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies; and

(3)

“FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Motorola Mobility’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Merger—Motorola Mobility Golden Parachute Compensation. ”

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VOTING PROCEDURES AND OTHER MATTERS

Who Is Entitled to Attend and Vote at the Special Meeting?

Only Motorola Mobility stockholders of record at the close of business on October 11, 2011 (which we refer to in this proxy statement as the “record date”) will be entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof. On the record date, there were 299,530,251 issued and outstanding shares of Motorola Mobility common stock entitled to vote at the Special Meeting. The Motorola Mobility common stock is the only class of voting securities of Motorola Mobility.

A list of Motorola Mobility stockholders entitled to vote at the meeting will be available for examination at the corporate offices of Motorola Mobility Holdings, Inc., 600 N. U.S. Highway 45, Libertyville, Illinois 60048 for ten days before the Special Meeting and at the Special Meeting.

What Vote of Our Stockholders Is Required to Adopt the Merger Agreement?

Under Delaware law, the adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Motorola Mobility common stock.

What Vote of Our Stockholders Is Required to Adopt the Proposal to Adjourn the Special Meeting to a Later Time, if Necessary or Appropriate, to Solicit Additional Proxies?

The adoption of the proposal to adjourn the Special Meeting to a later time, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of at least a majority of the shares of Motorola Mobility common stock represented in person or by proxy at the Special Meeting and entitled to vote on the matter (also known as a majority of votes cast).

What Vote of Our Stockholders Is Required to Approve, on an Advisory Basis, the Compensation Payable to Motorola Mobility’s Named Executive Officers in Connection with the Merger?

The approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Motorola Mobility’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Merger—Motorola Mobility Golden Parachute Compensation,” requires the affirmative vote of at least a majority of shares of Motorola Mobility common stock represented in person or by proxy at the Special Meeting and entitled to vote on the matter (also known as a majority of votes cast).

What Will Happen if Our Stockholders Do Not Approve, on an Advisory Basis, the Compensation Payable to Motorola Mobility’s Named Executive Officers in Connection with the Merger?

The vote on executive compensation that may be paid or become payable in connection with the merger is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, you may vote to approve the executive compensation and vote not to adopt the merger agreement and vice versa. Because the vote on executive compensation that may be paid or become payable in connection with the merger is advisory in nature only, it will not be binding on either Motorola Mobility or Google. Accordingly, because Motorola Mobility is contractually obligated to pay the compensation, if the merger agreement is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

How Can I Vote Without Attending the Special Meeting?

There are three convenient methods for registered Motorola Mobility stockholders to direct their vote by proxy without attending the Special Meeting. Motorola Mobility stockholders can:

•

Vote via Internet. You can vote via the Internet. The website address for Internet voting is provided on your proxy card. You will need to use the control number appearing on your proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on Wednesday, November 16, 2011. Internet voting is available 24 hours a day. If you vote via the Internet you do NOT need to vote by telephone or return a proxy card.

•	Vote by Telephone. You can also vote by telephone by calling the toll-free telephone number provided on your proxy card. You will

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need to use the control number appearing on your proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until 11:59 P.M. Eastern Time on Wednesday, November 16, 2011. Telephone voting is available 24 hours a day. If you vote by telephone you do NOT need to vote over the Internet or return a proxy card.

•

Vote by Mail. You can vote by marking, dating, signing and returning the enclosed proxy card in the postage-paid envelope provided. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Special Meeting.

How Do I Vote if My Shares of Motorola Mobility Common Stock Are Held by My Bank, Broker or Other Nominee?

If your shares of Motorola Mobility common stock are held by a bank, broker or other nominee, then your bank, broker or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered to be the beneficial owner of those shares of Motorola Mobility common stock, with your shares being held in “street name.” “Street name” holders generally cannot vote their shares directly and must instead instruct the bank, broker or other nominee how to vote their shares. Your bank, broker or other nominee will only be permitted to vote your shares of Motorola Mobility common stock for you at the Special Meeting if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your bank, broker or other nominee regarding how to instruct it to vote your shares. If you wish to vote in person at the Special Meeting, you must bring a proxy from your bank, broker or other nominee authorizing you to vote at the Special Meeting.

In addition, because any shares of Motorola Mobility common stock you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, shares held in “street name” will not be combined for voting purposes with shares you hold of record. To be sure your shares of Motorola Mobility common stock are voted, you should instruct your bank, broker or other nominee to vote your shares. Shares of Motorola Mobility common stock held by a corporation or business entity must be voted by an authorized officer of the entity.

Will My Shares be Voted if I Do Not Provide Instructions to My Bank, Broker or Other Nominee?

Your bank, broker or other nominee will NOT be able to vote your shares of Motorola Mobility common stock unless you have properly instructed your nominee on how to vote. Because the adoption of the merger agreement requires an affirmative vote of at least a majority of the outstanding shares of Motorola Mobility common stock for approval, the failure to provide your nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Because each of (1) the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies, and (2) the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Motorola Mobility’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Merger—Motorola Mobility Golden Parachute Compensation”, requires the affirmative vote of at least a majority of the shares of common stock present or represented at the Special Meeting and entitled to vote on the matter (also known as a majority of votes cast), and because your bank, broker or other nominee does not have discretionary authority to vote on the proposal, the failure to instruct your broker or other nominee with voting instructions on how to vote your shares will have no effect on the approval of that proposal.

How Are Votes Counted?

Votes will be counted by the independent inspector of election appointed for the Special Meeting, who will separately count “FOR” and “AGAINST” votes and abstentions. Because under Delaware law the adoption of the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of Motorola Mobility common stock, the failure to vote or the abstention from voting will have the same effect as a vote “AGAINST” the adoption of the merger agreement. Because the adoption of each of the other two proposals (to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies, and to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Motorola Mobility’s named executive officers in

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connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Merger—Motorola Mobility Golden Parachute Compensation”) requires the affirmative vote of at least a majority of the shares of Motorola Mobility common stock represented in person or by proxy at the Special Meeting and entitled to vote on the matter (also known as a majority of votes cast), abstentions will count as a vote “AGAINST” the proposal but the failure to vote your shares will have no effect on the outcome of the proposal.

How Many Votes Am I Entitled to Cast?

You are entitled to cast one vote for each share of Motorola Mobility common stock you own on the record date.

How Many Votes Must Be Present to Conduct Business at the Special Meeting?

In order for business to be conducted, a quorum must be represented in person or by proxy at the Special Meeting. A quorum is one third of the outstanding shares of Motorola Mobility common stock. Shares represented by a proxy marked “abstain” will be considered present at the Special Meeting for purposes of determining a quorum. If you are a Motorola Mobility stockholder of record and you submit a properly executed proxy card, vote by telephone or via the Internet or vote in person at the Special Meeting, then your shares of Motorola Mobility common stock will be counted as part of the quorum. If you are a “street name” holder of shares and you provide your bank, broker or other nominee with instructions as to how to vote your shares or obtain a legal proxy from such bank, broker or nominee to vote your shares in person at the Special Meeting, then your shares will be counted as part of the quorum. If you are a “street name” holder of shares and you do not provide your bank, broker or other nominee with instructions as to how to vote your shares and do not obtain a legal proxy from such bank, broker or nominee to vote your shares in person at the Special Meeting, then your shares (also known as broker non-votes) will be counted as part of the quorum, but will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. All shares of Motorola Mobility common stock held by Motorola Mobility stockholders that are present in person or represented by proxy at the

Special Meeting, regardless of how such shares are voted or whether such Motorola Mobility stockholders abstain from voting, will be counted in determining the presence of a quorum.

What if I Return a Proxy but Do Not Provide Specific Voting Instructions for Some or All of the Items?

All shares that have been properly voted—whether via Internet or by telephone or mail—and not revoked will be voted at the Special Meeting in accordance with your instructions. If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the adoption of the merger agreement, “FOR” the adoption of the proposal to adjourn the Special Meeting, if necessary or appropriate to solicit additional proxies, and “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Motorola Mobility’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable. With respect to any other matter that properly comes before the Special Meeting, the persons appointed as proxies will vote the shares of Motorola Mobility common stock represented by the proxy as directed by the Motorola Mobility Board of Directors.

Who Represents My Proxy at the Special Meeting?

If you do not vote in person at the Special Meeting, but have voted your shares over the Internet, by telephone or by signing and returning your proxy card, you have authorized Sanjay K. Jha, Marc E. Rothman, D. Scott Offer, Carol H. Forsyte and Mark R. Valentine, or any one of them, designated by the Motorola Mobility Board of Directors of Motorola Mobility to represent you and to vote your shares as instructed.

What Does It Mean if I Receive More Than One Proxy?

If you receive more than one proxy, it means that you hold shares of Motorola Mobility common stock that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares are voted, you will need to sign and return each proxy card you receive or vote by

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telephone or via the Internet by using the different control number(s) on each proxy card.

How Can I Change My Vote?

Registered Motorola Mobility stockholders can revoke their proxy at any time before it is voted at the Special Meeting by either:

•	submitting another timely, later-dated proxy via Internet or by telephone or mail;

•	delivering timely written notice of revocation to the Secretary, Motorola Mobility Holdings, Inc., 600 N. U.S. Highway 45, Libertyville, Illinois 60048; or

•	attending the Special Meeting and voting in person.

If your shares are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record (that is, your bank, broker or nominee) to be able to vote at the Special Meeting.

What Happens if I Sell My Shares of Motorola Mobility Common Stock Before the Special Meeting?

If you transfer your shares of Motorola Mobility common stock after the record date but before the Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Special Meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares. In addition, if you sell your shares prior to the Special Meeting or prior to the effective time of the merger, you will not be eligible to exercise your appraisal rights in respect of the merger. For a more detailed discussion of your appraisal rights and the requirements for perfecting your appraisal rights, refer to “Appraisal Rights” and Annex D.

Am I Entitled to Appraisal Rights in Connection With the Merger?

Motorola Mobility stockholders who do not vote for the adoption of the merger agreement and who comply with the other special criteria and conditions set forth in Section 262 of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery. This appraisal amount could be more than, the same as, or less than the amount that a

Motorola Mobility stockholder would be entitled to receive under the merger agreement. For more information regarding appraisal rights, refer to “Appraisal Rights.” In addition, a copy of Section 262 of the DGCL is attached as Annex D to this proxy statement.

How Do I Vote if I Participate in Motorola Mobility’s 401(k) Plan?

If you own shares of Motorola Mobility common stock through the transitional Motorola Mobility stock fund of the Motorola Mobility 401(k) Plan (which we refer to in this proxy statement as the “401(k) Plan”), the proxy card includes the shares you hold in the 401(k) Plan as well as the shares you hold outside of the 401(k) Plan. Under the 401(k) Plan, participants are “named fiduciaries” to the extent of their authority to direct the voting of shares of Motorola Mobility common stock credited to their 401(k) Plan accounts, and their proportionate share of allocated shares for which no direction is received and unallocated shares, if any (which we refer to in this proxy statement as the “undirected shares”). The trustee of the 401(k) Plan will vote undirected shares in the same proportion as the shares for which directions are received, except as otherwise provided in accordance with ERISA. By submitting voting instructions via Internet, or by telephone, or if hardcopies are requested, by signing, dating and returning the proxy card, you direct the trustee of the 401(k) Plan to vote these shares, in person or by proxy, as designated therein, at the Special Meeting.

Who Can Answer Further Questions?

For additional questions about the merger, assistance in submitting proxies or voting shares of Motorola Mobility common stock, or additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Toll free: 1-800-207-3158

If your bank, broker or other nominee holds your shares in “street name,” you should also call your bank, broker or other nominee for additional information.

PROXY STATEMENT	7

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. Each item in this summary includes a page reference directing you to a more complete description of the item in this proxy statement. To understand the merger more fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. See “Where You Can Find More Information” beginning on page 86. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement.

THE COMPANIES (Page 26)

Motorola Mobility Holdings, Inc. Motorola Mobility is a provider of innovative technologies, products and services that enable a broad range of mobile and wireline digital communication, information and entertainment experiences. Motorola Mobility’s integrated products and platforms deliver rich multimedia content, such as video, voice, messaging and Internet-based applications and services to multiple screens, such as mobile devices, televisions and personal computers. Our product portfolio primarily includes mobile devices, wireless accessories, set-top boxes and video distribution systems, and wireline broadband infrastructure products and associated customer premises equipment. We are focused on developing differentiated, innovative products to meet the expanding needs of consumers to communicate, to collaborate and to discover, consume, create and share content at a time and place of their choosing on multiple devices. We operate our business in two segments, our Mobile Devices segment and our Home segment.

Motorola Mobility’s principal executive offices are located at 600 N. U.S. Highway 45, Libertyville, Illinois 60048, and our telephone number is (847) 523-5000. Our Internet website address is http://investors.motorola.com. The information provided on Motorola Mobility’s website is not part of this proxy statement and is not incorporated herein by reference.

Google Inc. Google is a global technology leader focused on improving the ways people connect with information. Google aspires to build products that improve the lives of billions of people globally. Google’s mission is to organize the world’s information and make it universally accessible and useful. Google’s innovations in web search and advertising have made its website a top Internet property and its brand one of the most recognized in the world.

Google generates revenue primarily by delivering relevant, cost-effective online advertising. Businesses use Google’s AdWords program to promote their products and services with targeted advertising. In addition, the third parties that comprise the Google Network use Google’s AdSense program to deliver relevant ads that generate revenue and enhance the user experience.

Google’s principal executive offices are located at 1600 Amphitheatre Parkway, Mountain View, California 94043, and its telephone number is (650) 253-0000. Google’s Internet website address is http://investor.google.com. The information provided on Google’s website is not part of this proxy statement and is not incorporated herein by reference.

RB98 Inc. RB98 Inc., a Delaware corporation and a wholly owned subsidiary of Google, was formed solely for the purpose of facilitating Google’s acquisition of Motorola Mobility. RB98 Inc. has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon consummation of the proposed merger, RB98 Inc. will merge with and into Motorola Mobility and RB98 Inc. will cease to exist.

RB98 Inc.’s principal executive offices are located at 1600 Amphitheatre Parkway, Mountain View, California 94043, and its telephone number is (650) 253-0000.

THE MERGER (Page 27)

The merger agreement provides that RB98 Inc., a wholly owned subsidiary of Google, will merge with and into Motorola Mobility. As a result of the merger, Motorola Mobility will become a wholly owned subsidiary of Google. Upon completion of the

8	PROXY STATEMENT

proposed merger, shares of Motorola Mobility common stock will no longer be listed on any stock exchange or quotation system.

THE MERGER CONSIDERATION AND THE CONVERSION OF MOTOROLA MOBILITY CAPITAL STOCK (Page 59)

If the merger is completed, by virtue of the merger, each share of Motorola Mobility common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive $40.00 in cash, without interest and less any applicable tax withholdings, other than the following shares:

•

shares of Motorola Mobility common stock owned directly or indirectly by Google or RB98 Inc. or held by Motorola Mobility as treasury stock immediately prior to the effective time of the merger, which will be cancelled and no payment will be made with respect thereto; and

•	shares of Motorola Mobility common stock which are held by stockholders that have properly exercised their appraisal rights in accordance with Delaware law.

Following the merger, you will not own any shares of the surviving corporation and Motorola Mobility will cease to be a publicly traded company. As a privately owned company, the registration of Motorola Mobility common stock and Motorola Mobility’s reporting obligations with respect to such stock under the Securities Exchange Act of 1934, as amended (which we refer to in this proxy statement as the “Exchange Act”), will be terminated upon application to the U.S. Securities and Exchange Commission (which we refer to in this proxy statement as the “SEC”). In addition, upon completion of the proposed merger, shares of Motorola Mobility common stock will no longer be listed on any stock exchange or quotation system, including the New York Stock Exchange (which we refer to in this proxy statement as the “NYSE”).

ABOUT THE SPECIAL MEETING (Page 22)

Date, Time and Place. The Special Meeting will be held on Thursday, November 17, 2011, starting at 10:00 a.m., local time, at the Hyatt Regency La Jolla at Aventine, located at 3777 La Jolla Village Drive, San Diego, California 92122.

Purpose. You will be asked to consider and vote upon (1) the adoption of the merger agreement, (2) the adjournment of the Special Meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the merger agreement, and (3) the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Motorola Mobility’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Merger—Motorola Mobility Golden Parachute Compensation” on page 49 of this proxy statement.

Record Date and Quorum. You are entitled to vote at the Special Meeting if you owned shares of Motorola Mobility common stock at the close of business on October 11, 2011, the record date for the Special Meeting. You will have one vote for each share of Motorola Mobility common stock that you owned on the record date. As of the record date, there were 299,530,251 shares of Motorola Mobility common stock outstanding and entitled to vote. One third of Motorola Mobility common stock outstanding constitutes a quorum for the purpose of considering the proposals. In the event that a quorum is not present at the Special Meeting, the meeting may be adjourned or postponed to solicit additional proxies.

Vote Required. The adoption of the merger agreement requires the affirmative vote of the holders of Motorola Mobility common stock representing at least a majority of the outstanding shares of Motorola Mobility common stock. Approval of any proposal to adjourn the Special Meeting, if necessary or appropriate, including for the purpose of soliciting additional proxies, and the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Motorola Mobility’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Merger—Motorola Mobility Golden Parachute Compensation” on page 49 of this proxy statement, require the affirmative vote of the holders of at least a majority of the shares of Motorola Mobility common stock present in person or represented by proxy at the Special Meeting and entitled to vote on the matter (also known as a majority of votes cast).

PROXY STATEMENT	9

RECOMMENDATION OF THE MOTOROLA MOBILITY BOARD OF DIRECTORS (Page 34)

The Motorola Mobility Board of Directors has determined that the merger and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, Motorola Mobility and its stockholders. The Motorola Mobility Board of Directors unanimously recommends that Motorola Mobility stockholders vote “FOR” the adoption of the merger agreement, “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies, and “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Motorola Mobility’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable as described in the section entitled “The Merger—Motorola Mobility Golden Parachute Compensation” on page 49 of this proxy statement.

In deciding to recommend the adoption of the merger agreement, the Motorola Mobility Board of Directors considered many factors including:

•

its belief that the merger agreement and the transactions contemplated by the merger agreement were more favorable to Motorola Mobility stockholders than remaining independent or other strategic alternatives reasonably available to Motorola Mobility and its stockholders, particularly in recognition of the ongoing risks the Company faces in a historically volatile consumer-based industry with intense competition from highly successful competitors, short product cycles relying heavily on product execution, carrier and consumer demand, evolving technologies and ongoing intellectual property litigation;

•

the fact that the terms of the merger agreement provide cash consideration which the Board considers fair even in the absence of the risks facing the Company and assuming the business executes well on its strategy;

•

the fact that Google must use reasonable best efforts to obtain necessary antitrust clearances and that under certain circumstances, if such clearances are not obtained despite such efforts, Google would be required to pay Motorola Mobility a reverse termination fee of $2.5 billion and that under certain circumstances if Google breached its obligation to use reasonable best efforts to obtain necessary antitrust clearances, Motorola Mobility may be able to seek additional damages from Google in an amount equal to $1 billion, in addition to the reverse termination fee of $2.5 billion;

•	the comparison of recent and historical market prices for Motorola Mobility common stock to the per share merger consideration to be paid in the merger; and

•

the fact that, subject to compliance with the terms and conditions of the merger agreement, including giving Google the opportunity to match any superior proposal and the payment to Google of a $375 million termination fee, Motorola Mobility is permitted to terminate the merger agreement in order to enter into an agreement with respect to a superior proposal.

The Motorola Mobility Board of Directors also considered the risk that the merger might not be completed in a timely manner or at all due to a failure to receive necessary antitrust clearances or due to the possible failure of another condition to the merger to be satisfied.

You should read “The Merger—Reasons for the Merger; Recommendation of the Motorola Mobility Board of Directors”, beginning on page 30 of this proxy statement, for a more detailed discussion of the factors that the Motorola Mobility Board considered in deciding to recommend the adoption of the merger agreement.

OPINION OF QATALYST PARTNERS (Page 34)

We retained Qatalyst Partners LP (which we refer to in this proxy statement as “Qatalyst Partners”) to act as our financial advisor in connection with the merger. We selected Qatalyst Partners to act as our financial advisor based on its qualifications, expertise, reputation and knowledge of the Company’s business and affairs and the industry in which we operate. On August 14, 2011, Qatalyst Partners rendered to our Board of Directors its opinion that, as of such date and based upon and subject to the considerations, limitations and other matters set forth therein, the consideration to be received by the holders of Company common stock (other than Google or any affiliates of Google) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

10	PROXY STATEMENT

The full text of the written opinion of Qatalyst Partners, dated August 14, 2011, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. You should read the opinion carefully in its entirety. Qatalyst Partners provided its opinion for the information and assistance of the Motorola Mobility Board of Directors in connection with its consideration of the merger. The Qatalyst Partners opinion is not a recommendation as to how any Motorola Mobility stockholders should vote with respect to the merger or any matter. For a further discussion of the Qatalyst Partners opinion, see “The Merger—Opinion of Qatalyst Partners” beginning on page 34 of this proxy statement.

OPINION OF CENTERVIEW (Page 40)

We also retained Centerview Partners LLC (which we refer to in this proxy statement as “Centerview”) to act as our financial advisor in connection with the Merger. We selected Centerview to act as our financial advisor based on its qualifications, expertise, reputation and knowledge of the Company’s business and affairs and the industry in which we operate. On August 14, 2011, Centerview rendered its oral opinion, subsequently confirmed in writing on August 15, 2011, to the Motorola Mobility Board of Directors that, as of such date and based upon and subject to the factors and assumptions set forth in the opinion, the $40.00 per share in cash to be paid to each holder of Motorola Mobility common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders (other than any holder of shares of Motorola Mobility common stock who is entitled to demand and properly demands appraisal of such shares).

The full text of the written opinion of Centerview, dated August 15, 2011, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C and is incorporated into this proxy statement by reference. You should read the opinion carefully in its entirety. Centerview provided its opinion for the information and assistance of the Motorola Mobility Board of Directors in connection with its consideration of the merger. The Centerview opinion is not a recommendation as to how any holder of Motorola Mobility common stock should vote with respect to the merger or any other matter. For a further discussion of the Centerview opinion, see “The Merger—Opinion of Centerview” beginning on page 40 of this proxy statement.

TREATMENT OF OPTIONS, RESTRICTED STOCK UNITS AND OTHER EQUITY AWARDS (Page 59)

Employee Stock Options. The treatment of the Motorola Mobility stock options held by employees at the effective time of the merger will vary based on the original grant date of the option.

Unvested Stock Options Granted On or After January 4, 2011. Each option to purchase shares of Motorola Mobility common stock held by an employee that was granted on or after January 4, 2011 and that is outstanding and unvested as of immediately prior to the effective time of the merger (each of which we refer to in this proxy statement as a “rollover stock option”) will be converted into an option to acquire a number of shares of Google Class A common stock (rounded down to the nearest whole share) equal to (1) the number of shares of Motorola Mobility common stock subject to the rollover stock option immediately prior to the effective time of the merger, multiplied by (2) the equity award exchange ratio. The per share exercise price (rounded up to the nearest cent) of the option to purchase shares of Google Class A common stock will be equal to (1) the per share exercise price of the rollover stock option in effect immediately prior to the effective time of the merger divided by (2) the equity award exchange ratio. The term, vesting schedule and all of the other terms of each rollover stock option will otherwise remain unchanged. The “equity award exchange ratio” equals (a) $40.00 divided by (b) the average closing price per share of Google Class A common stock on the Nasdaq Global Select Market for the five trading day period ending on the trading day preceding the date of closing (which we refer to in this proxy statement as the “closing date”).

All Other Employee Stock Options. Each option to purchase shares of Motorola Mobility common stock held by an employee, whether vested or unvested, that is not a rollover stock option and that is outstanding as of immediately prior to the effective

PROXY STATEMENT	11

time of the merger (each of which we refer to in this proxy statement as a “cash-out stock option”), will cease to represent a right or award with respect to shares of Motorola Mobility common stock, will become fully vested and will entitle the holder of such award to receive an amount in cash equal to (1) the number of shares of Motorola Mobility common stock subject to the cash-out stock option immediately prior to the effective time of the merger, multiplied by (2) the excess, if any, of $40.00 over the per share exercise price of the cash-out stock option, less any applicable tax withholdings.

Employee Restricted Stock Units. The treatment of the Motorola Mobility restricted stock units held by employees at the effective time of the merger will vary based on the original grant date of the restricted stock unit.

Restricted Stock Units Granted On or After January 4, 2011. Each Motorola Mobility restricted stock unit award held by an employee that was granted on or after January 4, 2011 and that is outstanding and unvested as of immediately prior to the effective time of the merger (each of which we refer to in this proxy statement as a “rollover RSU award”) will be converted into a restricted stock unit award with respect to a number of shares of Google Class A common stock (rounded to the nearest whole share) that is equal to (1) the number of shares of Motorola Mobility common stock subject to the holder’s rollover RSU award immediately prior to the effective time of the merger multiplied by (2) the equity award exchange ratio. The vesting schedule and all of the other terms of each rollover RSU award will otherwise remain unchanged.

Restricted Stock Units Granted Prior to January 4, 2011. Each Motorola Mobility restricted stock unit award held by an employee that was granted prior to January 4, 2011 and that is outstanding and unvested as of immediately prior to the effective time of the merger (each of which we refer to in this proxy statement as a “cash-out RSU award”) will cease to represent a right or award with respect to shares of Motorola Mobility common stock, will become fully vested and will entitle the holder of such award to receive an amount in cash equal to (1) the number of shares underlying such cash-out RSU award immediately prior to the effective time of the merger, multiplied by (2) $40.00, less any applicable tax withholdings.

Employee Restricted Shares. Each Motorola Mobility restricted share award that is outstanding as of immediately prior to the effective time of the merger (each of which we refer to in this proxy statement as a “restricted share award”) held by Dr. Sanjay K. Jha (the only individual who holds restricted shares) will be converted into an award with respect to a number of restricted shares of Google Class A common stock (rounded to the nearest whole share) equal to (1) the number of shares of Motorola Mobility common stock subject to Dr. Jha’s restricted share award immediately prior to the effective time of the merger, multiplied by (2) the equity award exchange ratio. The vesting schedule and all of the other terms of each restricted share award will otherwise remain unchanged.

Director Stock Options. Each option to purchase shares of Motorola Mobility common stock held by a non-employee director at the effective time of the merger, whether vested or unvested, that is outstanding as of immediately prior to the effective time of the merger (each of which we refer to in this proxy statement as a “director stock option”), will become fully vested and be converted into the right to receive a cash payment equal to (1) the number of shares of Motorola Mobility common stock subject to the director stock option immediately prior to the effective time of the merger, multiplied by (2) the excess, if any, of $40.00 over the per share exercise price of the director stock option, less any applicable tax withholdings.

Director Restricted Stock Units and Deferred Stock Units. Each Motorola Mobility restricted stock unit award held by a non-employee director that was granted on or after January 4, 2011 and does not, by its terms, become settled upon the effective time of the merger or upon the director’s departure from the Motorola Mobility Board of Directors and that is outstanding as of immediately prior to the effective time of the merger (each of which we refer to in this proxy statement as a “director rollover RSU award”) will be converted into a restricted stock unit award with respect to a number of shares of Google Class A common stock (rounded to the nearest whole share) that is equal to (1) the number of shares of Motorola Mobility common stock subject to the holder’s director rollover RSU award immediately prior to the effective time of the merger multiplied by (2) the equity award exchange ratio. All of the other terms of each director rollover RSU award will otherwise remain unchanged.

12	PROXY STATEMENT

Each Motorola Mobility restricted stock unit award (other than a director rollover RSU award) and deferred stock unit award held by a non-employee director that is outstanding as of immediately prior to the effective time of the merger will cease to represent a right or award with respect to shares of Motorola Mobility common stock, will become fully vested and will entitle the holder of such award to receive an amount in cash equal to (1) the number of shares underlying such award immediately prior to the effective time of the merger, multiplied by (2) $40.00, less any applicable tax withholdings.

INTERESTS OF MOTOROLA MOBILITY’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (Page 45)

Motorola Mobility’s directors and executive officers have interests in the merger that are different from, or in addition to, their interests as Motorola Mobility stockholders. The members of the Motorola Mobility Board of Directors were aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger, and in recommending to Motorola Mobility stockholders that the merger agreement be adopted.

These interests include:

•

With respect to executive officers, the vesting and cash-out of all Motorola Mobility stock options and restricted stock units with an original grant date prior to January 4, 2011 and, with respect to non-employee directors, the vesting and cash-out of all restricted stock units that by their terms would become vested upon the effective time of the merger or upon the director’s departure from the Motorola Mobility Board of Directors and the vesting and cash-out of all stock options and deferred stock units.

•

With respect to executive officers, all unvested equity-based awards with an original grant date on or after January 4, 2011 and, with respect to non-employee directors, all restricted stock units that would not, by their terms, become settled upon the effective time of the merger or upon the director’s departure from the Motorola Mobility Board of Directors, in each case, will roll over into comparable equity-based awards with respect to shares of Google Class A common stock in accordance with a formula described under “The Merger Agreement—Treatment of Options, Restricted Stock Units and Other Equity Awards,” beginning on page 58 of this proxy statement. Any converted awards held by the executive officers would vest in the event that the employment of the executive officer were terminated by the surviving corporation without cause or by the executive officer for good reason within two years following the effective time of the merger.

•

Dr. Jha’s employment agreement and Motorola Mobility’s Change in Control Severance Plan provide change in control severance benefits to Motorola Mobility’s executive officers in the event of certain qualifying terminations of employment in connection with or following the merger. In addition, certain executive officers would be eligible for reimbursement of excise taxes imposed on the severance payments and benefits under Section 4999 of the Internal Revenue Code of 1986, as amended (which we refer to in this proxy statement as the “Code”), unless the value of the payments and benefits does not exceed 110% of the maximum amount payable without triggering the excise taxes, in which case the payments and benefits will be reduced to the maximum amount.

•

In the event that the effective time of the merger occurs in 2011, the executive officers would be entitled to payment of annual bonuses at the greater of (1) actual performance in 2011 and (2) 75% of target performance in 2011.

•

Motorola Mobility’s directors and executive officers are entitled to continued indemnification and insurance coverage on terms at least as favorable as their current coverage under the merger agreement.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS (Page 83)

As of October 11, 2011, the directors and executive officers of Motorola Mobility beneficially owned in the aggregate approximately 909,950 of the

PROXY STATEMENT	13

shares of Motorola Mobility common stock entitled to vote at the Special Meeting, representing approximately 0.30% of Motorola Mobility’s outstanding common stock. We currently expect that each of these individuals will vote all of his or her shares of Motorola Mobility common stock in favor of each of the proposals.

APPRAISAL RIGHTS (Page 79)

Under the DGCL, Motorola Mobility stockholders who do not vote in favor of the merger agreement and the merger will have the right to seek appraisal of the fair value of their shares of Motorola Mobility common stock as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the merger agreement and the merger and comply with the other DGCL procedures explained in this proxy statement. This appraisal amount could be more than, the same as, or less than the amount that a Motorola Mobility stockholder would be entitled to receive under the merger agreement and in Annex D to this proxy statement.

CONDITIONS TO THE MERGER (Page 74)

Conditions to Each Party’s Obligations. Each party’s obligation to consummate the merger is subject to the satisfaction or waiver of the following conditions:

•	adoption of the merger agreement by the affirmative vote of holders of at least a majority of the outstanding shares of Motorola Mobility common stock;

•	absence of any order issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger;

•	absence of any law that has been enacted, entered or promulgated by any governmental entity that prohibits or makes illegal consummation of the merger;

•	termination or expiration of any applicable waiting period (or extension thereof) under the HSR Act;

•	issuance by the European Commission of a decision under the EC Merger Regulation declaring the merger compatible with the common market; and
•	additional antitrust clearances in Canada, China, Israel, Russia, Taiwan and Turkey.

Conditions to Motorola Mobility’s Obligations. The obligation of Motorola Mobility to consummate the merger is subject to the satisfaction or waiver of further conditions, including:

•

the truth and correctness of Google’s and RB98 Inc.’s representations and warranties on the date of the merger agreement and on the date of the closing of the merger (or in the case of representations and warranties that are made as of an earlier date, as of the earlier date), except where the failures to be true and correct, individually or in the aggregate, have not prevented or materially delayed or materially impaired, and would not be reasonably likely to prevent or materially delay or materially impair, the ability of Google to perform its obligations under the merger agreement or to consummate the merger;

•	Google’s and RB98 Inc.’s performance or compliance in all material respects with all obligations required to be performed or complied with by them under the merger agreement; and

•	the receipt by Motorola Mobility of an officer’s certificate by Google certifying to the effect that the foregoing two conditions have been satisfied.

Conditions to Google’s and RB98 Inc.’s Obligations. The obligation of Google and RB98 Inc. to consummate the merger is subject to the satisfaction or waiver of further conditions, including:

•

Motorola Mobility has not suffered a material adverse effect since December 31, 2010 through the bring-down date (as further described under “The Merger Agreement—Conditions to the Merger—Conditions to Google’s and RB98 Inc.’s Obligations,” beginning on page 73 of this proxy statement);

•

the truth and correctness, in all material respects (without giving effect to any materiality qualifications in such representations and warranties), of Motorola Mobility’s representations and warranties concerning (1) the organization and qualification of Motorola Mobility, (2) the

14	PROXY STATEMENT

authority for entry into the merger agreement and certain actions by the Motorola Mobility Board of Directors, (3) the delivery of fairness opinions by each of Qatalyst Partners and Centerview, and (4) the inapplicability of anti-takeover statutes to the merger and the absence of a Motorola Mobility stockholders rights plan, on the date of the merger agreement and on the date of the closing of the merger (or in the case of representations and warranties that are made as of an earlier date, as of the earlier date);

•

the truth and correctness of Motorola Mobility’s representations and warranties concerning its capitalization, on the date of the merger agreement and on the bring-down date (or in the case of representations and warranties that are made as of an earlier date, as of the earlier date), except for de minimis failures to be so true and correct;

•

the truth and correctness (without giving effect to any materiality qualifications in such representations and warranties) of Motorola Mobility’s other representations and warranties in the merger agreement, on the date of the merger agreement and on the bring-down date (or in the case of representations and warranties that are made as of an earlier date, as of the earlier date or period), except where the failure to be true and correct have not had and are not reasonably likely to have, individually or in the aggregate, a material adverse effect on Motorola Mobility and its subsidiaries, taken as a whole;

•	Motorola Mobility’s performance or compliance in all material respects with all obligations required to be performed or complied with by it under the merger agreement;

•	the receipt by Google of an officer’s certificate by Motorola Mobility certifying to the effect that the foregoing five conditions have been satisfied; and

•

the unqualified tax opinion delivered by Motorola Mobility’s tax counsel to Motorola, Inc. (renamed Motorola Solutions, Inc.), our former parent, has not been withdrawn (unless such withdrawal arises from any breach of any statement or representation contained in any representation letter from Google delivered to Motorola Mobility’s tax counsel).

TERMINATION OF THE MERGER AGREEMENT (Page 75)

Motorola Mobility and Google may terminate the merger agreement by mutual written consent at any time before the consummation of the merger. In addition, with specified exceptions, either Motorola Mobility or Google may terminate the merger agreement at any time before the consummation of the merger if:

•

any court of competent jurisdiction or other governmental entity has issued an order, or taken any other action, restraining, enjoining or otherwise prohibiting the merger, and the order or action has become final and non appealable (however, a party may not invoke this termination right unless it has used its reasonable best efforts to contest, appeal and remove the order or action, and is not in material violation of the merger agreement);

•

the merger has not occurred on or before the outside date, which is currently August 15, 2012 but is subject to extensions as described below (however, a party may not invoke this termination right if it has failed to fulfill in any material respect any of its covenants and agreements in the merger agreement and such failure was the primary cause of the failure of the merger to occur on or before the outside date); or

•	the merger agreement was not adopted by Motorola Mobility stockholders with the requisite vote at the Special Meeting or at any adjournment or postponement of the Special Meeting.

The outside date is currently August 15, 2012 but may be extended if at least one of the mutual conditions described above (disregarding the condition relating to adoption of the merger agreement by Motorola Mobility stockholders) has not been satisfied to the extent the condition is related to antitrust laws or clearances (which we refer to in this proxy statement as the “antitrust conditions”). Under that circumstance, either Motorola Mobility or Google may extend the outside date by a two-month period. The outside date may be extended by these two-month periods up to a total of three times, but may not be extended beyond February 15, 2013.

PROXY STATEMENT	15

Motorola Mobility may also terminate the merger agreement:

•

if either Google or RB98 Inc. has breached its representations and warranties, or has failed to perform its covenants or agreements in the merger agreement, which breach or failure to perform (1) would give rise to the failure of a condition to Motorola Mobility’s obligation to consummate the merger and (2) is not cured by Google or RB98 Inc. within 30 days following written notice to Google of the breach or failure to perform, or by its nature or timing is not capable of being cured; or

•

to enter into, concurrently with the termination of the merger agreement, a written and definitive agreement providing for a superior proposal if (1) the Motorola Mobility stockholders have not yet adopted the merger agreement, (2) Motorola Mobility has not committed a willful and intentional breach of the non-solicitation provisions in the merger agreement and has satisfied other specified requirements and conditions concerning notification and negotiation with Google, (3) the Motorola Mobility Board of Directors determines in good faith (after consultation with its financial advisors and outside legal counsel) that the acquisition proposal constitutes a superior proposal and the failure to terminate the merger agreement would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to Motorola Mobility stockholders under applicable law, and (4) prior to or concurrently with the termination of the merger agreement, Motorola Mobility pays to Google the $375 million termination fee described under “—Termination Fees” and “The Merger Agreement—Termination Fees,” beginning on page 77 of this proxy statement.

Prior to exercising its termination right in respect of a superior proposal, Motorola Mobility must give Google at least three business days’ prior written notice of its intention to so terminate the merger agreement (which notice must specify the material terms and conditions of the superior proposal) and provide Google an unredacted copy of the relevant proposed transaction agreement and other material documents contemplated with or by the party making the superior proposal. In addition, if requested by

Google, Motorola Mobility must negotiate in good faith with Google during the notice period to enable Google to propose changes to the terms of the merger agreement that would cause the superior proposal to no longer constitute a superior proposal. In connection with that process, the Motorola Mobility Board of Directors must consider in good faith (after consultation with its financial advisors and outside legal counsel) any changes to the merger agreement proposed in writing by Google. Finally, the Motorola Mobility Board of Directors must have determined that the superior proposal would still continue to constitute a superior proposal if the changes proposed by Google were to be given effect. If at any time there is a change to any material terms of the superior proposal, Motorola must deliver to Google an additional notice and a summary of the relevant proposed transaction agreement and other material documents. And, in that case, a new three-business-day notice period will commence during which time Motorola Mobility will be obligated to take the actions described above in this paragraph.

Google may also terminate the merger agreement if:

•

Motorola Mobility has breached its representations and warranties, or has failed to perform its covenants or agreements in the merger agreement, which breach or failure to perform (1) would give rise to the failure of a condition to Google’s and RB98 Inc.’s obligations to consummate the merger and (2) is not cured by Motorola Mobility within 30 days following written notice to Motorola Mobility of the breach or failure to perform, or by its nature or timing is not capable of being cured;

•

the Motorola Mobility Board of Directors or any committee of the Motorola Mobility Board of Directors has changed its recommendation (as further described under “The Merger Agreement—Motorola Mobility Board Recommendation,” beginning on page 70 of this proxy statement) and the merger agreement was not adopted by Motorola Mobility stockholders with the requisite vote at the Special Meeting or at any adjournment of the Special Meeting; or

•	Motorola Mobility enters into any agreement or understanding providing for, or deliberately

16	PROXY STATEMENT

intended to facilitate, an acquisition transaction as described under “—No Solicitation” and “The Merger Agreement—No Solicitation,” beginning on page 68 of this proxy statement (unless Google has consented to such entry).

TERMINATION FEES (Page 77)

Motorola Mobility has agreed to pay Google a fee of $375 million (which we refer to in this proxy statement as the “termination fee”) if:

•	all of the following occurs:

(1) (a) after the date of the merger agreement and prior to the termination of the merger agreement, a proposal for an acquisition transaction (as further described under “The Merger Agreement—No Solicitation,” beginning on page 68 of this proxy statement) is made to Motorola Mobility or directly to Motorola Mobility stockholders generally (or becomes otherwise publicly known), or any person announces an intention to make a proposal for an acquisition transaction, and (b) if the merger agreement has been terminated on the basis that the merger agreement has not been adopted by Motorola Mobility stockholders with the requisite vote at the Special Meeting or at any adjournment or postponement of the Special Meeting, the proposal or announcement is not publicly and irrevocably withdrawn at least 10 business days prior to the Special Meeting;

(2) the merger agreement is terminated under the following circumstances: (a) (i) the outside date, as and if extended, has passed, (ii) the vote on the adoption of the merger agreement by Motorola Mobility stockholders has not yet occurred, and (iii) the antitrust conditions have been satisfied, (b) the merger agreement has not been adopted by Motorola Mobility stockholders with the requisite vote at the Special Meeting or at any adjournment or postponement of the Special Meeting, or (c) Motorola Mobility has breached its representations and warranties, or has failed to perform its covenants and agreements, in either case, in a manner that gave rise to the termination right described under “—Termination of the Merger Agreement” above; and

(3) within 12 months following the termination of the merger agreement, Motorola Mobility enters into an agreement providing for, or consummates, an acquisition transaction involving 50% or more of the non-“cash or cash equivalent” assets of Motorola Mobility and its subsidiaries, taken as a whole, or 50% or more of the outstanding shares of Motorola Mobility common stock;

•

the merger agreement is terminated by Google under the following circumstances: (1) the Motorola Mobility Board of Directors or a committee of the Motorola Mobility Board of Directors has made a recommendation change, and the merger agreement was not adopted by Motorola Mobility stockholders with the requisite vote at the Special Meeting or at any adjournment or postponement of the Special Meeting, or (2) Motorola Mobility enters into any agreement or understanding providing for, or deliberately intended to facilitate, an acquisition transaction (unless Google has consented to such entry); or

•

the merger agreement is terminated (1) by Motorola Mobility to enter into a written and definitive agreement providing for a superior proposal, or (2) by Motorola Mobility or Google if the merger agreement was not adopted by Motorola Mobility stockholders with the requisite vote at the Special Meeting or at any adjournment or postponement of the Special Meeting, and, at the time of the meeting, the Motorola Mobility Board of Directors or a committee of the Motorola Mobility Board of Directors has changed its recommendation.

Google has agreed to pay Motorola Mobility a fee of $2.5 billion (which we refer to in this proxy statement as the “reverse termination fee”) if all of the following occur:

•

the merger agreement is terminated by either Motorola Mobility or Google under the following circumstances: (1) a court or other governmental entity has issued an order, or taken any other action, restraining, enjoining or otherwise prohibiting the merger, and the order or action is with respect to antitrust laws and has become final and non appealable, or

PROXY STATEMENT	17

(2) the outside date, as and if extended, has occurred and, at the time of the termination of the merger agreement, the antitrust conditions have not been satisfied;

•

the failure of the antitrust conditions to be satisfied is not primarily caused by any material willful and intentional breach by Motorola Mobility of its obligations to use reasonable best efforts to obtain antitrust and other clearances; and

•

all other conditions to the obligations of Google and RB98 Inc. to consummate the merger described above have been satisfied or waived (and, in the case of those conditions that by their terms are to be satisfied at the closing, those conditions would be satisfied if the closing were to occur).

The payment of the reverse termination fee does not relieve Google or RB98 Inc. for any failure to comply with their obligations to use their reasonable best efforts to obtain termination or expiration of any waiting periods under the HSR Act and such other approvals, consents and clearances as may be necessary, proper or advisable to effectuate the merger under the antitrust laws and to remove any court or regulatory orders under the antitrust laws impeding the ability to consummate the merger by the outside date. However, to the extent Motorola Mobility makes claims in respect of breaches by Google or RB98 Inc. of the obligations described in the previous sentence, to the extent related to or resulting in the failure of the antitrust conditions, the aggregate liability of Google and RB98 Inc. will be limited to $3.5 billion (which includes the amount of any reverse termination fee payable by Google under the merger agreement).

NO SOLICITATION (Page 68)

Motorola Mobility has agreed that it and its subsidiaries will, and will instruct its representatives and its subsidiaries’ representatives to, immediately cease any solicitation, knowing encouragement, discussions or negotiations that may be ongoing with respect to an acquisition proposal and immediately instruct any person (including that person’s representatives) that has confidential information about Motorola Mobility that was furnished by or on behalf of Motorola Mobility in connection with any actual or potential acquisition proposal to return or destroy all such information. In addition, Motorola Mobility has agreed that neither it nor its subsidiaries will, nor will they authorize or knowingly permit their representatives to, directly or indirectly:

•	solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage or assist, an acquisition proposal;

•	furnish to any person any non-public information relating to Motorola Mobility or its subsidiaries in connection with any acquisition proposal;

•

furnish to any person any non-public information relating to Motorola Mobility or its subsidiaries in response to any other proposal or inquiry for a potential transaction that on its face is one of the specified transactions described under “The Merger Agreement—No Solicitation,” beginning on page 68 of this proxy statement;

•

afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel of Motorola Mobility or any of its subsidiaries in connection with any acquisition proposal;

•

afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel of Motorola Mobility or any of its subsidiaries in response to any other proposal or inquiry for a potential transaction that on its face is one of the specified transactions described under “The Merger Agreement—No Solicitation,” beginning on page 68 of this proxy statement;

•	enter into, participate, engage in or continue or renew discussions or negotiations with any person with respect to any acquisition proposal; or

•

enter into, or authorize Motorola Mobility or any of its subsidiaries to enter into, any letter of intent, agreement or understanding of any kind providing for, or deliberately intended to facilitate an acquisition transaction.

However, until the merger agreement has been adopted by Motorola Mobility stockholders with the requisite vote at the Special Meeting or at any adjournment or postponement of the Special Meeting, if the Motorola Mobility Board of Directors receives

18	PROXY STATEMENT

an acquisition proposal that it determines in good faith (after consultation with its financial advisor and outside legal counsel) either constitutes a superior proposal (as further described under “The Merger Agreement—No Solicitation,” beginning on page 68 of this proxy statement) or could reasonably be expected to result in a superior proposal (and at the time of taking the following action, the acquisition proposal continues to constitute or remains reasonably expected to result in a superior proposal), the Motorola Mobility Board of Directors may:

•

participate or engage in discussions or negotiations with the person that has made the bona fide unsolicited written acquisition proposal (which must not have resulted from a knowing breach of the non-solicitation provisions of the merger agreement);

•

furnish to the person that has made the bona fide unsolicited written acquisition proposal (which must not have resulted from a knowing breach of the non-solicitation provisions of the merger agreement) any non-public information relating to Motorola Mobility or any of its subsidiaries, pursuant to a confidentiality agreement that contains provisions restricting disclosure and use that are no less favorable in the aggregate to Motorola Mobility than those in the confidentiality agreement entered into between Motorola Mobility and Google; and/or

•

afford to the person that has made the bona fide unsolicited written acquisition proposal (which must not have resulted from a knowing breach of the non-solicitation provisions of the merger agreement) access to the business, properties, assets, books, records or other non-public information, or to the personnel, of Motorola Mobility or any of its subsidiaries, pursuant, to a confidentiality agreement that contains provisions restricting disclosure and use that are no less favorable in the aggregate to Motorola Mobility than those in the confidentiality agreement entered into between Motorola Mobility and Google.

Contemporaneously with furnishing any non-public information to any person, Motorola Mobility must make available the same non-public information to Google to the extent the information has not been previously made available to Google. In addition, upon receipt of an acquisition proposal,

Motorola Mobility must promptly (and in any event within 24 hours) provide to Google (1) a copy of the acquisition proposal, if made in writing, or a summary of the material terms of the acquisition proposal, if not made in writing, and (2) any information known to Motorola Mobility relating to the identity of the person making the acquisition proposal (including, if the person is not an issuer with equity securities registered with the SEC, the person’s direct and indirect investors). Finally, Motorola Mobility must give Google prior written notice (which prior written notice must be given, to the extent practicable, at least 12 hours in advance) of Motorola Mobility’s intention to participate or engage in discussions or negotiations with, or furnish non-public information or afford access to, a person making an acquisition proposal.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (Page 54)

The receipt of cash for shares of Motorola Mobility common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder (as defined in the section under the heading “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 54 of this proxy statement) who receives cash for such U.S. Holder’s shares of Motorola Mobility common stock in the merger will recognize gain or loss in an amount equal to the difference, if any, between the cash received in the merger (determined before any deductions) and the U.S. Holder’s adjusted tax basis in the U.S. Holder’s shares of Motorola Mobility common stock. You should read the discussion under the heading “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 54 of this proxy statement and consult your tax advisor for a complete analysis of the effect of the merger on your U.S. federal, state and local and/or foreign taxes.

REGULATORY APPROVALS (Page 55)

Under the provisions of the HSR Act and the rules and regulations promulgated thereunder by the Federal Trade Commission (which we refer to in this proxy statement as the “FTC”), the merger may not be completed until notification and report forms have been filed with the Antitrust Division of the United States Department of Justice (which we refer to in this proxy statement as the “Antitrust Division”) and the

PROXY STATEMENT	19

FTC by each of Motorola Mobility and Google, and the applicable waiting period has expired or been terminated. Motorola Mobility and Google filed their respective notification and report forms with the Antitrust Division and the FTC under the HSR Act on August 29, 2011. On September 28, 2011, Motorola Mobility and Google each received a request for additional information and documentary material, which we refer to herein as the “second request.”

The effect of the second request is to extend the waiting period under the HSR Act until 30 days following the date on which both Google and Motorola Mobility certify substantial compliance with the second request, unless the Antitrust Division or the FTC terminates the additional waiting period before its expiration. Google, RB98 Inc. and Motorola Mobility have agreed to use reasonable best efforts to certify compliance with the second request within four months after its receipt and to produce documents as required on a rolling basis.

If the Antitrust Division or the FTC believes the merger would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, it has the authority to challenge the transaction by seeking a federal court order to enjoin the merger. U.S. state attorneys general or private parties could also bring legal action.

On August 29, 2011, Motorola Mobility and Google agreed that, in addition to those in the United States and European Commission, pre-closing antitrust clearances in Canada, China, Israel, Russia, Taiwan and Turkey are required and applicable to the merger. On September 14, 2011, Motorola Mobility and Google submitted an initial draft of the Form CO to the European Commission staff. On September 30, 2011, Motorola Mobility and Google submitted an initial draft filing to staff of the Ministry of Commerce in China. Motorola Mobility and Google submitted filings in Canada, Russia, Taiwan, and Turkey on October 7, 2011, and in Israel on October 11, 2011. The parties have made or will make filings in such other jurisdictions as may be required or advisable. Foreign antitrust authorities in these or other jurisdictions may take action under the antitrust laws of their jurisdictions, which could include seeking to enjoin the completion of the merger.

With respect to antitrust clearances, each of Motorola Mobility, Google and RB98 Inc. has agreed to:

•

use its reasonable best efforts to obtain termination or expiration of any waiting periods under the HSR Act, clearance under the EC Merger Regulation and such other approvals, consents and clearances as may be necessary, proper or advisable to effectuate the merger under the antitrust laws and to remove any court or regulatory orders under the antitrust laws impeding the ability to consummate the merger by the outside date; and

•	use reasonable best efforts to certify compliance with the second request within four months after its receipt and to produce documents as required on a rolling basis.

Google will have the unilateral right to determine whether or not the parties will litigate with any governmental entities to oppose any enforcement action or remove any court or regulatory orders impeding the ability to consummate the merger. Google will also control and lead all communications and strategy relating to the antitrust laws and litigation matters relating to the antitrust laws, subject to good faith consultations with Motorola Mobility and the inclusion of Motorola Mobility at meetings with governmental entities with respect to any discussion related to the merger under the antitrust laws.

LITIGATION RELATED TO THE MERGER (Page 56)

Sixteen putative class-action complaints challenging the proposed transaction have been filed against Motorola Mobility and its directors. Four of these complaints were filed in the Circuit Court of Cook County, Illinois: Keating v. Motorola Mobility Holdings, Inc. et al., Case No. 11CH28854, Cinotto v. Motorola Mobility Holdings, Inc. et al., Case No. 11CH29297, Grossman v. Motorola Mobility Holdings, Inc. et al., Case No. 11CH29738, and Colaco v. Barfield et al., Case No. 11CH30541. Eight additional putative class-action complaints were filed in the Circuit Court of the Nineteenth Judicial District, Lake County, Illinois: Groveman and

20	PROXY STATEMENT

Schnider v. Motorola Mobility Holdings, Inc. et al., Case No. 11CH3719, Johnson v. Jha et al., Case No. 11CH3751, Midler v. Motorola Mobility Holdings Inc. et al., Case No. 11CH3783, Mulholland and Ryan v. Motorola Mobility Holdings, Inc. et al., Case No. 11CH3816, Iron Workers District Council of Tennessee Valley & Vicinity Pension Plan v. Motorola Mobility Holdings, Inc., et al., Case No. 11CH3820, Lassoff v. Motorola Mobility Holdings, Inc., Case No. 11CH3831, Lang v. Motorola Mobility Holdings, Inc. et al., Case No. 11CH3832 and Blumstein v. Motorola Mobility Holdings, Inc., No. 11CH4336. Three additional putative class-action complaints were filed in the Delaware Court of Chancery: Goldfein v. Motorola Mobility Holdings, Inc. et al., Case No. 6787, Driscoll v. Motorola Mobility Holdings, Inc. et al., Case No. 6794, and Beren v. Jha et al., Case No. 6799. One additional putative class-action complaint was filed in the United States District Court for the Northern District of Illinois, Eastern Division: Stein v. Jha et al., Case No. 11-cv-06100.

Each of the above-named complaints has been brought on behalf of a putative class of the Company’s stockholders and each alleges that, in approving the proposed transaction, the directors of the Company breached the fiduciary duties they owe to the members of the putative class. Each complaint alleges further that the Company itself aided and abetted the alleged breaches of fiduciary duty, and all complaints other than Johnson name Google a defendant and allege that Google aided and abetted the alleged breaches of fiduciary duty. Finally, the complaints in Midler, Lang, Driscoll, Beren and Stein allege that RB98 Inc. also aided and abetted the alleged breaches of duty.

All sixteen putative class-action complaints seek, among other things, injunctive relief barring the named defendants from consummating the proposed transaction, as well as attorneys’ fees and costs. Motions were filed in Cook County, Lake County, and Delaware to consolidate the putative class-actions there pending. No judicial action has been taken on the consolidation motion filed in Delaware. On September 27, the Circuit Court for Lake County consolidated the eight actions before it into Mulholland. On October 3, the Circuit Court for Cook County consolidated the four actions before it into Keating. Also on October 3, defendants moved the Cook County and Lake County courts for an order designating the single venue for disposition of the Mulholland and Keating actions. After that motion was filed, but before the courts could act upon it, plaintiffs agreed to coordinate the various lawsuits on a consolidated basis in the Keating action, pending in Cook County. As a result, on October 12, the Lake County court entered a stay in the Mulholland action.

Motorola Mobility and its directors intend to vigorously contest the allegations.

CURRENT MARKET PRICE OF MOTOROLA MOBILITY COMMON STOCK (Page 82)

The shares of Motorola Mobility common stock are listed on the NYSE under the trading symbol “MMI.” On August 12, 2011, which was the last trading day before the announcement of the execution of the merger agreement, the closing sale price of Motorola Mobility common stock was $24.47 per share. The volume weighted average closing sale price of the Motorola Mobility common stock for the 30 trading days prior to August 12, 2011 was $22.99 per share. On October 13, 2011, which was the last trading day before the date of this proxy statement, the closing sale price of Motorola Mobility common stock was $38.16 per share.

PROXY STATEMENT	21

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, include forward-looking statements that involve risks, uncertainties, estimates and assumptions. If such risks or uncertainties materialize or such estimates or assumptions prove incorrect, the results of the Company and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. In many cases you can identify forward-looking statements by the use of words such as “believe,” “estimate,” “anticipate,” “intend,” “plan,” “continue,” “predict,” “potential,” “contemplate,” “expect,” “may,” “will,” “likely,” “could,” “should” or “would” or other similar words or phrases, although the absence of such words or phrases does not necessarily mean that a statement is not forward-looking. These statements are subject to risks, uncertainties and other factors, including, among others:

•	the effect of the announcement of the merger on Motorola Mobility’s business relationships, operating results and business generally;

•	the retention of certain key employees by Motorola Mobility;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•

the stockholder approval or other conditions to the completion of the merger not being satisfied, or the regulatory approvals required for the merger not being obtained on the terms expected or on the anticipated schedule;

•	the amount of fees and expenses related to the merger;

•	the diversion of management’s attention from ongoing business concerns;

•	the merger agreement’s contractual restrictions on the conduct of our business prior to the completion of the merger;

•	the possible adverse effect on our business and the price of our common stock if the merger is not completed in a timely manner or at all;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against us and others relating to the merger; and

•	Motorola Mobility’s and Google’s ability to meet expectations regarding the timing and completion of the merger.

In addition, we are subject to risks and uncertainties and other factors detailed in Motorola Mobility’s annual report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on February 18, 2011, and updated in our subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, which should be read in conjunction with this proxy statement. See “Where You Can Find More Information” on page 86 of this proxy statement.

Many of the factors that will determine Motorola Mobility’s future results are beyond Motorola Mobility’s ability to control or predict. We cannot assure you that the actual results or developments reflected in these forward-looking statements will be realized or, even if they are realized, that they will have the expected effects on the merger or on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date of this proxy statement. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent Motorola Mobility’s views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation and do not intend to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

22	PROXY STATEMENT

THE SPECIAL MEETING

This proxy statement is being furnished to Motorola Mobility stockholders as part of the solicitation of proxies by the Motorola Mobility Board of Directors for use at the Special Meeting of Motorola Mobility stockholders and any adjournment or postponement thereof.

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to Motorola Mobility stockholders as part of the solicitation of proxies by the Motorola Mobility Board of Directors for use at the Special Meeting to be held on Thursday, November 17, 2011, starting at 10:00 a.m., local time, at Hyatt Regency La Jolla at Aventine, located at 3777 La Jolla Village Drive, San Diego, California 92122 or at any postponement or adjournment thereof.

Purpose of the Special Meeting

The purpose of the Special Meeting is for Motorola Mobility stockholders to consider and vote on the adoption of the merger agreement (and to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies). In addition, Motorola Mobility stockholders will also consider and vote, on an advisory (non-binding) basis, on a proposal to approve the compensation that may be paid or become payable to Motorola Mobility’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Merger—Motorola Mobility Golden Parachute Compensation” on page 49 of this proxy statement.

If the Motorola Mobility stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. You are urged to read the merger agreement in its entirety.

Record Date and Quorum

The Motorola Mobility Board of Directors has fixed October 11, 2011 as the record date for the Special Meeting, and only holders of record of Motorola Mobility common stock as of the close of business on the record date are entitled to vote at the Special Meeting. As of the close of business on the record date, there were 299,530,251 shares of Motorola Mobility common stock outstanding and entitled to vote.

Each share of Motorola Mobility common stock entitles its holder to one vote on each matter properly coming before the Special Meeting.

One third of the outstanding shares of Motorola Mobility common stock, represented in person or by proxy, constitutes a quorum for the purpose of considering the proposals. Shares of Motorola Mobility common stock represented at the Special Meeting but not voted, including broker non-votes and shares of Motorola Mobility common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the Special Meeting, the Special Meeting may be adjourned to solicit additional proxies, provided that the proposal to adjourn the Special Meeting has been adopted by the affirmative vote of at least a majority of shares of Motorola Mobility common stock represented in person or by proxy at the Special Meeting and entitled to vote on the matter (also known as the majority of votes cast).

Vote Required for Approval

You may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, the proposal to adopt the merger agreement. Consummation of the merger requires the adoption of the merger agreement by the affirmative vote of at least a majority of the outstanding Motorola Mobility shares entitled to vote at the Special Meeting. Therefore, if you abstain or fail to vote, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The adoption of the proposal to adjourn the Special Meeting to a later time, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of at least a majority of the shares of Motorola Mobility common stock represented in person or by proxy at the Special Meeting and entitled to vote on the matter (also known as a majority of votes cast). Therefore, if you abstain, it will have the same effect as a vote “AGAINST” the adoption of the

PROXY STATEMENT	23

proposal to adjourn the Special Meeting and if you fail to vote, it will have no effect on the outcome of the proposal.

The approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Motorola Mobility’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Merger—Motorola Mobility Golden Parachute Compensation” on page 49 of this proxy statement, requires the affirmative vote of at least a majority of the shares of Motorola Mobility common stock represented in person or by proxy at the Special Meeting and entitled to vote on the matter (also known as a majority of votes cast). Therefore, if you abstain, it will have the same effect as a vote “AGAINST” the approval of the compensation that may be paid or become payable to Motorola Mobility’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Merger—Motorola Mobility Golden Parachute Compensation” on page 49 of this proxy statement, and if you fail to vote, it will have no effect on the outcome of the proposal.

As of October 11, 2011, Motorola Mobility’s directors and executive officers held and are entitled to vote, in the aggregate, approximately 909,950 shares of Motorola Mobility common stock, representing approximately 0.30% of Motorola Mobility’s outstanding common stock. We currently expect that each of Motorola Mobility’s directors and executive officers will vote their shares of Motorola Mobility common stock in favor of the proposals to be presented at the Special Meeting.

Proxies and Revocation

If you are the record owner of your shares of Motorola Mobility common stock and you timely submit a proxy by telephone or via the Internet or by returning a signed and dated proxy card by mail, your shares will be voted at the Special Meeting as you indicate. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement, “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies, and “FOR”

the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Motorola Mobility’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Merger—Motorola Mobility Golden Parachute Compensation” on page 49 of this proxy statement, and in accordance with the recommendations of the Motorola Mobility Board of Directors on any other matters properly brought before the Special Meeting, or at any adjournment or postponement thereof, for a vote.

If your shares of Motorola Mobility common stock are held in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to have your shares of Motorola Mobility common stock voted. If you have not received such voting instructions or require further information regarding such voting instructions, contact your bank, broker or other nominee. Banks, brokers or other nominees who hold shares of Motorola Mobility common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine,” such as adoption of the merger agreement, without specific instructions from the beneficial owner. All proposals for the Special Meeting are non-routine and non-discretionary. Broker non-votes are shares held by a bank, broker or other nominee that are represented at the meeting but with respect to which the bank, broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal, and the bank, broker or other nominee does not have discretionary voting power on such proposal. If your bank, broker or other nominee holds your shares of Motorola Mobility common stock in “street name,” your bank, broker or other nominee will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your bank, broker or other nominee with this proxy statement.

Proxies received by Motorola Mobility at any time prior to the closing of the polls at the Special Meeting, in the case of proxies submitted by using proxy cards, or 11:59 PM, Eastern Time, on Wednesday, November 16, 2011, in the case of proxies submitted

24	PROXY STATEMENT

by telephone or Internet, that have not been revoked or superseded before being voted, will be voted at the Special Meeting.

If you are a Motorola Mobility stockholder of record of your shares of Motorola Mobility common stock, you have the right to change or revoke your proxy at any time before the vote taken at the Special Meeting by:

•

Vote via Internet. You can vote via the Internet. The website address for Internet voting is provided on your proxy card. You will need to use the control number appearing on your proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until 11:59 P.M., Eastern Time on Wednesday, November 16, 2011. Internet voting is available 24 hours a day. If you vote via the Internet you do NOT need to vote by telephone or return a proxy card.

•

Vote by Telephone. You can also vote by telephone by calling the toll-free telephone number provided on your proxy card. You will need to use the control number appearing on your proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until 11:59 P.M., Eastern Time on Wednesday, November 16, 2011. Telephone voting is available 24 hours a day. If you vote by telephone you do NOT need to vote over the Internet or return a proxy card.

•

Vote by Mail. You can vote by marking, dating, signing and returning your proxy card in the postage-paid envelope provided. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Special Meeting.

Registered Motorola Mobility stockholders can revoke their proxy at any time before it is voted at the Special Meeting by either:

•	Submitting another timely, later-dated proxy via Internet or by telephone or mail;

•	Delivering timely written notice of revocation to the Secretary, Motorola Mobility Holdings, Inc., 600 N. U.S. Highway 45, Libertyville, Illinois 60048; or

•	Attending the Special Meeting and voting in person.

If you are a “street name” holder of Motorola Mobility common stock, you may change your vote by submitting new voting instructions to your bank,

broker or other nominee. You must contact your bank, broker or other nominee to obtain instructions as to how to change or revoke your proxy.

If you own shares of Motorola Mobility common stock through the transitional Motorola Mobility stock fund of the 401(k) Plan, the proxy card includes the shares you hold in the 401(k) Plan as well as the shares you hold outside of the 401(k) Plan. Under the 401(k) Plan, participants are “named fiduciaries” to the extent of their authority to direct the voting of shares of Motorola Mobility common stock credited to their 401(k) Plan accounts, and their proportionate share of undirected shares. The trustee of the 401(k) Plan will vote undirected shares in the same proportion as the shares for which directions are received, except as otherwise provided in accordance with ERISA. By submitting voting instructions via Internet or by telephone, or if hard copies are requested, by signing, dating and returning the proxy card, you direct the trustee of the 401(k) Plan to vote these shares, in person or by proxy, as designated therein, at the Special Meeting.

Adjournments and Postponements

The Special Meeting may be adjourned or postponed. Under Motorola Mobility’s restated bylaws, any special meeting of Motorola Mobility stockholders may be postponed and the chairman of the Special Meeting may adjourn the Special Meeting from time to time as in his judgment is appropriate, whether or not a quorum is present. Motorola Mobility’s restated bylaws and Delaware law provide that any adjournment may be made without notice if announced at the meeting at which the adjournment is taken and if the adjournment is to a date that is not greater than 30 days after the original date fixed for the Special Meeting and no new record date is fixed for the adjourned meeting. Any signed proxies received by Motorola Mobility prior to the closing of the polls at the Special Meeting in which no voting instructions are provided on such matter will be voted “FOR” an adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies. Whether or not a quorum exists, holders of a majority of the shares of Motorola Mobility common stock present in person or represented by proxy and entitled to vote on the matter may adjourn the Special Meeting. Because a majority of the votes represented at the meeting is required to approve the proposal to adjourn the meeting, abstentions will have the same effect on such proposal as a vote “AGAINST” the proposal. Any

PROXY STATEMENT	25

adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow Motorola Mobility stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.

Solicitation of Proxies

This solicitation of proxies is being made by Motorola Mobility and the cost of this solicitation is being borne by Motorola Mobility. We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies for the Special Meeting for an estimated fee of $45,000, plus reimbursement of reasonable out-of-pocket expenses. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Motorola Mobility common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses.

Questions and Additional Information

If you have questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, D.F. King & Co., Inc., toll-free at 1-800-207-3158 or collect at 1-212-269-5550.

List of Stockholders

Our list of stockholders entitled to vote at the Special Meeting will be available for inspection at our principal executive offices at least ten days prior to the date of the Special Meeting and continuing through the Special Meeting; the list will also be available at the Special Meeting for inspection by any Motorola Mobility stockholder present at the Special Meeting.

26	PROXY STATEMENT

THE COMPANIES

Motorola Mobility Holdings, Inc.

Motorola Mobility is a provider of innovative technologies, products and services that enable a broad range of mobile and wireline digital communication, information and entertainment experiences. Motorola Mobility’s integrated products and platforms deliver rich multimedia content, such as video, voice, messaging and Internet-based applications and services to multiple screens, such as mobile devices, televisions and personal computers. Our product portfolio primarily includes mobile devices, wireless accessories, set-top boxes and video distribution systems, and wireline broadband infrastructure products and associated customer premises equipment. We are focused on developing differentiated, innovative products to meet the expanding needs of consumers to communicate, to collaborate and to discover, consume, create and share content at a time and place of their choosing on multiple devices. We operate our business in two segments, our Mobile Devices segment and our Home segment.

Motorola Mobility’s principal executive offices are located at 600 N. U.S. Highway 45, Libertyville, Illinois 60048, and our telephone number is (847) 523-5000. Our Internet website address is http://investors.motorola.com. The information provided on Motorola Mobility’s website is not part of this proxy statement and is not incorporated herein by reference.

Google Inc.

Google is a global technology leader focused on improving the ways people connect with information. Google aspires to build products that improve the lives of billions of people globally. Google’s mission is to organize the world’s information and make it universally accessible and useful. Google’s innovations in web search and advertising have made its website a top Internet property and its brand one of the most recognized in the world.

Google generates revenue primarily by delivering relevant, cost-effective online advertising. Businesses use Google’s AdWords program to promote their products and services with targeted advertising. In addition, the third parties that comprise the Google Network use Google’s AdSense program to deliver relevant ads that generate revenue and enhance the user experience.

Google’s principal executive offices are located at 1600 Amphitheatre Parkway, Mountain View, California 94043, and its telephone number is (650) 253-0000. Google’s Internet website address is http://investor.google.com. The information provided on Google’s website is not part of this proxy statement and is not incorporated herein by reference.

RB98 Inc.

RB98 Inc., a Delaware corporation and a wholly owned subsidiary of Google, was formed solely for the purpose of facilitating Google’s acquisition of Motorola Mobility. RB98 Inc. has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon consummation of the proposed merger, RB98 Inc. will merge with and into Motorola Mobility and RB98 Inc. will cease to exist.

RB98 Inc.’s principal executive offices are located at 1600 Amphitheatre Parkway, Mountain View, California 94043, and its telephone number is (650) 253-0000.

PROXY STATEMENT	27

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully.

Background of the Merger

Since the spinoff of Motorola Mobility from Motorola Solutions on January 4, 2011 (which we refer to in this proxy statement as the “Spinoff”), our senior management and the Motorola Mobility Board of Directors have reviewed our business strategy and prospects in light of changing business and market conditions with the goal of enhancing stockholder value. Prior to the Spinoff, in 2008, senior management determined to pursue a strategy to concentrate our mobile devices portfolio on smartphones and to use third-party and/or open-source operating systems and associated application ecosystems, predominantly the Google Android operating system (a royalty-free open-source platform) and marketplace, in our wireless products. Accordingly, we entered into various commercial agreements and developed a commercial relationship with Google.

In early July 2011, Andrew Rubin, Senior Vice President of Mobile at Google, contacted Dr. Jha, Chairman and Chief Executive Officer of Motorola Mobility, to request a meeting to discuss the purchase by some of Google’s competitors of the patent portfolio of Nortel Networks Corporation and its subsidiaries (which we refer to in this proxy statement as “Nortel”) in an auction conducted by Nortel in June 2011, and the possible impact of and potential responses to the purchase. Based on Motorola Mobility’s early adoption and extensive use of the Android platform for its mobile devices, Motorola Mobility had a strong interest in protecting its use of the Android platform.

After this initial contact, at meetings throughout early to mid-July 2011, senior management of Motorola Mobility and Google (Dr. Jha; Scott Offer, Senior Vice President and General Counsel of Motorola Mobility; Larry Page, Chief Executive Officer of Google; Nikesh Arora, Senior Vice President and Chief Business Officer of Google; Mr. Rubin; and Kent Walker, Senior Vice President and General Counsel of Google) discussed the strategic direction of Motorola Mobility’s Mobile Devices and Home product businesses and the opportunities and challenges faced by those businesses. The parties also discussed the impact of the Nortel auction, intellectual property litigation and the potential impact of such litigation on the Android platform, Motorola Mobility’s patent portfolio and potential strategic options relating to the Motorola Mobility patent portfolio and Motorola Mobility, including the potential sale of Motorola Mobility to Google. Google expressed its belief that an acquisition of Motorola Mobility or its patent portfolio was attractive because Motorola Mobility had approximately 24,000 patents and patent applications, worldwide, which included numerous patents relating to various industry standards, including 2G, 3G, 4G, H.264, MPEG-4, 802.11, open mobile alliance and near field communication, many of which are used in mobile devices. At a July 6, 2011 meeting that occurred during this initial period, Dr. Jha and Mr. Arora discussed the protection of the Android platform and, in the context of this discussion, Dr. Jha indicated to Mr. Arora that it could be problematic for Motorola Mobility to continue as a stand-alone entity if it sold a large portion of its patent portfolio. In connection with these discussions, in mid-July, Motorola Mobility, Inc., a subsidiary of Motorola Mobility, and Google entered into a mutual confidentiality and non-disclosure agreement (which we refer to in this proxy statement as the “original confidentiality agreement”) providing for due diligence relating to Motorola Mobility’s patent portfolio.

Subsequently, on July 20 and July 21, 2011, Carl Icahn (who, together with his affiliates, was then the beneficial owner of approximately 11% of the then-outstanding Motorola Mobility common stock) and Daniel A. Ninivaggi, a director of Motorola Mobility designated by Mr. Icahn pursuant to that certain letter agreement, dated November 30, 2010, among Motorola Mobility, Mr. Icahn and certain of his affiliates, contacted Dr. Jha to express their view that Motorola Mobility should explore alternatives for the Motorola Mobility patent portfolio. On July 21, 2011, Mr. Icahn and his affiliates filed an amendment to their Schedule 13D disclosing such discussions.

On July 21 and 23, 2011, Dr. Jha met with Messrs. Arora and Rubin to discuss strategic options between Motorola Mobility and Google and agreed to

28	PROXY STATEMENT

continue conversations regarding a potential sale of Motorola Mobility to Google. Messrs. Arora and Rubin conveyed to Dr. Jha in these conversations the importance of acting with speed and confidentiality.

On July 25, 2011, the Motorola Mobility Board of Directors met at a regularly scheduled meeting, for a portion of which a representative of Wachtell, Lipton, Rosen & Katz (which we refer to in this proxy statement as “Wachtell Lipton”), outside counsel to Motorola Mobility, was present, and discussed, among other things, the conversations with Google as well as the status of ongoing intellectual property litigation and the general prospect of Motorola Mobility’s settling some or all of these litigation matters. At the same meeting, the Motorola Mobility Board of Directors authorized management to engage financial advisors to assist management in the consideration of potential strategic transactions.

On July 27, 2011, Motorola Mobility conveyed to Google, and from time to time over the next several days reiterated its request that Google execute, a proposed amendment to the original confidentiality agreement to expand its scope to cover due diligence relating to a possible acquisition of Motorola Mobility by Google and to impose standstill obligations on Google. Google did not accede to these requests to execute an amendment that included a standstill undertaking.

On July 28, 2011, Dr. Jha, Mr. Arora and David Drummond, Senior Vice President, Corporate Development and Chief Legal Officer of Google, met (with Mr. Drummond participating by phone) to discuss Google’s interest in Motorola Mobility, including its mobile devices and home businesses, the significant economic terms of a potential acquisition of Motorola Mobility by Google on a preliminary basis and a process relating to the negotiation of the terms of a potential acquisition that would be both confidential and expedited. The Google representatives indicated that they were preliminarily considering a per share purchase price range in the high $20s or low $30s.

On August 1, 2011, Google sent a letter to the Motorola Mobility Board of Directors proposing an acquisition of Motorola Mobility by Google for $30.00 in cash per share of Motorola Mobility common stock. The proposal was subject to the completion of due diligence and expressed Google’s preference to continue negotiations in a confidential and expeditious manner. In addition, this proposal letter from Google requested a response from the Motorola Mobility Board of Directors by August 4, 2011 and contemplated that, with cooperation from both sides in connection with due diligence and negotiation of the merger agreement, the parties would enter into a definitive agreement by August 12, 2011. Prior to the receipt of the letter, Messrs. Rubin and Arora had contacted Dr. Jha to express orally that the proposal must be kept strictly confidential and acted upon expeditiously. Mr. Arora reiterated this message to Dr. Jha after the delivery of the letter.

On the same day, Motorola Mobility engaged Qatalyst Partners and Centerview as its financial advisors.

On August 2, 2011, the Motorola Mobility Board of Directors met telephonically, with representatives of Qatalyst Partners and Wachtell Lipton, to discuss Google’s August 1 letter. In light of the fact that management and Motorola Mobility’s financial advisors were still in the process of evaluating Google’s proposal, as well as other strategic alternatives that could hypothetically be pursued by Motorola Mobility, including the prospect of settling some or all of the intellectual property litigation, the Motorola Mobility Board of Directors made a decision to defer a definitive response to Google and instructed Qatalyst Partners to convey that decision to Google.

Also on August 2, 2011, Mr. Icahn contacted Dr. Jha to receive an update on, and discuss, Google’s August 1 proposal. Pursuant to a confidentiality agreement, dated November 30, 2010, between Mr. Icahn and Motorola Mobility, Mr. Ninivaggi may share non-public information with Mr. Icahn subject to the terms and conditions of that agreement.

From August 2 through August 5, 2011, Dr. Jha and representatives of Qatalyst Partners engaged in various conversations with Mr. Drummond and Mr. Arora concerning Google’s proposal during which Mr. Drummond indicated that Google was willing to improve the terms of its proposal but reiterated that Google’s proposal must be kept confidential and that a response must be received quickly.

On August 5, 2011, the Motorola Mobility Board of Directors met telephonically, including representatives of its financial and legal advisors, to discuss a response to Google. After consideration of a number of factors, including the then current status of the intellectual property litigation and the prospects of

PROXY STATEMENT	29

settling some or all of the intellectual property litigation, Google’s willingness to negotiate improved terms and concerns regarding the risks of an unauthorized public disclosure of the Google proposal, the Motorola Mobility Board of Directors instructed Qatalyst Partners and management to reject Google’s proposed $30.00 per share purchase price and determine whether Google would increase its proposed purchase price. After the meeting, a representative from Qatalyst Partners contacted Mr. Drummond to reject the $30.00 per share offer and suggested that Google increase its proposed price to $43.50 per share. The representative from Qatalyst Partners stated that any proposal would be subject to final approval from the Motorola Mobility Board of Directors.

From August 5 through August 14, 2011, management of Motorola Mobility, together with Qatalyst Partners, engaged in negotiations with representatives of Google and representatives of Google’s financial advisor, Lazard Frères & Co. LLC (which we refer to in this proxy statement as “Lazard”), with respect to the economic terms of the proposal.

On August 7, 2011, Dr. Jha and representatives of Qatalyst Partners met with Messrs. Drummond, Rubin and Arora and a representative of Lazard to further discuss the proposed business combination. Dr. Jha and a representative of Qatalyst Partners reiterated the request that the proposed purchase price be increased and the attendees at the meeting discussed preliminarily a framework for a definitive agreement, including the possibility that the definitive agreement might provide for a fee payable by Google under certain circumstances if the parties were unable to obtain the requisite antitrust clearances to consummate the merger.

On August 9, 2011, Mr. Arora telephoned Dr. Jha to increase Google’s proposed purchase price to $37.00 per share. Dr. Jha responded to Mr. Arora that he would be prepared to recommend that the Motorola Mobility Board of Directors consider accepting a proposed price of $40.50 or higher.

Also on August 9, 2011, Google sent a letter to Dr. Jha increasing its proposed purchase price to $40.00 per share. The letter proposed that the parties immediately commence due diligence relating to the proposed merger and negotiation of a definitive merger agreement and be in a position to announce the execution of the merger agreement by August 14,

2011. The letter concluded by requesting a response by the close of business on August 10, 2011.

On August 10, 2011, the Motorola Mobility Board of Directors met, together with its financial and legal advisors, through video conference to discuss Google’s August 9 proposal. Management also reviewed for the Motorola Mobility Board of Directors Motorola Mobility’s long-range stand-alone plan. Representatives of each of Qatalyst Partners and Centerview reviewed with the directors the financial terms of Google’s August 9 proposal and discussed the results of their analyses of some strategic alternatives that could hypothetically be pursued by Motorola Mobility, including the prospects of settling some or all of the intellectual property litigation. In connection with that discussion, the Motorola Mobility Board of Directors also received an update on the status of the ongoing intellectual property litigation. At the meeting, the Board also considered, with advice from Motorola Mobility’s advisors, whether to solicit proposals from other potential buyers. Following this discussion, and taking into account advice from Motorola Mobility’s advisors, the Board determined, for the reasons set forth below under “—Reasons for the Merger; Recommendation of the Motorola Mobility Board of Directors—Value Presented and Deal Terms”, that it was preferable to negotiate on a confidential basis with a single potential acquiror, rather than to conduct a private or public “auction” of Motorola Mobility. At the conclusion of that meeting, the Motorola Mobility Board of Directors, without determining to accept Google’s August 9 proposal, authorized management to negotiate the terms and conditions of a potential transaction between Motorola Mobility and Google on the basis of that proposal. Dr. Jha also indicated that if he were to be approached by Google, he would not engage in any negotiations with Google regarding the terms of any future employment arrangements until a definitive merger agreement (if any) was executed.

On August 11, 2011, Motorola Mobility and Google entered into an amendment to the original confidentiality agreement to, among other things, expand the scope of the confidential information being made available to Google by Motorola Mobility to cover due diligence relating to the proposed acquisition of Motorola Mobility by Google. The amendment did not include a standstill undertaking by Google.

Also on August 11, 2011, Motorola Mobility conducted a management presentation to certain senior management of Google and Google’s advisors,

30	PROXY STATEMENT

including discussions of Motorola Mobility’s mobile devices and home businesses. Google also began to conduct a due diligence review of Motorola Mobility on the same day.

Also on August 11, 2011, Cleary Gottlieb Steen & Hamilton LLP (which we refer to in this proxy statement as “Cleary Gottlieb”), outside counsel to Google, sent a draft merger agreement to Wachtell Lipton.

From August 11 through August 14, 2011, Dr. Jha, Mr. Offer, and Marc Rothman, Senior Vice President and Chief Financial Officer of Motorola Mobility, together with representatives from Qatalyst Partners and Wachtell Lipton, engaged in various negotiations with Mr. Drummond and Donald Harrison, Vice President and Deputy General Counsel of Google and representatives of Lazard and Cleary Gottlieb to discuss and finalize the terms of the proposed transaction and to negotiate acceptable final transaction documents, including, without limitation, provisions relating to the scope of covenants and conditions relating to antitrust clearances, the amount of the termination fee and reverse termination fee, whether the payment of such termination fee or reverse termination fee would serve as liquidated damages and the terms under which Motorola Mobility would be permitted to respond to certain unsolicited alternative proposals. Also during this period, Google and its advisors continued to conduct due diligence review with respect to Motorola Mobility.

On the evening of August 14, 2011, the Motorola Mobility Board of Directors met telephonically to discuss the transaction. Wachtell Lipton reviewed with the Motorola Mobility Board of Directors its fiduciary duties and then described to the Motorola Mobility Board of Directors the terms of the proposed merger agreement with Google, including termination fees, antitrust covenants, closing conditions, provisions relating to Motorola Mobility’s ability to respond to alternative proposals, employee benefits provisions and other terms and conditions. During the course of this meeting, Mr. Ninivaggi advised the Motorola Mobility Board of Directors that Mr. Icahn had informed him that Mr. Icahn’s present intention was to support the proposed merger without a voting agreement. Representatives of each of Qatalyst Partners and Centerview reviewed the financial terms of the Google proposal. Each of Qatalyst Partners and Centerview then delivered to the Motorola Mobility Board of Directors an oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth therein, the $40.00 cash merger consideration to be paid to the holders of the outstanding shares of Motorola Mobility common stock pursuant to the merger agreement was fair from a financial point of view to such holders (in the case of the Qatalyst opinion, other than Google and its affiliates, and in the case of the Centerview opinion, other than any holder of shares of Motorola Mobility common stock who is entitled to demand and properly demands appraisal of such shares). The full text of the written opinion of each of Qatalyst Partners and Centerview, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex B and Annex C to this proxy statement, respectively.

After considering the proposed terms of the merger agreement with Google, the views of management and the various presentations of its legal and financial advisors, and taking into consideration the factors described under “—Reasons for the Merger; Recommendation of the Motorola Mobility Board of Directors” and “—Interests of Motorola Mobility’s Directors and Executive Officers in the Merger,” the Motorola Mobility Board of Directors unanimously determined that the merger and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, Motorola Mobility stockholders, and adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and recommended that Motorola Mobility stockholders adopt the merger agreement.

On the morning of August 15, 2011, Motorola Mobility and Google entered into the definitive merger agreement. Shortly thereafter, Motorola Mobility and Google issued a joint press release announcing that they had entered into the merger agreement.

Reasons for the Merger; Recommendation of the Motorola Mobility Board of Directors

After careful consideration, the Motorola Mobility Board of Directors unanimously determined that the merger and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, Motorola Mobility stockholders, and unanimously adopted and approved the merger agreement, the merger and the other transactions

PROXY STATEMENT	31

contemplated by the merger agreement and resolved to recommend that Motorola Mobility stockholders vote for the adoption of the merger agreement.

In reaching its decision to adopt and approve, and declare advisable, the merger agreement and resolving that Motorola Mobility stockholders vote for the adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Motorola Mobility Board of Directors consulted with Motorola Mobility’s management, as well as its financial and legal advisors, and considered a number of factors including its knowledge of Motorola Mobility’s business, operations, financial condition, earnings and prospects, as well as the risks in achieving those prospects, including uncertainties associated with achieving financial forecasts. Among the various factors that the Motorola Mobility board members believed supported their decision are:

Ongoing Business Risk

•

its belief that the merger agreement and the transactions contemplated by the merger agreement were more favorable to Motorola Mobility stockholders than remaining independent or other strategic alternatives reasonably available to Motorola Mobility and its stockholders, particularly in recognition of the ongoing risks Motorola Mobility faces in a historically volatile consumer-based industry with intense competition from highly successful competitors, short product cycles relying heavily on product execution, carrier and consumer demand, evolving technologies and ongoing intellectual property litigation;

•

the risk that Motorola Mobility’s performance may not meet market expectations, which could adversely impact Motorola Mobility’s trading range, or meet internal forecasts, which, in each case, may be due to a variety of factors, including but not limited to:

•	the level of demand for Motorola Mobility’s products,

•	Motorola Mobility’s ability to introduce new products and technologies in a timely manner,

•	unexpected liabilities, expenses or business interruptions, including unfavorable outcomes to any pending or future litigation or regulatory or similar proceeding, and

•	fluctuations in Motorola Mobility’s operating results, unanticipated delays or accelerations in Motorola Mobility’s sales cycles and the difficulty of accurately estimating revenues;

•

its knowledge of the current economic environment generally, and the impact of the economic environment on Motorola Mobility, including the likely effects of these factors on Motorola Mobility’s potential growth, development, productivity, strategic options and its customers and suppliers;

Value Presented and Deal Terms

•

the fact that the terms of the merger agreement provide cash consideration which the Board considers fair even in the absence of the risks facing Motorola Mobility and assuming the business executes well on its strategy;

•

the fact that Google must use reasonable best efforts to obtain necessary antitrust clearances and that under certain circumstances, if such clearances are not obtained despite such efforts, Google would be required to pay Motorola Mobility a termination fee of $2.5 billion and that under certain circumstances if Google breached its obligation to use reasonable best efforts to obtain necessary antitrust clearances, Motorola Mobility may be able to seek additional damages from Google in an amount equal to $1 billion, in addition to the reverse termination fee of $2.5 billion;

•

recent and historical market prices for Motorola Mobility common stock, as compared to the financial terms of the merger, including the fact that the merger consideration of $40.00 per share of Motorola Mobility common stock represented approximately a 63% premium over $24.47, the closing price of Motorola Mobility shares on the NYSE on August 12, 2011, the last trading day before the date on which the transaction was publicly announced;

•	the fact that the merger consideration consists solely of cash, providing Motorola Mobility stockholders with certainty of value and liquidity;

•

the belief of the Motorola Mobility Board of Directors that it was preferable to negotiate on a confidential basis with a single potential acquiror rather than to conduct a private or public “auction” of Motorola Mobility, particularly in light of (1) the risk that a public auction would not result in a transaction at a more attractive price than offered by Google and that a “failed”

32	PROXY STATEMENT

attempt to sell Motorola Mobility would be highly detrimental to Motorola Mobility, (2) the fact that Motorola Mobility would be permitted, under circumstances described in the merger agreement, to terminate the merger agreement in order to enter into an agreement with respect to a superior proposal (as defined under “The Merger Agreement—Motorola Mobility Board Recommendation”) after giving Google the opportunity to match the superior proposal and upon payment of a $375 million termination fee (refer to “The Merger Agreement—Termination Fees”), and (3) the advice of its financial advisors that the approach pursued was the most likely to result in the highest price reasonably available for Motorola Mobility;

•

the belief of the Motorola Mobility Board of Directors that the Company faces certain risks related to (i) the ongoing continued intellectual property litigation and claims, including potential injunctions or exclusion orders from importation into the U.S. and other jurisdictions, and (ii) new intellectual property infringement claims against Motorola Mobility, or Motorola Mobility’s customers or suppliers, and that, in light of such risks, it would be beneficial to current stockholders to have the certainty of cash merger consideration, and that the merger may reduce such risks;

•	the belief of the Motorola Mobility Board of Directors that an acquisition by Google has a reasonable likelihood of closing without potential issues under applicable antitrust laws;

•

the financial presentation of Qatalyst Partners and its opinion to the Motorola Mobility Board of Directors, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth therein, the $40.00 merger consideration to be received by the holders of the outstanding shares of Motorola Mobility common stock pursuant to the merger agreement was fair from a financial point of view to such holders (other than Google or its affiliates). The full text of the written opinion of Qatalyst Partners, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B. A discussion of the opinion and presentation appears under “—Opinion of Qatalyst Partners”;

•

the financial presentation of Centerview and its opinion to the Motorola Mobility Board of Directors, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth therein, the $40.00 merger consideration to be paid to the holders of the outstanding shares of Motorola Mobility common stock pursuant to the merger agreement was fair from a financial point of view to such holders (other than any holder of shares of Motorola Mobility common stock who is entitled to demand and properly demands appraisal of such shares). The full text of the written opinion of Centerview, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex C. A discussion of the opinion and presentation appears under “—Opinion of Centerview”;

•

the fact that the financial and other terms and conditions of the merger agreement and the transactions contemplated thereby, including the antitrust covenants agreed to by Google related to obtaining applicable regulatory approvals and the absence of a financing condition, were the product of arm’s-length negotiations among the parties and provided reasonable assurances that the merger would ultimately be consummated on a timely basis; and

Ability to Receive a Superior Proposal

•

the fact that, subject to compliance with the terms and conditions of the merger agreement, Motorola Mobility may be permitted to furnish information to and conduct negotiations with third parties that make a bona fide unsolicited acquisition proposal for Motorola Mobility (as defined under “The Merger Agreement—No Solicitation”).

The Motorola Mobility Board of Directors also considered a variety of risks and other potentially negative factors concerning the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the following:

Risk of Not Closing

•	the risks and costs to Motorola Mobility if the merger does not close, including the diversion of management and employee attention, potential

PROXY STATEMENT	33

employee attrition and the potential effect on business relationships;

•

the fact that the merger might not be completed in a timely manner or at all due to a delay in receiving or a failure to receive necessary antitrust and other approvals, including under the HSR Act and the applicable merger control laws of the European Commission and other foreign jurisdictions;

Business Opportunity Costs

•

the fact that the all-cash price, while providing relative certainty of value, would not allow Motorola Mobility stockholders to participate in potential further appreciation of Google’s stock after the merger;

•

the fact that the receipt of the merger consideration in exchange for shares of Motorola Mobility common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes;

•

the fact that, although Motorola Mobility will continue to exercise, consistent with the terms and conditions of the merger agreement, control and supervision over its operations prior to the effective time of the merger (including the right to defend or prosecute any litigation or threatened or pending claims in the ordinary course, consistent with the terms of the merger agreement), there are restrictions on the conduct of Motorola Mobility’s business prior to the consummation of the merger, requiring Motorola Mobility to conduct its business in all material respects only in the ordinary course, subject to specific limitations, which may delay or prevent Motorola Mobility from undertaking business opportunities that may arise during the term of the merger agreement, whether or not the merger is consummated;

•	the potential negative impact on certain customer relationships and uncertainties surrounding those relationships;

•

that Motorola Mobility has certain potential near-term intellectual property (“IP”) licensing opportunities and certain IP litigation risks that without the merger may have been able to be settled on favorable terms to Motorola Mobility and may be more difficult to settle on such terms after entry into the merger agreement. Further, if licenses are not entered into and litigation is not settled, Motorola Mobility’s position in these matters may be prejudiced if the proposed merger does not close;

Acquisition Opportunity Costs

•

the fact that, due to the insistence of Google that its proposal be kept strictly confidential and that the definitive agreements be entered into as quickly as possible, as well as the factors discussed above under “Value Presented and Deal Terms,” Motorola Mobility entered into the merger agreement without a pre-signing market check, although the merger agreement permits Motorola Mobility, subject to compliance with the terms and conditions of the merger agreement, to respond to unsolicited acquisition proposals that could reasonably be expected to result in a superior proposal;

•

the restrictions on Motorola Mobility’s ability to solicit or engage in discussions or negotiations regarding alternative business combination transactions or other types of specified transactions, which could represent substantial lost opportunities to Motorola Mobility, subject to specified exceptions, and the requirement that Motorola Mobility pay the termination fee of $375 million to accept a superior proposal, which may discourage a competing proposal to acquire Motorola Mobility that may be more advantageous to Motorola Mobility stockholders;

•

the structure of the merger and the terms of the merger agreement, including the merger agreement’s non-solicitation and stockholder approval covenants, and provision for Motorola Mobility’s payment of a termination fee of $375 million to Google in the case of certain events, which the Motorola Mobility Board of Directors understood, while potentially having the effect of discouraging third parties from proposing a competing business transaction after the merger agreement was signed, were conditions to Google’s willingness to enter into the merger agreement, and understood, based on the advice of its advisors, was consistent with the fee payable in similar transactions and was not so large as to likely prevent a prospective bidder from making a bid; and

Interests in the Transaction

•

the fact that some of Motorola Mobility’s directors and executive officers have other interests in the merger that are in addition to their interests as Motorola Mobility stockholders, including the manner in which they would be

34	PROXY STATEMENT

affected by the merger (refer to “—Interests of Motorola Mobility’s Directors and Executive Officers in the Merger”).

The foregoing discussion of the factors considered by the Motorola Mobility Board of Directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Motorola Mobility Board of Directors. In reaching its decision to adopt and approve, and declare advisable, the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Motorola Mobility Board of Directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Motorola Mobility Board of Directors considered all these factors as a whole, including discussions with, and questioning of, Motorola Mobility management and Motorola Mobility’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, the Motorola Mobility Board of Directors unanimously determined that the merger and the transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, Motorola Mobility and its stockholders, and unanimously adopted and approved, and declared advisable, the merger agreement. The Motorola Mobility Board of Directors unanimously recommends that the Motorola Mobility stockholders vote “FOR” the adoption of the merger agreement.

Recommendation of the Motorola Mobility Board of Directors

After careful consideration, the Motorola Mobility Board of Directors, by unanimous vote:

•	has determined that the merger and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, Motorola Mobility stockholders;

•	recommends that Motorola Mobility stockholders vote “FOR” the adoption of the merger agreement;

•	recommends that Motorola Mobility stockholders vote “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies; and

•	recommends that Motorola Mobility stockholders vote “FOR” the approval, on an advisory (non-

binding) basis, of the compensation that may be paid or become payable to Motorola Mobility’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable as described in the section entitled “The Merger—Motorola Mobility Golden Parachute Compensation” on page 49 of this proxy statement.

Opinion of Qatalyst Partners

We retained Qatalyst Partners to act as financial advisor to the Motorola Mobility Board of Directors for the purpose of advising us in connection with a potential transaction such as the merger and to evaluate whether the consideration to be received by the holders of our common stock (other than Google or any affiliates of Google) pursuant to the merger agreement was fair, from a financial point of view, to such holders. We selected Qatalyst Partners to act as our financial advisor based on its qualifications, expertise, reputation and knowledge of Motorola Mobility’s business and affairs and the industry in which we operate. Qatalyst Partners has provided its written consent to the reproduction of the Qatalyst Partners opinion in this proxy statement. At the meeting of the Motorola Mobility Board of Directors on August 14, 2011, Qatalyst Partners rendered its oral opinion that, as of such date and based upon and subject to the considerations, limitations and other matters set forth therein, the consideration to be received by the holders of Company common stock (other than Google or any affiliates of Google) pursuant to the merger agreement was fair, from a financial point of view, to such holders. Qatalyst Partners delivered its written opinion, dated August 14, 2011, to the Motorola Mobility Board of Directors following the Board meeting.

The full text of the Qatalyst Partners written opinion, dated August 14, 2011, to the Motorola Mobility Board of Directors is attached hereto as Annex B and is incorporated into this proxy statement by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety. The Qatalyst Partners opinion was provided to the Motorola Mobility Board of Directors and addresses only the fairness, as of the date

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of the opinion and from a financial point of view, of the $40.00 per share cash consideration to be received by the holders of Company common stock (other than Google or any affiliates of Google) pursuant to the merger agreement, and does not address any other aspect of the merger. It does not constitute a recommendation as to how any stockholder should vote with respect to the merger or any other matter and does not in any manner address the prices at which Company common stock will trade at any time. The summary of the Qatalyst Partners opinion set forth herein is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Qatalyst Partners reviewed a draft of the merger agreement dated August 13, 2011 and certain publicly available financial statements and other business and financial information of Motorola Mobility. Qatalyst Partners also reviewed the selected unaudited prospective financial information, which is described in the section entitled “The Merger—Selected Unaudited Prospective Financial Information” on page 51 of this proxy statement, and certain publicly available research analyst reports for Motorola Mobility. Additionally, Qatalyst Partners discussed the past and current operations and financial condition and the prospects of Motorola Mobility with senior executives of Motorola Mobility. Qatalyst Partners also reviewed the historical market prices and trading activity for Motorola Mobility’s common stock and compared the financial performance of Motorola Mobility and the prices and trading activity of Motorola Mobility’s common stock with that of certain other selected publicly traded companies and their securities. In addition, Qatalyst Partners performed such other analyses, reviewed such other information and considered such other factors as it deemed appropriate.

In arriving at its opinion, Qatalyst Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, it by Motorola Mobility. With respect to the selected unaudited prospective financial information, Qatalyst Partners was advised by the management of Motorola Mobility, and Qatalyst Partners assumed, that the selected unaudited prospective financial information had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Motorola Mobility of the future financial performance of Motorola Mobility and other matters covered thereby. Qatalyst Partners assumed that the final executed merger agreement would not differ in any material respect from the draft of the merger agreement dated August 13, 2011 that it reviewed, and that the merger will be consummated in accordance with the terms set forth in the draft merger agreement, without any modification or delay. In addition, Qatalyst Partners assumed that in connection with the receipt of all the necessary approvals of the proposed merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on Motorola Mobility. Qatalyst Partners did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Motorola Mobility, nor has it been furnished with any such evaluation or appraisal. In particular, Qatalyst Partners did not make any independent evaluation or appraisal of Motorola Mobility’s intellectual property, nor did it analyze such intellectual property separate from the broader business of Motorola Mobility. In addition, Qatalyst Partners relied, without independent verification, upon the assessments of the management of Motorola Mobility as to the existing and future technology and products of Motorola Mobility and the risks associated with such technology and products.

The Qatalyst Partners opinion has been approved by the Qatalyst Partners opinion committee in accordance with its customary practice.

The Qatalyst Partners opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date the opinion was delivered. Events occurring after the date of the Qatalyst Partners opinion may affect the opinion and the assumptions used in preparing it, and Qatalyst Partners has not assumed any obligation to update, revise or reaffirm its opinion. The Qatalyst Partners opinion does not address the underlying business decision of Motorola Mobility to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may have been available to Motorola Mobility. The Qatalyst Partners opinion is limited to the fairness, from a financial point of view, of the $40.00 per share cash consideration to be received by Motorola Mobility’s stockholders (other than Google or any affiliates of Google) pursuant to the merger agreement, and Qatalyst Partners expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Motorola Mobility’s officers, directors or employees, or any class of such persons, relative to such consideration.

36	PROXY STATEMENT

The following is a brief summary of the material analyses performed by Qatalyst Partners in connection with its opinion dated August 14, 2011. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Qatalyst Partners opinion. For purposes of its analyses, Qatalyst Partners utilized both third-party research analysts’ projections (which we refer to as the “analyst projections”), and the selected unaudited prospective financial information. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Qatalyst Partners, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses that Qatalyst Partners conducted.

For purposes of its analyses, Qatalyst Partners reviewed a number of financial metrics including:

•

Fully Diluted Enterprise Value—generally the value as of a specific date of the relevant company’s outstanding equity securities (taking into account its outstanding options, warrants and other convertible securities) plus the value of its minority interest and the amount of its net debt (i.e., the amount of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash and cash equivalents on its balance sheet) as of a specified date.

•

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)—generally the amount of the relevant company’s operating profits, excluding stock-based compensation and non-recurring charges, before interest, taxes, depreciation and amortization, for a specified time period.

•

Net Operating Profits After Taxes (“NOPAT”)—generally the amount of the relevant company’s operating profits, excluding stock-based compensation and non-recurring charges, tax-affected for a specified time period.

Selected Companies Analysis. Qatalyst Partners compared selected financial information and public market multiples for Motorola Mobility with publicly available information and public market multiples for the following selected companies:

Selected Technology Leaders with Mobile Platforms

Apple Inc.

Google Inc.

Microsoft Corporation

Selected Mobile Device Pure Play

HTC Corporation

Nokia Corporation

Research in Motion Limited

Selected Mobile IP

ARM Holdings, plc

InterDigital, Inc.

QUALCOMM Incorporated

Selected Other IP

Acacia Research Corporation

Dolby Laboratories, Inc.

Rambus, Inc.

Rovi Corporation

RPX Corporation

Tessera Technologies, Inc.

Selected Home Networking

ARRIS Group, Inc.

Cisco Systems, Inc.

Pace plc

Technicolor SA

TiVo Inc.

Based upon selected Wall Street analyst research and research analyst consensus estimates for calendar year 2012 and using the closing prices as of August 12, 2011 for shares of the selected companies, Qatalyst Partners calculated, among other things, the following multiples for each of the selected companies and Motorola Mobility:

•	the implied Fully Diluted Enterprise Value divided by the estimated revenue for calendar year 2012 (“CY12E Revenue Multiple”);

•	the implied Fully Diluted Enterprise Value divided by the estimated EBITDA for calendar year 2012 (“CY12E EBITDA Multiple”);

•	the implied Fully Diluted Enterprise Value divided by the estimated NOPAT for calendar year 2012 (“CY12E NOPAT Multiple”); and

•	the closing stock price divided by the estimated earnings per share for calendar year 2012 (“CY12E P/E Multiple”).

PROXY STATEMENT	37

The following table summarizes the high, low and mean values of each multiple for the selected companies in the categories listed above:

	Technology Leaders with Mobile Platforms			Mobile Device Pure Play			Mobile IP			Other IP			Home Networking
	High	Low	Mean	High	Low	Mean	High	Low	Mean	High	Low	Mean	High	Low	Mean
CY12E Revenue Multiple	4.47x	2.04x	2.88x	0.84x	0.29x	0.52x	13.21x	3.63x	6.87x	6.20x	0.49x	3.91x	3.63x	0.28x	1.28x
CY12E EBITDA Multiple	8.4x	4.8x	6.3x	5.9x	2.1x	4.1x	22.0x	5.8x	12.1x	12.8x	2.1x	7.5x	5.2x	2.2x	3.5x
CY12E NOPAT Multiple	11.9x	6.5x	8.8x	9.9x	3.5x	6.8x	37.5x	11.3x	20.3x	24.2x	3.3x	13.6x	7.6x	4.2x	6.4x
CY12E P/E Multiple	13.6x	7.8x	10.5x	17.0x	3.7x	9.6x	14.0x	13.8x	13.9x	30.3x	9.9x	16.6x	10.5x	3.3x	7.5x

The following table summarizes the corresponding multiples for Motorola Mobility based on the selected unaudited prospective financial information and the analyst projections:

	Unaudited Prospective Financial Information	Analyst Projections
CY12E Revenue Multiple	0.24x	0.28x
CY12E EBITDA Multiple	3.5x	5.3x
CY12E NOPAT Multiple	5.8x	10.2x
CY12E P/E Multiple	10.6x	17.9x

Qatalyst Partners performed selected companies analyses on both a consolidated basis and a sum-of-the-parts basis as described below.

Consolidated Selected Companies Analysis. Based on an analysis of the CY12E NOPAT Multiple for each of the selected companies, Qatalyst Partners selected a representative range of 7.0x to 11.0x and applied this range to Motorola Mobility’s estimated calendar year 2012 NOPAT. Based on Motorola Mobility’s outstanding shares of common stock as reported in Motorola Mobility’s quarterly report on Form 10-Q for the period ending July 2, 2011 and outstanding options and restricted stock units based on Motorola Mobility’s calculations as of August 2, 2011, this analysis implied a range of values for Motorola Mobility’s common stock of approximately $27.30 to $36.28 per share based on the selected unaudited prospective financial information and approximately $20.25 to $25.58 per share based on the analyst projections.

Illustrative Sum-of-the-Parts Selected Companies Analysis. Qatalyst Partners also performed a selected companies analysis on a sum-of-the-parts basis to calculate an implied valuation for Motorola Mobility based on a valuation of selected companies for each its segments. As described below, Qatalyst Partners performed two separate sum-of-the-parts analyses, which we refer to as Sum-of-the-Parts Analysis 1 and Sum-of-the-Parts Analysis 2.

•	In Sum-of-the-Parts Analysis 1, Qatalyst Partners performed selected companies analyses on Motorola Mobility’s Mobile Devices segment and

Home segment, in addition to considering the value of Motorola Mobility’s tax assets and net cash position. Based on an analysis of the CY12E NOPAT Multiple for each of the selected Technology Leaders with Mobile Platforms, Mobile Device Pure Play, Mobile IP and Other IP companies for the Mobile Devices segment and the CY12E EBITDA Multiple for each of the selected Home Networking companies for the Home segment, Qatalyst Partners selected representative ranges of (i) 7.0x to 11.0x in the case of the Mobile Devices segment, which was applied to the calendar year 2012 NOPAT of the Mobile Devices segment and (ii) 4.0x to 5.0x in the case of the Home segment, which was applied to the estimated calendar year 2012 EBITDA of the Home segment.

•

In Sum-of-the-Parts Analysis 2, Qatalyst Partners carved out IP licensing from Motorola Mobility’s Mobile Devices segment and performed selected companies analyses on the following three segments: Mobile—Operating Company, Mobile—IP Licensing and Home, in addition to considering the value of Motorola Mobility’s tax assets and net cash position. The Mobile—IP Licensing segment, which was subsumed within Motorola Mobility’s Mobile Devices segment in Sum-of-the-Parts Analysis 1, refers to royalties received through the ordinary course licensing of Motorola Mobility’s intellectual property to third parties. Based on an analysis of the CY12E NOPAT Multiple for each of the selected Technology Leaders with Mobile Platforms and Mobile Device Pure Play companies for Mobile—

38	PROXY STATEMENT

Operating Company, the CY12E NOPAT Multiple in respect of each of the selected Mobile IP and Other IP companies in respect of Mobile—IP Licensing and the CY12E EBITDA Multiple in respect of each of the selected Home Networking companies for the Home segment, Qatalyst Partners selected representative ranges of (i) 6.0x to 10.0x in the case of Mobile—Operating Company, which was applied to the calendar year 2012 NOPAT of Mobile—Operating Company, (ii) 11.0x to 14.0x in the case of Mobile—IP Licensing, which was applied to the calendar year 2012 NOPAT of Mobile—IP Licensing and (iii) 4.0x to 5.0x in the case of the Home segment, which was applied to the estimated calendar year 2012 EBITDA of the Home segment.

Based on Motorola Mobility’s outstanding shares of common stock as reported in Motorola Mobility’s quarterly report on Form 10-Q for the period ending July 2, 2011 and outstanding options and restricted stock units based on Motorola Mobility’s calculations as of August 2, 2011, these analyses implied ranges of values for Motorola Mobility’s common stock of approximately (i) $27.96 to $34.83 per share in Sum-of-the-Parts Analysis 1 and (ii) $29.28 to $35.57 per share in Sum-of-the-Parts Analysis 2.

No company included in the selected companies analysis is identical to Motorola Mobility or any of the segments described above. These companies were selected, among other reasons, because they are publicly traded companies in Motorola Mobility’s industry and/or have operating or financial characteristics that, for purposes of these analyses, may have similarities with those of Motorola Mobility or the segments described above. In evaluating the selected companies, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Motorola Mobility, such as the impact of competition on the business of Motorola Mobility and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of Motorola Mobility or the industry or in the financial markets in general. Mathematical analysis, such as determining the arithmetic mean, or the high or low, is not in itself a meaningful method of using selected company data.

Illustrative Discounted Cash Flow Analysis. Qatalyst Partners performed an illustrative discounted cash flow (“DCF”) analysis, which is designed to imply a potential value of a company by calculating the net present value of estimated future cash flows and corresponding terminal value of such company. Qatalyst Partners performed DCF analyses on both a consolidated basis and a sum-of-the-parts basis, dividing Motorola Mobility’s operating businesses for purposes of the sum-of-the-parts analysis into a Mobile Devices segment and a Home segment.

Illustrative Consolidated Discounted Cash Flow Analysis. Qatalyst Partners performed a DCF analysis of Motorola Mobility on a consolidated basis by calculating the net present value of unlevered free cash flows for Motorola Mobility for the second half of calendar year 2011 through calendar year 2015 and calculating the terminal value at the end of calendar year 2015 by applying a range of multiples of 8.0x to 11.0x to Motorola Mobility’s estimated next twelve months (calendar year 2016) NOPAT. Qatalyst Partners determined the range of multiples used based on a review of the relevant metrics for Motorola Mobility and selected companies, with particular emphasis on those companies having industry, growth and margin characteristics determined to be most similar to those of Motorola Mobility. These values were discounted to present values using a weighted average cost of capital ranging from 11.0% to 14.0%, reflecting Qatalyst Partners’ judgment of an illustrative range derived by utilizing a weighted average cost of capital analysis based on certain financial metrics for Motorola Mobility and certain selected companies. Qatalyst Partners added the value associated with Motorola Mobility’s tax assets and net cash position and then applied a dilution factor of 10% to reflect the dilution to current stockholders due to the effect of future equity compensation grants projected by Motorola Mobility’s management. Based on the calculations set forth above, this analysis implied a range of present values of Motorola Mobility’s common stock of approximately $31.20 to $39.06 per share.

Illustrative Sum-of-the-Parts Discounted Cash Flow Analysis. Qatalyst Partners performed a DCF analysis of Motorola Mobility on a sum-of-the-parts basis by performing separate DCF analyses of Motorola Mobility’s Mobile Devices segment, Home segment, tax assets and net cash, to determine an implied equity value for the enterprise as a whole. To value the Mobile Devices segment, Qatalyst Partners calculated the net present value of the standalone unlevered free cash flows estimated to be generated

PROXY STATEMENT	39

from the Mobile Devices segment for the second half of calendar year 2011 through calendar year 2015 and calculated the terminal value at the end of calendar year 2015 by applying a range of multiples of 9.0x to 11.0x to the estimated next twelve months (calendar year 2016) NOPAT of the Mobile Devices segment. To value the Home segment, Qatalyst Partners calculated the net present value of the standalone unlevered free cash flows estimated to be generated from the Home segment for the second half of calendar year 2011 through calendar year 2015 and calculated the terminal value at the end of calendar year 2015 by applying a range of multiples of 4.0x to 6.0x to the estimated next twelve months (calendar year 2016) EBITDA of the Home segment. For each segment, Qatalyst Partners determined the range of multiples used based on a review of the relevant metrics for the particular segment and selected companies, with particular emphasis on those companies having industry, growth and margin characteristics determined to be most similar to those of the segment. These values were discounted to present values using a weighted average cost of capital ranging from 11.0% to 14.0%, reflecting Qatalyst Partners’ judgment of an illustrative range derived by utilizing a weighted average cost of capital analysis based on certain financial metrics for Motorola Mobility and certain selected companies. Qatalyst Partners added the value associated with Motorola Mobility’s tax assets and net cash position and then applied a dilution factor of 10% to reflect the dilution to current stockholders due to the effect of equity compensation grants projected by Motorola Mobility’s management. Based on the calculations set forth above, this analysis implied a range of values for Motorola Mobility’s common stock of approximately $32.17 to $38.92 per share.

Miscellaneous

In connection with the review of the merger by the Motorola Mobility Board of Directors, Qatalyst Partners performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Qatalyst Partners considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Qatalyst Partners believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, Qatalyst Partners may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be the view held by Qatalyst Partners of the actual value of Motorola Mobility. In performing its analyses, Qatalyst Partners made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Motorola Mobility. Any estimates contained in the analyses performed by Qatalyst Partners are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Qatalyst Partners conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the $40.00 per share cash consideration to be received by the holders of Company common stock (other than Google or any affiliates of Google) pursuant to the merger agreement, and in connection with the delivery of its opinion to the Motorola Mobility Board of Directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of Company common stock might actually trade.

The Qatalyst Partners opinion and its presentation to the Motorola Mobility Board of Directors was one of many factors considered by the Motorola Mobility Board of Directors in deciding to approve the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Motorola Mobility Board of Directors with respect to the consideration to be received by Motorola Mobility’s stockholders pursuant to the merger or of whether the Motorola Mobility Board of Directors would have been willing to agree to a different consideration. The consideration was determined through arm’s-length negotiations between Motorola Mobility and Google and was approved by the Motorola Mobility Board of Directors. Qatalyst Partners provided advice to Motorola Mobility during these negotiations. Qatalyst Partners did not, however, recommend any specific consideration to Motorola Mobility or that any specific consideration constituted the only appropriate consideration for the merger.

Qatalyst Partners provides investment banking and other services to a wide range of corporations and

40	PROXY STATEMENT

individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of Motorola Mobility, Google or certain of their respective affiliates. During the two-year period prior to the date of the Qatalyst Partners opinion, neither Qatalyst Partners nor any of its affiliates has provided investment banking services to Motorola Mobility or Google for which Qatalyst Partners or any of its affiliates received, or may receive, compensation. However, Qatalyst Partners or its affiliates may in the future provide investment banking and other financial services to Motorola Mobility, Google or any of their respective affiliates for which it would expect to receive compensation.

Under the terms of its engagement letter, Qatalyst Partners provided Motorola Mobility with financial advisory services in connection with the proposed merger for which it will be paid a total of approximately $40.0 million if the merger is consummated. Under the engagement letter, Qatalyst is also entitled to a $1.25 million per quarter financial advisory fee for each quarter prior to the consummation of the merger, the first installment of which became payable on August 1, 2011, and a $5.0 million opinion fee that was payable upon delivery of Qatalyst’s opinion, neither of which is contingent upon the consummation of the merger but both of which will be fully credited against the total fee if the merger is consummated. Motorola Mobility has also agreed to reimburse Qatalyst Partners for its expenses incurred in performing its services. In addition, Motorola Mobility has agreed to indemnify Qatalyst Partners and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst Partners or any of its affiliates against certain liabilities and expenses related to or arising out of Motorola Mobility’s engagement of Qatalyst Partners.

Opinion of Centerview

In connection with the merger, on August 14, 2011, Centerview Partners LLC delivered to the Motorola Mobility Board of Directors its oral opinion, subsequently confirmed in a written opinion dated as of August 15, 2011, that, as of the date of the opinion, and based upon and subject to the various assumptions and limitations set forth in the written opinion, the

$40.00 per share merger consideration to be paid in cash to the holders of shares of Motorola Mobility common stock (other than any holder of shares of Motorola Mobility common stock who is entitled to demand and properly demands appraisal of such shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Centerview, dated as of August 15, 2011, which describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Centerview in connection with its opinion is attached as Annex C to this proxy statement and is incorporated by reference herein in its entirety. Centerview provided its opinion for the information and assistance of the Motorola Mobility Board of Directors in connection with its consideration of the merger and its opinion only addresses the fairness of the per share merger consideration from a financial point of view. Centerview’s opinion does not address any other aspect of the merger and does not constitute a recommendation as to how any stockholder of Motorola Mobility should vote with respect to the merger or any other matter. Centerview was not asked to, and did not, recommend the specific consideration provided for in the merger agreement, which consideration was determined through negotiations between the respective boards of directors of Motorola Mobility and Google. The summary of the written opinion of Centerview set forth below is qualified in its entirety by reference to the full text of such opinion.

We encourage you to read the opinion of Centerview described above carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Centerview in connection with such opinion.

Summary of Centerview’s Opinion. In connection with rendering its opinion and performing its related financial analyses, Centerview reviewed, among other things:

•	the merger agreement, dated August 15, 2011;

•

the Annual Report on Form 10-K of Motorola Mobility for the year ended December 31, 2010 and, to the extent they relate to the business of Motorola Mobility, the Annual Reports on Form 10-K of Motorola Solutions, Inc. (formerly

PROXY STATEMENT	41

known as Motorola, Inc.) for the four years ended December 31, 2009;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Motorola Mobility;

•	certain publicly available research analyst reports for Motorola Mobility;

•	certain other communications from Motorola Mobility to its stockholders; and

•

the selected unaudited prospective financial information which is described in the section entitled “The Merger—Selected Unaudited Prospective Financial Information” on page 51 of this proxy statement.

Centerview also conducted discussions with members of the senior management and representatives of Motorola Mobility regarding their assessment of the selected unaudited prospective financial information and the strategic rationale for the merger. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for Motorola Mobility and compared them with those of certain other companies in lines of business that Centerview deemed relevant, and conducted such other financial studies and analyses and took into account such other information as it deemed appropriate.

Centerview did not assume any responsibility for independent verification of any of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of the opinion and, with Motorola Mobility’s consent, relied upon such information as being complete and accurate in all material respects. In that regard, Centerview assumed, with Motorola Mobility’s consent, that the selected unaudited prospective financial information has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Motorola Mobility as to the matters covered thereby. In addition, at Motorola Mobility’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Motorola Mobility, nor was Centerview furnished with any such evaluation or appraisal. Centerview assumed, at Motorola Mobility’s direction, that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis or its opinion. Centerview did not express any opinion as to the impact of the merger on the solvency or viability of Motorola Mobility or the ability of Motorola Mobility to pay its obligations when they come due. Centerview is not a legal, regulatory, tax or accounting advisor, and it does not express any opinion as to any legal, regulatory, tax or accounting matters.

Centerview’s opinion does not address the merits of Motorola Mobility’s underlying business decision to effect the merger, or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available to Motorola Mobility. Centerview’s opinion is limited to and addresses only the fairness, from a financial point of view, as of the date of the opinion, of the $40.00 per share merger consideration to be paid in cash to the holders of shares of Motorola Mobility common stock (other than any holder of shares of Motorola Mobility common stock who is entitled to demand and properly demands appraisal of such shares) pursuant to the merger agreement. Centerview was not asked to, nor did it, express any view on, and Centerview’s opinion does not address, any other term or aspect of the merger agreement or the merger, including, without limitation, the structure or form of the merger or the fairness of the merger to, or any consideration to be received in connection therewith by, or the impact of the merger on, the holders of any other class of securities, creditors, or other constituencies of Motorola Mobility or any party; nor as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Motorola Mobility or any party, or class of such persons in connection with the merger, whether relative to the $40.00 per share merger consideration to be paid in cash to the holders of shares of Motorola Mobility common stock (other than any holder of shares of Motorola Mobility common stock who is entitled to demand and properly demands appraisal of such shares) pursuant to the merger agreement or otherwise. Centerview’s opinion is necessarily based on economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of the opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of the opinion. Centerview’s opinion does not constitute a

42	PROXY STATEMENT

recommendation to any stockholder of Motorola Mobility as to how such stockholder should vote or act with respect to the merger or any other matter.

Centerview’s financial advisory services and the written opinion were provided for the information and assistance of the Motorola Mobility Board of Directors in connection with its consideration of the merger. Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Summary of Financial Analyses. The following is a brief summary of the material financial and comparative analyses that Centerview deemed to be appropriate for this type of merger and that were reviewed with the Motorola Mobility Board of Directors in connection with rendering Centerview’s opinion. The following summary, however, does not purport to be a complete description of all the financial analyses performed by Centerview in connection with rendering its opinion, nor does the order of analyses described represent relative importance or weight given to those analyses by Centerview.

Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses of Centerview. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 12, 2011 (the last trading day prior to the announcement of the merger agreement) and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Centerview reviewed the historical trading prices and volumes for Motorola Mobility common stock for the period from January 4, 2011 (the date upon which the spin-off of Motorola Mobility from Motorola Solutions, Inc. (formerly known as Motorola, Inc.) was completed) through August 12, 2011 (the last trading day prior to the announcement of the merger agreement). This analysis indicated that the $40.00 per share of Motorola Mobility common stock to be paid in cash pursuant to the merger agreement represented an approximately 63% premium to the closing price of Motorola Mobility common stock on August 12, 2011 of $24.47. Centerview noted that the low, high and average closing prices for Motorola Mobility common stock during this time period were $20.77, $36.54 and $25.90 per share of Motorola Mobility common stock, respectively.

Analyst Price Targets. Centerview also reviewed, for reference and informational purposes, stock price targets for Motorola Mobility’s common stock reflected in publicly available Wall Street research analyst reports. Centerview noted that the low, median and high analyst stock price targets in such research analyst reports were approximately $16.00, $28.00 and $40.00 per share of Motorola Mobility common stock, respectively, compared to the $40.00 per share merger consideration to be paid in cash pursuant to the merger agreement.

Historical Trading Multiples and Selected Comparable Company Analysis. Centerview reviewed and compared certain financial information ratios and multiples for Motorola Mobility to corresponding financial information, ratios and public market multiples for the following publicly traded companies in the mobile devices and connected home industries that Centerview, based on its experience in such industries, deemed comparable to Motorola Mobility:

Mobile Devices:

Apple Inc.

HTC Corporation

Nokia Corporation

Research in Motion Limited

Connected Home:

ARRIS Group Inc.

Cisco Systems, Inc.

Harmonic Inc.

Pace plc

SeaChange International

Technicolor SA

Although none of the selected companies is directly comparable to Motorola Mobility, the companies included were chosen because they are publicly traded companies with certain operations that for purposes of analysis may be considered similar to certain operations of Motorola Mobility. However, because of the inherent differences between the business, operations and prospects of Motorola Mobility and those of the selected comparable

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companies, Centerview did not rely solely on the quantitative results of the selected comparable company analysis. Centerview also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Motorola Mobility and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis.

Centerview calculated and compared the financial multiples and ratios for the selected companies based on information it obtained from SEC filings, FactSet estimates based on analysts’ research reports and other Wall Street research, and closing stock prices on August 12, 2011 (the last trading day prior to the announcement of the merger agreement). The financial multiples and ratios of Motorola Mobility were calculated using the closing price of Motorola Mobility common stock on August 12, 2011 and the selected unaudited prospective financial information for Motorola Mobility prepared by the management of Motorola Mobility.

With respect to each of the selected companies, Centerview calculated enterprise value, which is generally the market value of common equity (taking into account outstanding options, warrants and other convertible securities) plus the book value of debt less cash, as a multiple of estimated calendar year 2012 earnings before interest, taxes and depreciation and amortization, or EBITDA. For the Mobile Devices selected companies, Centerview derived an illustrative range of multiples of 4.0x to 6.0x estimated 2012 EBITDA. For the Connected Home selected companies, Centerview derived an illustrative range of multiples of 3.0x to 5.0x estimated 2012 EBITDA.

Based on the foregoing, Centerview applied the illustrative ranges of multiples derived from the selected companies analysis to Motorola Mobility’s estimated 2012 EBITDA from the selected unaudited prospective financial information provided by Motorola Mobility to calculate an illustrative range of implied values per share of Motorola Mobility common stock (which values also included the present value of certain tax attributes as per the selected unaudited prospective financial information prepared by the management of Motorola Mobility). This analysis resulted in an illustrative range of implied values per share of Motorola Mobility common stock of approximately $27.25 to $34.75, compared to the $40.00 per share merger consideration to be paid in cash pursuant to the merger agreement.

Premiums Paid Analysis. Centerview reviewed premiums paid for U.S.-based publicly traded technology companies in 94 transactions with transaction values ranging between $1 billion and $17 billion announced since 2005. Centerview analyzed premiums to the one-day, one-week and four-weeks prior share prices, in each case using the “unaffected” share price if there was evidence of a leak or an announced auction process.

The following table presents the results of this analysis with respect to the selected transactions:

	Offer Premium
Category	One-day prior	One-week prior	Four-weeks prior
25th–75th Percentiles	20.6%–	17.6%–	22.2%–
	38.3%	38.6%	45.2%
Median	27.1%	26.7%	33.5%
Mean	31.1%	31.3%	38.6%
Merger Consideration	63.5%	77.5%	89.4%

Based on the foregoing, Centerview calculated and applied an illustrative range of premiums of 20% to 40%, derived from the premiums paid analysis, to the $24.47 closing price per share of Motorola Mobility common stock as of August 12, 2011 (the last trading day prior to the announcement of the merger agreement). This analysis resulted in an illustrative range of implied values per share of Motorola Mobility common stock of approximately $29.25 to $34.25, compared to the $40.00 per share merger consideration to be paid in cash pursuant to the merger agreement.

Discounted Cash Flow Analysis. Centerview performed a discounted cash flow analysis of Motorola Mobility based on selected unaudited prospective financial information for Motorola Mobility for years 2011 through 2016 prepared by the management of Motorola Mobility. Centerview calculated a present value of the forecasted unleveraged free cash flows of Motorola Mobility from July 1, 2011 through December 31, 2016 and determined a terminal value for Motorola Mobility using perpetuity growth rates of 2.0% to 4.0%. Stock based compensation expense was treated as a cash expense for purposes of determining unleveraged free cash flow. Centerview then discounted to June 30, 2011 (based on a mid-period discounting convention) the unleveraged free cash flows of Motorola Mobility from July 1, 2011 through December 31, 2016, the terminal value for Motorola Mobility, and the present value of certain tax attributes as per the selected unaudited prospective financial

44	PROXY STATEMENT

information prepared by the management of Motorola Mobility, in each case using discount rates ranging from 12.0% to 14.0% (which range was based on a weighted average cost of capital analysis). This analysis resulted in an illustrative range of implied values of approximately $30.75 to $38.75 per share of Motorola Mobility common stock, compared to the $40.00 per share merger consideration to be paid in cash pursuant to the merger agreement.

Other Review. Centerview also reviewed and compared, for reference and informational purposes, certain financial information for Motorola Mobility to corresponding financial information, ratios and public market multiples for the following publicly traded companies with substantial intellectual property licensing businesses:

Intellectual Property Licensing:

Acacia Research Corporation

ARM Holdings plc

Dolby Laboratories, Inc.

InterDigital, Inc.

MIPS Technologies, Inc.

QUALCOMM, Inc.

Rambus Inc.

Tessera Technologies, Inc.

With respect to each of the selected Intellectual Property Licensing companies, using information it obtained from SEC filings, FactSet estimates based on analysts’ research reports and other Wall Street research, Centerview calculated enterprise value as a multiple of estimated calendar year 2012 revenue and derived an illustrative range of multiples of 3.0x to 5.0x.

Centerview then performed, for reference and informational purposes, an illustrative sum-of-the-parts analysis, which provided a range of values for Motorola Mobility’s equity by summing the value of its individual business segments to arrive at a total enterprise value. Centerview applied each respective illustrative range of multiples for the selected Intellectual Property Licensing companies as well as for the selected Mobile Devices and Connected Home companies referenced above in the “Historical Trading Multiples and Selected Comparable Company Analysis” to the corresponding financial data for Motorola Mobility’s Devices (excluding income from licensing intellectual property), Connected Home and Intellectual Property Licensing businesses from the selected unaudited prospective financial information provided by Motorola Mobility and calculated an illustrative range of implied values per share of Motorola Mobility common stock (which values also included the present value of certain tax attributes as per the selected unaudited prospective financial information prepared by the management of Motorola Mobility). This analysis resulted in an illustrative range of implied values per share of Motorola Mobility common stock of approximately $27.50 to $35.75, compared to the $40.00 per share merger consideration to be paid in cash pursuant to the merger agreement.

Other Considerations. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Centerview believes that selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Centerview’s opinion. In arriving at its fairness determination, Centerview considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.

In its analyses, Centerview considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Motorola Mobility. No company or transaction used in the analyses is identical to Motorola Mobility or the merger, and an evaluation of the results of the analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies analyzed. The estimates contained in the analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, the analyses are inherently subject to substantial uncertainty.

Centerview prepared the above analyses for the purpose of providing its opinion to the Motorola

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Mobility Board of Directors regarding whether, as of the date of the opinion, the $40.00 per share merger consideration to be paid in cash to the holders of shares of Motorola Mobility common stock (other than any holder of shares of Motorola Mobility common stock who is entitled to demand and properly demands appraisal of such shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Motorola Mobility, Centerview or any other person assumes responsibility if future results are materially different from those forecasted.

The opinion and analyses of Centerview were only one of many factors taken into consideration by Motorola Mobility Board of Directors in its evaluation of the merger. Consequently, the analyses described above should not be viewed as determinative of the views of Motorola Mobility Board of Directors or Motorola Mobility’s management with respect to the per share merger consideration or as to whether Motorola Mobility Board of Directors would have been willing to determine that a different consideration was fair.

Centerview is a securities firm engaged in a number of investment banking and merchant banking activities. In the past two years, Centerview has provided certain investment banking services to Motorola Mobility and its former parent, Motorola Solutions, Inc. (formerly known as Motorola, Inc.), for which Centerview received compensation from Motorola Solutions, Inc. (formerly known as Motorola, Inc.) of approximately $21 million. Centerview has not in the past provided, and is not currently providing, investment banking or other services to Google. Centerview may provide investment banking and other financial services to Motorola Mobility or Google or their respective affiliates in the future, for which it may receive compensation.

The Motorola Mobility Board of Directors selected Centerview as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Centerview has acted as financial advisor to Motorola Mobility Board of Directors in connection with the transactions contemplated by the merger agreement. In consideration of Centerview’s services, Motorola Mobility has agreed to pay Centerview an aggregate fee of approximately $12.5 million, $3.0 million of which became payable upon delivery of Centerview’s fairness opinion, and the remainder of which will become payable upon the closing of the merger. In addition, Motorola Mobility has agreed to reimburse Centerview for certain expenses, including attorneys’ fees, and to indemnify Centerview and related persons against various liabilities, including certain liabilities under the federal securities laws.

Interests of Motorola Mobility’s Directors and Executive Officers in the Merger

In considering the recommendation of the Motorola Mobility Board of Directors that you vote to adopt the merger agreement, you should be aware that aside from their interests as Motorola Mobility stockholders, Motorola Mobility’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other Motorola Mobility stockholders generally. The members of the Motorola Mobility Board of Directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the Motorola Mobility stockholders that they adopt the merger agreement. See the section entitled “The Merger—Background of the Merger” beginning on page 27, and the section entitled “The Merger—Reasons for the Merger; Recommendation of the Motorola Mobility Board of Directors” beginning on page 30. Motorola Mobility’s stockholders should take these interests into account in deciding whether to vote “FOR” the adoption of the merger agreement. These interests are described in more detail below, and certain of them are quantified in the narrative and the table below.

Equity-Based Awards. Under the merger agreement, equity-based awards held by Motorola Mobility executive officers and directors will be treated at the effective time of the merger as follows:

Employee Stock Options. Each rollover stock option will be converted into an option to acquire a number of shares of Google Class A common stock (rounded down to the nearest whole share) equal to (1) the number of shares of Motorola Mobility common stock subject to the rollover stock option immediately prior to the effective time of the merger, multiplied by (2) the equity award exchange ratio. The per share exercise price (rounded up to the nearest cent) of the option to purchase shares of Google

46	PROXY STATEMENT

Class A common stock will be equal to (1) the per share exercise price of the rollover stock option in effect immediately prior to the effective time of the merger divided by (2) the equity award exchange ratio. The term, vesting schedule and all of the other terms of each rollover stock option will otherwise remain unchanged.

Each cash-out stock option will become fully vested and be converted into the right to receive a cash payment equal to (1) the number of shares of Motorola Mobility common stock subject to the cash-out stock option immediately prior to the effective time of the merger, multiplied by (2) the excess, if any, of $40.00 over the per share exercise price of the cash-out stock option, less any applicable tax withholdings.

Employee Restricted Stock Units. Each rollover RSU award will be converted into a restricted stock unit award with respect to a number of shares of Google Class A common stock (rounded to the nearest whole share) that is equal to (1) the number of shares of Motorola Mobility common stock subject to the holder’s rollover RSU award immediately prior to the effective time of the merger multiplied by (2) the equity award exchange ratio. The vesting schedule and all of the other terms of each rollover RSU award will otherwise remain unchanged.

Each cash-out RSU award will cease to represent a right or award with respect to shares of Motorola Mobility common stock, will become fully vested and will entitle the holder of such award to receive an amount in cash equal to (1) the number of shares underlying such cash-out RSU award immediately prior to the effective time of the merger, multiplied by (2) $40.00, less any applicable tax withholdings.

Employee Restricted Shares. Each restricted share award held by Dr. Jha (the only individual who holds restricted shares) will be converted into an award with respect to a number of restricted shares of Google Class A common stock (rounded to the nearest whole share) equal to (1) the number of shares of Motorola Mobility common stock subject to Dr. Jha’s restricted share award immediately prior to the effective time of the merger, multiplied by (2) the equity award exchange ratio. The vesting schedule and all of the other terms of each restricted share award will otherwise remain unchanged.

Director Stock Options. Each director stock option will become fully vested and be converted into the right to receive a cash payment equal to (1) the number of shares of Motorola Mobility common stock subject to the director stock option immediately prior to the effective time of the merger, multiplied by (2) the excess, if any, of $40.00 over the per share exercise price of the director stock option, less any applicable tax withholdings.

Director Restricted Stock Units and Deferred Stock Units. Each director rollover RSU award will be converted into a restricted stock unit award with respect to a number of shares of Google Class A common stock (rounded to the nearest whole share) that is equal to (1) the number of shares of Motorola Mobility common stock subject to the holder’s director rollover RSU award immediately prior to the effective time of the merger, multiplied by (2) the equity award exchange ratio. All of the other terms of each director rollover RSU award will otherwise remain unchanged.

Each Motorola Mobility restricted stock unit award (other than a director rollover RSU award) and deferred stock unit award held by a non-employee director that is outstanding as of immediately prior to the effective time of the merger will cease to represent a right or award with respect to shares of Motorola Mobility common stock, will become fully vested and will entitle the holder of such award to receive an amount in cash equal to (1) the number of shares underlying such existing award immediately prior to the effective time of the merger, multiplied by (2) $40.00, less any applicable tax withholdings.

Double-Trigger Vesting of Equity-Based Awards. In accordance with the terms of the Motorola Mobility 2011 Incentive Compensation Plan and the award agreements granted thereunder, in the event that the employment of an executive officer is terminated by the surviving corporation without cause or by the executive officer for good reason at any time within the two-year period following the merger, all rollover stock options and rollover RSU awards held by the executive officer would immediately become vested, and any such stock options would remain exercisable until the original date of expiration set forth in the applicable award agreement.

Quantification of Payments. For an estimate of the amounts that would be payable to each of Motorola Mobility’s named executive officers for their unvested equity-based awards in connection with the merger and a qualifying termination thereafter, see “—Quantification of Payments and Benefits to the

PROXY STATEMENT	47

Motorola Mobility Named Executive Officers” below. We estimate that the aggregate amount that would be payable to Motorola Mobility’s three executive officers who are not named executive officers for their unvested equity-based awards if the effective time of the merger were October 1, 2011 and the employment of all such executive officers were terminated by the surviving corporation without cause or by such executive officers for good reason at such time is approximately $8.81 million. We estimate that the aggregate amount that would be payable to Motorola Mobility’s eight non-employee directors for their unvested equity-based awards if the effective time of the merger were October 1, 2011 is approximately $2.79 million.

Employment Agreement with Dr. Sanjay Jha. Under Motorola Mobility’s employment agreement with Dr. Jha, in the event that the employment of Dr. Jha is terminated by the surviving corporation for any reason other than cause, death or disability or by Dr. Jha for good reason at any time within the two-year period following the merger, Dr. Jha would be entitled to the following compensation and benefits, subject to his execution of a release of claims in favor of the surviving corporation and its affiliates:

Accrued Benefits. Any earned but unpaid base salary through the date of termination (including any amounts accrued for paid time off) and earned but unpaid annual incentive bonuses.

Severance Payment. A lump sum amount payable within 60 days following the date of termination equal to the product of (a) three and (b) the sum of Dr. Jha’s base salary and target bonus for the year of termination.

Short-Term Incentive Compensation. A lump sum amount equal to Dr. Jha’s annual bonus based on actual performance pro-rated for the number of days that have elapsed in the year through his date of termination, payable when Motorola Mobility normally pays annual bonuses. In addition, Motorola Mobility and Google have agreed that in the event that the effective time of the merger occurs in 2011, any executive officer who is employed on December 31, 2011 or who is terminated without cause prior to December 31, 2011 would be entitled to payment of a full annual bonus based on the greater of (1) actual performance in 2011 and (2) 75% of target performance in 2011. In the event that Dr. Jha were terminated without cause in 2011, the surviving corporation would pay him a full bonus under this agreement, instead of a pro-rata bonus, if it would result in a greater payment.

Welfare Benefits Continuation. Continued medical insurance benefits no less favorable than those that would have been provided to Dr. Jha and his family had he remained employed for three years following the date of termination.

Equity-Based Award Acceleration. All unvested equity-based awards held by Dr. Jha would become vested.

Cutback for Excise Taxes. In March 2011, Dr. Jha voluntarily waived his right to reimbursement of any federal excise taxes imposed on the payments and benefits described above. Instead, the payments and benefits would be reduced to the extent such reduction would result in a greater after-tax payment to him.

Quantification of Payments and Benefits. For an estimate of the value of the payments and benefits described above, see “—Quantification of Payments and Benefits to the Motorola Mobility Named Executive Officers” below.

Change in Control Severance Plan. Under Motorola Mobility’s Change in Control Severance Plan, in the event that the employment of an executive officer (other than Dr. Jha) is terminated by the surviving corporation for any reason other than cause, death, disability, or retirement or by the executive officer for good reason either (1) at any time within the two-year period following the merger or (2) prior to but in connection with the merger (as demonstrated by the executive officer), the executive officer would be entitled to the compensation and benefits described below. Dr. Jha does not participate in the Change in Control Severance Plan.

Accrued Benefits. Any earned but unpaid base salary through the date of termination (including any amounts accrued for paid time off), any earned but unpaid annual incentive bonus and any unreimbursed business expenses.

Severance Payment. A lump sum amount payable within 10 days following the date of termination equal to the product of (a) three (two in the case of any executive officer who was not a senior vice president or higher prior to January 5, 2011) and (b) the sum of the executive officer’s base salary and highest annual bonus earned during the preceding five fiscal years.

Short-Term Incentive Compensation. A lump sum amount payable on the first payroll date following July 1 of the year following the year in which the executive officer’s employment is terminated equal to the executive officer’s annual target bonus (which

48	PROXY STATEMENT

would be no less than the executive officer’s target bonus for the year in which the merger occurs, or if there is no target bonus for the year in which the merger occurs, the target bonus for the year immediately preceding the merger) pro-rated for the number of days that have elapsed in the year through the executive officer’s date of termination. In addition, Motorola Mobility and Google have agreed that in the event that the effective time of the merger occurs in 2011, any executive officer who is employed on December 31, 2011 or who is terminated without cause prior to December 31, 2011 would be entitled to payment of a full annual bonus based on the greater of (1) actual performance in 2011 and (2) 75% of target performance in 2011. In the event that the executive officer were terminated without cause in 2011, the surviving corporation would pay the executive officer a full bonus under this agreement, instead of a pro-rata bonus, if it would result in a greater payment.

Welfare Benefits Continuation. Continued participation in Motorola Mobility’s healthcare, dental and life insurance benefits programs for the executive officer and his or her eligible dependents for three years (two years in the case of any executive officer who was not a senior vice president or higher prior to January 5, 2011) following the date of termination.

Cutback for or Reimbursement of Excise Taxes. With respect to each executive officer other than Messrs. Moloney and Crum, reimbursement of any federal excise taxes imposed on the payments and benefits described above, unless the value of the payments and benefits does not exceed 110% of the maximum amount payable without triggering the tax, in which case the payments and benefits would be reduced to such maximum amount. In March 2011, Messrs. Moloney and Crum voluntarily waived their right to reimbursement of federal excise taxes. Instead, for Messrs. Moloney and Crum, the payments and benefits described above would be reduced to the extent such reduction would result in a greater after-tax payment to the executive officer.

Quantification of Payments and Benefits. For an estimate of the value of the payments and benefits described above that would be payable to each of Motorola Mobility’s named executive officers, see “—Quantification of Payments and Benefits to the Motorola Mobility Named Executive Officers” below. We estimate that the aggregate amount of the cash severance payments (including short-term incentive compensation) described above that would be payable to Motorola Mobility’s three executive officers who are not named executive officers if the effective time of the merger were October 1, 2011 and the employment of all such executive officers were terminated by the surviving corporation for any reason other than cause, death, disability or retirement or by the executive officers for good reason at such time is approximately $6.68 million.

Long-Range Incentive Plan. Certain executive officers were participants in the Long-Range Incentive Plan (the “LRIP”) of Motorola Mobility’s former parent. As described in Motorola Mobility’s annual proxy statement filed March 15, 2011, the LRIP was frozen in connection with the separation of Motorola Mobility from Motorola Solutions, Inc. and a participant’s payments under the LRIP were divided into an earned portion and a retention portion. In the event of a participant’s termination by the surviving corporation without cause or by the executive officer for good reason or in the event of his retirement, the participant would be entitled to a pro-rata payment of the retention portion, payable on the originally scheduled payment date. This payment is not accelerated, enhanced or otherwise affected as a result of the merger. We estimate that the aggregate amount of LRIP payments that would be payable to Motorola Mobility’s three executive officers who are not named executive officers if the effective time of the merger were October 1, 2011 and the employment of all such executive officers were terminated by the surviving corporation without cause or for good reason or retirement at such time is approximately $0.45 million.

Financial Planning. Under Motorola Mobility’s Executive Financial Planning Program, if the merger occurs, in the year following the closing of the merger, the executive officers would be eligible for financial planning services in amounts up to $16,500 in the case of executive officers who are senior vice presidents or higher and $11,500 in the case of executive officers who are corporate vice presidents (as opposed to $12,000 and $9,000, respectively, if the merger does not occur).

Indemnification Insurance. Pursuant to the terms of the merger agreement, Motorola Mobility’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from the surviving corporation. Such indemnification is further described in the section entitled “The Merger Agreement—Indemnification and Insurance” beginning on page 71.

New Management Arrangements. As of the date of this proxy statement, neither Motorola Mobility nor Google has entered into any employment agreements

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with Motorola Mobility’s management in connection with the merger, and Motorola Mobility has not amended any existing employment agreements with the executive officers.

Prior to the effective time of the merger, Google or its affiliates may initiate negotiations of agreements, arrangements and understandings with Motorola Mobility’s executive officers regarding compensation and benefits, and may enter into definitive agreements regarding employment with, or the right to participate in the equity of, the surviving corporation or Google, in each case, on a going-forward basis following the completion of the merger.

In addition, Motorola Mobility and Google have agreed that if the effective time of the merger has not occurred by January 1, 2012 or January 1, 2013, respectively, Motorola Mobility may grant equity awards to directors and employees (including executive officers) up to an annual specified amount of shares of

Motorola Mobility common stock for each of 2012 and 2013.

Quantification of Payments and Benefits to the Motorola Mobility Named Executive Officers. The following table sets forth the amount of payments and benefits that each Motorola Mobility named executive officer would receive in connection with the merger, assuming the consummation of the merger occurred on October 1, 2011, and the employment of the named executive officer were terminated on such date by the surviving corporation for any reason other than cause, death, disability or retirement or by the named executive officer for good reason. The payments and benefits are subject to an advisory vote of Motorola Mobility’s stockholders, as described under “The Merger—Advisory Vote on Golden Parachutes.” For additional details regarding the terms of the payments described below, see “The Merger—Interests of Motorola Mobility’s Directors and Executive Officers in the Merger.”

Motorola Mobility Golden Parachute Compensation

Named Executive Officers	Severance ($)(1) (a)	Bonus ($)(2) (b)	LRIP Replacement ($)(3) (c)	Total Cash ($) (a+b+c)	Equity ($)(4)	Perquisites/ Benefits ($)(5)	Tax Reimburse- ment ($)(6)	Total ($)
Sanjay K. Jha Chairman and Chief Executive Officer	10,800,000	2,400,000	0	13,200,000	52,415,391	64,407	0	65,679,798
Marc E. Rothman Senior Vice President, Chief Financial Officer	2,655,000	520,000	215,000	3,390,000	5,586,059	63,013	2,415,181	11,454,253
Daniel M. Moloney President	2,652,101	670,000	0	3,322,101	12,516,935	61,852	0	15,900,888
Scott A. Crum Senior Vice President, Chief People Officer	1,859,097	326,250	212,495	2,397,842	3,946,118	62,615	0	6,406,575
Geoffrey S. Roman Senior Vice President, Chief Technology Officer	1,764,600	307,500	200,000	2,272,100	1,534,621	30,369	0	3,837,090

(1)

As described above, named executive officers are entitled to a cash severance payment equal to the product of (i) three and (ii) the sum of the named executive officer’s base salary and target bonus for the year of termination (in the case of Dr. Jha) or highest annual bonus earned during the preceding five fiscal years (in the case of all other named executive officers). The amount of the severance payment for Mr. Moloney has been reduced by $461,731 (from $3,113,832) to account for his cutback to avoid the imposition of excise taxes. The assumptions underlying this reduction are discussed in note 6 below. The severance payments are “double-trigger” and would be paid in lump sum in the event that the named executive officer’s employment were terminated by the surviving corporation for any reason other than cause, death, disability or retirement or by the named executive officer for good reason either, (a) in the case of all the named executive officers, within two years following the effective time of the merger, or (b) in the case of all the named executive officers, other than Dr. Jha, prior to but in connection with the merger (as demonstrated by the named executive officer). In the case of Dr. Jha, the cash payments are contingent upon the execution of a release of claims in favor of the surviving corporation and its affiliates. In addition, Dr. Jha’s employment agreement requires him to comply with customary restrictive covenants, including perpetual confidentiality obligations and employee non-solicitation and business non-compete provisions relating to Motorola Mobility and Motorola Solutions, Inc. that apply during the employment period and the two-year period following termination of employment.

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(2)

As described above, Dr. Jha is entitled to a pro-rated bonus for 2011 based on actual performance under the terms of his employment agreement. The other named executive officers are entitled to a pro-rated bonus for 2011 based on target performance under the terms of the Change in Control Severance Plan. The pro-rated annual bonus is payable on the same terms and conditions as the severance payment, as described in note 1 above (i.e., “double-trigger”). In addition, Motorola Mobility and Google have agreed that in the event that the effective time of the merger occurs in 2011, any executive officer who is employed on December 31, 2011 or who is terminated without cause prior to December 31, 2011 would be entitled to payment of a full annual bonus based on the greater of (i) actual performance in 2011 and (ii) 75% of target performance in 2011. In the event that the executive officer were terminated without cause in 2011, the surviving corporation would pay the executive officer a full bonus under this agreement, instead of a pro-rata bonus, if it would result in a greater payment. The amounts above assume that a full annual bonus would be paid based on target performance.

(3)

Messrs. Rothman, Crum and Roman were participants in the LRIP. As described in Motorola Mobility’s annual proxy statement, filed March 15, 2011, the LRIP was frozen in connection with the separation of Motorola Mobility from Motorola Solutions, Inc. and a participant’s payments under the LRIP were divided into an earned portion and a retention portion. In the event of a participant’s termination by the surviving corporation without cause or by the participant for good reason or in the event of his retirement, the participant would be entitled to a pro-rata payment of the retention portion, payable on the originally scheduled payment date. This payment is not accelerated, enhanced or otherwise affected as a result of the merger.

(4)

The amounts above assume a price per share of Motorola Mobility common stock of $40.00. For a description of the treatment of equity-based awards held by the named executive officers in connection with the merger, see “The Merger Agreement—Treatment of Options, Restricted Stock Units and Other Equity Awards.” Set forth below are the values of each type of unvested equity-based award that would vest in connection with the merger. The columns labeled “Single-Trigger” set forth the value of the unvested equity-based awards outstanding on October 1, 2011 that, pursuant to the terms of the merger agreement, would accelerate upon the effective time of the merger, regardless of whether the employment of the named executive officer were terminated. The columns labeled “Double-Trigger” set forth the value of the unvested equity-based awards outstanding on October 1, 2011 that would roll over in the merger and would accelerate if the employment of the named executive officer were terminated within two years following the effective time of the merger by the surviving corporation without cause or by the named executive officer for good reason. The figures below reflect the value of such awards if the named executive officer’s employment were terminated on October 1, 2011; however, the value such named executive officer would receive if the termination occurred at any time during the applicable two-year period could vary significantly based on the price of Google stock on the date of the termination.

	Payments by Google in Satisfaction of Unvested Equity
	Single-Trigger (as defined above)			Double-Trigger (as defined above)
	Stock Options ($)	Restricted Stock Units ($)	Restricted Shares ($)	Stock Options ($)	Restricted Stock Units ($)	Restricted Shares ($)
Named Executive Officers
Sanjay K. Jha	6,586,018	3,210,040	0	29,867,654	0	12,751,680
Marc E. Rothman	258,971	366,720	0	2,548,368	2,412,000	0
Daniel M. Moloney	2,701,283	4,442,920	0	2,760,732	2,612,000	0
Scott A. Crum	325,258	1,555,040	0	1,061,820	1,004,000	0
Geoffrey S. Roman	163,173	546,720	0	424,728	400,000	0

(5)

As described above, the amounts above include the value of (i) with respect to Dr. Jha, continued medical insurance benefits no less favorable than those that would have been provided to Dr. Jha and his family had he remained employed for three years following the date of termination and (ii) with respect to each other named executive officer, continued participation in Motorola Mobility’s healthcare, dental and life insurance benefits

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programs for the executive officer and his or her eligible dependents for three years following the date of termination. With respect to each named executive officer, the value of such benefits are estimated to be the following: Dr. Jha, $47,907; Mr. Rothman, $46,513; Mr. Moloney, $45,352; Mr. Crum, $46,115; and Mr. Roman, $13,869. Such benefits are “double-trigger” and would be paid only in the event that the named executive officer’s employment were terminated by the surviving corporation for any reason other than cause, death, disability or retirement or by the named executive officer for good reason either, (a) in the case of all the named executive officers, within two years following the effective time of the merger or (b) in the case of all the named executive officers other than Dr. Jha, prior to but in connection with the merger (as demonstrated by the named executive officer). In addition, each named executive officer would be entitled to financial planning services for the year following termination in the amount of $16,500. Such benefits are single-trigger.

(6)

As described above, Dr. Jha and Messrs. Moloney and Crum have waived their rights to an excise tax reimbursement; instead their payments and benefits would be reduced to the extent such reduction would result in a greater after-tax payment to the named executive officer. Estimated excise tax reimbursements and reductions are subject to change based on the actual effective time of the merger, date of termination of employment (if any) of the named executive officer, interest rates then in effect and certain other assumptions used in the calculations. The estimates do not take into account the value of any non-competition covenants with a named executive officer or certain amounts that may be reasonable compensation provided to the named executive officer, either before or after the effective time of the merger, each of which may, in some cases, significantly reduce the amount of the potential excise tax reimbursements. Excise tax reimbursements are single-trigger.

Advisory Vote on Golden Parachutes

In accordance with Section 14A of the Exchange Act, Motorola Mobility is providing its stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be paid or become payable to its named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable. As required by those rules, Motorola Mobility is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Motorola Mobility’s named executive officers in connection with the merger and the agreements or understandings pursuant to which such compensation may be paid or become payable, as disclosed in the table in the section of the proxy statement entitled “Interests of Motorola Mobility’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to the Motorola Mobility Named Executive Officers,” including the associated narrative discussion, are hereby APPROVED.”

The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, you may vote to approve the executive compensation and vote not to adopt the merger agreement and vice versa. Because the vote on executive compensation paid or that may become payable in connection with the merger is advisory only, it will not be binding on either Motorola Mobility or Google. Accordingly, because Motorola Mobility is contractually obligated to pay the compensation, if the merger agreement is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

The affirmative vote of at least a majority of the shares of Motorola Mobility common stock present in person or by proxy and entitled to vote on the matter will be required to approve the advisory resolution on executive compensation payable to Motorola Mobility’s named executive officers in connection with the merger. Abstentions will have the same effect as a vote “AGAINST” the proposal but the failure to vote your shares will have no effect on the outcome of the proposal.

The Motorola Mobility Board of Directors recommends a vote “FOR” this proposal.

Selected Unaudited Prospective Financial Information

Although Motorola Mobility periodically may issue limited guidance to investors concerning its financial performance, Motorola Mobility does not as a matter of course publicly disclose detailed forecasts as to future revenues, earnings or other results due to,

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among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, Motorola Mobility has elected to provide the selected unaudited prospective financial information set forth below in order to provide its stockholders access to selected non-public financial information that was made available to and used by the Motorola Mobility Board of Directors and Motorola Mobility’s financial advisors in connection with the merger and Google. The unaudited prospective revenue information for the years 2011 and 2012, described in this section, was also made available to Google in connection with its evaluation of the merger. The selected unaudited prospective financial information was prepared by management for internal planning purposes and not for public disclosure and that is subjective in many respects. The selected unaudited prospective financial information was not prepared with a view toward public disclosure, and the inclusion of this information should not be regarded as an indication that any of Motorola Mobility, Google, RB98 Inc., or any of their respective representatives, officers or directors, or any other prior recipient of this information considered, or now considers, it to be necessarily predictive of actual future results or is indicative of guidance that Motorola Mobility would provide as a stand-alone company should the merger not be consummated. None of Motorola Mobility, Google, any of their respective representatives, officers or directors has made or makes any representation to any stockholder or other person regarding Motorola Mobility’s ultimate performance compared to the results contained in the selected unaudited prospective financial information or that the results therein will be achieved. Motorola Mobility has made no representation to Google, in the merger agreement or otherwise, concerning this financial information or any other financial forecast. Readers of this proxy statement are cautioned not to rely on this information and should not consider the selected unaudited prospective financial information as necessarily predictive of actual future operating results.

The selected unaudited prospective financial information was prepared solely for internal use and for the use of the Motorola Mobility Board of Directors, Motorola Mobility’s financial advisors, Google and RB98 Inc. in connection with the potential transaction and is subjective in many respects. While presented with numeric specificity, the selected unaudited prospective financial information reflects numerous judgments, estimates and assumptions with respect to industry performance, general business, economic, regulatory, litigation, market and financial conditions, as well as matters specific to Motorola Mobility’s business, such as intellectual property licensing revenues and earnings, which are difficult to predict, and many of which are beyond Motorola Mobility’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Many of the assumptions to the projections are beyond the control of management, may not prove to be accurate, are not necessarily indicative of future performance and should not be regarded as a representation by Motorola Mobility that such assumptions will be achieved. Particularly, readers of this proxy statement are cautioned that the assumptions regarding intellectual property licensing revenues and earnings were based on preliminary market observations that may change over time and Motorola Mobility does not undertake to update such assumptions. Since the selected unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. A number of important factors with respect to Motorola Mobility’s business and the industry in which it participates may affect actual results and result in the selected unaudited prospective financial information not being achieved. For a description of some of these factors, Motorola Mobility stockholders are urged to review Motorola Mobility’s most recent SEC filings (including the information under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Motorola Mobility’s Form 10-K) as well as the section in this proxy statement entitled “Cautionary Statement Concerning Forward-Looking Information.” Economic and business environments can and do change quickly, which adds a significant level of unpredictability and execution risk. These factors create significant uncertainty as to whether the results portrayed in the selected unaudited prospective financial information for 2011 and beyond will be achieved.

The selected unaudited prospective financial information was not prepared with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding forecasts or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The selected unaudited prospective financial information included in this proxy statement were prepared by, and are the responsibility of, Motorola Mobility’s

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management. Neither Motorola Mobility’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the selected unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the selected unaudited prospective financial information. Furthermore, the selected unaudited prospective financial information does not take into account any circumstances or events occurring after the date of its preparation.

Motorola Mobility has made publicly available its actual results of operations for the quarter and six months ended July 2, 2011. Motorola Mobility stockholders are urged to review Motorola Mobility’s Quarterly Report on Form 10-Q for the quarter ended July 2, 2011 to obtain this information. See “Where You Can Find More Information.”

The inclusion of selected unaudited prospective financial information in this proxy statement should not be regarded as an indication that such selected unaudited prospective financial information will be necessarily predictive of actual future events, and it should not be relied on as such. No representation is made by Motorola Mobility, Google or any other person to any stockholder of Motorola Mobility regarding the selected unaudited prospective financial information or the ultimate performance of Motorola Mobility compared to such information. Motorola Mobility has made no representation to Google, in the merger agreement or otherwise, concerning the selected unaudited prospective financial information and Google has expressly disclaimed any reliance on such information.

The following table presents selected unaudited prospective financial information for the fiscal years ending 2011 through 2016, which was prepared by Motorola Mobility management in early August 2011, based solely on the information available at that time to Motorola Mobility’s management:

	Selected Unaudited Prospective Financial Information (1)
(in millions)	2011	2012	2013	2014	2015	2016
Revenues	$14,308	$17,527	$20,773	$21,961	$22,974	$23,799
EBITDA (2)	516	1,195	1,620	1,726	1,856	1,950

(1)

For the period of 2011 through 2015, for which third party industry projections are available, the Company’s (A) projected smartphone revenue compound annual growth rate (“CAGR”) assumption of 19% is in line with third party industry projections, (B) projected tablet revenue CAGR assumption of 31% is lower than third party industry projections, (C) projected revenues for other product categories in the Mobile Devices business were assumed to decline in the aggregate based on management’s expectations of lower product portfolio investments and market trends for these categories, and (D) projected Home business revenue CAGR assumption of approximately 2.5% is in line with third party industry projections. For 2016, where industry projections are not available, modest revenue growth was assumed at approximately 7% for smartphones and tablets with revenues for other product categories in the Mobile Devices business assumed to decline in the aggregate, resulting in 2016 total revenue growth for the Mobile Devices business of approximately 4%, and approximately 2% for the Home business. The Company also assumed a 24% CAGR in intellectual property licensing revenue from 2011 through 2016, based on its expectation for securing licensing arrangements over that period of time. Further, the Company assumed, on an overall Company basis, stable gross margins during the period shown. In addition, the Company assumed it will continue to leverage its existing cost structure while investing approximately 8% of revenue in sales and marketing to support sales growth.

(2)	EBITDA is defined as earnings excluding stock-based compensation expense and non-recurring charges before interest, taxes, depreciation and amortization.

Because of the forward-looking nature of the selected unaudited prospective financial information, specific quantifications of the amounts that would be required to reconcile it to GAAP measures are not available. Motorola Mobility believes that there is a degree of volatility with respect to certain of Motorola Mobility’s GAAP measures, and certain adjustments made to arrive at the relevant non-GAAP measures, which preclude Motorola Mobility from providing accurate forecasted non-GAAP to GAAP reconciliations.

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EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, MOTOROLA MOBILITY DOES NOT INTEND TO UPDATE, OR OTHERWISE REVISE THE SELECTED UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN PREPARED OR TO REFLECT THE OCCURRENCE OF INTERVENING OR FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. Holders (as defined below) who receive cash for their shares of Motorola Mobility common stock in the merger.

For purposes of this discussion, we use the term “U.S. Holder” to mean a beneficial owner of shares of Motorola Mobility common stock that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds Motorola Mobility common stock, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership. A partner in a partnership holding Motorola Mobility common stock should consult its tax advisor.

Due to the individual nature of tax consequences, you are urged to consult your tax advisor as to the specific tax consequences to you of the exchange of shares of Motorola Mobility common stock for cash in the merger, including the effects of applicable state, local, foreign and other tax laws. The following discussion applies only if you hold your shares of Motorola Mobility common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based on current law, which is subject to change, possibly with retroactive effect. This discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to stockholders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers in securities, commodities or foreign currency, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, banks and certain other financial institutions, tax-exempt organizations, U.S. expatriates, stockholders that are pass-through entities or the investors in such pass-through entities, regulated investment companies, real estate investment trusts, stockholders who validly exercise their rights under Delaware law to object to the merger, stockholders whose “functional currency” is not the U.S. dollar, investors liable for the alternative minimum tax, controlled foreign corporations, passive foreign investment companies, persons who are not U.S. Holders (as defined above), persons who hold shares as part of a hedge, straddle, constructive sale or conversion transaction, persons who acquired their shares of Motorola Mobility common stock through the exercise of employee stock options or otherwise as compensation, or persons who hold or have held directly, indirectly or constructively more than 5% of the outstanding shares of Motorola Mobility common stock or affiliates of such persons). This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or any state, local or foreign tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the U.S. federal income tax.

We have not sought, nor do we expect to seek, any ruling from the Internal Revenue Service with respect to the matters discussed below. There can be no assurances that the Internal Revenue Service will not take a different position concerning the tax consequences of the merger or that any such position would be sustained.

Merger. A U.S. Holder’s receipt of cash for shares of Motorola Mobility common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder

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who receives cash for such U.S. Holder’s shares of Motorola Mobility common stock in the merger will recognize gain or loss in an amount equal to the difference, if any, between the cash received in the merger (determined before any deductions) and the U.S. Holder’s adjusted tax basis in the U.S. Holder’s shares of Motorola Mobility common stock. Gain or loss will be determined separately for each block of shares of Motorola Mobility common stock (i.e., shares of Motorola Mobility common stock acquired for the same cost in a single transaction). Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of Motorola Mobility common stock is more than one year as of the date of the merger. Long-term capital gains of individual U.S. Holders generally are subject to U.S. federal income tax at preferential rates. The deduction of capital losses is subject to limitations.

Information Reporting and Backup Withholding. Cash proceeds received pursuant to the merger generally are subject to information reporting, and may be subject to backup withholding at the applicable statutory rate (currently 28%) if the stockholder or other payee fails to provide a valid taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional U.S. federal income tax. Rather, the U.S. federal income tax liability of the person subject to backup withholding generally will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may generally be obtained, provided that the required information is timely furnished to the Internal Revenue Service.

This summary of certain material U.S. federal income tax consequences of the merger is for general information only and is not tax advice. Holders are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Tax Opinion Pursuant to Tax Sharing Agreement

In connection with the Spinoff, Motorola Mobility and Motorola Solutions entered into a Tax Sharing Agreement, dated as of July 31, 2010 (which we refer to in this proxy statement as the “Tax Sharing

Agreement”). Pursuant to the Tax Sharing Agreement, Motorola Mobility agreed not to take certain actions during the two-year period ending January 4, 2013, without the receipt of a private letter ruling from the Internal Revenue Service or an opinion of tax counsel, in either case acceptable to Motorola Solutions in its sole and absolute discretion, to the effect that such transaction will not affect the tax-free status of the Spinoff and certain related transactions (or the waiver by Motorola Solutions of the requirement to obtain such private letter ruling or opinion of tax counsel). Wachtell, Lipton, Rosen & Katz issued an opinion to us and to Motorola Solutions, dated as of August 14, 2011, to the effect that, based on certain representations made by Motorola Mobility and Google and subject to the limitations and qualifications set forth in such opinion, the merger will not affect the tax-free status of the Spinoff and certain related transactions. Motorola Solutions accepted such opinion as satisfying the requirements of the Tax Sharing Agreement with respect to the merger. Notwithstanding such opinion and acceptance by Motorola Solutions, pursuant to the Tax Sharing Agreement, Motorola Mobility has agreed to indemnify Motorola Solutions and its affiliates against any and all tax-related liabilities incurred by them relating to the Spinoff and certain related transactions to the extent caused by our actions.

Regulatory Approvals

Under the provisions of the HSR Act and the rules and regulations promulgated thereunder by the FTC, the merger may not be completed until notification and report forms have been filed with the Antitrust Division and the FTC by each of Motorola Mobility and Google, and the applicable waiting period has expired or been terminated. Motorola Mobility and Google filed their respective notification and report forms with the Antitrust Division and the FTC under the HSR Act on August 29, 2011. On September 28, 2011, Motorola Mobility and Google each received a request for additional information and documentary material, which we refer to herein as the “second request.”

The effect of the second request is to extend the waiting period under the HSR Act until 30 days following the date on which both Google and Motorola Mobility certify substantial compliance with the second request, unless the Antitrust Division or the FTC terminates the additional waiting period before its expiration. Google, RB98 Inc., and Motorola Mobility have agreed to use reasonable best efforts to certify

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compliance with the second request within four months after its receipt and to produce documents as required on a rolling basis.

If the Antitrust Division or the FTC believes the merger would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, it has the authority to challenge the transaction by seeking a federal court order to enjoin the merger. U.S. state attorneys general or private parties could also bring legal action.

On August 29, 2011, Motorola Mobility and Google agreed that, in addition to those in the United States and European Commission, pre-closing antitrust clearances in Canada, China, Israel, Russia, Taiwan and Turkey are required and applicable to the merger. On September 14, 2011, Motorola Mobility and Google submitted an initial draft of the Form CO to the European Commission staff. On September 30, 2011, Motorola Mobility and Google submitted an initial draft filing to staff of the Ministry of Commerce in China. Motorola Mobility and Google submitted filings in Canada, Russia, Taiwan, and Turkey on October 7, 2011, and in Israel on October 11, 2011. The parties have made or will make filings in such other jurisdictions as may be required or advisable. Foreign antitrust authorities in these or other jurisdictions may take action under the antitrust laws of their jurisdictions, which could include seeking to enjoin the completion of the merger.

With respect to antitrust clearances, each of Motorola Mobility, Google and RB98 Inc. has agreed to:

•

use its reasonable best efforts to obtain termination or expiration of any waiting periods under the HSR Act and such other approvals, consents and clearances as may be necessary, proper or advisable to effectuate the merger under the antitrust laws and to remove any court or regulatory orders under the antitrust laws impeding the ability to consummate the merger by the outside date; and

•	use reasonable best efforts to certify compliance with the second request within four months after its receipt and to produce documents as required on a rolling basis.

Google will have the unilateral right to determine whether or not the parties will litigate with any governmental entities to oppose any enforcement action or remove any court or regulatory orders impeding the ability to consummate the merger. Google will also control and lead all communications and strategy relating to the antitrust laws and litigation matters relating to the antitrust laws, subject to good faith consultations with Motorola Mobility and the inclusion of Motorola Mobility at meetings with governmental entities with respect to any discussion related to the merger under the antitrust laws.

Litigation Related to the Merger

Sixteen putative class-action complaints challenging the proposed transaction have been filed against Motorola Mobility and its directors. Four of these complaints were filed in the Circuit Court of Cook County, Illinois: Keating v. Motorola Mobility Holdings, Inc. et al., Case No. 11CH28854, Cinotto v. Motorola Mobility Holdings, Inc. et al., Case No. 11CH29297, Grossman v. Motorola Mobility Holdings, Inc. et al., Case No. 11CH29738, and Colaco v. Barfield et al., Case No. 11CH30541. Eight additional putative class-action complaints were filed in the Circuit Court of the Nineteenth Judicial District, Lake County, Illinois: Groveman and Schnider v. Motorola Mobility Holdings, Inc. et al., Case No. 11CH3719, Johnson v. Jha et al., Case No. 11CH3751, Midler v. Motorola Mobility Holdings Inc. et al., Case No. 11CH3783, Mulholland and Ryan v. Motorola Mobility Holdings, Inc. et al., Case No. 11CH3816, Iron Workers District Council of Tennessee Valley & Vicinity Pension Plan v. Motorola Mobility Holdings, Inc., et al., Case No. 11CH3820, Lassoff v. Motorola Mobility Holdings, Inc., Case No. 11CH3831, Lang v. Motorola Mobility Holdings, Inc. et al., Case No. 11CH3832 and Blumstein v. Motorola Mobility Holdings, Inc., No. 11CH4336. Three additional putative class-action complaints were filed in the Delaware Court of Chancery: Goldfein v. Motorola Mobility Holdings, Inc. et al., Case No. 6787, Driscoll v. Motorola Mobility Holdings, Inc. et al., Case No. 6794, and Beren v. Jha et al., Case No. 6799. One additional putative class-action complaint was filed in the United States District Court for the Northern District of Illinois, Eastern Division: Stein v. Jha et al., Case No. 11-cv-06100.

Each of the above-named complaints has been brought on behalf of a putative class of Motorola Mobility’s stockholders and each alleges that, in approving the proposed transaction, the directors of Motorola Mobility breached the fiduciary duties they owe to the members of the putative class. Each complaint alleges further that Motorola Mobility itself aided and abetted the alleged breaches of fiduciary

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duty, and all complaints other than Johnson name Google a defendant and allege that Google aided and abetted the alleged breaches of fiduciary duty. Finally, the complaints in Midler, Lang, Driscoll, Beren and Stein allege that RB98 Inc. also aided and abetted the alleged breaches of duty.

All sixteen putative class-action complaints seek, among other things, injunctive relief barring the named defendants from consummating the proposed transaction, as well as attorneys’ fees and costs. Motions were filed in Cook County, Lake County, and Delaware to consolidate the putative class-actions there pending. No judicial action has been taken on the consolidation motion filed in Delaware. On September 27, the Circuit Court for Lake County consolidated the eight actions before it into Mulholland. On October 3, the Circuit Court for Cook County consolidated the four actions before it into Keating. Also on October 3, defendants moved the Cook County and Lake County courts for an order designating the single venue for disposition of the Mulholland and Keating actions. After that motion was filed, but before the courts could act upon it, plaintiffs agreed to coordinate the various lawsuits on a consolidated basis in the Keating action, pending in Cook County. As a result, on October 12, the Lake County court entered a stay in the Mulholland action.

Motorola Mobility and its directors intend to vigorously contest the allegations.

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THE MERGER AGREEMENT

The summary of the material provisions of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A. The merger agreement contains representations and warranties by Motorola Mobility, on the one hand, and by Google and RB98 Inc., on the other hand, made solely for the benefit of the other. The assertions embodied in those representations and warranties are qualified by information in a confidential disclosure letter delivered in connection with the signing of the merger agreement. The disclosure letter contains information that has been included in Motorola Mobility’s general prior public disclosures, as well as potential additional non-public information. While Motorola Mobility does not believe that the disclosure letter contains information required to be publicly disclosed under the securities laws other than information that has already been so disclosed, the disclosure letter contains information that modifies, qualifies and creates exceptions to the representations, warranties and conduct of business covenants set forth in the merger agreement. Moreover, certain representations and warranties in the merger agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between Motorola Mobility, on the one hand, and Google and RB98 Inc., on the other hand. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about Motorola Mobility, Google or RB98 Inc. at the time they were made or otherwise. In addition, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Motorola Mobility’s public disclosures. The summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to carefully read the merger agreement in its entirety.

The Merger

The merger agreement provides that, subject to the terms and conditions of the merger agreement, and in accordance with the DGCL, at the effective time of the merger, RB98 Inc. will be merged with and into Motorola Mobility and, as a result of the merger, the separate corporate existence of RB98 Inc. will cease and Motorola Mobility will continue as the surviving corporation and become a wholly owned subsidiary of Google. Motorola Mobility will continue to be governed by the DGCL, and all of its rights, privileges, immunities, powers and franchises will continue unaffected by the merger.

The closing of the merger will occur on the second business day after all of the conditions set forth in the merger agreement and described under “—Conditions to the Merger” are satisfied or waived, or at such other date as agreed to by the parties. The merger will become effective when the certificate of merger has been duly filed with the Delaware Secretary of State or at a later time as agreed to by the parties and specified in the certificate of merger.

At the effective time of the merger, Google will become the sole owner of Motorola Mobility and its business. Therefore, current Motorola Mobility stockholders will cease to have direct or indirect ownership interests in Motorola Mobility or rights as Motorola Mobility stockholders, will not participate in any future earnings or growth of Motorola Mobility, will not benefit from any appreciation in value of Motorola Mobility and will not bear the future risks of Motorola Mobility’s operations.

Following completion of the merger, Motorola Mobility common stock will be delisted from the NYSE and deregistered under the Exchange Act. As a result, Motorola Mobility will be a privately held corporation, and there will be no public market for shares of Motorola Mobility common stock. This will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to Motorola Mobility. After the effective date of the merger, Motorola Mobility will also no longer be required to file periodic reports with the SEC on account of shares of Motorola Mobility common stock.

The directors of RB98 Inc. immediately prior to the effective time of the merger will be the directors of the surviving corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the surviving corporation. The officers of Motorola Mobility immediately prior to the effective time of the merger will be the initial officers of the

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surviving corporation, each to hold office in accordance with and subject to the certificate of incorporation and bylaws of the surviving corporation.

The Merger Consideration and the Conversion of Motorola Mobility Capital Stock

At the effective time of the merger, by virtue of the merger, each share of Motorola Mobility common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive $40.00 in cash, without interest and less any applicable tax withholdings, other than the following shares:

•

shares of Motorola Mobility common stock owned directly or indirectly by Google or RB98 Inc. or held by Motorola Mobility as treasury stock immediately prior to the effective time of the merger, which will be cancelled and no payment will be made with respect thereto; and

•

shares of Motorola Mobility common stock which are held by stockholders that have properly exercised their appraisal rights in accordance with Delaware law (refer to the “Appraisal Rights” section below).

If at any time during the period between the date of the merger agreement and the effective time of the merger, any change in the outstanding shares of capital stock of Motorola Mobility occurs as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the per share merger consideration will be equitably adjusted to reflect such change, provided, however, that the merger agreement prohibits Motorola Mobility from effecting any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock redistribution with a record date during such period.

Each share of common stock of RB98 Inc. outstanding immediately prior to the effective time of the merger will be converted into and become one share of common stock of the surviving corporation and will constitute the only outstanding shares of capital stock of the surviving corporation.

Payment Procedures

Prior to the effective time of the merger, Google will deposit or cause to be deposited with the paying agent for the merger the aggregate consideration to be paid to holders of shares of Motorola Mobility common stock.

Each holder of shares of Motorola Mobility common stock that are converted into the right to receive the per share merger consideration will be entitled to receive the per share merger consideration upon receipt by the paying agent of a letter of transmittal, together with an “agent’s message,” for book-entry transfer of uncertificated shares of Motorola Mobility common stock, and such other documents as may customarily be required by the paying agent. Until so surrendered, each share will represent after the effective time of the merger for all purposes only the right to receive the per share merger consideration upon such surrender. No interest will be paid or accrued on the cash payable upon the surrender or transfer of such share.

Treatment of Options, Restricted Stock Units and Other Equity Awards

Employee Stock Options. The treatment of the Motorola Mobility stock options held by employees at the effective time of the merger will vary based on the original grant date of the option.

Unvested Stock Options Granted On or After January 4, 2011. Each option to purchase shares of Motorola Mobility common stock held by an employee that was granted on or after January 4, 2011 and that is outstanding and unvested as of immediately prior to the effective time of the merger (each of which we refer to in this proxy statement as a “rollover stock option”) will be converted into an option to acquire a number of shares of Google Class A common stock (rounded down to the nearest whole share) equal to (1) the number of shares of Motorola Mobility common stock subject to the rollover stock option immediately prior to the effective time of the merger, multiplied by (2) the equity award exchange ratio. The per share exercise

60	PROXY STATEMENT

price (rounded up to the nearest cent) of the option to purchase shares of Google Class A common stock will be equal to (1) the per share exercise price of the rollover stock option in effect immediately prior to the effective time of the merger divided by (2) the equity award exchange ratio. The term, vesting schedule and all of the other terms of each rollover stock option will otherwise remain unchanged. The “equity award exchange ratio” equals (a) $40.00 divided by (b) the average closing price per share of Google Class A common stock on the Nasdaq Global Select Market for the five trading day period ending on the trading day preceding the closing date.

All Other Employee Stock Options. Each option to purchase shares of Motorola Mobility common stock held by an employee, whether vested or unvested that is not a rollover stock option and that is outstanding as of immediately prior to the effective time of the merger (each of which we refer to in this proxy statement as a “cash-out stock option”), will cease to represent a right or award with respect to shares of Motorola Mobility common stock, will become fully vested and will entitle the holder of such award to receive an amount in cash equal to (1) the number of shares of Motorola Mobility common stock subject to the cash-out stock option immediately prior to the effective time of the merger, multiplied by (2) the excess, if any, of $40.00 over the per share exercise price of the cash-out stock option, less any applicable tax withholdings.

Employee Restricted Stock Units. The treatment of the Motorola Mobility restricted stock units held by employees at the effective time of the merger will vary based on the original grant date of the restricted stock unit.

Restricted Stock Units Granted On or After January 4, 2011. Each Motorola Mobility restricted stock unit award held by an employee that was granted on or after January 4, 2011 and that is outstanding and unvested as of immediately prior to the effective time of the merger (each of which we refer to in this proxy statement as a “rollover RSU award”) will be converted into a restricted stock unit award with respect to a number of shares of Google Class A common stock (rounded to the nearest whole share) that is equal to (1) the number of shares of Motorola Mobility common stock subject to the holder’s rollover RSU award immediately prior to the effective time of the merger multiplied by (2) the equity award exchange ratio. The vesting schedule and all of the other terms of each rollover RSU award will otherwise remain unchanged.

Restricted Stock Units Granted Prior to January 4, 2011. Each Motorola Mobility restricted stock unit award held by an employee that was granted prior to January 4, 2011 and that is outstanding as of immediately prior to the effective time of the merger (each of which we refer to in this proxy statement as a “cash-out RSU award”) will cease to represent a right or award with respect to shares of Motorola Mobility common stock, will become fully vested and will entitle the holder of such award to receive an amount in cash equal to (1) the number of shares underlying such cash-out RSU award immediately prior to the effective time of the merger, multiplied by (2) $40.00, less any applicable tax withholdings.

Employee Restricted Shares. Each Motorola Mobility restricted share award that is outstanding as of immediately prior to the effective time of the merger (each of which we refer to in this proxy statement as a “restricted share award”) held by Dr. Jha (the only individual who holds restricted shares) will be converted into an award with respect to a number of restricted shares of Google Class A common stock (rounded to the nearest whole share) equal to (1) the number of shares of Motorola Mobility common stock subject to Dr. Jha’s restricted share award immediately prior to the effective time of the merger, multiplied by (2) the equity award exchange ratio. The vesting schedule and all of the other terms of each restricted share award will otherwise remain unchanged.

Director Stock Options. Each option to purchase shares of Motorola Mobility common stock held by a non-employee director at the effective time of the merger, whether vested or unvested, that is outstanding as of immediately prior to the effective time of the merger (each of which we refer to in this proxy statement as a “director stock option”), will become fully vested and be converted into the right to receive a cash payment equal to (1) the number of shares of Motorola Mobility common stock subject to the director stock option immediately prior to the effective time of the merger, multiplied by (2) the excess, if any, of $40.00 over the per share exercise price of the director stock option, less any applicable tax withholdings.

Director Restricted Stock Units and Deferred Stock Units. Each Motorola Mobility restricted stock unit award held by a non-employee director that was granted on or after January 4, 2011 and does not, by its terms, become settled upon the effective time of the

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merger or upon the director’s departure from the Motorola Mobility Board of Directors and that is outstanding as of immediately prior to the effective time of the merger (each of which we refer to in this proxy statement as a “director rollover RSU award”) will be converted into a restricted stock unit award with respect to a number of shares of Google Class A common stock (rounded to the nearest whole share) that is equal to (1) the number of shares of Motorola Mobility common stock subject to the holder’s director rollover RSU award immediately prior to the effective time of the merger multiplied by (2) the equity award exchange ratio. All of the other terms of each director rollover RSU award will otherwise remain unchanged.

Each Motorola Mobility restricted stock unit award (other than a director rollover RSU award) and deferred stock unit award held by a non-employee director that is outstanding as of immediately prior to the effective time of the merger will cease to represent a right or award with respect to shares of Motorola Mobility common stock, will become fully vested and will entitle the holder of such award to receive an amount in cash equal to (1) the number of shares underlying such existing award immediately prior to the effective time of the merger, multiplied by (2) $40.00, less any applicable tax withholdings.

Employee Stock Purchase Plan

The Motorola Mobility 2011 Employee Stock Purchase Plan (which we refer to as the “ESPP”) will be terminated when the current offering is concluded on October 31, 2011. No offering period under the ESPP has been or will be commenced since the execution of the merger agreement. Participants in the ESPP may not alter their payroll deductions from those in effect on the date of the merger agreement (other than to discontinue their participation in the ESPP in accordance with the terms and conditions thereof). The amount of the accumulated contributions of each participant under the ESPP as of immediately prior to the effective time of the merger, to the extent not used to purchase shares of Motorola Mobility common stock in accordance with the terms and conditions of the ESPP, will be refunded to such participant as promptly as practicable following the effective time of the merger (without interest). Shares of Motorola Mobility common stock obtained through the ESPP will receive the same $40.00 per share in the merger as all other shares of Motorola Mobility common stock.

Stockholders’ Meeting

Motorola Mobility has agreed that it will, as promptly as reasonably practicable following the date of the merger agreement and in accordance with customary timing in consultation with Google, take all action necessary to establish a record date for, duly call, give notice of, and, after the mailing of this proxy statement, convene and hold the Special Meeting. In addition, Motorola Mobility has agreed to use its reasonable best efforts to cause the Special Meeting to occur as soon as reasonably practicable and use its reasonable best efforts to obtain Motorola Mobility stockholders approval of the proposal to adopt the merger agreement.

Representations and Warranties

In the merger agreement, Motorola Mobility has made customary representations and warranties to Google and RB98 Inc. with respect to, among other things:

•	the due organization, valid existence, good standing, power and authority of Motorola Mobility and its subsidiaries;

•

its capitalization, including the number of shares of Motorola Mobility common stock issued and outstanding and the number of shares of Motorola Mobility common stock underlying outstanding options and other stock-based awards;

•

its authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement, the enforceability of the merger agreement against Motorola Mobility and the inapplicability of state anti-takeover statutes;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•

the absence of conflicts with, creation of liens or defaults under Motorola Mobility’s or its subsidiaries’ governing documents, certain agreements or applicable laws as a result of entering into the merger agreement and the consummation of the merger;

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•	its SEC filings since November 30, 2010, including financial statements contained therein;

•	internal controls and compliance with the Sarbanes-Oxley Act of 2002;

•	the absence of undisclosed liabilities;

•	the cash held by Motorola Mobility, including restricted cash;

•	absence of undisclosed related party transactions;

•

conduct of business and absence of certain changes, except as contemplated by the merger agreement, including that since December 31, 2010 there has been no fact, event, change, development or set of circumstances, that has had or would reasonably be expected to have, a material adverse effect on Motorola Mobility;

•	the accuracy and compliance with applicable securities laws of the information supplied by Motorola Mobility in this proxy statement;

•	the absence of undisclosed brokers’ fees and expenses;

•	matters related to employee benefit plans;

•	labor and employment matters;

•	the absence of certain litigation or investigations;

•	tax matters;

•	compliance with laws and permits;

•	compliance with environmental laws and regulations and other environmental matters;

•	intellectual property matters;

•	title to owned real properties and the absence of encumbrances, and the validity of, and absence of default under, leases;

•	matters with respect to Motorola Mobility’s material contracts;

•	compliance with the Foreign Corrupt Practices Act of 1977, as amended, and other anticorruption and anti-bribery laws;

•	insurance matters;

•	information relating to Motorola Mobility’s customers and suppliers;

•	receipt by the Motorola Mobility Board of Directors of a fairness opinion from each of Qatalyst Partners and Centerview;
•	the required vote of Motorola Mobility stockholders;

•

the inapplicability of Section 203 of the General Corporation Law of the State of Delaware and the absence of a stockholders rights plan that is applicable to the merger agreement and transactions contemplated by the merger agreement; and

•	the limitation of Google’s and RB98 Inc.’s representations and warranties to those expressly made by Google and RB98 Inc. in the merger agreement.

Many of the representations and warranties in the merger agreement made by Motorola Mobility are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect on Motorola Mobility).

Under the merger agreement, a material adverse effect with respect to Motorola Mobility is generally defined as any occurrence, change, event, effect or circumstance, that, individually or when taken together with all other occurrences, changes, events, effects or circumstances, is or would reasonably likely to be materially adverse to the business, operations, results of operations, financial condition of the Motorola Mobility and its subsidiaries, taken as a whole, other than occurrences, changes, events, effects or circumstances to the extent resulting from:

•

occurrences, changes, events, effects or circumstances generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere, except to the extent the occurrence, change, event, effect or circumstance has a disproportionate effect on Motorola Mobility and its subsidiaries, taken as a whole, as compared with other companies operating in the same industry;

•

changes or proposed changes, after the date of the merger agreement, in law (including rules and regulations), interpretations of law, regulatory conditions or U.S. generally accepted accounting principles, or other generally acceptable accounting principles (or interpretations of such principles), except to the extent the occurrence, change, event, effect or

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circumstance has a disproportionate effect on Motorola Mobility and its subsidiaries, taken as a whole, as compared with other companies operating in the same industry;

•

occurrences, changes, events, effects or circumstances generally affecting the mobile devices industry or the segments thereof in which Motorola Mobility and its subsidiaries operate, except to the extent the occurrence, change, event, effect or circumstance has a disproportionate effect on Motorola Mobility and its subsidiaries, taken as a whole, as compared with other companies operating in the same industry;

•

occurrences, changes, events, effects or circumstances resulting from any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, except to the extent the occurrence, change, event, effect or circumstance has a disproportionate effect on Motorola Mobility and its subsidiaries, taken as a whole, as compared with other companies operating in the same industry;

•

the performance by Motorola Mobility of its obligations under the merger agreement, including any inaction to comply with the covenants in the merger agreement regarding conduct of business by Motorola Mobility pending the merger to the extent that such inaction is as a result of Google unreasonably withholding its consent for Motorola Mobility to take the action, but excluding Motorola Mobility’s operations in the ordinary and usual course of business consistent with past practice in compliance with the covenants in the merger agreement regarding conduct of business by Motorola Mobility pending the merger;

•

actions of Motorola Mobility or any of its subsidiaries which a senior executive of Google has expressly requested in writing or expressly consented to, after the date of the merger agreement pursuant to the merger agreement;

•

any decline in the stock price of Motorola Mobility common stock or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (except that the underlying causes of such decline or failure may, to the extent applicable, be considered in determining whether there is a material adverse effect on Motorola Mobility);

•

the announcement or the existence of, or compliance with, the merger agreement and the transactions contemplated by the merger agreement, including any inaction to comply with the covenants in the merger agreement regarding conduct of business by Motorola Mobility pending the merger to the extent that such inaction is as a result of Google unreasonably withholding its consent for Motorola Mobility to take the action, but excluding Motorola Mobility’s operations in the ordinary and usual course of business consistent with past practice in compliance with the covenants in the merger agreement regarding conduct of business by Motorola Mobility pending the merger;

•

the announcement, pendency or consummation of the transactions contemplated by the merger agreement and any loss of, or adverse change in, the relationship of Motorola Mobility or any of its subsidiaries with its employees, customers, distributors, partners or suppliers that is related to the announcement, pendency or consummation of the transactions contemplated by the merger agreement, including any inaction to comply with the covenants in the merger agreement regarding conduct of business by Motorola Mobility pending the merger to the extent that such inaction is as a result of Google unreasonably withholding its consent for Motorola Mobility to take the action, but excluding Motorola Mobility’s operations in the ordinary and usual course of business consistent with past practice in compliance with the covenants in the merger agreement regarding conduct of business by Motorola Mobility pending the merger;

•

any complaint, claim, action, suit, litigation, proceeding or governmental or administrative investigation to the extent relating to the merger agreement or the transactions contemplated by the merger agreement;

•

any complaint, claim, action, suit, litigation, proceeding or governmental or administrative investigation to the extent relating to Motorola Mobility’s patent portfolio that has been disclosed prior to the execution of the merger agreement or is reasonably similar or related to those complaints, claims, actions, suits,

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litigations, proceedings or governmental or administrative investigations so disclosed, regardless of any outcome, development or settlement thereof; or

•

Google’s (or its applicable affiliates’) (1) failure to renew or extend the existing Mobile Application Distribution Agreement (Android) between Google and Motorola Mobility, or (2) termination of the existing Android Pre-Release Software License Agreement between Google and Motorola Mobility, as amended.

A material adverse effect with respect to Motorola Mobility is also generally defined as an occurrence, change, event, effect or circumstance that, individually or when taken together with all other occurrences, changes, events, effects or circumstances, has prevented or materially delayed or materially impaired or would be reasonably likely to prevent or materially delay or materially impair the ability of Motorola Mobility to perform its obligations under the merger agreement or to consummate the merger and the other transactions contemplated by the merger agreement.

In the merger agreement, Google and RB98 Inc. have made customary representations and warranties to Motorola Mobility with respect to, among other things:

•	the due organization, valid existence, good standing, power and authority of Google and RB98 Inc.;

•	the capitalization of RB98 Inc.;

•

the authority of each of Google and RB98 Inc. to enter into the merger agreement and to complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement against each of Google and RB98 Inc.;

•	the accuracy and compliance with applicable securities laws of the information supplied by Google in this proxy statement;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the absence of conflicts with, creation of liens or defaults under Google’s, RB98 Inc.’s or their subsidiaries’ governing documents, certain agreements or applicable laws as a result of entering into the merger agreement and the consummation of the merger;

•	the absence of brokers’ fees and expenses that would be the responsibility of Motorola Mobility;

•	the sufficiency of funds to satisfy its obligations under the merger agreement including payment of the aggregate consideration to be paid to holders of shares of Motorola Mobility common stock;

•	the absence of certain litigation or investigations;

•	the absence of a requirement that Google stockholders vote on the merger;

•	Google’s and its subsidiaries’ ownership of shares of Motorola Mobility common stock; and

•	the limitation of Motorola Mobility’s representations and warranties to those expressly made by Motorola Mobility in the merger agreement.

The representations and warranties contained in the merger agreement and in any certificate or other writing delivered pursuant to the merger agreement will not survive the effective time of the merger.

Covenants Regarding Conduct of Business by Motorola Mobility Pending the Merger

Except as expressly permitted or required by the merger agreement, as may be consented to in writing by Google (which consent cannot be unreasonably withheld), or as disclosed in the disclosure letter, from the date of the merger agreement until the consummation of the merger, Motorola Mobility will conduct and will cause each of its subsidiaries to conduct its business and operations according to its ordinary and usual course of business consistent with past practice, and Motorola Mobility will use and will cause each of its subsidiaries to use its reasonable best efforts to preserve intact its business organization, to keep available the services of its current officers or employees who are integral to the operation of their businesses as presently conducted, and to preserve the goodwill of and maintain satisfactory relationships with those persons having significant business relationships with Motorola Mobility or any of its subsidiaries. However, Motorola Mobility is not

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required to pay additional amounts to keep available the services of its officers and employees to be in compliance with its obligations described above.

In addition, except as expressly permitted or required by the merger agreement, as disclosed in the disclosure letter or consented to in writing by Google (which consent cannot be unreasonably withheld), from the date of the merger agreement until the consummation of the merger, Motorola Mobility will not and will not permit any of its subsidiaries to:

•

issue, deliver, sell, grant options or rights to purchase, pledge, or subject to any lien, any security of Motorola Mobility or any of its subsidiaries, other than shares of Motorola Mobility common stock issuable upon exercise of the existing stock options or upon the vesting or settlement of outstanding stock-based awards and transactions between Motorola Mobility and its wholly owned subsidiaries or between wholly owned subsidiaries of Motorola Mobility;

•

purchase, redeem or otherwise acquire, or amend the terms of any security of Motorola Mobility or any of its subsidiaries, other than shares of Motorola Mobility common stock delivered to holders of existing options or other stock-based awards to pay any applicable exercise or purchase price and/or taxes related to the exercise or vesting of such awards;

•

split, combine, subdivide or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution on any shares of its capital stock, other than cash dividends paid to Motorola Mobility or one of its subsidiaries by a subsidiary of Motorola Mobility and transactions between Motorola Mobility and its wholly owned subsidiaries or between wholly owned subsidiaries of Motorola Mobility;

•

make any acquisition or disposition or cause any acquisition or disposition to be made, of any business, assets or securities, or sell, lease, license or otherwise dispose of assets or securities of Motorola Mobility or any of its subsidiaries, other than (1) acquisitions of assets, properties or rights not exceeding $150 million individually; (2) sales, leases, licenses or dispositions of assets, properties or rights (excluding intellectual property rights, which are governed by a different provision) with a fair market value not exceeding $100 million individually; (3) transactions between Motorola Mobility and its wholly owned subsidiaries or between wholly owned subsidiaries of Motorola Mobility (excluding any transactions to the extent concerning intellectual property rights, which are governed by a different provision); (4) transactions otherwise permitted under the provisions described in this section (excluding any transactions to the extent concerning intellectual property rights, which are governed by a different provision); and (5) sales, leases, licenses or dispositions of inventory and collection of accounts receivable in the ordinary course (excluding intellectual property rights, which are governed by a different provision);

•	adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

•

enter into specified material contracts or amend or terminate specified material contracts in any material respect, or grant any release or relinquishment of any material rights under specified material contracts;

•

incur, create, assume or otherwise become liable or responsible for any long-term debt or short-term debt, except for debt entered into in the ordinary course of business consistent with past practice not to exceed $250 million in the aggregate and indebtedness for borrowed money among Motorola Mobility and its wholly owned subsidiaries or among Motorola Mobility’s wholly owned subsidiaries;

•	assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person, except wholly owned subsidiaries of Motorola Mobility;

•

make any loans, advances or capital contributions to, or investments in, any other person (other than wholly owned subsidiaries of Motorola Mobility), except in each case for (1) investments or capital contributions not exceeding $15 million individually or $150 million in the aggregate and (2) pursuant to existing contracts in existence on the date of the merger agreement, in accordance with their terms as in effect on the date of the merger agreement;

•

change in any material respect, any financial accounting methods, principles or practices used by it, except as required by any applicable generally accepted accounting principles, SEC rule or policy or applicable law;

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•

with respect to assets that are not intellectual property rights (which are governed by a different provision), mortgage, pledge, encumber or otherwise subject to any lien or license any material assets, except in each case for mortgages, pledges or liens (1) that are in the ordinary course of business consistent with past practice; (2) not exceeding $50 million individually or $200 million in the aggregate; (3) between Motorola Mobility and a wholly owned subsidiary of Motorola Mobility or between wholly owned subsidiaries of Motorola Mobility; and (4) pursuant to existing contracts in existence on the date of the merger agreement, in accordance with their terms as in effect on the date of the merger agreement;

•

license, assign, mortgage, pledge, subject to any lien, grant a covenant not to sue, or otherwise encumber any intellectual property right, assert any intellectual property right in any new complaint, claim, action, suit, litigation, proceeding or governmental or administrative investigation or in any counter claim, or amend, renew, terminate, sublicense, assign, or otherwise modify any license or other agreement by Motorola Mobility or any of its subsidiaries with respect to any intellectual property right, other than: (1) non-transferable, non-sublicensable, non-exclusive standard licenses entered into in the ordinary course of business, consistent with past practices, to any person for sale or distribution of, or use, solely for a product of Motorola Mobility (including to customers, contract manufacturers, developers and resellers) and declarations of patents to standard setting bodies under pre-existing commitments to declare such patents; (2) in connection with the settlement of any complaint, claim, action, suit, litigation, or governmental or administrative investigation, or the payment, discharge, or satisfaction of any claim, liability or obligation, each of which is governed by the fourth and fifth to last bullets in this section; or (3) as permitted by the disclosure letter, the defense or prosecution of any litigation or threatened or pending claims in the ordinary course of business so long as such defense or prosecution does not violate Motorola Mobility’s agreement not to enter into specified settlements as more fully described in the fifth to last bullet in this section;

•

except in the ordinary course of business, make or change any material tax election or settle or compromise any material federal, foreign, state or local income tax liability for an amount materially in excess of amounts reserved;

•	adopt any amendments to its certificate of incorporation or bylaws (or other similar governing documents);

•

enter into any new, or amend, terminate or renew any existing, employment, severance, consulting or salary continuation agreements with or for the benefit of any employees with a title of corporate vice president or above, or directors of Motorola Mobility, or grant any increases in the compensation or benefits to officers, directors or employees, other than as required pursuant to the terms and conditions of any Motorola Mobility employee benefit plan as in effect on the date of the merger agreement, normal increases in the ordinary course of business consistent with past practices and that, in the aggregate, do not result in an increase in cash compensation expense in excess of 5% during any 12-month period;

•

grant any stock-related, performance or similar awards or bonuses, except as required pursuant to the terms and conditions of any Motorola Mobility employee benefit plan as in effect on the date of the merger agreement;

•	forgive any loans to employees, officers or directors or any of their respective affiliates or associates;

•

make any deposits or contributions of cash or other property to, or take any other action to, fund or in any other way secure the payment of compensation or benefits under the Motorola Mobility employee benefit plans or agreements subject to the Motorola Mobility employee benefit plans, or any other plan, agreement, contract or arrangement of Motorola Mobility, other than in the ordinary course of business consistent with past practice;

•

terminate the employment of any officer or employee with the title of corporate vice president or above without prior consultation with Google, except as a direct result of such officer’s or employee’s willful failure to perform the duties or responsibilities of his employment, engaging in serious misconduct, or being convicted of or entering a plea of guilty to any crime;

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•

undertake any material reduction in force, any reduction in force that would result in any liability for noncompliance with the notice provisions of the Worker Adjustment and Retraining Notification Act (which we refer to in this proxy statement as the “WARN Act”) or, without prior consultation with Google, any reduction in force that is subject to the WARN Act;

•

enter into any material collective bargaining agreement or other material works council or labor union agreement, except as required pursuant to the terms and conditions of any Motorola Mobility employee benefit plan as in effect on the date of the merger agreement;

•

amend or renew any collective bargaining agreement or other works council or labor union agreement in effect as of the date of the merger agreement or entered into in compliance with the merger agreement, without first using commercially reasonable efforts to disclose to Google, in reasonable detail, the bargaining strategy of Motorola Mobility or its subsidiaries, as applicable, except as required pursuant to the terms and conditions of any Motorola Mobility employee benefit plan as in effect on the date of the merger agreement;

•

adopt, amend or terminate any Motorola Mobility employee benefit plan or any other bonus, severance, insurance pension or other employee benefit plan or arrangement, other than in the ordinary course of business consistent with past practice with respect to broad-based plans (other than severance plans) and as would not result in a material increase in benefits or compensation expense to Motorola Mobility, except as required pursuant to the terms and conditions of any Motorola Mobility employee benefit plan as in effect on the date of the merger agreement;

•

incur any material capital expenditure or any obligations, liabilities or indebtedness in respect thereof, except for any capital expenditures not exceeding (1) $50 million individually, (2) $225 million in the aggregate in 2011 (taking into account any expenditures incurred prior to the date of the merger agreement in 2011) and (3) $250 million per year for 2012 and after;

•	settle any complaint, claim, action, suit, litigation, proceeding or governmental or administrative investigation (including any complaint, claim, action, suit, litigation, proceeding or governmental or administrative investigation relating to the merger agreement or the transactions contemplated by the merger agreement or set forth in the disclosure letter), provided that Motorola Mobility and its subsidiaries may enter into settlements that would not involve any of the following: (1) the sale, mortgage, pledge or other disposition or encumbrance of any intellectual property right or the grant of any license (or similar commitment, such as a covenant not to sue) from Motorola Mobility or its subsidiaries (nor any potential obligation to grant the foregoing in the future), (2) the amendment, renewal, termination, sublicense, assignment, or modification of a license or similar agreement with Motorola Mobility or (3) a commitment to make any payment or provide other consideration where the aggregate value of all consideration in respect of all such settlements entered into in any calendar quarter (or, if there are royalties or other consideration other than fixed cash payments, the reasonable expected value) exceeds a dollar amount agreed between Motorola Mobility and Google on the date of the merger agreement, which amount would reasonably permit Motorola Mobility to enter into settlements involving payments or consideration that are in the ordinary course and consistent with past practice;

•

pay, discharge or satisfy any claim, liability or obligation, other than the payment, discharge or satisfaction of liabilities to the extent of the amounts disclosed, reflected or reserved against in the most recent audited financial statements included in Motorola Mobility’s SEC filings filed prior to the date of the merger agreement, or in the ordinary course of business consistent with past practice and not otherwise in violation of the covenants contained in the merger agreement regarding conduct of business by Motorola Mobility pending the merger;

•

take or omit to take any action that would cause any Motorola Mobility intellectual property rights to lapse, be abandoned or canceled, or fall into the public domain, other than actions or omissions in the ordinary course of business consistent with past practice and not otherwise in violation of the covenants

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contained in the merger agreement regarding conduct of business by Motorola Mobility pending the merger;

•

convene any regular or special meeting (or effect any adjournment thereof) of Motorola Mobility stockholders other than the Special Meeting, except as required by applicable law or as required by Motorola Mobility’s certificate of incorporation or bylaws; or

•	agree, authorize or commit to any of the foregoing actions or the proposal thereof.

No Solicitation

Motorola Mobility has agreed that it and its subsidiaries will, and will instruct its representatives and its subsidiaries’ representatives to, immediately cease any solicitation, knowing encouragement, discussions or negotiations that may be ongoing with respect to an acquisition proposal and immediately instruct any person (including that person’s representatives) that has confidential information about Motorola Mobility that was furnished by or on behalf of Motorola Mobility in connection with any actual or potential acquisition proposal to return or destroy all such information. In addition, Motorola Mobility has agreed that neither it nor its subsidiaries will, nor will they authorize or knowingly permit their representatives to, directly or indirectly:

•	solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage or assist, an acquisition proposal;

•	furnish to any person (other than Google, RB98 Inc. or their designees) any non-public information relating to Motorola Mobility or its subsidiaries in connection with any acquisition proposal;

•

furnish to any person (other than Google, RB98 Inc. or their designees) any non-public information relating to Motorola Mobility or its subsidiaries in response to any other proposal or inquiry for a potential transaction that on its face is one of the following types of specified transactions (except for certain specified exceptions) (in the absence of Google’s consent):

•	an acquisition or disposition of any business, assets or securities exceeding $150 million individually;

•	a sale, lease, license or other disposition of assets or securities of Motorola
Mobility or any of its subsidiaries exceeding $100 million individually (not including intellectual property rights);

•

a license or other grant of rights to use intellectual property rights that by its terms calls for more than $50 million in royalties to or from Motorola Mobility or its subsidiaries (including, without limitation, covenants not to sue and patent cross licenses);

•	an agreement for the joint development of products or technology requiring an investment in excess of $200 million;

•

a license, assignment, mortgage, pledge of, lien or a grant of a covenant not to sue, or other encumbrance on any intellectual property rights, or an assertion of any intellectual property rights in any new complaint, claim, action, suit, litigation, proceeding or governmental or administrative investigation or in any counter claim;

•

an amendment, renewal, termination, sublicense, assignment or other modification of any license or other agreement by Motorola Mobility or any of its subsidiaries with respect to any intellectual property rights;

•

a settlement of any complaint, claim, action, suit, litigation, proceeding or governmental or administrative investigation (including any complaint, claim, action, suit, litigation, proceeding or governmental or administrative investigation relating to the merger agreement or the transactions contemplated by the merger agreement or set forth in the disclosure letter) that involves (a) the sale, mortgage, pledge or other disposition or encumbrance of any intellectual property rights or the grant of any license (or similar commitment, such as a covenant not to sue) (nor any potential obligation to grant the foregoing in the future), (b) the amendment, renewal, termination, sublicense, assignment, or modification of a license or similar agreement or (c) a commitment to make any payment or provide other consideration where the aggregate value of all consideration in respect of all such

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settlements entered into in any calendar quarter (or, if there are royalties or other consideration other than fixed cash payments, the reasonable expected value) exceeds the dollar amount agreed between Motorola Mobility and Google on the date of the merger agreement, on a cumulative basis; or

•	a payment, discharge or satisfaction of any claim, liability or obligation;

•

afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel of Motorola Mobility or any of its subsidiaries (other than Google, RB98 Inc. or their designees) in connection with any acquisition proposal (in the absence of Google’s consent);

•

afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel of Motorola Mobility or any of its subsidiaries (other than Google, RB98 Inc., or their designees) in response to any other proposal or inquiry for a potential transaction that on its face is one of the specified transactions described in the second preceding bullet (in the absence of Google’s consent);

•	enter into, participate, engage in or continue or renew discussions or negotiations with any person with respect to any acquisition proposal; or

•

enter into, or authorize Motorola Mobility or any of its subsidiaries to enter into, any letter of intent, agreement or understanding of any kind providing for, or deliberately intended to facilitate, an acquisition transaction.

However, until the Motorola Mobility stockholder approval has been obtained, if the Motorola Mobility Board of Directors receives an acquisition proposal that it determines in good faith (after consultation with its financial advisor and outside legal counsel) either constitutes a superior proposal or could reasonably be expected to result in a superior proposal (and at the time of taking the following action, the acquisition proposal continues to constitute or remains reasonably expected to result in a superior proposal), the Motorola Mobility Board of Directors may:

•	participate or engage in discussions or negotiations with the person that has made the bona fide unsolicited written acquisition proposal (which must not have resulted from a knowing breach of the non-solicitation provisions of the merger agreement);

•

furnish to the person that has made the bona fide unsolicited written acquisition proposal (which must not have resulted from a knowing breach of the non-solicitation provisions of the merger agreement) any non-public information relating to Motorola Mobility or any of its subsidiaries, pursuant to a confidentiality agreement that contains provisions restricting disclosure and use that are no less favorable in the aggregate to Motorola Mobility than those in the confidentiality agreement entered into between Motorola Mobility and Google; and/or

•

afford to the person that has made the bona fide unsolicited written acquisition proposal (which must not have resulted from a knowing breach of the non-solicitation provisions of the merger agreement) access to the business, properties, assets, books, records or other non-public information, or to the personnel, of Motorola Mobility or any of its subsidiaries, pursuant to a confidentiality agreement that contains provisions restricting disclosure and use that are no less favorable in the aggregate to Motorola Mobility than those in the confidentiality agreement entered into between Motorola Mobility and Google.

Contemporaneously with furnishing any non-public information to any person, Motorola Mobility must make available the same non-public information to Google to the extent the information has not been previously made available to Google. In addition, upon receipt of an acquisition proposal, Motorola Mobility must promptly (and in any event within 24 hours) provide to Google (1) a copy of the acquisition proposal, if made in writing, or a summary of the material terms of the acquisition proposal, if not made in writing, and (2) any information known to Motorola Mobility relating to the identity of the person making the acquisition proposal (including, if the person is not an issuer with equity securities registered with the SEC, the person’s direct and indirect investors). Finally, Motorola Mobility must give Google prior written notice (which prior written notice must be given, to the extent practicable, at least 12 hours in advance) of Motorola Mobility’s intention to participate or engage in discussions or negotiations

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with, or furnish non-public information or afford access to, a person making an acquisition proposal.

An “acquisition proposal” is defined to mean any offer or proposal (other than an offer or proposal by Google or RB98 Inc.), to engage in an acquisition transaction from any person or group.

An “acquisition transaction” is defined to mean:

•

any transaction or series of related transactions with one or more third parties involving (1) the purchase or other acquisition from Motorola Mobility by any person or group of 20% or more of the total outstanding shares of Motorola Mobility common stock, (2) any tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning 20% or more of the total outstanding shares of Motorola Mobility common stock, (3) any merger, consolidation, business combination or similar transaction involving Motorola Mobility or any of its subsidiaries or (4) any sale, acquisition, transfer or disposition of assets (including equity of subsidiaries of Motorola Mobility) that constitute 20% or more of the consolidated non-”cash or cash equivalent” assets of Motorola Mobility and its subsidiaries; or

•	any liquidation or dissolution of Motorola Mobility.

A “superior proposal” is defined to mean a bona fide written acquisition proposal to acquire, directly or indirectly, (1) all or substantially all of the non-“cash or cash equivalent” assets of Motorola Mobility or (2) more than 50% of the outstanding shares of Motorola Mobility common stock, with respect to which the Motorola Mobility Board of Directors must have determined in good faith (after consultation with its financial advisor and outside legal counsel) that the acquisition transaction contemplated by the acquisition proposal (a) would be more favorable to Motorola Mobility stockholders than the merger, after taking into account all the terms and conditions of such proposal (including the financial aspects of such proposal, the form of consideration, the likelihood, ability to finance, conditionality and timing of consummation of such proposal, any break-up fees, expense reimbursement provisions and any other aspects of the transaction described in such proposal, including the identity of the person or group making such proposal) and the merger agreement (including any changes to the terms of the merger agreement proposed in writing by Google to Motorola Mobility in response to the acquisition proposal or otherwise) and (b) would not be subject to any due diligence or financing condition.

Motorola Mobility Board Recommendation

The Motorola Mobility Board of Directors determined to recommend that Motorola Mobility stockholders vote in favor of the adoption of the merger agreement in accordance with the applicable provisions of the DGCL. The Motorola Mobility Board of Directors also agreed to include the board recommendation in this proxy statement.

The Motorola Mobility Board of Directors also agreed that it will not:

•

withhold, withdraw, amend, change, qualify or modify in a manner adverse to Google, or authorize or publicly propose to withhold, withdraw, amend, change, qualify or modify in a manner adverse to Google, the board recommendation;

•

approve, adopt or recommend to Motorola Mobility stockholders any acquisition proposal, or authorize or publicly propose to approve, adopt or recommend to Motorola Mobility stockholders any acquisition proposal; or

•

make any public statement regarding any acquisition proposal or tender or exchange offer that fails to include a reaffirmation of the board recommendation that Motorola Mobility stockholders vote in favor of the adoption of the merger agreement (other than a “stop, look and listen” communication by the Motorola Mobility Board of Directors pursuant to Rule 14d-9(f) of the Exchange Act).

The foregoing restrictions notwithstanding, at any time prior to the adoption of the merger agreement by the Motorola Mobility stockholders, and after complying with the obligations described in the next paragraph, the Motorola Mobility Board of Directors may take the actions in the preceding paragraph (which we refer to in this proxy statement as a “recommendation change”) if:

•	an event, fact, circumstance, development or occurrence that affects the business, assets or operations of Motorola Mobility that is unknown to the Motorola Mobility Board of

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Directors as of the date of the merger agreement becomes known to the Motorola Mobility Board of Directors (which we refer to in this proxy statement as an “intervening event”), and the Motorola Mobility Board of Directors has concluded in good faith (after consultation with its financial advisor and outside legal counsel) that the failure of the Motorola Mobility Board of Directors to make a recommendation change would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to Motorola Mobility stockholders under applicable law; or

•

the Motorola Mobility Board of Directors has concluded in good faith (after consultation with its financial advisors and outside legal counsel) that an acquisition proposal constitutes a superior proposal and that the failure of the Motorola Mobility Board of Directors to make a recommendation change would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to Motorola Mobility stockholders under applicable law.

Before making a recommendation change, Motorola Mobility must give Google at least three business days’ prior written notice of its intention to change its recommendation (which notice must specify the reasons for the recommendation change) and, in the case of a recommendation change in response to an intervening event involving a proposed transaction, provide Google an unredacted copy of the relevant proposed transaction agreement and other material documents contemplated with or by the party making the proposal. In addition, before making a recommendation change, if requested by Google, Motorola Mobility and its representatives must negotiate in good faith with Google during the notice period to enable Google to propose changes to the terms of the merger agreement that would eliminate the need for the Motorola Mobility Board of Directors to make a recommendation change. In connection with that process, the Motorola Mobility Board of Directors must consider in good faith (after consultation with its financial advisors and outside legal counsel) any changes to the merger agreement proposed in writing by Google. Finally, the Motorola Mobility Board of Directors must have determined that the intervening event would still continue to require a recommendation change if the changes proposed by Google were to be given effect. If at any time there is a change to the material facts and circumstances relating to the relevant intervening event, or any change to the form or amount of consideration or any material terms of the transaction in the case of an intervening event involving a potential transaction or any change to any of the financial terms (including the form or amount of consideration), Motorola Mobility must deliver to Google an additional notice and a summary of the relevant proposed transaction agreement and other material documents. And, in that case, a new three-business-day notice period will commence during which time Motorola Mobility will be obligated to take the actions described above in this paragraph.

The merger agreement does not prohibit the Motorola Mobility Board of Directors from taking and disclosing to Motorola Mobility stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, or making any disclosure to the Motorola Mobility stockholders that the Motorola Mobility Board of Directors determines to make in good faith (after consultation with its outside legal counsel) in order to fulfill its fiduciary duties or satisfy applicable state or federal securities laws. However, any position or disclosure made under those circumstances will be deemed to be a recommendation change unless it is either a “stop, look and listen” communication by the Motorola Mobility Board of Directors pursuant to Rule 14d-9(f) of the Exchange Act in connection with a tender offer or exchange offer, or it includes a reaffirmation of the board recommendation.

Indemnification and Insurance

For a period of six years from the effective time of the merger, the certificate of incorporation and bylaws of the surviving corporation will contain provisions with respect to the indemnification and exculpation of, and advancement of expenses to, current and former Motorola Mobility directors and officers that are at least as favorable as are set forth in Motorola Mobility’s current certificate of incorporation and bylaws, which provisions will not, unless required by applicable law, be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would affect adversely the rights thereunder of such directors and officers.

For a period of six years from the effective time of the merger, Google will cause the surviving corporation to maintain the directors’ and officers’

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liability insurance policies currently maintained by Motorola Mobility for such persons as are currently covered on terms that are comparable to those currently in effect with respect to claims arising from acts or omissions that occurred before the effective time of the merger. Alternatively, Motorola Mobility may elect to substitute a single premium tail policy with respect to such directors’ and officers’ liability insurance with policy limits, terms and conditions at least as favorable to the directors and officers covered under such insurance policy as the limits, terms and conditions in Motorola Mobility’s existing policies or, if Motorola Mobility does not so elect, then Google may (A) substitute its own policies containing terms with respect to coverage and amounts no less favorable to such directors and officers or (B) require Motorola Mobility to obtain such extended reporting coverage under its existing insurance programs.

Employee Benefits and Service Credit

Google has agreed that for one year after the merger it will provide to each active Motorola Mobility employee base compensation and bonus opportunities that, in each case, are no less favorable than those provided to the Motorola Mobility employee immediately prior to the merger, and other employee benefits (excluding equity or equity-based awards) that are substantially comparable, in the aggregate, to the employee benefits (excluding equity or equity-based awards) that were provided to the Motorola Mobility employee immediately prior to the merger. However, the merger agreement does not limit Google’s or the surviving company’s ability to terminate the employment of any Motorola Mobility employee.

To the extent permitted by applicable law, each Motorola Mobility employee will immediately be eligible to participate in any and all Google employee benefits plans in which the Motorola Mobility employee becomes entitled to participate, to the extent coverage under the Google employee benefits plans is comparable to a Motorola Mobility employee benefits plan in which the Motorola Mobility employee participated immediately before the merger. Google will also use its commercially reasonable efforts to ensure that, as of the closing of the merger, each Motorola Mobility employee receives credit for service with Motorola Mobility (or predecessor employers to the extent Motorola Mobility provides such past service credit under the Motorola Mobility employee benefits plans) for purposes of eligibility to participate, vesting, vacation entitlement and level of severance benefits under each of the comparable employee benefits plans, programs and policies of Google, the surviving corporation or the relevant subsidiary, as applicable, in which the Motorola Mobility employee becomes a participant. However, such service recognition must not result in any duplication of benefits with respect to the same period of service. With respect to each health or welfare benefit plan maintained by Google for the benefit of any Motorola Mobility employees, the surviving corporation or the relevant subsidiary and Google will use commercially reasonable efforts (1) to cause all pre-existing condition exclusions and actively-at-work requirements of the Google employee benefits plan to be waived for each Motorola Mobility employee and his or her covered dependents, unless and to the extent the individual, immediately prior to entry in the Google employee benefits plans, was subject to such conditions under the comparable Motorola Mobility employee benefits plan, and (2) to cause each Motorola Mobility employee to be given credit under the Google employee benefits plans for all amounts paid by the Motorola Mobility employee under any similar Motorola Mobility employee benefits plan for the plan year that includes the closing date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Google, the surviving corporation or the relevant subsidiary, as applicable, for the plan year in which the closing date occurs.

Under the merger agreement, Motorola Mobility may, prior to the closing of the merger, adopt a limited retention program for Motorola Mobility employees (including payment of bonuses in respect of 2011) in accordance with terms disclosed to Google prior to execution of the merger agreement. Motorola Mobility and each of its subsidiaries have agreed to use commercially reasonable efforts to take all necessary action in order to comply with all applicable notification, consultation and consent requirements with respect to all unions, works councils, employee committees and similar bodies in respect of the transactions contemplated by the merger agreement. Google has agreed to use commercially reasonable efforts to cooperate with Motorola Mobility and its subsidiaries in respect of the foregoing.

Reasonable Best Efforts

With respect to matters other than antitrust clearances, each of Motorola Mobility, Google and

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RB98 Inc. has agreed to cooperate with each other and use their respective reasonable best efforts to promptly:

•

take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with each other in doing, all things necessary, proper or advisable to cause the closing conditions to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions described in the merger agreement (including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents);

•

obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any governmental entity or third party necessary, proper or advisable to consummate the transactions described in the merger agreement;

•	execute and deliver any additional instruments necessary to consummate the transaction described in the merger agreement;

•

inform each other promptly of any substantive oral or written communications or meetings with our former parent regarding the merger and provide the other parties with an opportunity to attend and participate in such meetings;

•	furnish information requested by our former parent in connection with Motorola Mobility’s obligations under the Tax Sharing Agreement between Motorola Mobility and our former parent; and

•

defend or contest any claim, suit, action or other proceeding brought by a third party that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the transactions described herein.

With respect to antitrust clearances, each of Motorola Mobility, Google and RB98 Inc. has agreed to:

•	make, as promptly as reasonably practicable, all necessary filings and notifications and other submissions with respect to the merger agreement under the antitrust laws, including filing notification and report forms required under the HSR Act no later than August 29, 2011 (and Motorola Mobility and Google filed their respective notification and report forms with the Antitrust Division and the FTC under the HSR Act on August 29, 2011);

•

subject to the following paragraph, use its reasonable best efforts to obtain termination or expiration of any waiting periods under the HSR Act and such other approvals, consents and clearances as may be necessary, proper or advisable to effectuate the merger under the antitrust laws and to remove any court or regulatory orders under the antitrust laws impeding the ability to consummate the merger by the outside date; and

•

use reasonable best efforts to certify compliance with any second request from the Antitrust Division or the FTC pursuant to the HSR Act within four months after receipt of such second request and to produce documents as required on a rolling basis.

Google will have the unilateral right to determine whether or not the parties will litigate with any governmental entities to oppose any enforcement action or remove any court or regulatory orders impeding the ability to consummate the merger. Google will also control and lead all communications and strategy relating to the antitrust laws and litigation matters relating to the antitrust laws, subject to good faith consultations with Motorola Mobility and the inclusion of Motorola Mobility at meetings with governmental entities with respect to any discussion related to the merger under the antitrust laws.

Other Covenants and Agreements

Google and Motorola Mobility have made certain other covenants to and agreements with each other regarding various other matters including:

•	Google’s access to Motorola Mobility’s information and Google’s agreement to keep the information provided to it confidential;

•	Motorola Mobility’s taking certain actions to render any antitakeover laws inapplicable to the merger agreement and the transactions contemplated by the merger agreement;

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•	any litigation against Motorola Mobility and/or its directors relating to the transactions contemplated by the merger agreement, and the settlement of such litigation;

•	any press release or other public statement or comment relating to the merger agreement or the transactions contemplated in the merger;

•	Section 16 of the Exchange Act;

•	Google’s delivery of a written consent adopting the merger agreement as sole stockholder of RB98 Inc.;

•

Google’s not having the right to control Motorola Mobility’s operations prior to the closing of the merger, and Motorola Mobility’s continuing to exercise, consistent with the terms and conditions of the merger agreement, control and supervision over its operations prior to the effective time of the merger;

•	Google’s responsibility for transfer taxes due with respect to the merger; and

•

Motorola Mobility’s obligations to eliminate the occurrence of or, if not possible, reduce the effect of, certain consequences affecting its or Google’s intellectual property rights resulting from the merger agreement or the transactions contemplated in the merger agreement.

Conditions to the Merger

Conditions to Each Party’s Obligations. Each party’s obligation to consummate the merger is subject to the satisfaction or waiver of the following conditions:

•	adoption of the merger agreement by the affirmative vote of holders of at least a majority of the outstanding shares of Motorola Mobility common stock;

•	absence of any order issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger;

•	absence of any law that has been enacted, entered or promulgated by any governmental entity that prohibits or makes illegal consummation of the merger;

•	termination or expiration of any applicable waiting period (or extension thereof) under the HSR Act;
•	the issuance by the European Commission of a decision under the EC Merger Regulation declaring the merger compatible with the common market; and

•	additional antitrust clearances in Canada, China, Israel, Russia, Taiwan and Turkey.

Conditions to Motorola Mobility’s Obligations. The obligation of Motorola Mobility to consummate the merger is subject to the satisfaction or waiver of further conditions, including:

•

the truth and correctness of Google’s and RB98 Inc.’s representations and warranties on the date of the merger agreement and on the date of the closing of the merger (or in the case of representations and warranties that are made as of an earlier date, as of the earlier date), except where the failures to be true and correct, individually or in the aggregate, have not prevented or materially delayed or materially impaired, and would not be reasonably likely to prevent or materially delay or materially impair, the ability of Google to perform its obligations under the merger agreement or to consummate the merger;

•	Google’s and RB98 Inc.’s performance or compliance in all material respects with all obligations required to be performed or complied with by them under the merger agreement; and

•	the receipt by Motorola Mobility of an officer’s certificate by Google certifying to the effect that the foregoing two conditions have been satisfied.

Conditions to Google’s and RB98 Inc.’s Obligations. The obligation of Google and RB98 Inc. to consummate the merger is subject to the satisfaction or waiver of further conditions, including:

•	Motorola Mobility has not suffered a material adverse effect since December 31, 2010 through the bring-down date (as further described below);

•

the truth and correctness, in all material respects (without giving effect to any materiality qualifications in such representations and warranties), of Motorola Mobility’s representations and warranties concerning (1) the organization and qualification of Motorola Mobility, (2) the authority for entry into the merger agreement and certain actions by the Motorola Mobility Board of Directors,

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(3) the delivery of fairness opinions by each of Qatalyst Partners and Centerview and (4) the inapplicability of anti-takeover statutes to the merger and the absence of a Motorola Mobility stockholders rights plan, on the date of the merger agreement and on the date of the closing of the merger (or in the case of representations and warranties that are made as of an earlier date, as of the earlier date);

•

the truth and correctness of Motorola Mobility’s representations and warranties concerning its capitalization, on the date of the merger agreement and on the bring-down date (or in the case of representations and warranties that are made as of an earlier date, as of the earlier date), except for de minimis failures to be so true and correct;

•

the truth and correctness (without giving effect to any materiality qualifications in such representations and warranties) of Motorola Mobility’s other representations and warranties in the merger agreement, on the date of the merger agreement and on the bring-down date (or in the case of representations and warranties that are made as of an earlier date, as of the earlier date), except where the failure to be true and correct have not had and are not reasonably likely to have, individually or in the aggregate, a material adverse effect on Motorola Mobility and its subsidiaries, taken as a whole;

•	Motorola Mobility’s performance or compliance in all material respects with all obligations required to be performed or complied with by it under the merger agreement;

•	the receipt by Google of an officer’s certificate by Motorola Mobility certifying to the effect that the foregoing five conditions have been satisfied; and

•

the unqualified tax opinion delivered by Motorola Mobility’s tax counsel to our former parent has not been withdrawn (unless such withdrawal arises from any failure of any statement or representation contained in any representation letter from Google delivered to Motorola Mobility’s tax counsel in connection with such tax opinion to be true, correct and complete when given or at any time at or prior to the effective time of the merger).

“Bring-down date” is defined to mean:

•	if the closing of the merger occurs prior to or on August 15, 2012, the closing date; or

•	if the closing of the merger occurs after August 15, 2012, August 15, 2012.

However, if Motorola Mobility elects to extend the outside date as described under “—Termination of the Merger Agreement” below, then the bring-down date will be extended to the earlier of (1) the closing date of the merger and (2) the outside date as extended by Motorola Mobility. As an example, if Motorola Mobility elects to extend the August 15, 2012 date to October 15, 2012, and subsequently Google elects to extend the October 15, 2012 outside date to December 15, 2012, the bring-down date at that time will be October 15, 2012 (and not December 15, 2012).

Termination of the Merger Agreement

Motorola Mobility and Google may terminate the merger agreement by mutual written consent at any time before the consummation of the merger. In addition, with certain exceptions, either Motorola Mobility or Google may terminate the merger agreement at any time before the consummation of the merger if:

•

any court of competent jurisdiction or other governmental entity has issued an order, or taken any other action, restraining, enjoining or otherwise prohibiting the merger, and the order or action has become final and non appealable (however, a party may not invoke this termination right unless it has used its reasonable best efforts to contest, appeal and remove the order or action, and is not in material violation of the merger agreement);

•

the merger has not occurred on or before the outside date, which is currently August 15, 2012 but is subject to extensions as described below (however, a party may not invoke this termination right if it has failed to fulfill in any material respect any of its covenants and agreements in the merger agreement and such failure was the primary cause of the failure of the merger to occur on or before the outside date); or

•	the merger agreement was not adopted by Motorola Mobility stockholders with the

76	PROXY STATEMENT

requisite vote at the Special Meeting or at any adjournment or postponement of the Special Meeting.

Motorola Mobility may also terminate the merger agreement:

•

if Google or RB98 Inc. has breached its representations and warranties, or has failed to perform its covenants or agreements in the merger agreement, which breach or failure to perform (1) would give rise to the failure of a condition to Motorola Mobility’s obligation to consummate the merger and (2) is not cured by Google or RB98 Inc. within 30 days following written notice to Google of the breach or failure to perform, or by its nature or timing is not capable of being cured; or

•

to enter into, concurrently with the termination of the merger agreement, a written and definitive agreement providing for a superior proposal if (1) the Motorola Mobility stockholders have not yet adopted the merger agreement, (2) Motorola Mobility has not committed a willful and intentional breach of the non-solicitation provisions in the merger agreement and has satisfied other specified requirements and conditions concerning notification and negotiation with Google as described below, (3) the Motorola Mobility Board of Directors determines in good faith (after consultation with its financial advisors and outside legal counsel) that the acquisition proposal constitutes a superior proposal and the failure to terminate the merger agreement would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to Motorola Mobility stockholders under applicable law, and (4) prior to or concurrently with the termination of the merger agreement, Motorola Mobility pays the termination fee to Google as described below.

Prior to exercising its termination right in respect of a superior proposal, Motorola Mobility must give Google at least three business days’ prior written notice of its intention to so terminate the merger agreement (which notice must specify the material terms and conditions of the superior proposal) and provide Google an unredacted copy of the relevant proposed transaction agreement and other material documents contemplated with or by the party making the superior proposal. In addition, if requested by Google,

Motorola Mobility must negotiate in good faith with Google during the notice period to enable Google to propose changes to the terms of the merger agreement that would cause the superior proposal to no longer constitute a superior proposal. In connection with that process, the Motorola Mobility Board of Directors must consider in good faith (after consultation with its financial advisors and outside legal counsel) any changes to the merger agreement proposed in writing by Google. Finally, the Motorola Mobility Board of Directors must have determined that the superior proposal would still continue to constitute a superior proposal if the changes proposed by Google were to be given effect. If at any time there is a change to any material terms of the superior proposal, Motorola must deliver to Google an additional notice and a summary of the relevant proposed transaction agreement and other material documents. And, in that case, a new three-business-day notice period will commence during which time Motorola Mobility will be obligated to take the actions described above in this paragraph.

The outside date is currently August 15, 2012 but may be extended if at least one of the mutual conditions described above (disregarding the condition relating to adoption of the merger agreement by Motorola Mobility stockholders) has not been satisfied to the extent the condition is related to the antitrust conditions. Under that circumstance, either Motorola Mobility or Google may extend the outside date by a two-month period. The outside date may be extended by these two-month periods up to a total of three times, but may not be extended beyond February 15, 2013.

Google may also terminate the merger agreement if:

•

Motorola Mobility has breached its representations and warranties, or has failed to perform its covenants or agreements in the merger agreement, which breach or failure to perform (1) would give rise to the failure of a condition to Google’s and RB98 Inc.’s obligations to consummate the merger and (2) is not cured by Motorola Mobility within 30 days following written notice to Motorola Mobility of the breach or failure to perform, or by its nature or timing is not capable of being cured;

•	the Motorola Mobility Board of Directors or any committee of the Motorola Mobility Board of Directors has changed its recommendation

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and the Motorola Mobility stockholder approval is not obtained; or

•

Motorola Mobility enters into any agreement or understanding providing for, or deliberately intended to facilitate an acquisition transaction as described below (unless Google has consented to such entry).

Termination Fees

Motorola Mobility has agreed to pay Google a fee of $375 million if:

•	all of the following occur:

(1)

(a) after the date of the merger agreement and prior to the termination of the merger agreement, a proposal for an acquisition transaction is made to Motorola Mobility or directly to Motorola Mobility stockholders generally (or becomes otherwise publicly known), or any person announces an intention to make a proposal for an acquisition transaction and (b) if the merger agreement has been terminated on the basis that the merger agreement has not been adopted by Motorola Mobility stockholders with the requisite vote at the Special Meeting or at any adjournment or postponement of the Special Meeting, the proposal or announcement is not publicly and irrevocably withdrawn at least 10 business days prior to the Special Meeting;

(2)

the merger agreement is terminated under the following circumstances: (a) (i) the outside date, as and if extended, has passed, (ii) the vote on the adoption of the merger agreement by Motorola Mobility stockholders has not yet occurred and (iii) the antitrust conditions have been satisfied, (b) the merger agreement was not adopted by Motorola Mobility stockholders with the requisite vote at the Special Meeting or at any adjournment or postponement of the Special Meeting or (c) Motorola Mobility has breached its representations and warranties, or has failed to perform its covenants and agreements, in either case, in a manner that gave rise to the termination right described under “—Termination of the Merger Agreement” above; and

(3)

within 12 months following the termination of the merger agreement, Motorola Mobility enters into an agreement providing for, or consummates, an acquisition transaction involving 50% or more of the non- “cash or cash equivalent” assets of Motorola Mobility and its subsidiaries, taken as a whole, or 50% or more of the outstanding shares of Motorola Mobility common stock;

•

the merger agreement is terminated by Google under the following circumstances: (1) the Motorola Mobility Board of Directors or a committee of the Motorola Mobility Board of Directors has made a recommendation change and the merger agreement was not adopted by Motorola Mobility stockholders with the requisite vote at the Special Meeting or at any adjournment or postponement of the Special Meeting or (2) Motorola Mobility enters into any agreement or understanding providing for, or deliberately intended to facilitate, an acquisition transaction (unless Google has consented to such entry); or

•

the merger agreement is terminated (1) by Motorola Mobility to enter into a written and definitive agreement providing for a superior proposal or (2) by Motorola Mobility or Google if the Motorola Mobility stockholder approval is not obtained at the Special Meeting or at any adjournment or postponement of the Special Meeting and, at the time of the meeting, the Motorola Mobility Board of Directors or a committee of the Motorola Mobility Board of Directors has changed its recommendation in response to an “intervening event.”

Google has agreed to pay Motorola Mobility a fee of $2.5 billion if all of the following occur:

•

the merger agreement is terminated by either Motorola Mobility or Google under the following circumstances: (i) a court or other governmental entity has issued an order, or taken any other action, restraining, enjoining or otherwise prohibiting the merger, and the order or action is with respect to antitrust laws and has become final and non appealable or (ii) the outside date, as and if extended, has occurred and, at the time of the termination of the merger agreement, the antitrust conditions have not been satisfied;

78	PROXY STATEMENT

•

the failure of the antitrust conditions to be satisfied is not primarily caused by any material willful and intentional breach by Motorola Mobility of its obligations to use reasonable best efforts to obtain antitrust and other clearances; and

•

all other conditions to the obligations of Google and RB98 Inc. to consummate the merger described above have been satisfied or waived (and, in the case of those conditions that by their terms are to be satisfied at the closing, those conditions would be satisfied if the closing were to occur).

Limitation of Google’s Liability Relating to Antitrust Efforts Claims

The payment of the reverse termination fee does not relieve Google or RB98 Inc. for any failure to comply with their obligations to use their reasonable best efforts to obtain termination or expiration of any waiting periods under the HSR Act and such other approvals, consents and clearances as may be necessary, proper or advisable to effectuate the merger under the antitrust laws and to remove any court or regulatory orders under the antitrust laws impeding the ability to consummate the merger by the outside date. However, to the extent Motorola Mobility makes claims in respect of breaches by Google or RB98 Inc. of the obligations described in the previous sentence, to the extent related to or resulting in the failure of the antitrust conditions, the aggregate liability of Google and RB98 Inc. will be limited to $3.5 billion (which includes the amount of any reverse termination fee payable by Google under the merger agreement).

Specific Performance; Enforcement

Motorola Mobility, Google and RB98 Inc. are each entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware. Specific performance is in addition to any other remedy to which the parties are entitled at law or in equity.

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APPRAISAL RIGHTS

Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the “fair value” of your shares of Motorola Mobility common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the court, but exclusive of any element of value arising from the accomplishment or expectation of the merger, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Motorola Mobility stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. We will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed properly and in a timely manner by a Motorola Mobility stockholder in order to dissent from the merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of shares of Motorola Mobility common stock immediately prior to the effective time of the merger as to which appraisal rights are asserted, unless otherwise indicated.

Section 262 of the DGCL requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders’ meeting where the merger will be voted that appraisal rights will be available. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement constitutes our notice to Motorola Mobility stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262 of the DGCL. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex D to this proxy statement, since failure to timely and properly comply with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•

You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger agreement is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL.

•

You must not vote in favor of, or consent in writing to, the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement. Therefore, a Motorola Mobility stockholder who votes by proxy and who wishes to exercise and perfect appraisal rights must vote against the merger agreement and the merger or abstain from voting on the merger agreement and the merger.

•

You must continue to hold your shares of Motorola Mobility common stock through the effective date of the merger. Therefore, a Motorola Mobility stockholder who is the record holder of shares of Motorola Mobility common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective date of the merger will lose any right to appraisal with respect to such shares.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the per share merger consideration, but you will have no appraisal rights with respect to your shares of Motorola Mobility common stock.

80	PROXY STATEMENT

All demands for appraisal should be addressed to Motorola Mobility, 600 N. U.S. Highway 45, Libertyville, Illinois 60048, Attn.: Secretary, and must be delivered before the vote on the merger agreement is taken at the Special Meeting and should be executed by, or on behalf of, the record holder of the shares of Motorola Mobility common stock. The demand must reasonably inform us of the identity of the Motorola Mobility stockholder and the intention of the Motorola Mobility stockholder to demand appraisal of his, her or its shares of Motorola Mobility common stock.

To be effective, a demand for appraisal by a Motorola Mobility stockholder must be made by, or in the name of, such registered Motorola Mobility stockholder, fully and correctly, as the Motorola Mobility stockholder’s name appears on his, her or its stock certificate(s). Beneficial owners who do not also hold the shares of Motorola Mobility common stock of record may not directly make appraisal demands to us. The beneficial holder must, in such cases, have the registered owner, such as a bank, broker or other nominee, submit the required demand in respect of those shares. If shares of Motorola Mobility common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares of Motorola Mobility common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of Motorola Mobility common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Motorola Mobility common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Motorola Mobility common stock as to which appraisal is sought. Where no number of shares is expressly stated, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of Motorola Mobility common stock in an account with a bank, broker or other nominee and you wish to exercise appraisal rights, you are urged to consult with your bank, broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal.

Within ten days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Motorola Mobility stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the adoption of the merger agreement. At any time within 60 days after the effective time of the merger, any Motorola Mobility stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, will have the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his, her or its shares of common stock; after this period, the Motorola Mobility stockholder may withdraw such demand for appraisal only with the written consent of the surviving corporation. Within 120 days after the effective date of the merger, any Motorola Mobility stockholder who has complied with Section 262 of the DGCL will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting Motorola Mobility stockholder within ten days after such written request is received by the surviving corporation or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any Motorola Mobility stockholder who has complied with the requirements of Section 262 of the DGCL and who is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Motorola Mobility common stock held by such stockholder. A person who is the beneficial owner of shares of Motorola Mobility common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of

PROXY STATEMENT	81

the petition by a Motorola Mobility stockholder, service of a copy of such petition must be made upon Motorola Mobility, as the surviving corporation. The surviving corporation has no obligation to file such a petition if there are dissenting Motorola Mobility stockholders. Accordingly, the failure of a Motorola Mobility stockholder to file such a petition within the period specified could nullify the Motorola Mobility stockholder’s previously written demand for appraisal. There is no present intent on the part of Motorola Mobility to file an appraisal petition, and Motorola Mobility stockholders seeking to exercise appraisal rights should not assume that Motorola Mobility will file such a petition or that Motorola Mobility will initiate any negotiations with respect to the fair value of such shares. Accordingly, Motorola Mobility stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

If a petition for appraisal is timely filed by a Motorola Mobility stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery with a duly verified list containing the names and addresses of all Motorola Mobility stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice is made to dissenting Motorola Mobility stockholders who demanded appraisal of their shares as required by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition to determine those Motorola Mobility stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights thereunder. The Delaware Court of Chancery may require Motorola Mobility stockholders who have demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any Motorola Mobility stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that Motorola Mobility stockholder.

After the Delaware Court of Chancery determines which Motorola Mobility stockholders are entitled to appraisal of their shares of Motorola Mobility common stock, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will appraise the shares of Motorola Mobility common stock, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the Motorola Mobility stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, and, if applicable, interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value,

82	PROXY STATEMENT

including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares of Motorola Mobility common stock as determined under Section 262 of the DGCL could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement if you did not seek appraisal of your shares. Investment banking opinions as to the fairness from a financial point of view of the per share merger consideration payable in the merger are not necessarily opinions as to fair value under Section 262 of the DGCL.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the Motorola Mobility stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a Motorola Mobility stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any Motorola Mobility stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any Motorola Mobility stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the merger; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the Motorola Mobility stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that Motorola Mobility stockholder to appraisal will cease and that Motorola Mobility stockholder will be entitled to receive the cash payment for shares of his, her or its shares of Motorola Mobility common stock pursuant to the merger agreement. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any Motorola Mobility stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any Motorola Mobility stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the cash that such holder would have received pursuant to the merger agreement within 60 days after the effective date of the merger.

In view of the complexity of Section 262 of the DGCL, Motorola Mobility stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

CURRENT MARKET PRICE OF MOTOROLA MOBILITY COMMON STOCK

Since the Spinoff on January 4, 2011, Motorola Mobility’s common stock has been listed on the New York Stock Exchange under the symbol “MMI.” The number of registered Motorola Mobility stockholders of record of Motorola Mobility common stock on October 11, 2011 was 46,889. Below is a summary of the NYSE high and low closing prices of shares of Motorola Mobility common stock. The closing sale price of Motorola Mobility common stock on the NYSE on August 12, 2011, the last trading day prior to the announcement of the merger, was $24.47. On October 13, 2011, the closing price for Motorola Mobility common stock on the NYSE was $38.16 per share. You are encouraged to obtain current market quotations for Motorola Mobility common stock in connection with voting your shares.

Period	High	Low
2011
1st Quarter (from January 4, 2011)	$36.34	$23.46
2nd Quarter	$26.06	$22.00
3rd Quarter (through October 1, 2011)	$38.13	$21.04
4th Quarter (through October 13, 2011)	$38.16	$37.71

Since its separation from Motorola, Inc. (renamed Motorola Solutions, Inc.), Motorola Mobility has not paid dividends on its common stock. Under the merger agreement, Motorola Mobility is prohibited from paying dividends.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Management and Directors

The following table sets forth information as of October 11, 2011, regarding the beneficial ownership of shares of Motorola Mobility common stock by each director, by Motorola Mobility’s named executive officers, and by all current directors, nominees and executive officers of Motorola Mobility as a group. Except as otherwise noted in the footnotes below, each person below has sole voting and investment power with respect to such securities.

	Total Shares Beneficially Owned
Name	# of Shares(1)		% of Class

Sanjay K. Jha	5,686,084	(2)(3)	1.84	%(2)
Jon E. Barfield	5,978	(4)	*
Jeanne P. Jackson	8,622	(4)	*
Keith A. Meister	12,946	(4)	*
Thomas J. Meredith	173,116	(4)(5)	*
Daniel A. Ninivaggi	7,218	(4)	*
James R. Stengel	19,527	(4)	*
Anthony J. Vinciquerra	17,479	(4)	*
Andrew J. Viterbi	28,980	(4)	*
Marc E. Rothman	112,897	(6)	*
Daniel M. Moloney	339,856	(7)	*
Scott A. Crum	63,976	(8)	*
Geoffrey S. Roman	112,592	(9)	*
All current directors and current executive officers as a group (17 persons)(10)	6,775,158	(10)	2.04	%(2)

*	Less than 1%

(1)

This column includes: (1) shares under exercisable options on October 11, 2011 and options which become exercisable within 60 days thereafter; (2) restricted stock and stock units which are deemed to be beneficially owned on October 11, 2011 or 60 days thereafter; and (3) interests, if any, in shares held in the transitional Company Stock Fund of the Motorola Mobility 401(k) Plan, which is subject to certain investment restrictions. Restricted stock units subject to restrictions which lapse more than 60 days after October 11 are not deemed beneficially owned until the restrictions have lapsed. We include such restricted stock units in the column “# of Shares” as noted, but they are excluded from the computation of percentages of shares owned and noted below. Each stock unit is intended to be the economic equivalent of a share of Motorola Mobility common stock. Unless otherwise indicated, each person has sole voting and investment power over the shares reported.

(2)

Pursuant to Dr. Jha’s employment agreement, on January 28, 2011, he was granted post-separation equity awards (“Post-Separation Equity Awards”) in an amount that, together with his inducement equity awards received at the time of hire, represented approximately 1.8% ownership of the stock of Motorola Mobility. This amount was determined based upon a formula that took into account Motorola Mobility’s initial market capitalization. This formula was included in his employment agreement originally entered into between Dr. Jha and our former parent with 90% of the award in stock options (“Post-Separation Option Award”) and 10% in restricted stock (“Post-Separation Restricted Stock Award”). On January 28, 2011 (the “Grant Date”), Dr. Jha was granted the Post-Separation Restricted Stock Award of 318,792 shares of restricted stock and the Post-Separation Option Award of 2,869,131 stock options to purchase shares of Motorola Mobility common stock with an exercise price based on the closing market value on the date of grant of $29.59. The Post-Separation Equity Awards vest, subject to continued employment, in three installments, each vesting date to be the later of (1) the date on which the average closing price of Motorola Mobility common stock over a 15 day trading period is 10% greater than the average closing price of Motorola Mobility common stock over its first 15 trading days, and (2) the first, second and third anniversary of the Grant Date, as applicable. The vesting condition related to stock performance has been met. Dr. Jha’s total shares beneficially held and resulting

84	PROXY STATEMENT

ownership percentage in the table include Dr. Jha’s Post-Separation Restricted Stock Award which has voting rights, but does not include Dr. Jha’s unexercisable Post-Separation Option Award.

(3)

Dr. Jha has shared voting and investment power over 463,008 shares and sole voting only over the 318,792 shares from the Post-Separation Restricted Stock Award. Dr. Jha’s holdings include the 318,792 shares subject to restrictions from the Post-Separation Restricted Stock Award and 80,251 stock units that are subject to restrictions.

(4)

In connection with the annual equity grant to directors: Mr. Barfield’s, Ms. Jackson’s, Mr. Meister’s, Mr. Meredith’s, Mr. Ninivaggi’s, Mr. Stengel’s, Mr. Vinciquerra’s, and Dr. Viterbi’s holdings each include 2,996 stock units which are subject to restrictions.

(5)

Mr. Meredith has shared voting and investment power over 3,660 of these shares. Mr. Meredith’s holdings include 19,699 stock units that are subject to restrictions. These stock units were granted to him during his service as interim chief financial officer of our former parent.

(6)	Mr. Rothman’s holdings include 69,468 stock units that are subject to restrictions.

(7)	Mr. Moloney’s holdings include 176,373 stock units that are subject to restrictions.

(8)	Mr. Crum’s holdings include 63,976 stock units that are subject to restrictions.

(9)	Mr. Roman’s holdings include 23,668 stock units that are subject to restrictions.

(10)

All directors, Named Executive Officers and current executive officers as a group have sole voting and investment power over 123,251 of these shares, sole voting power over 318,792 of these shares and shared voting and investment power over 466,668 of these shares. Included under “Total Shares Beneficially Owned” are 38,200 units which are deemed beneficially owned on October 11, 2011 or 60 days thereafter, 879,214 shares or stock units that remain subject to restrictions and 5,266,336 shares under options exercisable on October 11, 2011 and within 60 days thereafter. Each stock unit is intended to be the economic equivalent of a share of the Motorola Mobility common stock.

No directors or current executive officers have pledged shares of the Motorola Mobility common stock pursuant to any loan or arrangement where there is an expectation that the loan or arrangement may be repaid by foreclosure or other recourse to the shares of Motorola Mobility common stock.

Security Ownership of Principal Stockholders

The following table sets forth information with respect to any person who is known to be the beneficial owner of more than 5% of the Motorola Mobility common stock.

	Total Shares Beneficially Owned
Name and Address	# of Shares	% of Class
Carl C. Icahn and related entities, 767 Fifth Avenue, 47th Flr., New York, NY 10153(1)	33,505,706(2) shares of Motorola Mobility common stock	11.39%
Dodge & Cox, 555 California Street, 40th Floor, San Francisco, CA 94104	27,452,946(3) shares of Motorola Mobility common stock	9.3%

(1)

A Schedule 13D was filed with the SEC on January 12, 2011 filed jointly by Carl C. Icahn and the following related entities, as amended on July 21, 2011 (as amended, the “Icahn Schedule 13D”) (collectively, the “Reporting Persons”): (1) High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Offshore LP, Icahn Partners LP, Icahn Onshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc. and Beckton Corp., each of whose address is White Plains Plaza, 445 Hamilton Avenue-Suite 1210, White Plains, NY 10601, and (2) Icahn Partners Master Fund LP, Icahn Partners Master

PROXY STATEMENT	85

Fund II LP, and Icahn Partners Master Fund III LP, each of whose address is c/o Walkers SPV Limited, P.O. Box 908GT, 87 Mary Street, George Town, Grand Cayman, Cayman Islands. The Icahn Schedule 13D indicates that, as of the date of the Icahn Schedule 13D, High River Limited Partnership (“High River”) directly beneficially owns 6,701,141 shares; Icahn Partners LP (“Icahn Partners”) directly beneficially owns 10,233,789 shares; Icahn Partners Master Fund LP (“Icahn Master”) directly beneficially owns 11,585,004 shares; Icahn Partners Master Fund II L.P. (“Icahn Master II”) directly beneficially owns 3,353,340 shares; and Icahn Partners Master Fund III L.P. (“Icahn Master III”) directly beneficially owns 1,632,432 shares. Barberry is the sole member of Hopper, which is the general partner of High River. Icahn Offshore is the general partner of each of Icahn Master, Icahn Master II and Icahn Master III. Icahn Onshore is the general partner of Icahn Partners. Icahn Capital is the general partner of each of Icahn Offshore and Icahn Onshore. Icahn Enterprises Holdings is the sole member of IPH, which is the general partner of Icahn Capital. Beckton is the sole stockholder of Icahn Enterprises GP, which is the general partner of Icahn Enterprises Holdings. Carl C. Icahn is the sole stockholder of each of Barberry and Beckton. As such, Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of the Reporting Persons. In addition, Mr. Icahn is the indirect holder of approximately 92.6% of the outstanding depositary units representing limited partnership interests in Icahn Enterprises L.P. (“Icahn Enterprises”). Icahn Enterprises GP is the general partner of Icahn Enterprises, which is the sole limited partner of Icahn Enterprises Holdings.

(2)	Solely based on information in the Icahn Schedule 13D, as of the date of the Icahn Schedule 13D.

(3)

Solely based on information in a Schedule 13G/A filed with the SEC by Dodge & Cox on February 10, 2011 for share holdings of Motorola, Inc. on December 31, 2010. The Schedule 13G/A indicates that as of December 31, 2010, Dodge & Cox was the beneficial owner with sole dispositive power as to 27,452,946 shares, and sole voting power as to 26,028,898 of such shares. The share amounts have been converted to reflect the Distribution by Motorola, Inc. of shares of Motorola Mobility.

86	PROXY STATEMENT

WHERE YOU CAN FIND MORE INFORMATION

Motorola Mobility files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the Investor Relations page of our corporate website at http://investors.motorola.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the Special Meeting (in each case, other than information and exhibits “furnished” to and not “filed” with the SEC in accordance with SEC rules and regulations):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (filed on February 18, 2011).

•	Quarterly Reports filed on Form 10-Q for the fiscal quarter ended April 2, 2011 (filed on April 29, 2011) and for the fiscal quarter ended July 2, 2011 (filed on July 29, 2011).

•	Current Reports filed on Form 8-K dated July 28, 2011 (filed on July 28, 2011); dated August 15,
2011 (filed on August 15, 2011); dated August 15, 2011 (filed on August 18, 2011); dated August 16, 2011 (filed on August 18, 2011); and dated September 28, 2011 (filed on September 28, 2011).

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this proxy statement or other information concerning us, without charge, by written or telephonic request directed to Motorola Mobility Holdings, Inc., Attn: Investor Relations, 600 North U.S. Highway 45, Libertyville, IL 60048, telephone (847) 523-5000, on the Investor Relations page of our corporate website at http://investors.motorola.com or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED OCTOBER 14, 2011. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

COMMUNICATIONS

Will There be a 2012 Annual Meeting of Motorola Mobility Stockholders?

If the merger is consummated prior to our 2012 annual meeting of Motorola Mobility stockholders, Motorola Mobility will not have public stockholders,

PROXY STATEMENT	87

and there will be no public participation in any future meetings of stockholders. However, if the merger is not consummated prior to our 2012 Annual Meeting of Stockholders, the deadlines set forth below will apply to the submission of stockholder proposals to be considered at our 2012 Annual Meeting of Stockholders.

What is the Deadline and How Do I Submit Nominations to the Motorola Mobility Board of Directors?

A Motorola Mobility stockholder wishing to nominate a candidate for election to the Motorola Mobility Board of Directors at the 2012 Annual Meeting of Stockholders is required to give written notice addressed to the Secretary, Motorola Mobility Holdings, Inc., 600 N. U.S. Highway 45, Libertyville, Illinois 60048 of his or her intention to make such a nomination. The notice of nomination must be received by Motorola Mobility’s Secretary at the address above between January 10, 2012 and 5:00 pm Central Time on February 9, 2012.

The notice of nomination is required to contain certain information about both the nominee and the Motorola Mobility stockholder making the nomination as set forth in Motorola Mobility’s Bylaws. In addition, it must include information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be barred from being considered independent under New York Stock Exchange Rule 303A.02(b), or, alternatively, a statement that the recommended candidate would not be so barred. A nomination that does not comply with the above requirements will not be considered.

What is the Deadline and How Do I Submit Proposals For the 2012 Annual Meeting?

Any Motorola Mobility stockholder who intends to present a proposal at Motorola Mobility’s 2012 Annual Meeting of Stockholders must send the proposal to: Secretary, Motorola Mobility Holdings, Inc., 600 N. U.S. Highway 45, Libertyville, Illinois 60048.

If a Motorola Mobility stockholder intends to present a proposal at Motorola Mobility’s 2012 Annual Meeting of Stockholders and have it included in Motorola Mobility’s proxy materials for that meeting, the proposal must be received by Motorola Mobility no later than November 16, 2011, and must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Motorola Mobility is not obligated to include any stockholder proposal in its proxy materials for the 2012 Annual Meeting of Stockholders if the proposal is received after 5:00 pm Central Time on November 16, 2011.

If a Motorola Mobility stockholder wishes to present a proposal at the 2012 Annual Meeting of Stockholders but not have it included in Motorola Mobility’s proxy materials for that meeting, the proposal must: (1) be received by Motorola Mobility between January 10, 2012 and 5:00 pm Central Time on February 9, 2012, (2) present a proper matter for stockholder action under the DGCL, (3) present a proper matter for consideration at such meeting under the Motorola Mobility’s Certificate of Incorporation and Bylaws, (4) be submitted in a manner that is consistent with the submission requirements provided in Motorola Mobility’s Bylaws, and (5) relate to subject matter which could not be excluded from a proxy statement under any rule promulgated by the SEC.

How Can I Communicate with the Motorola Mobility Board of Directors?

All communications to the Motorola Mobility Board of Directors, Chairman of the Board, the non-management directors or any individual director, must be in writing and addressed to them c/o Secretary, Motorola Mobility Holdings, Inc., 600 N. U.S. Highway 45, Libertyville, Illinois 60048 or by email to MobilityBoard@motorola.com.

OTHER MATTERS

The Motorola Mobility Board of Directors knows of no other business to be transacted at the Special Meeting, but if any other matters do come before the meeting, it is the intention of the persons named in the accompanying proxy to vote or act with respect to them in accordance with their best judgment.

Manner and Cost of Proxy Solicitation

Motorola Mobility pays the cost of soliciting proxies. In addition to mailing proxies, officers, directors and regular employees of Motorola Mobility, acting on its behalf, may solicit proxies by telephone, personal interview or other electronic means. You may

88	PROXY STATEMENT

also be solicited by means of press releases issued by Motorola Mobility and advertisements in periodicals. Also, Motorola Mobility has retained D.F. King & Co., Inc. to assist in the solicitation of proxies for the Special Meeting for an estimated fee of $45,000, plus reimbursement of reasonable out-of-pocket expenses. Motorola Mobility will, at its expense, request banks, brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons.

Reduce Duplicate Proxy Materials

The SEC rules permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those security holders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for security holders and cost savings for companies.

A number of brokers with accountholders who are Motorola Mobility stockholders will be “householding” to reduce duplicate mailings of our proxy materials. As indicated in the notice provided by these brokers to Motorola Mobility stockholders, a single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker or call 1-800-579-1639, email: sendmaterials@proxyvote.com, or write us at Secretary, Motorola Mobility Holdings, Inc., 600 N. U.S. Highway 45, Libertyville, Illinois 60048.

Motorola Mobility stockholders who currently receive multiple copies of the proxy statement at their address and would like to request to receive only one should contact their broker.

By order of the Motorola Mobility Board of Directors,

Carol H. Forsyte

Secretary

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GOOGLE INC.,

RB98 INC.

and

MOTOROLA MOBILITY HOLDINGS, INC.

Dated as of August 15, 2011

Annex A-i

(continued)

Annex A-ii

(continued)

Page

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

SECTION 6.01.	Conditions to Each Party’s Obligation to Effect the Merger	A-41

SECTION 6.02.	Conditions to Obligations of Parent and Merger Sub	A-41

SECTION 6.03.	Conditions to Obligations of the Company	A-42

ARTICLE VII

TERMINATION; AMENDMENT; WAIVER

SECTION 7.01.	Termination	A-43

SECTION 7.02.	Effect of Termination	A-44

SECTION 7.03.	Fees and Expenses	A-44

SECTION 7.04.	Amendment	A-46

SECTION 7.05.	Extension; Waiver; Remedies	A-46

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.	Entire Agreement; Assignment	A-47

SECTION 8.02.	Severability	A-47

SECTION 8.03.	Enforcement of the Agreement; Jurisdiction; Certain Limitations	A-47

SECTION 8.04.	Notices	A-48

SECTION 8.05.	Governing Law	A-49

SECTION 8.06.	Descriptive Headings	A-49

SECTION 8.07.	Parties in Interest	A-49

SECTION 8.08.	Counterparts	A-50

SECTION 8.09.	Certain Definitions	A-50

SECTION 8.10.	Interpretation.	A-52

SECTION 8.11.	Nonsurvival of Representations and Warranties	A-52

SECTION 8.12.	Obligations of Parent and of the Company	A-52

Annex A – Form of Certificate of Incorporation

Annex B – Form of Bylaws

Annex A-iii

Glossary of Defined Terms

Defined Terms	Defined in Section
Acceptable Confidentiality Agreement	Section 5.02(i)(i)
Acquisition Proposal	Section 5.02(i)(ii)
Acquisition Transaction	Section 5.02(i)(iii)
Action	Section 3.10
Affiliate	Section 8.09(a)
Agreement	Preamble
Allowed Contract	Section 5.02(b)
Anticorruption Laws	Section 3.17(a)
Antitrust Efforts Claim	Section 8.03(c)
Antitrust Laws	Section 3.04
Associate	Section 8.09(a)
Assumed Restricted Stock Award	Section 2.04(c)
Assumed RSU Award	Section 2.04(d)
Assumed Stock Option	Section 2.04(a)
beneficial ownership	Section 8.09(b)
Book-Entry Shares	Section 2.02(b)
Bringdown Date	Section 8.09(c)
Business Day	Section 8.09(d)
Bylaws	Section 1.04
Certificate of Incorporation	Section 1.04
Certificate of Merger	Section 1.02
Certificates	Section 2.02(b)
Closing	Section 1.02
Closing Date	Section 2.04(a)
Code	Section 1.08
Company	Preamble
Company Acquisition Agreement	Section 5.02(a)
Company Board Recommendation	Section 3.03(b)
Company Employee Plan	Section 3.09(a)
Company Employees	Section 5.06(b)
Company Financial Advisor	Section 3.08
Company Intellectual Property	Section 3.14(a)(i)
Company Products	Section 3.14(a)(ii)
Company Registered Intellectual Property	Section 3.14(a)(iii)
Company SEC Reports	Section 3.05(a)
Company Securities	Section 3.02(b)
Company Termination Fee	Section 7.03(b)(iv)
Confidentiality Agreement	Section 5.02(i)(i)
Corporation Law	Recitals
Disclosure Letter	Article III
Dissenting Shares	Section 2.01
EC Merger Regulation	Section 3.04
Effective Time	Section 1.02
Environmental Laws	Section 3.13(d)(i)
Environmental Liabilities	Section 3.13(d)(ii)
Environmental Permits	Section 3.13(b)
ERISA	Section 3.09(a)
ERISA Affiliate	Section 3.09(a)
ESPP	Section 2.04(f)

Annex A-iv

Defined Terms	Defined in Section
Exchange Act	Section 3.04
Exchange Ratio	Section 2.04(a)
Existing Cash-Out RSU Award	Section 2.04(e)
Existing Cash-Out Stock Awards	Section 2.04(e)
Existing Cash-Out Stock Option	Section 2.04(b)
Existing DSU Awards	Section 2.04(e)
Existing Restricted Stock Award	Section 2.04(c)
Existing Rollover RSU Award	Section 2.04(d)
Existing Rollover Stock Option	Section 2.04(a)
Existing RSU Awards	Section 2.04(e)
Existing Stock Options	Section 2.04(b)
FCPA	Section 3.17(a)
Former Parent	Section 8.09(e)
GAAP	Section 3.05(b)
Government Official	Section 3.17(e)
Governmental Entity	Section 3.04
Hazardous Materials	Section 3.13(d)(iii)
HSR Act	Section 3.04
Indemnified Parties	Section 5.05(a)
Infringe	Section 3.14(a)(iv)
Infringement	Section 3.14(a)(iv)
Intellectual Property Rights	Section 3.14(a)(v)
International Employee Plan	Section 3.09(a)
Intervening Event	Section 5.02(e)
known to the Company	Section 8.09(f)
knowledge	Section 8.09(f)
Law	Section 3.12
Lien	Section 3.02(c)
Material Adverse Effect	Section 8.09(g)
Material Contract	Section 3.16(a)
Merger	Section 1.01
Merger Consideration	Section 1.06
Merger Sub	Preamble
Multiemployer Plan	Section 3.09(a)
NASDAQ	Section 2.04(a)
Order	Section 3.12
Outside Date	Section 7.01(c)
Owned Real Property	Section 3.15(a)
Parent	Preamble
Parent Common Stock	Section 2.04(a)
Parent Material Adverse Effect	Section 8.09(h)
Parent Plans	Section 5.06(c)
Parent Stock Price	Section 2.04(a)
Parent Termination Fee	Section 7.03(c)
Paying Agent	Section 2.02(a)
Payment Fund	Section 2.02(a)
PBGC	Section 3.09(c)
Permits	Section 3.12
Permitted Lien	Section 8.09(i)
Person	Section 8.09(j)

Annex A-v

Defined Terms	Defined in Section
Post-Closing Indemnification Period	Section 5.05(a)
Preferred Stock	Section 3.02(a)
Preliminary Proxy Statement	Section 5.08(a)
Proxy Statement	Section 3.07
Qualifying Acquisition Transaction	Section 7.03(b)(v)
Real Property Lease	Section 3.15(b)
Recommendation Change	Section 5.02(d)
Release	Section 3.13(d)(iv)
Rep Failure	Section 6.02(c)
Representative	Section 5.02(a)
Requisite Stockholder Approval	Section 3.21
Returns	Section 3.11(a)
Sarbanes-Oxley Act	Section 3.05(a)
SEC	Article III
Section 16 Officer	Section 3.09(j)
Section 3.14(f) Events	Section 3.14(f)
Securities Act	Section 3.05(a)
Share	Section 1.06
Special Meeting	Section 5.08(b)
Specified Transactions	Section 5.02(a)
Stock Plans	Section 2.04(a)
Subsidiary	Section 8.09(k)
Subsidiary Securities	Section 3.02(c)
Superior Proposal	Section 5.02(i)(iv)
Surviving Corporation	Section 1.01
Takeover Laws	Section 3.03(b)
Tax	Section 3.11(i)
Taxes	Section 3.11(i)
Tax Sharing Agreement	Section 8.09(l)
WARN Act	Section 3.09(l)
Willful and Intentional Breach	Section 8.09(n)
Willful Breach	Section 8.09(m)

Annex A-vi

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 15, 2011, by and among GOOGLE INC., a Delaware corporation (“Parent”), RB98 INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and MOTOROLA MOBILITY HOLDINGS, INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of the Company has unanimously determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined below), are advisable and fair to, and in the best interests of, the Company and its stockholders;

WHEREAS, the Board of Directors of the Company has unanimously adopted resolutions approving the execution of this Agreement and the consummation of the transactions contemplated hereby and recommending that the Company’s stockholders adopt the agreement of merger (as such term is used in Section 251 of the Delaware General Corporation Law (the “Corporation Law”)) contained in this Agreement;

WHEREAS, the Board of Directors of each of Parent and Merger Sub has approved and declared advisable and in the best interests of Parent and Merger Sub, respectively, this Agreement and the transactions contemplated hereby, including the Merger, and the Board of Directors of Merger Sub has determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of its stockholder;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01.        The Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the relevant provisions of the Corporation Law, Merger Sub shall be merged with and into the Company (the “Merger”) on the second (2nd) Business Day (as defined below), following the satisfaction or, to the extent permitted by applicable Law (as defined below), waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing (as defined below) but subject to their satisfaction or, to the extent permitted by applicable Law, waiver, at the Closing) or on such other day as the parties may mutually agree. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) under the name “Motorola Mobility Holdings, Inc.” and shall continue its existence under the Law of the State of Delaware. In connection with the Merger, the separate corporate existence of Merger Sub shall cease.

SECTION 1.02.        Consummation of the Merger. Upon the terms and subject to the conditions set forth herein, Merger Sub and the Company shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a duly executed certificate of merger (the “Certificate of Merger”), as required by the Corporation Law, which may specify the date and time mutually agreed by the parties at which

Annex A-1

the Merger will become effective, and the parties shall take all such further actions as may be required by applicable Law to make the Merger effective. Prior to the filing referred to in this Section 1.02, a closing (the “Closing”) will be held at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York (or such other place as the parties may mutually agree) for the purpose of confirming all the matters contained herein. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as the parties shall agree and as shall be set forth in the Certificate of Merger (such time as the Merger becomes effective is referred to in this Agreement as the “Effective Time”).

SECTION 1.03.        Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the Corporation Law. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the applicable Laws of the State of Delaware.

SECTION 1.04.        Certificate of Incorporation and Bylaws. The Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) shall, by virtue of the Merger, be amended and restated in its entirety to read as set forth in Annex A to this Agreement and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as permitted by Law and this Agreement. The Restated Bylaws of the Company (the “Bylaws”), as in effect immediately prior to the Effective Time, shall, by virtue of the Merger, be amended and restated in their entirety to read as set forth in Annex B to this Agreement and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as permitted by Law and this Agreement.

SECTION 1.05.        Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified.

SECTION 1.06.        Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub, each share of common stock of the Company, par value $0.01 per share (each, a “Share”), issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any wholly owned Subsidiary (as defined below) of Parent or the Company or held in the treasury of the Company, all of which shall be canceled without any consideration being exchanged therefor, and other than Dissenting Shares (as defined below), which shall have only those rights set forth in Section 2.01) shall, subject to Section 1.10, be converted at the Effective Time into the right to receive in cash an amount per Share (subject to any applicable withholding Tax (as defined below)) equal to $40.00, without interest (the “Merger Consideration”). At the Effective Time all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as provided herein.

SECTION 1.07.        Conversion of Common Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) share of common stock of the Surviving Corporation.

SECTION 1.08.        Withholding Taxes. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be withheld and paid over to the applicable Governmental Entity (as defined below) under the

Annex A-2

Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

SECTION 1.09.        Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

SECTION 1.10.        Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such change; provided, that nothing in this Section 1.10 shall be construed as permitting the Company to take any action otherwise prohibited by this Agreement.

ARTICLE II

DISSENTING SHARES; PAYMENT FOR SHARES; OPTIONS

SECTION 2.01.        Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders properly exercising appraisal rights available under Section 262 of the Corporation Law (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the Corporation Law. Dissenting Shares shall be treated in accordance with Section 262 of the Corporation Law. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal shall have been irrevocably lost, withdrawn or expired, the Merger Consideration, without interest. The Company shall give Parent and Merger Sub (a) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the Corporation Law and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the Corporation Law and (b) the opportunity to participate in and control all negotiations and proceedings with respect to demands for appraisal under the Corporation Law. The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

SECTION 2.02.        Payment for Shares. (a) Prior to the Effective Time, Parent will deposit or cause to be deposited, with a U.S. bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), in trust for the benefit of holders of the Shares, sufficient cash to make the payments due

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pursuant to Section 1.06 on a timely basis to holders of Shares that are issued and outstanding immediately prior to the Effective Time (such amounts being hereinafter referred to as the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in the preceding sentence out of the Payment Fund. Such funds may be invested by the Paying Agent as directed by Parent or the Surviving Corporation; provided, that (i) no such investment gains or losses thereon shall affect the Merger Consideration payable to the holders of Shares and following any losses that result in the amount of funds in the Payment Fund being insufficient to pay the portion of the aggregate Merger Consideration that remains unpaid, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the former stockholders of the Company to the extent of such insufficiency and (ii) such investments shall be in obligations of, or guaranteed by, the United States of America. The Payment Fund shall not be used for any other purpose, except as provided in this Agreement.

(b)        As soon as reasonably practicable after the Effective Time and in any event not later than the fifth (5th) Business Day following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Person (as defined below) who, as of the Effective Time, was the record holder of Shares whose Shares were converted into the Merger Consideration pursuant to Section 1.06: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates that immediately prior to the Effective Time represented Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) in exchange for the Merger Consideration. Following surrender to the Paying Agent of a Certificate (or affidavit of loss in lieu thereof and bond as provided in Section 2.02(c)) or Book-Entry Shares, together with such letter of transmittal duly executed, the holder of such Certificate or Book-Entry Shares shall be paid in exchange therefor cash in an amount (subject to any applicable withholding Tax (as defined below)) equal to the product of the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares multiplied by the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates or Book-Entry Shares. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 2.02, each Certificate shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate, without any interest thereon.

(c)        If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation or the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby.

(d)        Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company for one (1) year after the Effective Time shall be delivered to the Surviving Corporation. Any former stockholders of the Company who have not complied with this Section 2.02 prior to the end of such one (1) year period shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) but only as general creditors thereof for payment of their claim for the Merger Consideration, without any interest thereon. Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any amounts (whether in respect of such Shares or otherwise) delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered immediately

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prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law, any unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any former holder of Shares who has not theretofore complied with this Section 2.02 shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration, without any interest thereon.

SECTION 2.03.        Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in this Article II.

SECTION 2.04.        Existing Equity Awards. (a) Each unvested option to purchase Shares granted pursuant to the terms of the Motorola Mobility Holdings, Inc. 2011 Incentive Compensation Plan (together with the Motorola Mobility Holdings, Inc. Legacy Incentive Plan, the “Stock Plans”) (each such unvested option, an “Existing Rollover Stock Option,” and collectively, the “Existing Rollover Stock Options”) that is outstanding immediately prior to the Effective Time, shall, as of the Effective Time, be converted into an option (an “Assumed Stock Option”) to acquire the number of shares of Class A Common Stock, par value $0.001 per share, of Parent (“Parent Common Stock”) (rounded down to the nearest whole share) that is equal to the product obtained by multiplying (i) the number of Shares subject to the holder’s Existing Rollover Stock Option immediately prior to the Effective Time, by (ii) the quotient obtained by dividing (A) the Merger Consideration by (B) the average closing price per share of Parent Common Stock on the Nasdaq Global Select Market (“NASDAQ”) for the five (5) trading day period ending on the trading day preceding the date of Closing (the “Closing Date”) or, if Parent Common Stock was not available for trading on the NASDAQ on the day preceding the Closing Date, on the last day prior to the day preceding the Closing Date that Parent Common Stock was available for trading on the NASDAQ (the “Parent Stock Price” and such quotient, the “Exchange Ratio”), which option shall have an exercise price per share of Parent Common Stock equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (x) the exercise price per Share of such Existing Rollover Stock Option in effect immediately prior to the Effective Time by (y) the Exchange Ratio. The term, vesting schedule and all of the other terms of each Assumed Stock Option shall otherwise remain unchanged and identical, subject to the rights of Parent to amend or modify any such Assumed Stock Option in accordance with the terms of the corresponding Existing Rollover Stock Option and applicable Law. Notwithstanding the foregoing, Existing Rollover Stock Options shall not include any option granted in respect of director service and no such option shall be subject to the terms of this Section 2.04(a).

(b)        Each option to purchase Shares granted pursuant to the Stock Plans, other than any Existing Rollover Stock Option, whether vested or unvested (each, an “Existing Cash-Out Stock Option,” and collectively, the “Existing Cash-Out Stock Options,” and together with the Existing Rollover Stock Options, the “Existing Stock Options”) that is outstanding immediately prior to the Effective Time, shall, as of the Effective Time, become fully vested and be converted into the right at the Effective Time to receive an amount, payable in cash, equal to the product obtained by multiplying (i) the total number of Shares subject to such Existing Cash-Out Stock Option, by (ii) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of the Shares subject to the Existing Cash-Out Stock Option (with the aggregate amount of such payment rounded to the nearest cent) less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment. The Surviving Corporation shall pay to the holders of Existing Cash-Out Stock Options the cash payments described in this Section 2.04(b) on or as soon as reasonably practicable after the Closing Date, but in any event within ten (10) Business Days following the Closing Date.

(c)        Each award of restricted Shares granted pursuant to the Motorola Mobility Holdings, Inc. 2011 Incentive Compensation Plan (each, an “Existing Restricted Stock Award”) outstanding immediately prior to the Effective Time (after giving effect to the relevant accelerated vesting requirements contained in the Motorola Mobility Holdings, Inc. 2011 Incentive Compensation Plan and the grant agreements pursuant thereto)

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shall, as of the Effective Time, be converted into an award (an “Assumed Restricted Stock Award”) with respect to the number of restricted shares of Parent Common Stock (rounded to the nearest whole share) that is equal to the product obtained by multiplying (i) the number of Shares subject to the holder’s Existing Restricted Stock Award, by (ii) the Exchange Ratio. The vesting schedule and all of the other terms of each Assumed Restricted Stock Award shall otherwise remain unchanged and identical to the terms of the corresponding Existing Restricted Stock Award, subject to the rights of Parent to amend or modify any such Assumed Restricted Stock Award in accordance with the terms of the corresponding Existing Restricted Stock Award and applicable Law.

(d)        Each restricted stock unit award with respect to Shares granted pursuant to the terms of the Motorola Mobility Holdings, Inc. 2011 Incentive Compensation Plan which is outstanding immediately prior to the Effective Time (each, an “Existing Rollover RSU Award,” and collectively, the “Existing Rollover RSU Awards”) shall, as of the Effective Time, be converted into a restricted stock unit award (an “Assumed RSU Award”) with respect to a number of shares of Parent Common Stock (rounded to the nearest whole share) that is equal to the product obtained by multiplying (i) the number of Shares subject to the holder’s Existing Rollover RSU Award by (ii) the Exchange Ratio. The vesting schedule, and all of the other terms of each Assumed RSU Award shall otherwise remain unchanged and identical to the terms of the corresponding Existing Rollover RSU Award, subject to the rights of Parent to amend or modify any such Assumed RSU Award in accordance with the terms of the corresponding Existing Rollover RSU Award and applicable Law. Existing Rollover RSU Awards shall not include any restricted stock unit award granted in respect of service as a director that by its terms would be settled at the Effective Time or upon a director’s departure from the Board of Directors of the Company and no such restricted stock unit award shall be subject to the terms of this Section 2.04(d).

(e)        At the Effective Time, (i) each restricted stock unit award with respect to Shares, other than any Existing Rollover RSU Award (each, an “Existing Cash-Out RSU Award,” and collectively, the “Existing Cash-Out RSU Awards,” and together with the Existing Rollover RSU Awards, the “Existing RSU Awards,”) and (ii) each deferred stock unit award with respect to Shares (each, an “Existing DSU Award,” and collectively, the “Existing DSU Awards,” and together with the Existing Cash-Out RSU Awards, the “Existing Cash-Out Stock Awards”), in each case, granted pursuant to the terms of the Stock Plans, that is outstanding immediately prior to the Effective Time, shall cease to represent a right or award with respect to Shares, shall become fully vested and shall entitle the holder thereof to receive, at the Effective Time, an amount in cash equal to the Merger Consideration in respect of each Share underlying such Existing Cash-Out Stock Award, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment. The Surviving Corporation shall pay to the holders of Existing Cash-Out Stock Awards the cash payments described in this Section 2.04(e) on or as soon as reasonably practicable after the Closing Date, but in any event within ten (10) Business Days following the Closing Date.

(f)        As soon as practicable following the date of this Agreement, the Board of Directors of the Company or the appropriate committee of the Board of Directors of the Company shall take all reasonable actions, including adopting any necessary resolutions, to (i) terminate the Company’s Employee Stock Purchase Plan (the “ESPP”) as of immediately prior to the Closing Date, (ii) ensure that no offering period under the ESPP shall be commenced on or after the date of this Agreement, (iii) if the Closing shall occur prior to the end of the offering period in existence under the ESPP on the date of this Agreement, cause a new exercise date to be set under the ESPP, which date shall be the Business Day immediately prior to the anticipated Closing Date, (iv) prohibit participants in the ESPP from altering their payroll deductions from those in effect on the date of this Agreement (other than to discontinue their participation in the ESPP in accordance with the terms and conditions of the ESPP) and (v) provide that the amount of the accumulated contributions of each participant under the ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase Shares in accordance with the terms and conditions of the ESPP (as amended pursuant to this Section 2.04(f), be refunded to such participant as promptly as practicable following the Effective Time (without interest).

(g)        Prior to the Effective Time, the Company shall take all necessary or appropriate action to effectuate the provisions of this Section 2.04. As of the Effective Time, Parent shall assume the obligations and

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succeed to the rights of the Company under the Stock Plans with respect to the Existing Rollover Stock Options (as converted into Assumed Stock Options), the Existing Restricted Stock Awards (as converted into Assumed Restricted Stock Awards) and the Existing Rollover RSU Awards (as converted into Assumed RSU Awards).

(h)        All of the conversions and adjustments made pursuant to Section 2.04(a), Section 2.04(b), Section 2.04(c), Section 2.04(d) or Section 2.04(e), including without limitation, the determination of the number of shares of Parent Common Stock subject to any award and the exercise price of the Assumed Stock Options, shall be made in a manner consistent with the requirements of Section 409A of the Code. As soon as practicable after the Effective Time, Parent shall prepare and file with the SEC (as defined below) a Form S-8 (or file such other appropriate form) registering a number of shares of Parent Common Stock necessary to fulfill Parent’s obligations under Section 2.04(a), Section 2.04(c) and Section 2.04(d).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except, with respect to any Section of this Article III, (i) as set forth in the Section of the disclosure letter dated the date hereof and delivered by the Company to Parent with respect to this Agreement on the date hereof (the “Disclosure Letter”) that specifically corresponds to such Section (or in any other Section of the Disclosure Letter if it is reasonably apparent upon reading the disclosure in such other Section that such disclosure is responsive to the appropriate Section of this Article III) and (ii) as disclosed in the Company SEC Reports (as defined below) filed or furnished by the Company to the U.S. Securities and Exchange Commission (the “SEC”) filed on or after November 30, 2010 and prior to the date hereof (to the extent such disclosure does not constitute a “risk factor” or forward-looking statement), the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 3.01.        Organization and Qualification. The Company and each of its Subsidiaries is (a) a duly organized and validly existing entity in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the Law of its jurisdiction of incorporation, (b) with all corporate power and authority to own its properties and conduct its business as currently conducted and is duly licensed, qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except (i) in the case of (a), with respect to the Subsidiaries, where the failure to be so duly organized or validly existing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect (as defined below), and (ii) in the case of (b), where the failure to have such corporate power or authority, or to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has heretofore made available to Parent copies that are true, correct and complete of the Certificate of Incorporation and Bylaws of the Company as in effect as of the date of this Agreement. Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any interest in any Person, other than interest in the Company’s Subsidiaries and immaterial interests.

SECTION 3.02.        Capitalization. (a) The authorized capital stock of the Company consists of 900,000,000 Shares and 500,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of the close of business on the Business Day immediately preceding the date hereof, 298,022,521 Shares were issued and outstanding, no shares of Preferred Stock were issued and outstanding and 794,656 Shares were held in the Company’s treasury. In addition, as of the end of the Business Day on August 11, 2011, there were outstanding Existing Stock Options to purchase an aggregate of 23,555,133 Shares, Existing Restricted Stock Awards with respect to an aggregate of 318,792 Shares, Existing RSU Awards with respect to an aggregate of 8,417,987 Shares, and Existing DSU Awards with respect to an aggregate of 37,670 Shares. Since such date, and prior to the date hereof, the Company has not issued any Shares, has not granted any options, restricted stock,

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warrants or rights or entered into any other agreements or commitments that might require it to issue any Shares, or granted any other awards in respect of any Shares and has not split, combined or reclassified any of its shares of capital stock, other than Shares issuable upon exercise of the Existing Stock Options, upon the settlement of Existing Restricted Stock Awards, Existing RSU Awards or the Existing DSU Awards. All of the Shares outstanding have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights.

(b)        Except for the Existing Stock Options, the Existing Restricted Stock Awards, the Existing RSU Awards and the Existing DSU Awards, there are on the date hereof no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other equity ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other equity ownership interests in) the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii) of this Section 3.02(b), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (iv) obligations (excluding Taxes and other fees) by the Company or any of its Subsidiaries to make any payments based on the market price or value of the Shares. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has outstanding obligations to purchase, redeem or otherwise acquire any Company Securities.

(c)        The Company or another of its Subsidiaries is the record and beneficial owner of all the outstanding shares of capital stock of each material Subsidiary of the Company (except for directors’ qualifying shares or the like), free and clear of any lien, mortgage, pledge, charge, irrevocable proxy, security interest or encumbrance of any kind (each, but excluding any license of Intellectual Property Rights (as defined below), a “Lien”), except where the failure to be so free and clear, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Subsidiary of the Company, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (the items in clauses (i), (ii) and (iii) of this Section 3.02(c), together with the capital stock of such Subsidiaries, being referred to collectively as “Subsidiary Securities”) or (iv) obligations (excluding Taxes and other fees) of the Company or any of its Subsidiaries to make any payment based on the value of any shares of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of any material Subsidiary of the Company.

SECTION 3.03.        Authority for this Agreement; Board Action. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the adoption of the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement by the holders of a majority of the outstanding Shares prior to the consummation of the Merger and the filing of the Certificate of Merger with the Secretary of State of Delaware, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement, including the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this

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Agreement, by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or to perform its obligations hereunder, other than, with respect to completion of the Merger, the adoption of the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement by the holders of a majority of the outstanding Shares prior to the consummation of the Merger and the filing of the Certificate of Merger with the Secretary of State of Delaware. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of the Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)        The Company’s Board of Directors (at a meeting or meetings duly called and held) has unanimously (i) determined that the Merger is advisable and fair to and in the best interests of, the stockholders of the Company, (ii) approved and declared advisable this Agreement, including the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement, (iii) resolved to recommend the adoption of the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement by the stockholders of the Company (the “Company Board Recommendation”) and (iv) adopted a resolution irrevocably resolving to elect that any other “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations (collectively, “Takeover Laws”) of any jurisdiction that purports to be applicable to the Company, Parent, Merger Sub, the Merger or this Agreement, shall not be applicable to the Company, Parent, Merger Sub, the Merger or this Agreement.

SECTION 3.04.        Consents and Approvals; No Violation. Neither the execution, delivery and performance of this Agreement by the Company, the consummation of the transactions contemplated hereby, nor the compliance by the Company with any of the provisions hereof will (a) violate or conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of the Company or other similar governing documents of any of the Company’s Subsidiaries, (b) require any material consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body (a “Governmental Entity”), (c) violate, conflict with, or result in a breach of any provision of, or require any consent, waiver or approval or result in a default or loss or reduction of any rights (or give rise to any right of termination, cancellation, modification or acceleration, or trigger any requirement or option for additional consideration, or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or loss or reduction of any rights or give rise to any such right) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets may be bound, (d) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries or (e) violate any Law or Order (as defined below) applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound, except (i) in the case of each of clauses (a) (with respect to the Company’ Subsidiaries), (c), (d) and (e) of this Section 3.04, for such violations, conflicts, breaches, defaults or Liens which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect or prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement or the ability of the Company to perform its covenants or obligations under this Agreement, (ii) in the case of each of clauses (b), (c), (d) and (e) of this Section 3.04, (A) as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as

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amended (the “HSR Act”), Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings (published in the Official Journal of the European Union on January 29, 2004 at L 24/1) (the “EC Merger Regulation”) or any other applicable federal, state or foreign Law, Order or other legal restraint designed to govern foreign investment, competition or prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”), (B) the applicable requirements of the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”), (C) the filing and recordation of appropriate merger documents as required by the Corporation Law, or (D) the applicable requirements of the New York Stock Exchange, and (iii) in the case of each of clauses (b), (c), (d) and (e) of this Section 3.04, for such violations, conflicts, breaches, defaults or Liens as may arise as a result of facts or circumstances relating to Parent or its Affiliates (as defined below) or Laws or contracts binding on Parent or its Affiliates, in each case of this clause (iii), that are not known to the Company.

SECTION 3.05.        Reports; Financial Statements. (a) Since November 30, 2010, (i) the Company has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC, all of which have complied as of their respective filing dates in all material respects with all applicable requirements of the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) and (ii) the Company will file prior to the Effective Time all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC prior to such time. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any report, schedule, form, statement or other document filed or furnished by the Company with the SEC since November 30, 2010 (the “Company SEC Reports”). None of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed, contained (or will contain when filed) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act and prior to November 30, 2010, the Company was not required to file periodic reports with the SEC pursuant to the Exchange Act.

(b)        The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company included (or incorporated by reference) in the Company SEC Reports have been prepared (or when so filed will be) in accordance with U.S. generally accepted accounting principles applied on a consistent basis (“GAAP”) throughout the periods involved (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments set forth therein including the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, stockholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (except as may be set forth therein or in the notes thereto). All of the Company’s Subsidiaries are consolidated for accounting purposes.

(c)        The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in

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Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. To the knowledge of the Company, as of the date hereof, the Company’s Chief Executive Officer and Chief Financial Officer will be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when due.

(d)        Since July 1, 2010 through the date of this Agreement, to the knowledge of the Company, (i) none of the Company, any of its Subsidiaries or any director, officer, or auditor of the Company or any of its Subsidiaries has received, or otherwise had or obtained knowledge of, any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

(e)        Neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, other than (i) such liabilities (A) disclosed, reflected or reserved against in the financial statements of the Company included in the Company SEC Reports filed and available prior to the date hereof (including any notes thereto) or (B) incurred in the ordinary course of business consistent with past practice since December 31, 2010, which, in the case of clause (B) only, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (ii) such liabilities arising or resulting from an existing contract, or a contract entered into in compliance with this Agreement, except to the extent that such liabilities arose or resulted from a breach or a default of such contract or (iii) such liabilities which have been discharged or paid in full in the ordinary course of business as of the date of this Agreement.

(f)        Section 3.05(f) of the Disclosure Letter sets forth the amount of cash held by the Company or its Subsidiaries, as of July 2, 2011, in each jurisdiction in which Company cash is held and the portion of such cash in each jurisdiction that constitutes “restricted” cash for purposes of GAAP.

(g)        As of the date of this Agreement, there are no transactions, agreements, arrangements or understandings involving the Company or its Subsidiaries that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

SECTION 3.06.        Absence of Certain Changes. Since December 31, 2010, (a) there has not been a Material Adverse Effect, (b) through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, except for the negotiation, execution, delivery and performance of this Agreement and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof without the consent of Parent, would constitute a breach of clause (d)(i), (d)(ii), (h), (o), (u), (v), (w) or (x) of Section 5.01.

SECTION 3.07.        Proxy Statement. The letter to stockholders, notice of meeting, proxy statement and form of proxy that will be provided to stockholders of the Company in connection with the Merger (including any amendments or supplements thereto) and any annexes, schedules or exhibits required to be filed

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with the SEC in connection therewith (collectively, the “Proxy Statement”) will not, on the date of filing with the SEC, at the time the Proxy Statement is first mailed or at the time of the Special Meeting (as defined below), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or to correct any statement made in any earlier communication with respect to the solicitation of any proxy or approval for the Merger, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Merger Sub or any Representative (as defined below) or Affiliate of Parent or Merger Sub expressly for inclusion therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

SECTION 3.08.        Brokers; Certain Expenses . No agent, broker, investment banker, financial advisor or other firm or Person (other than Qatalyst Partners L.P. and Centerview Partners LLC (each, a “Company Financial Advisor”)), whose fees and expenses shall be paid by the Company, is or shall be entitled to receive any brokerage, finder’s, financial advisor’s, transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company or any of its Subsidiaries. A true, correct and complete copy of each Company Financial Advisor’s engagement letter has been furnished to Parent.

SECTION 3.09.        Employee Benefit Matters/Employees . (a) Section 3.09(a)(i) of the Disclosure Letter contains a true, correct and complete list identifying each material Company Employee Plan. For purposes of this Agreement, “Company Employee Plan” means each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (whether or not subject to ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (whether or not subject to ERISA) and any other plan, program, agreement, arrangement, policy, practice, contract, fund or commitment providing for pension, severance or retention benefits, profit-sharing, fees, bonuses, retention, stock ownership, stock options, stock appreciation, stock purchase or other stock-related benefits, incentive or deferred compensation, vacation benefits, life or other insurance (including any self-insured arrangements), health or medical benefits, dental benefits, employee assistance programs, salary continuation, unemployment benefits, disability or sick leave benefits, workers’ compensation benefits, relocation, post-employment or retirement benefits (including compensation, pension, health, medical and life insurance benefits) or other form of benefits which is or has been maintained, administered, participated in or contributed to by the Company or any entity that, together with the Company, would be treated as a single employer under Section 414 of the Code (an “ERISA Affiliate”) and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any material liability; provided, however, that Company Employee Plans shall not include any “multiemployer plan” (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or any International Employee Plan. For purposes of this Agreement, the term “International Employee Plan” means each plan, program, agreement, arrangement, policy, practice, contract, fund or commitment that is subject to or governed by the laws of any jurisdiction other than the United States, and which would have been treated as a Company Employee Plan had it been a United States plan, program, agreement, arrangement, policy, practice, contract, fund or commitment. To the knowledge of the Company, Section 3.09(a)(ii) of the Disclosure Letter contains a true, correct and complete list identifying each material International Employee Plan. Prior to the date hereof, the Company has provided or made available to Parent true, correct and complete copies of each of the following, as applicable, with respect to each material Company Employee Plan: (i) the plan document or agreement, including any material amendments thereto; (ii) the most recent (A) Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) summary plan description; (iii) the most recent determination or opinion letter, if any, received from the Internal Revenue Service; and (iv) any material written communications to or from any Governmental Entity.

(b)        With respect to each Company Employee Plan, (i) all material payments due from the Company or any of its Subsidiaries to date have been timely made or accrued in accordance with GAAP, (ii) each such Company Employee Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification or

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has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and to the knowledge of the Company, no event or circumstance exists or has occurred that has or is likely to adversely affect the qualified status of such Company Employee Plan, (iii) there are no material actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened with respect to such Company Employee Plan or against the assets of such Company Employee Plan and (iv) it has been operated and administered in compliance with its terms and with all applicable Laws and regulations, including ERISA and the Code (including Section 409A of the Code), and all applicable Orders, in each case, in all material respects.

(c)        Neither the Company nor any ERISA Affiliate of the Company has incurred or reasonably expects to incur any material unpaid liability pursuant to Title IV of ERISA and to the knowledge of the Company no condition exists that could cause the Company or any ERISA Affiliate of the Company (including, after the Effective Time, Parent and any of its Affiliates) to incur any such material liability with respect to any Company Employee Plan (other than liability for benefits or premiums payable to the Pension Benefit Guaranty Corporation (the “PBGC”) arising in the ordinary course that are not yet due).

(d)        At no time during the six (6) years immediately preceding the date of this Agreement has the Company or any of its Subsidiaries had any obligation to contribute to or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) with respect to any Multiemployer Plan and the Company has no liability with respect to any outstanding claims for withdrawal liability that were previously assessed by any Multiemployer Plan. No Company Employee Plan is (i) a “defined benefit plan” (as defined in Section 414 of the Code), (ii) a “multiple employer” plan (as defined in Section 4063 or 4064 of ERISA) (in each case under clause (i) or (ii) whether or not subject to ERISA) or (iii) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA. With respect to each Company Employee Plan that is a “welfare plan” (as defined in Section 3(1) of ERISA) (whether or not subject to ERISA), neither the Company nor any of its Subsidiaries has any material liability with respect to an obligation to provide welfare benefits, including death or medical benefits (whether or not insured), with respect to any Person beyond such Person’s retirement or other termination of service, other than coverage mandated by Section 4980B of the Code, by state Law (or other Law) or disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise.

(e)        Except as has not resulted in and would not reasonably be expected to result in any material liability to the Company and its Subsidiaries taken as a whole, to the knowledge of the Company, no Company Employee Plan is under audit or is the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the SEC, the PBGC or any other Governmental Entity (and, without regard to the knowledge of the Company, the Company has not received written notice of any such audit or investigation) nor, to the knowledge of the Company, is any such audit or investigation threatened or anticipated with respect to any Company Employee Plan.

(f)        Except as has not had and would not reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company: (i) each International Employee Plan is, and has been during the last three (3) years, established, registered, qualified, administered, operated, funded and invested, in each case, where required, in compliance with the terms thereof and all applicable Laws, (ii) with respect to each International Employee Plan, all required filings and reports have been made in a timely manner with all Governmental Entities, (iii) all obligations of the Company and its Subsidiaries to or under the International Employee Plans (whether pursuant to the terms thereof or any applicable Laws) that have become due as of the date hereof have been satisfied, and there are no outstanding defaults or violations by the Company or any of its Subsidiaries with respect to such obligations, (iv) full payment has been made in a timely manner of all amounts which are required to be made as contributions, payments or premiums to or in respect of any International Employee Plan under applicable Law or under any International Employee Plan, (v) no Taxes, penalties or fees are owing, assessable and delinquent under any such International Employee Plan, (vi) no event has occurred with respect to any registered International Employee Plan which would result in the revocation of the

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registration of such International Employee Plan, or which would entitle any Person (without the consent of the sponsor of such International Employee Plan) to wind up or terminate any such International Employee Plan, in whole or in part, or could otherwise reasonably be expected to have an adverse effect on the Tax status of any such International Employee Plan, (vii) there have been no withdrawals of assets or transfers from any International Employee Plan, except in accordance with applicable Laws, (viii) neither the Company nor any of its Subsidiaries has any liability under any International Employee Plan with respect to an obligation to provide welfare benefits, including death or medical benefits (whether or not insured) with respect to any Person beyond such Person’s retirement or other termination of service, other than coverage mandated by applicable Law and (ix) no debt has arisen under Section 75 of the U.K. Pension Act 1995 in connection with any International Employee Plan.

(g)        Except as otherwise specifically contemplated in this Agreement, with respect to each current employee, director or independent contractor of the Company or any of its Subsidiaries, the consummation of the transactions contemplated by this Agreement will not, either alone or upon the occurrence of any additional or subsequent events, whether contingent or otherwise: (i) result in any payment or benefit becoming due or payable to, or required to be provided to, any such Person, except to the extent such payment or benefit is provided pursuant to the Company’s broad-based severance plans as in effect on the date hereof (which has been provided pursuant to Section 3.09(a)), or the forgiveness of any indebtedness of such Person, in each case in excess of $500,000, (ii) result in the acceleration of the time of payment, vesting or funding of any compensation or benefits payable to any such Person, (iii) trigger any other material obligation to any such Person, (iv) limit or restrict the right to amend, terminate or transfer the asset of any Company Employee Plan on or following the Effective Time or (v) result in any amount failing to be deductible by reason of Section 280G of the Code. There is no contract, agreement, arrangement or policy to which the Company or any ERISA Affiliate is a party or by which it is bound to compensate any employee of the Company or its Subsidiaries for excise Taxes paid pursuant to Section 4999 of the Code.

(h)        There are no collective bargaining agreements or other labor union contracts applicable as of the date of this Agreement to any employees of the Company or its Subsidiaries based in the United States. To the knowledge of the Company, Section 3.09(h) of the Disclosure Letter sets forth a true and complete list of all material collective bargaining agreements or other material labor union or works councils contracts applicable as of the date of this Agreement to any employees of the Company or any of its Subsidiaries based in jurisdictions outside of the United States, other than any such arrangements required by applicable Law. As of the date of this Agreement, none of the Company or any of its Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union contract, except for any breaches or failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Except as has not had and would not reasonably be expected to have a Material Adverse Effect, there is no pending or, to the knowledge of the Company, threatened labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries, and no such strike, dispute, walkout, slowdown or lockout has occurred within the past three (3) years.

(i)        To the knowledge of the Company, neither the Company nor any of its Subsidiaries has disseminated in writing any legally binding intent or commitment to create or implement any additional employee benefit plan that would be a Company Employee Plan if in existence on the date hereof, or to amend, modify or terminate any Company Employee Plan, in each case that would result in the incurrence of a material liability by the Company and its Subsidiaries taken as a whole.

(j)        As of the date hereof, no current officer of the Company who is named in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 under the heading “Executive Officers of Registrant” (each, a “Section 16 Officer”) has given written notice to the Company of his or her intent to terminate employment with the Company.

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(k)        Except as has not had and would not reasonably be expected to have a Material Adverse Effect: (i) the Company and each of its Subsidiaries (A) is and has been in compliance with all applicable U.S. Laws relating to employment and employment practices and those U.S. Laws relating to terms and conditions of employment, wages and hours, occupational safety and health and workers’ compensation and (B) has no charges or complaints relating to unfair labor practices or unlawful employment practices pending or, to the knowledge of the Company, threatened against it before any U.S. Governmental Entity, and (ii) to the knowledge of the Company, (A) neither the Company nor any of its Subsidiaries has any direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an “employee,” or with respect to any Company Employee leased from another employer, (B) the Company and each of its Subsidiaries is and has been in compliance with all applicable non-U.S. Laws relating to employment and employment practices and those non-U.S. Laws relating to terms and conditions of employment, wages and hours, occupational safety and health and workers’ compensation and (C) neither the Company nor any of its Subsidiaries has any charges or complaints relating to unfair labor practices or unlawful employment practices pending or threatened against it before any non-U.S. Governmental Entity.

(l)        Except as would not result in any material liability to the Company and its Subsidiaries taken as a whole, in the six (6) months prior to the date hereof, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (ii) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility of the Company or any of its Subsidiaries.

(m)        The per Share exercise price for each Existing Stock Option was equal to or greater than the fair market value of the underlying Shares on the applicable grant date (as adjusted for separation from Motorola Solutions, Inc., formerly known as Motorola, Inc.).

SECTION 3.10.        Litigation. There is no complaint, claim, action, suit, litigation, proceeding or governmental or administrative investigation (each, an “Action”) pending or, to the knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries (and neither the Company nor any of its Subsidiaries has received notice of any Action), except for those Actions which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order, except for those Orders which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.11.        Tax Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect:

(a)        The Company and each of its Subsidiaries have timely filed all federal, state, local and foreign Tax returns, estimates, information statements and reports relating to any and all Taxes of the Company or any of its Subsidiaries or their respective operations (the “Returns”) required to be filed by applicable Law by the Company and each of its Subsidiaries as of the date hereof. All such Returns are true, correct and complete, and the Company and each of its Subsidiaries have timely paid all Taxes attributable to the Company or any of its Subsidiaries that were due and payable by them without regard to whether such Taxes have been assessed, except in each case with respect to matters contested in good faith or for which adequate reserves have been established.

(b)        As of the date of this Agreement, there is no written claim or assessment pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries for any alleged deficiency in Taxes of the Company or any of its Subsidiaries, and there is no audit or investigation with respect to any liability of the Company or any of its Subsidiaries for Taxes. Neither the Company nor any of its

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Subsidiaries has granted any extension of the period of limitations for the assessment or collection of any Tax of the Company or any of its Subsidiaries for any taxable period that remains open to assessment.

(c)        The Company and each of its Subsidiaries have withheld from their employees (and timely paid to the appropriate Governmental Entity) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign Laws (including, without limitation, income, social security, and employment Tax withholding for all types of compensation).

(d)        The Company and each of its Subsidiaries have withheld (and timely paid to the appropriate Governmental Entity) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign Laws other than provisions of employee withholding (including, without limitation, withholding of Tax on dividends, interest, and royalties and similar income earned by nonresident aliens and foreign corporations and withholding of Tax on United States real property interests).

(e)        Except for the Tax Sharing Agreement (as defined below) and commercial contracts entered into in the ordinary course of business containing customary Tax indemnification provisions, there is no contract or agreement in effect under which the Company or any of its Subsidiaries has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax of any Person (other than the Company or any of its Subsidiaries).

(f)        Neither the Company nor any of its Subsidiaries (i) owes any amount under a Tax sharing, indemnification or allocation agreement (other than the Tax Sharing Agreement and commercial contracts entered into in the ordinary course of business containing customary Tax indemnification provisions) or (ii) has any liability for the Taxes of any Person (other than the Company, Former Parent (as defined below) or any of their respective Subsidiaries) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or non-U.S. Law).

(g)        None of the Company or its Subsidiaries has “participated” in a “listed transaction” within the meaning of Treasury regulation Section 1.6011-4(b)(2).

(h)        The Company and its Subsidiaries have complied with all of their respective obligations under the Tax Sharing Agreement and the Company has furnished to Parent (i) a copy of the executed “Unqualified Tax Opinion” (as defined in the Tax Sharing Agreement) delivered by the Company’s tax counsel to Former Parent on or prior to the date hereof with respect to the Merger and (ii) a copy of the executed certificate delivered to the Company by Former Parent on or prior to the date hereof to the effect that such “Unqualified Tax Opinion” with respect to the Merger constitutes an “Unqualified Tax Opinion” in form and substance satisfactory to Former Parent for purposes of Section 7.02(d) of the Tax Sharing Agreement.

(i)        For purposes of this Agreement, “Tax” or, collectively, “Taxes” shall mean any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), impositions and Liabilities, including capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties, and additions imposed by a Governmental Entity with respect to such amounts.

(j)        This Section 3.11 and Section 3.9 contain the sole representations and warranties of the Company with respect to Tax matters.

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SECTION 3.12.        Compliance with Law; Permits. Neither the Company nor any of its Subsidiaries is or has been since January 1, 2010 in conflict with, in default or, with notice, lapse of time or both, would be in default, with respect to or in violation of any (i) statute, law, ordinance, rule, regulation or requirement of a Governmental Entity (each, a “Law”) or (ii) order, judgment, writ, decree or injunction issued by any court, agency or other Governmental Entity (each, an “Order”) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected (including, without limitation, privacy Laws or Laws relating to the collection, use, or disclosure of personally identifiable information), except, in each case of clauses (i) and (ii), for those defaults which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries have all permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to conduct their businesses as currently conducted (“Permits”) and such Permits are valid and in full force and effect, except where the failure to have such Permits or for such Permits to be valid and in full force and effect, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity threatening to revoke, or indicating that it is investigating whether to revoke, any such Permit, except for such Permits which, if revoked, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries are in material compliance with the terms of such Permits, except for such failures to be in compliance which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Notwithstanding anything contained in this Section 3.12, no representation or warranty shall be deemed to be made in this Section 3.12 in respect of the matters referenced in Section 3.05 or in respect of environmental, Tax, employee benefits or labor Laws matters. All outstanding securities of the Company have been offered and issued in compliance in all material respects with all applicable securities laws, including the Securities Act and “blue sky” laws.

SECTION 3.13.        Environmental Matters. (a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) each of the Company and its Subsidiaries is and has been in compliance with all applicable Environmental Laws (as defined below); (ii) there is no Action relating to or arising under Environmental Laws that is pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property currently owned by the Company or any of its Subsidiaries; (iii) neither the Company nor its Subsidiaries has received since January 1, 2010 any notice of or entered into or assumed (by contract or operation of Law or otherwise), any obligation, liability, Order or settlement relating to or arising under Environmental Laws; (iv) no facts, circumstances or conditions exist that would reasonably be expected to result in the Company and its Subsidiaries incurring Environmental Liabilities (as defined below); and (v) there have been no Releases (as defined below) of Hazardous Materials (as defined below) on properties since they were owned, operated or leased by the Company or any of its Subsidiaries (or, to the knowledge of the Company, previously).

(b)        Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and each of its Subsidiaries has obtained and currently maintains all Permits necessary under Environmental Laws for their operations (“Environmental Permits”); (ii) there is no investigation known to the Company, nor any Action pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property owned, operated or leased by the Company or any of its Subsidiaries to revoke such Environmental Permits; (iii) neither the Company nor any of its Subsidiaries has received any written notice from any Person to the effect that there is lacking any Environmental Permit required under Environmental Law for the current use or operation of any property owned, operated or leased by the Company or any of its Subsidiaries; and (iv) neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will result in the termination or revocation of, or a right of termination or cancellation under, any Environmental Permit.

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(c)        Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, none of the properties or products of the Company, any of its current or prior Subsidiaries or any of their respective predecessors, have contained or currently contain any asbestos or asbestos-containing materials, polychlorinated biphenyls, silica or any other substance listed in the Stockholm Convention on Persistent Organic Pollutants.

(d)        For purposes of the Agreement:

(i)        “Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto.

(ii)        “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including any amounts paid in settlement, all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental permit, Order or agreement with any Governmental Entity or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

(iii)        “Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, silica, chlorofluorocarbons, and all other ozone-depleting substances.

(iv) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment.

SECTION 3.14.        Intellectual Property

(a)        For purposes of this Agreement:

(i)        “Company Intellectual Property” means any and all Intellectual Property Rights (as defined below) that are owned by the Company or any of its Subsidiaries.

(ii)        “Company Products” mean all products and services developed, manufactured, made commercially available, marketed, distributed, supported, sold, imported for resale or licensed out by or on behalf of the Company or any of its Subsidiaries.

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(iii)        “Company Registered Intellectual Property” means all Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Entity or quasi-public legal authority (including domain name registrars), or any applications for any of the foregoing, that is part of Company Intellectual Property.

(iv)        “Infringement” or “Infringe” means that (or an assertion that) a given item infringes, misappropriates, dilutes, constitutes unauthorized use of or otherwise violates the Intellectual Property Rights of any Person.

(v)        “Intellectual Property Rights” mean worldwide (A) patents and patent applications and industrial design rights and other governmental grants for the protection of inventions or industrial designs, inventions (whether or not patentable), discoveries, and improvements, methods, and processes, (B) copyrights, copyright registrations and applications for copyright registration, works of authorship (including computer programs, in source code and executable code form, architecture, and documentation), moral rights, rights of publicity and privacy and mask work rights, (C) proprietary and confidential information, trade secrets, and know-how, databases, data compilations and collections, and customer and technical data, (D) trademarks, trade names, logos, service marks, designs, emblems, signs, insignia, slogans, other similar designations of source or origin and general intangibles of like nature, together with the goodwill of the Company or the Company’s business symbolized by any of the foregoing, (E) domain names and web addresses, (F) any registrations or applications for registration for any of the foregoing, including any provisionals, divisions, continuations, continuations-in-part, renewals, reissuances, re-examinations and extensions (as applicable), (G) analogous rights to those set forth above and any other intellectual property rights in any jurisdiction and (H) rights to sue for past, present and future Infringement of the rights set forth above.

(b)        The Company has provided to Parent a list that is true and complete in all material respects as of the date of this Agreement of all Company Registered Intellectual Property. There are no proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) to which the Company or any of its Subsidiaries is or was a party, that are still pending or have been raised in the past six (6) years, and in which claims are or were raised relating to the validity, enforceability, scope, ownership or Infringement of any of the Company Registered Intellectual Property, except for such proceedings or actions which, individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect. To the knowledge of the Company, each item of Company Registered Intellectual Property is subsisting, valid and enforceable, and is in good standing with the relevant Governmental Entity, including with respect to the payment of maintenance and other fees, except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect and except to the extent a court or tribunal has made a contrary determination as set forth in Section 3.14(b) of the Disclosure Letter.

(c)        Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, the Company or a Subsidiary thereof is the sole and exclusive owner of each item of Company Registered Intellectual Property and, to the knowledge of the Company, the owner of each other item of Company Intellectual Property, in each case free and clear of any Liens other than Permitted Liens (as defined below) and, immediately following the Merger, the Company and its Subsidiaries will have the same rights thereto as they had prior to the Merger, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has transferred ownership of or granted any exclusive license (or agreed to any restrictions that have substantially the same effect thereof) with respect to the use, transfer or licensing of, any Company Registered Intellectual Property or, to the knowledge of the Company, any other Company Intellectual Property, in each case except for such transfer, grant or agreement that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

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(d)        To the knowledge of the Company, the Company and its Subsidiaries own or have a valid right to use all Intellectual Property Rights that are used in or necessary for the conduct of the business of the Company and its Subsidiaries and, immediately following the Merger, the Company and its Subsidiaries will have the same rights thereto as they had prior to the Merger, in each case, except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the foregoing, Former Parent does not own any Intellectual Property Rights that are used in or necessary for the operation of the Company’s or its Subsidiaries’ business other than the Intellectual Property Rights licensed to the Company and its Subsidiaries pursuant to the Amended and Restated Intellectual Property License Agreement between the Company and Former Parent, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(e)        To the knowledge of the Company, neither the operation of the business of the Company and its Subsidiaries as currently conducted or as it has been conducted for the past six (6) years by the Company or any of its Subsidiaries, nor do any Company Products, Infringe any Intellectual Property Rights of any Person, and no previously asserted claims of Infringement against the Company or any of its Subsidiaries remain outstanding or unresolved, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(f)        To the knowledge of the Company, neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent by operation of law or otherwise of any contracts to which the Company or any of its Subsidiaries is a party, will cause any of the following (collectively referred to as “Section 3.14(f) Events”): (i) Parent or any of its current affiliates to grant or to be obligated to grant to any third party (A) any covenant not to sue with respect to, or (B) any right to or with respect to, any material Intellectual Property Rights owned by, or licensed to, any of them, (ii) Parent or any of its current affiliates to be bound by, or subject to, any material non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) Parent, any of its Affiliates or the Company or any of its Subsidiaries to be obligated to pay any material royalties or other material fees or consideration with respect to Intellectual Property Rights of any third party in excess of those payable by the Company or its Subsidiaries in the absence of this Agreement or the transactions contemplated hereby, provided, that, for the avoidance of doubt, the foregoing clause (iii) is not intended to cover a request from a third party for remuneration in exchange for the granting of a consent that may be required in connection with the consummation of the transactions contemplated by this Agreement unless such third party is entitled to such remuneration by an express provision of such contract.

(g)        The Company has used its reasonable best efforts to comply with, and acted in good faith in connection with, all promises, declarations and commitments granted, made or committed in writing by the Company or its Subsidiaries to standard-setting bodies or industry groups, and all membership agreements, by-laws or policies of standard-setting bodies or industry groups in which the Company or its Subsidiaries are participants and which contain commitments, in each case that may concern any Company Intellectual Property, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, the participation by the Company and its Subsidiaries in any standard settings or other industry organization is in material compliance with all rules, requirements, and other obligations of any such organization, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company used its reasonable best efforts to ensure that none of the promises, declarations and commitments or other obligations of the Company or its Subsidiaries referred to above require the royalty-free licensing of any Company Intellectual Property except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.15.        Real Property. (a) Section 3.15(a) of the Disclosure Letter sets forth a list that is true, correct and complete in all material respects of all material real property owned or ground leased as of the date of this Agreement by the Company (the “Owned Real Property”). Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, the Company or

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one of its Subsidiaries has good and valid title to each of the Owned Real Properties, free and clear of all Liens other than other than Permitted Liens. There are no purchase options, rights of first refusal or similar right outstanding with respect to any of the Owned Real Properties, except for such options or rights the exercise of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice of any pending condemnation and, to the knowledge of the Company, there is no condemnation threatened in writing, with respect to any of the Owned Real Properties, except for such condemnations, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect. The Company has heretofore delivered or made available to Parent copies that are true, correct and complete in all material respects of all leases having an annual rental value of at least $5 million pursuant to which the Company or any of its Subsidiaries leases all or a portion of any Owned Real Property to a third party as of the date of this Agreement.

(b)        Section 3.15(b) of the Disclosure Letter sets forth a list that is true, correct and complete in all material respects of all material leases, subleases and other agreements as of the date of this Agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (a “Real Property Lease”). Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, each Real Property Lease is valid, binding and in full force and effect, and all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenants thereunder are current. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, no termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder exists under any Real Property Lease. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it pursuant to a Real Property Lease free and clear of all Liens, except Permitted Liens. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice of any pending condemnation and, to the knowledge of the Company, there is no condemnation threatened in writing, with respect to any property leased pursuant to any of the Real Property Leases.

(c)        Neither the Company nor any of its Subsidiaries conducts manufacturing operations in the United States with annual revenues in excess of $1 million.

SECTION 3.16.        Material Contracts. (a) Section 3.16(a) of the Disclosure Letter lists as of the date hereof, and the Company has made available to Parent and Merger Sub copies that are true, correct and complete in all material respects of, all contracts, agreements, commitments, arrangements, licenses (including with respect to Intellectual Property Rights), leases (including with respect to personal property, but excluding real property leases) and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective person properties or assets is bound (but which, for the avoidance of doubt, shall not include Company Employee Plans and Company International Plans) that:

(i)        would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii)        contain covenants that materially limit the ability of the Company or any of its Subsidiaries to compete in any business or with any Person or in any geographic area, or to sell, supply or distribute any of the Company’s services or products (including any non-compete, exclusivity, or “most-favored-nation” provisions) or which, following the consummation of the Merger, could materially restrict or purport to restrict such ability of the Surviving Corporation or Parent, except: (A) that the representations or warranties being made with respect to Parent are made to the knowledge of the Company to the extent such limit or restriction results from facts or circumstances specifically relating to

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Parent or its Affiliates or Laws or contracts binding on Parent or its Affiliates (for purposes of this subclause (A), Affiliate shall not include the Company or the Company’s Subsidiaries); and (B) for (1) licenses of Intellectual Property that are not material to the business of the Company and its Subsidiaries, taken as a whole; (2) product exclusivity agreements or similar agreements with the Company’s and/or its Subsidiaries’ customers or distributors, including wireless communication providers and cable network providers; and (3) most favored nations provisions contained in the following contracts: (x) customer contracts which, by their terms, call for less than $400 million in revenues in 2010 or (y) supplier contracts which, by their terms, call for less than $250 million in payments in 2010;

(iii)        provide for or govern the formation, creation, operation, management or control of any strategic partnership, joint venture or outsourcing operation requiring in excess of $250 million in annual expenditures in 2010 from the Company;

(iv)        contain a license or other grant of rights to use Intellectual Property Rights that by its terms calls for more than $50 million in royalties to or from the Company or its Subsidiaries (including, without limitation, covenants not to sue and patent cross-licenses) excluding (A) with respect to licenses or rights granted to the Company or its Subsidiaries, licenses for commercially available software or “open source software” or under a similar licensing or distribution model and (B) with respect to licenses or rights granted from the Company or its Subsidiaries, standard non-exclusive licenses entered into in the ordinary course of business with customers, contract manufacturers, developers and resellers;

(v)        involve the joint development of products or technology with a third party with products or technology requiring an investment by the Company in excess of $200 million;

(vi)        other than solely among wholly owned Subsidiaries of the Company, relate to (A) indebtedness having an outstanding principal amount in excess of $90 million or (B) conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case, in connection with which the aggregate actual contingent obligations of the Company and its Subsidiaries under such contract are greater than $150 million;

(vii)        were entered into after July 2, 2011, or have not yet been consummated, and involve the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interests of another Person which acquisition or disposition is in excess of $50 million;

(viii)        by their terms call for (A) aggregate payments by the Company and its Subsidiaries or to the Company or any of its Subsidiaries under such contract of more than $50 million in any one (1) year (including by means of royalty payments) other than contracts made in the ordinary course of business consistent with past practice and other than any Company Employee Plan or International Employee Plan or (B) the payment of any royalties by the Company and its Subsidiaries or to the Company or any of its Subsidiaries, in excess of $50 million in any one (1) year or $100 million in the aggregate;

(ix)        are with respect to any acquisition pursuant to which the Company or any of its Subsidiaries has (A) any continuing indemnification obligations or (B) any “earn-out” or other contingent payment obligations, in each case, greater than $25 million;

(x)        are entered into between Former Parent or its Subsidiaries, on the one hand, and the Company or any of its Subsidiaries, on the other hand, that are material to the Company with payment obligations in excess of $20 million annually;

(xi)        are entered into between any present or former director or executive officer of the Company (or any of their Affiliates or Associates (as defined below)), on the one hand, and the Company

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or a Subsidiary of the Company, on the other hand, and that by their terms call for in excess of $500,000 in payment, other than (A) for purposes of compensation, employee benefits, relocation, employment or perquisites and (B) items which would not arise to a related party transaction under Item 404 of Regulation S-K of the Exchange Act; or

(xii)        are with a Governmental Entity and that by their terms call for more than $20 million per year in incentive contribution to the Company.

Each contract of the type described in clauses (i) through (xii) of this Section 3.16(a) is referred to herein as a “Material Contract.”

(b)        Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect: (i) each Material Contract is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally, and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and except to the extent that they have previously expired in accordance with their terms or they have been terminated by the Company in the ordinary course of business; (ii) the Company, its Subsidiaries and, to the knowledge of the Company, each other party thereto, have performed and complied with all obligations required to be performed or complied with by them under each Material Contract; and (iii) there is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party thereto.

SECTION 3.17.        Anticorruption. (a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees, or other Persons acting on their behalf) has, directly or indirectly, taken any action that would cause the Company or any Company Subsidiary to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other anticorruption or anti-bribery Laws applicable to the Company or any Company Subsidiary (collectively with the FCPA, the “Anticorruption Laws”).

(b)        Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees, or other Persons acting on their behalf) has taken any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of the payment, directly or indirectly, of any gift, money or anything of value to a Government Official (as defined below) to secure any improper advantage (e.g., to obtain a Tax rate lower than allowed by Law) or to obtain or retain business for any Person in violation of applicable Law.

(c)        As of the date of this Agreement, to the knowledge of the Company, (i) there is no investigation of or request for information from the Company or any Subsidiary by any Governmental Entity regarding the Anticorruption Laws, and (ii) there is no other allegation, investigation or inquiry by any Governmental Entity regarding the Company or any Subsidiary’s actual or possible violation of the Anticorruption Laws.

(d)        The Company and each Subsidiary has established and implemented reasonable internal controls and procedures intended to ensure compliance with the Anticorruption Laws, including, but not limited to, an anticorruption compliance program, including a Code of Business Conduct, policies and guidelines that

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(i) require compliance with the Anticorruption Laws and otherwise prohibit bribes to Government Officials; (ii) restrict gifts, entertainment and travel expenses for Government Officials; (iii) require diligence on certain third parties that may have relations with Government Officials on the Company’s behalf; (iv) restrict political and charitable contributions; (v) mandate possible discipline for violations of policy or the Code of Business Conduct; (vi) require periodic training for relevant employees regarding the program; (ix) identify a senior executive or executives responsible for implementation and monitoring of the program; and (x) include procedures for reporting and investigating possible violations of the program.

(e)        For purposes of this Agreement, “Government Official” means any (i) officer or employee of a Governmental Entity or instrumentality thereof (including any state-owned or controlled enterprise) or of a public international organization, (ii) political party or official thereof or any candidate for any political office or (iii) any Person acting for or on behalf of any such Governmental Entity or instrumentality thereof.

SECTION 3.18.        Insurance. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by Persons conducting business similar to that of the Company and which is adequate (in terms of amount and losses and risks covered) for the operation of its business and ownership of its assets and properties, or as is required under the terms of any contract or agreement. With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid, and (ii) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, in each case, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, material alteration in coverage, or material premium increase with respect to, any such policies, except for such claims, threatened terminations, material alterations and material premium increases which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.19.        Customers and Suppliers. (a) Section 3.19 of the Disclosure Letter contains list that is true and complete as of the date of this Agreement in all material respects of (i) the ten (10) largest customers, original equipment manufacturers, value-added resellers or distributors of the Company and (ii) the ten (10) largest suppliers of the Company, in order of dollar volume, during (x) the twelve (12) month period ended December 31, 2010 and (y) the six (6) month period ended July 31, 2011, showing in each case the total business in dollars from each such customer, original equipment manufacturer, value-added reseller, distributor or supplier during such period.

(b)        Since January 4, 2011 through the date hereof, there has not been any adverse change on the business relationship of the Company or its applicable Subsidiary with any customer or supplier named on Section 3.19 of the Disclosure Letter, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.20.        Opinion. Prior to the execution of this Agreement, the Board of Directors of the Company has received an opinion from each of its Company Financial Advisors to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the stockholders of the Company from a financial point of view. As soon as practicable following the date hereof, an executed copy of each of the aforementioned opinions will be made available to Parent for informational purposes only.

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SECTION 3.21.        Requisite Stockholder Approval. The only vote of the stockholders of the Company required to adopt the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement and approve the Merger is the affirmative vote of the holders of not less than a majority of the outstanding Shares in favor of the adoption of the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement (the “Requisite Stockholder Approval”). No other vote of the stockholders of the Company is required by Law, the Certificate of Incorporation or Bylaws of the Company or otherwise to adopt the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement and approve and consummate the Merger.

SECTION 3.22.        State Takeover Statutes Inapplicable; Rights Agreement. Section 203 of the Corporation Law is inapplicable to and, to the knowledge of the Company, no other Takeover Law is applicable to, the Merger and the other transactions contemplated hereby. As of the date of this Agreement, the Company does not have in effect any “poison pill” or shareholder rights plan.

SECTION 3.23.        No Reliance. Any other provision of this Agreement notwithstanding, the Company acknowledges and agrees that (a) neither Parent, Merger Sub nor any Person on behalf of Parent or Merger Sub is making any representations or warranties whatsoever, express or implied, beyond those expressly made by Parent and Merger Sub in this Agreement and (b) the Company has not been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by any Person, that are not expressly set forth in this Agreement.

ARTICLE IV

REPRESENTATIONS AND

WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

SECTION 4.01.        Organization. Each of Parent and Merger Sub is a duly organized and validly existing corporation in good standing under the Law of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (as defined below). All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

SECTION 4.02.        Authority for this Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement, including the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement, by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Board of Directors of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or to perform their obligations

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hereunder, other than, with respect to completion of the Merger, the adoption of the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement by Parent as sole stockholder of Merger Sub and the filing of the Certificate of Merger with the Secretary of State of Delaware. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 4.03.        Proxy Statement. None of the information supplied by Parent, Merger Sub or any Representative or Affiliate of Parent or Merger Sub in writing, expressly for inclusion in the Proxy Statement will, at the date of filing with the SEC, at the time the Proxy Statement is mailed or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by any other Person that is included in the Proxy Statement.

SECTION 4.04.        Consents and Approvals; No Violation. Neither the execution, delivery and performance of this Agreement by Parent or Merger Sub, the consummation of the transactions contemplated hereby, nor the compliance by Parent and Merger Sub with any of the provisions hereof will (a) violate or conflict with or result in any breach of any provision of the respective certificates of incorporation or bylaws (or other similar governing documents) of Parent or Merger Sub or any of their respective Subsidiaries, (b) require any material consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, (c) violate, conflict with or result in a breach of any provision of, or require any consent, waiver or approval or result in a default or loss or reduction of any rights (or give rise to any right of termination, cancellation, modification or acceleration, or trigger any requirement or option for additional consideration, or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or loss or reduction of any rights or give rise to any such right) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound, (d) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, or (e) violate any Law or Order applicable to Parent or any of its Subsidiaries (including Merger Sub) or by which any of their respective assets are bound, except (i) in the case of each of clauses (a) (with respect to Parent’s Subsidiaries), (c), (d) and (e) of this Section 4.04, for such violations, conflicts, breaches, defaults or Liens which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect or prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement or the ability of Parent to perform its covenants or obligations under this Agreement, (ii) in the case of each of clauses (b), (c), (d) and (e) of this Section 4.04, (A) as may be required under any applicable Antitrust Law, (B) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (C) the filing and recordation of appropriate merger documents as required by the Corporation Law, (D) the applicable requirements of the New York Stock Exchange or the NASDAQ, and (iii) in the case of each of clauses (b), (c), (d) and (e) of this Section 4.04, for such violations, conflicts, breaches, defaults or Liens as may arise as a result of facts or circumstances relating to the Company or its Affiliates or Laws or contracts binding on the Company and its Subsidiaries, in each case under this clause (ii), that is not known to Parent.

SECTION 4.05.        Brokers. The Company will not be responsible for any brokerage, finder’s, financial advisor’s or other fee or commission payable to any broker, finder or investment banker in connection

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with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent and Merger Sub.

SECTION 4.06.        Sufficient Funds. Parent has available and will have available at the Effective Time, the funds necessary to pay for the Shares and to consummate the Merger and the other transactions described herein.

SECTION 4.07.        Litigation. As of the date hereof, there is no Action seeking to prohibit or materially delay the transaction contemplated by the Agreement including the Merger, that is pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries (and neither Parent nor any of its Subsidiaries has received notice of any such Action).

SECTION 4.08.        No Vote of Parent Stockholders. Except for the adoption of the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement by Parent as the sole stockholder of Merger Sub, no vote of the stockholders of Parent or any of its affiliates or the holders of any other securities of Parent or any of its affiliates (equity or otherwise), is required by any applicable Law, the certificate of incorporation or bylaws of Parent or any of its affiliates or the applicable rules of the any exchange on which securities of Parent or any of its affiliates are traded, in order for Parent or any of its affiliates to consummate the Merger.

SECTION 4.09.        Lack of Ownership of Shares. As of the date hereof, neither Parent nor any of its Subsidiaries owns, directly or indirectly, more than one percent (1%) of the Shares or other Company Securities.

SECTION 4.10.        No Reliance. Any other provision of this Agreement notwithstanding, Parent and Merger Sub each acknowledge and agree that (a) neither the Company nor any Person on behalf of the Company is making any representations or warranties whatsoever, express or implied, beyond those expressly made by the Company in this Agreement or in the corresponding Section of the Disclosure Letter and (b) Parent and Merger Sub have not been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by any Person, that are not expressly set forth in this Agreement or in the corresponding Section of the Disclosure Letter. Without limiting the generality of the foregoing, Parent and Merger Sub each acknowledge that no representations or warranties are made with respect to any projections, forecasts, estimates or budgets with respect to the Company and its Subsidiaries that may have been made available to Parent, Merger Sub or any of their Representative; provided, that this sentence is without prejudice to any representations and warranties in this Agreement covering matters that are the underlying causes of any decline in or failure to meet projections, forecasts, estimates or budgets.

ARTICLE V

COVENANTS

SECTION 5.01.        Conduct of Business of the Company. Except (a) as expressly permitted or required by this Agreement, (b) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld), or (c) as set forth in Section 5.01 of the Disclosure Letter, during the period from the date of this Agreement to the Effective Time, the Company will conduct and will cause each of its Subsidiaries to conduct its business and operations according to its ordinary and usual course of business consistent with past practice and the Company will use and will cause each of its Subsidiaries to use its reasonable best efforts to preserve intact its business organization, to keep available the services of its current officers or employees who are integral to the operation of their businesses as presently conducted and to preserve the goodwill of and maintain satisfactory relationships with those Persons having significant business relationships with the Company or any of its Subsidiaries; provided, however, that the Company is not required to pay additional amounts to keep available the services of its officers and employees. Except (i) as expressly permitted or required by this Agreement, (ii) as set forth in the corresponding Section of the Disclosure Letter, or (iii) as may be agreed in writing by Parent

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(which consent shall not be unreasonably withheld), during the period specified in the preceding sentence, the Company will not and will not permit any of its Subsidiaries to:

(a)        issue, deliver, sell, grant options or rights to purchase, pledge, or subject to any Lien (other than Permitted Liens) any Company Securities or Subsidiary Securities, other than (i) Shares issuable upon exercise of the Existing Stock Options, upon the vesting or settlement of Existing Restricted Stock Awards, Existing RSU Awards and Existing DSU Awards outstanding on the date hereof or granted in accordance with the terms of this Agreement and (ii) any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(b)        purchase, redeem or otherwise acquire, directly or indirectly, or amend the terms of any Company Securities or Subsidiary Securities, except for the delivery of Shares by holders of Existing Stock Options, Existing Restricted Stock Awards, Existing RSU Awards or Existing DSU Awards to pay any applicable exercise or purchase price and/or Taxes related to the exercise or vesting of such awards;

(c)        split, combine, subdivide or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock, other than cash dividends paid to the Company or one of its Subsidiaries by a Subsidiary of the Company with regard to its capital stock or other equity interests and other than any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(d)(i)        subject to Section 5.01(v) and Section 5.01(w), except in each case for (A) acquisitions of assets, properties or rights not exceeding $150 million individually, (B) sales, leases, licenses or dispositions of assets, properties or rights with a fair market value not exceeding $100 million individually, (C) any transactions between the Company and a wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company, (D) transactions otherwise permitted under other clauses of this Section 5.01 and (E) sales, leases, licenses or dispositions of inventory and collection of accounts receivable in the ordinary course, make any acquisition or disposition or cause any acquisition or disposition to be made, by means of a merger, consolidation, recapitalization or otherwise, of any business, assets or securities or sell, lease, license or otherwise dispose of assets or securities of the Company or any of its Subsidiaries other than sales of inventory in the ordinary course of business consistent with past practice, provided, that clauses (B), (C) and (E) of this Section 5.01(d)(i) shall not apply to any Intellectual Property Rights (which are the subject of, and governed by, Section 5.01(j), Section 5.01(v) and Section 5.01(w)), (ii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, or (iii) enter into a Material Contract or amend or terminate any Material Contract in any material respect, or grant any release or relinquishment of any material rights under any Material Contract;

(e)        incur, create, assume or otherwise become liable or responsible for any long-term debt or short-term debt, except for debt (i) entered into in the ordinary course of business consistent with past practice not to exceed $250 million in the aggregate and (ii) indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(f)        assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except wholly owned Subsidiaries of the Company;

(g)        make any loans, advances or capital contributions to, or investments in, any other Person (other than wholly owned Subsidiaries of the Company), except in each case for (i) investments or capital contributions not exceeding $15 million individually or $150 million in the aggregate and (ii) pursuant to

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existing contracts in existence on the date hereof, in accordance with their terms as in effect on the date hereof;

(h)        change in any material respect, any financial accounting methods, principles or practices used by it, except as required by GAAP, any applicable generally accepted accounting principles, SEC rule or policy or applicable Law;

(i)        subject to Section 5.01(v) and Section 5.01(w), mortgage, pledge, encumber or otherwise subject to any Lien (other than Permitted Liens) or license any material assets (other than Intellectual Property Rights (which are the subject of, and governed by, Section 5.01(j), Section 5.01(v) and Section 5.01(w))), tangible or intangible, except in each case for mortgages, pledges or Liens (i) that are in the ordinary course of business consistent with past practice, (ii) not exceeding $50 million individually or $200 million in the aggregate, (iii) between the Company and a wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company and (iv) pursuant to existing contracts in existence on the date hereof, in accordance with their terms as in effect on the date hereof;

(j)        subject to Sections 5.01(v) and Section 5.01(w), license, assign, mortgage, pledge, subject to any Lien, grant a covenant not to sue, or otherwise encumber any Intellectual Property Right, assert any Intellectual Property Right in any new Action or in any counter claim, or amend, renew, terminate, sublicense, assign, or otherwise modify any license or other agreement by the Company or any of its Subsidiaries with respect to any Intellectual Property Right, other than: (i) non-transferable, non-sublicensable, non-exclusive standard licenses entered into in the ordinary course of business, consistent with past practices, to any person for sale or distribution of, or use, solely for a Company Product (including to customers, contract manufacturers, developers and resellers) and (ii) declarations of patents to standard setting bodies under pre-existing commitments to declare such patents;

(k)        except in the ordinary course of business, make or change any material Tax election or settle or compromise any material federal, foreign, state or local income Tax liability for an amount materially in excess of amounts reserved (it being agreed and understood that the Company does not make any covenants pursuant to this Section 5.01 relating to Tax matters, except as provided in this Section 5.01(k));

(l)        adopt any amendments to its Certificate of Incorporation or Bylaws (or other similar governing documents);

(m)        except as required pursuant to the terms and conditions of any Company Employee Plan or International Employee Plan, in each case, as in effect on the date of this Agreement, enter into any new, or amend, terminate or renew any existing, employment, severance, consulting or salary continuation agreements with or for the benefit of any employees with a title of corporate vice president or above, or directors of the Company, or grant any increases in the compensation or benefits to officers, directors or employees (other than normal increases in the ordinary course of business consistent with past practices and that, in the aggregate, do not result in an increase in cash compensation (i.e. base salary and annual target bonus opportunity) expense of the Company in excess of five percent (5%) during any twelve (12) month period);

(n)        except as required pursuant to the terms and conditions of any Company Employee Plan or International Employee Plan, in each case, as in effect on the date of this Agreement, grant any stock-related, performance or similar awards or bonuses;

(o)        forgive any loans to employees, officers or directors or any of their respective Affiliates or Associates;

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(p)        [Intentionally omitted.]

(q)        other than in the ordinary course of business consistent with past practice, make any deposits or contributions of cash or other property to, or take any other action to, fund or in any other way secure the payment of compensation or benefits under the Company Employee Plans, International Employee Plans or agreements subject to the Company Employee Plans or International Employee Plans, or any other plan, agreement, contract or arrangement of the Company;

(r)        (i) terminate the employment of any officer or employee with the title of corporate vice president or above without prior consultation with Parent, except as a direct result of such officer’s or employee’s (A) willful failure to perform the duties or responsibilities of his employment, (B) engaging in serious misconduct, or (C) being convicted of or entering a plea of guilty to any crime, or (ii) undertake (A) any material reduction in force, (B) any reduction in force that would result in any liability for noncompliance with the notice provisions of WARN Act to the Company or any of its Subsidiaries under WARN Act, or (C) without prior consultant with Parent, any reduction in force that is subject to WARN Act, in each case, in respect of the employees of the Company or its Subsidiaries;

(s)        except as required pursuant to the terms and conditions of any Company Employee Plan or International Employee Plan, in each case, as in effect on the date of this Agreement, (i) enter into any material collective bargaining agreement or other material works council or labor union agreement, or (ii) without first using commercially reasonable efforts to disclose to Parent, in reasonable detail, the bargaining strategy of the Company or any Subsidiary of the Company, as applicable, amend or renew any collective bargaining agreement or other works council or labor union agreement in effect as of the date of this Agreement or entered into pursuant to the foregoing clause (i);

(t)        except as required pursuant to the terms and conditions of any Company Employee Plan or International Employee Plan, in each case, as in effect on the date of this Agreement, adopt, amend or terminate any Company Employee Plan or International Employee Plan or any other bonus, severance, insurance pension or other employee benefit plan or arrangement, other than in the ordinary course of business consistent with past practice with respect to broad-based plans (other than severance plans) and as would not result in a material increase in benefits or compensation expense to the Company;

(u)        incur any material capital expenditure or any obligations, liabilities or indebtedness in respect thereof, except for any capital expenditures not exceeding (i) $50 million individually, (ii) $225 million in the aggregate in 2011 (taking into account any expenditures incurred prior to the date hereof in 2011) and (iii) $250 million per year for 2012 and after;

(v)        settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby, and including the Actions set forth in Section 3.10 of the Disclosure Letter), provided that the Company and its Subsidiaries, in any fiscal quarter, may enter into settlements that would not involve any of the following: (i) the sale, mortgage, pledge or other disposition or encumbrance of any Intellectual Property Right or the grant of any license (or similar commitment, such as a covenant not to sue) from the Company or its Subsidiaries (nor any potential obligation to grant the foregoing in the future), (ii) the amendment, renewal, termination, sublicense, assignment, or modification of a license or similar agreement with the Company, or (iii) a commitment to make any payment or provide other consideration where the aggregate value of all consideration in respect of all such settlements entered into in any calendar quarter (or, if there are royalties or other consideration other than fixed cash payments, the reasonable expected value) exceeds the dollar amount set forth on Section 5.01(v) of the Disclosure Letter on a cumulative basis;

(w)        pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities (i) to

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the extent of the amounts disclosed, reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company SEC Reports filed prior to the date hereof, or (ii) in the ordinary course of business consistent with past practice and not in violation of this Section 5.01;

(x)        take or omit to take any action that would cause any Company Intellectual Property, including with respect to any registrations or applications for registration, to lapse, be abandoned or canceled, or fall into the public domain, other than actions or omissions in the ordinary course of business consistent with past practice and not otherwise in violation of this Section 5.01;

(y)        convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than the Special Meeting, except as required by applicable Law (including the New York Stock Exchange) or as required by the Certificate of Incorporation and Bylaws of the Company; or

(z)        agree, authorize or commit to any of the foregoing actions or the proposal thereof.

SECTION 5.02.        No Solicitation; Company Recommendation. (a) Subject to the terms of this Section 5.02(a), during the period commencing on the date hereof, (i) the Company shall and shall cause each of its Subsidiaries to, and shall instruct each of its and their respective directors, officers, employees, financial advisors, legal counsel, auditors, accountants or other agents (each, a “Representative”) to, immediately cease any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal (as defined below) and immediately instruct any Person (and any of such Person’s Representatives) in possession of confidential information about the Company that was furnished by or on behalf of the Company in connection with any actual or potential Acquisition Proposal to return or destroy all such information and (ii) the Company and its Subsidiaries shall not, nor shall they authorize or knowingly permit their respective Representatives to, directly or indirectly, (A) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage or assist, an Acquisition Proposal, (B) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries in connection with any Acquisition Proposal, or in response to any other proposal or inquiry for a potential transaction that on its face, if the Company entered into such transaction, would breach (in the absence of Parent’s consent, unless granted) clauses (d)(i), (d)(iii) (but only with respect to Material Contracts of the type described in clauses (iv) or (v) of Section 3.16(a)) or (j), (v) or (w) of Section 5.01 (the “Specified Transactions”), or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub) in connection with any Acquisition Proposal, or in response to any other proposal or inquiry for a potential Specified Transaction (in the absence of Parent’s consent, unless granted), (iii) enter into, participate, engage in or continue or renew discussions or negotiations with any Person with respect to any Acquisition Proposal, or (iv) enter into, or authorize the Company or any of its Subsidiaries to enter into, any letter of intent, memorandum of understanding, agreement or understanding (whether written or oral, binding or nonbinding) of any kind providing for, or deliberately intended to facilitate an Acquisition Transaction (as defined below) (other than an Acceptable Confidentiality Agreement (as defined below) entered into in accordance with Section 5.02(b)) (a “Company Acquisition Agreement”). It is understood that any violation of the restrictions set forth in this Section 5.02(a) by any director, officer or a financial advisor of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.02(a) by the Company. Notwithstanding the foregoing, nothing in this Section 5.02(a) would prevent the Company from taking any of the actions listed above with respect to any proposal or other matter that is not an Acquisition Proposal and does not constitute a breach of Section 5.01.

(b)        Notwithstanding anything to the contrary set forth in this Section 5.02 or elsewhere in this Agreement, but subject to the limitations set forth in this Section 5.02(b) and Section 5.02(c), at all times during the period commencing on the date of this Agreement and continuing until the Company’s receipt of the Requisite Stockholder Approval, the Board of Directors of the Company may, directly or indirectly through one

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or more Representatives, (i) participate or engage in discussions or negotiations with any Person that has made a bona fide unsolicited written Acquisition Proposal after the date hereof which did not result from a knowing breach of this Section 5.02, and/or (ii) furnish any non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books, records or other non-public information, or to the personnel of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement, to any Person that has made a bona fide unsolicited written Acquisition Proposal after the date hereof which did not result from a knowing breach of this Section 5.02; provided, that (A) the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or could reasonably be expected to result in a Superior Proposal and at the time of taking such action, such Acquisition Proposal continues to constitute or remains reasonably expected to result in a Superior Proposal, (B) contemporaneously with furnishing any non-public information to such Person, the Company makes available such non-public information to Parent (to the extent such information has not been previously made available to Parent; provided, that nothing in this Agreement shall require the Company or any of its Subsidiaries to make available any information that would cause a violation of any contract to which the Company or any of its Subsidiaries is a party as in effect on the date hereof or any contract entered into by the Company or any of its Subsidiaries in compliance with Section 5.01 (in either case, an “Allowed Contract”, which term shall not include any contract entered into compliance with Section 5.01 if such term is included in such contract for the purpose of creating violations of such type), would cause a loss of privilege to the Company or any of its Subsidiaries or would constitute a violation of applicable Laws, it being understood that the Company shall use reasonable best efforts to enter into an additional joint defense arrangement if necessary to avoid the application of the foregoing restrictions on disclosure and shall use reasonable best efforts to avoid entry into any arrangement that would cause such restrictions to apply to disclosures to Parent), (C) upon receipt of such Acquisition Proposal, the Company promptly (and in any event within twenty-four (24) hours) provides Parent (1) a copy of any such Acquisition Proposal made in writing or (2) a summary of the material terms of any such Acquisition Proposal not made in writing, together with information known to the Company relating to the identity of the Person making such Acquisition Proposal including if it is not an issuer with equity securities registered with the SEC, its direct and indirect investors, and (D) the Company gives Parent prior written notice (which prior written notice shall be given, to the extent practicable, at least twelve (12) hours in advance), of the Company’s intention to participate or engage in discussions or negotiations with, or furnish non public-information or afford access to, such Person.

(c)        From and after the date hereof, the Company shall keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal received by the Company and, upon the request of Parent, shall reasonably promptly apprise Parent of the status of such Acquisition Proposal. The Company agrees that it and its Subsidiaries shall not enter into any agreement with any Person subsequent to the date hereof which prohibits the Company from complying with its obligations under this Section 5.02.

(d)        Subject to Section 5.02(e), Section 5.02(f), Section 5.02(g) and Section 5.02(h), the Board of Directors of the Company shall not (i) fail to include the Company Board Recommendation in the Proxy Statement, (ii) withhold, withdraw, amend, change, qualify or modify in a manner adverse to Parent, or authorize or publicly propose to withhold, withdraw, amend, change, qualify or modify in a manner adverse to Parent, the Company Board Recommendation, (iii) approve, adopt or recommend to the stockholders of the Company any Acquisition Proposal, or authorize or publicly propose to approve, adopt or recommend to the stockholders of the Company any Acquisition Proposal, or (iv) make any public statement regarding any Acquisition Proposal or tender or exchange offer that fails to include a reaffirmation of the Company Board Recommendation (other than a “stop, look and listen” communication by the Board of Directors of the Company pursuant to Rule 14d-9(f) of the Exchange Act in connection with a tender offer or exchange offer provided such statement includes a reaffirmation of the Company Board Recommendation) (each, a “Recommendation Change”).

(e)        Notwithstanding the foregoing or anything else to the contrary provided herein, at any time prior to the receipt of the Requisite Stockholder Approval, subject to compliance with Section 5.02(g), the

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Board of Directors of the Company may effect a Recommendation Change if (i) (A) an event, fact, circumstance, development or occurrence (an “Intervening Event”) that affects the business, assets or operations of the Company that is unknown to the Board of Directors of the Company as of the date of this Agreement becomes known to the Board of Directors of the Company prior to obtaining the Requisite Stockholder Approval and (B) the Board of Directors of the Company has concluded in good faith (after consultation with its financial advisor and outside legal counsel) that the failure of the Board of Directors to effect a Recommendation Change would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law or (ii) (A) the Board of Directors of the Company has concluded in good faith (after consultation with its financial advisors and outside legal counsel) that an Acquisition Proposal constitutes a Superior Proposal and (B) the Board of Directors of the Company has concluded in good faith (after consultation with its financial advisor and outside legal counsel) that the failure of the Board of Directors to effect a Recommendation Change would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law.

(f)        Notwithstanding the foregoing or anything else to the contrary provided herein, at any time prior to the receipt of the Requisite Stockholder Approval, subject to compliance with Section 5.02(g) and Section 7.01(g), the Company may terminate this Agreement pursuant to Section 7.01(g) in order to enter into a definitive, written Company Acquisition Agreement for a Superior Proposal if the Board of Directors of the Company has received an Acquisition Proposal that it determines in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal and the failure to take such action would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law; provided, that the Company has not committed a Willful and Intentional Breach (as defined below) of this Section 5.02 in connection with such Acquisition Proposal.

(g)        Prior to taking any action permitted by Section 5.02(e) or Section 5.02(f), (i) the Company shall give Parent at least three (3) Business Days’ prior written notice of its intention to take such action (which notice shall specify the reasons for any Recommendation Change or the material terms and conditions of any such Superior Proposal, as applicable) and, in the case of an Intervening Event involving a proposed transaction or in the case of a Superior Proposal, no later than the time of such notice, provide Parent an unredacted copy of the relevant proposed transaction agreement and other material documents contemplated with or by the party making such proposal or Superior Proposal, (ii) if requested by Parent, the Company and its Representatives shall negotiate in good faith with Parent during such notice period to enable Parent to propose changes to the terms of this Agreement intended to eliminate the need for the Board of Directors of the Company to effect a Recommendation Change or to cause such Superior Proposal to no longer constitute a Superior Proposal, (iii) the Board of Directors of the Company shall have considered in good faith (after consultation with its financial advisors and outside legal counsel) any changes to this Agreement proposed in writing by Parent and determined that such Intervening Event would continue to require a Recommendation Change if such changes were to be given effect or that the Superior Proposal would continue to constitute a Superior Proposal if such changes were to be given effect, as applicable, and (iv) in the event of any change to the material facts and circumstances relating to such Intervening Event or in any change to the form or amount of consideration or any material terms of the transaction in the case of an Intervening Event involving a potential transaction any change to any of the financial terms (including the form or amount of consideration) or any material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice and a summary of the relevant proposed transaction agreement and other material documents and a new three (3) Business Day notice period shall commence during which time this Section 5.02(g) shall apply.

(h)        Nothing set forth in Section 5.02 or elsewhere in this Agreement shall prohibit the Board of Directors of the Company from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, or (ii) making any disclosure to the Company’s stockholders that the Board of Directors of the Company determines to make in good faith (after consultation with its outside legal counsel) in order to fulfill its fiduciary duties or satisfy applicable state or federal securities Laws; provided, that any such position or disclosure under clause (i) or (ii) will be deemed to be a Recommendation Change unless

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such position or disclosure is either a “stop, look and listen” communication by the Board of Directors of the Company pursuant to Rule 14d-9(f) of the Exchange Act in connection with a tender offer or exchange offer, or such position or disclosure includes a reaffirmation of the Company Board Recommendation.

(i)        For purposes of this Agreement:

(i)        “Acceptable Confidentiality Agreement” shall mean any confidentiality agreement entered into after the date of this Agreement that contains provisions restricting disclosure and use that are no less favorable in the aggregate to the Company than those in the Mutual Confidentiality and Non-Disclosure Agreement, dated as of July 1, 2011, as amended on August 11, 2011, between the Company and Parent (as it may be further amended, the “Confidentiality Agreement”).

(ii)        “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or Merger Sub), whether or not in writing, to engage in an Acquisition Transaction from any Person or group (as such term is used in Section 13(d) of the Exchange Act).

(iii)        “Acquisition Transaction” shall mean (A) any transaction or series of related transactions (other than the transactions contemplated by this Agreement) with one or more third parties involving (1) the purchase or other acquisition from the Company (whether by way of a merger, share exchange, consolidation, business combination or similar transaction) by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of twenty percent (20%) or more of the total outstanding Shares, (2) any tender offer or exchange offer that, if consummated, would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning twenty percent (20%) or more of the total outstanding Shares, (3) any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries, or (4) any sale, acquisition, transfer or disposition of assets (including equity of Subsidiaries of the Company) that constitute twenty percent (20%) or more of the consolidated non- “cash or cash equivalent” assets of the Company and its Subsidiaries, or (B) any liquidation or dissolution of the Company.

(iv)        “Superior Proposal” shall mean a bona fide written Acquisition Proposal to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination or similar acquisition transaction, (A) all or substantially all of the non-“cash or cash equivalent” assets of the Company or (B) more than fifty percent (50%) of the outstanding Shares, with respect to which the Board of Directors of the Company shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) that the Acquisition Transaction contemplated by such Acquisition Proposal (x) would be more favorable to the stockholders of the Company (solely in their capacity as such) than the Merger, after taking into account all the terms and conditions of such proposal (including the financial aspects of such proposal, the form of consideration, the likelihood, ability to finance, conditionality and timing of consummation of such proposal, any break-up fees, expense reimbursement provisions and any other aspects of the transaction described in such proposal, including the identity of the Person or “group” (as defined in or under Section 13(d) of the Exchange Act) making such proposal) and this Agreement (including any changes to the terms of this Agreement proposed in writing by Parent to the Company in response to such proposal or otherwise) and (y) would not be subject to any due diligence or financing condition.

SECTION 5.03.        Access to Information. (a) From and after the date of this Agreement, subject to the requirements of applicable Law, the Company will (i) give Parent and Merger Sub and their authorized Representatives reasonable access (during regular business hours upon reasonable notice) to all employees, plants, offices, warehouses and other facilities and to all books, contracts, commitments and records (including Tax returns) of the Company and its Subsidiaries and instruct the Company’s and its Subsidiaries’ independent public accountants to provide access to their work papers and such other information as Parent or Merger Sub may reasonably request, (ii) permit Parent and Merger Sub to make such inspections as they may reasonably require, and

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(iii) cause its officers and those of its Subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent or Merger Sub may from time to time reasonably request; provided, that nothing herein shall obligate the Company to incur costs and time to produce such information outside of the ordinary course of its business; provided, further, that nothing in this Agreement shall require the Company or any of its Subsidiaries to permit any inspection or disclose any information to Parent that would cause a violation of any Allowed Contract, would cause a risk of a loss of privilege to the Company or any of its Subsidiaries, would constitute a violation of applicable Laws, that is competitively sensitive information or to permit the other party or any of its Representatives to perform any onsite procedure with respect to any of its or its Subsidiaries’ properties; provided, further, that the Company shall take any and all reasonable action necessary to permit such disclosure without such loss of privilege or violation of agreement or Law. Parent hereby agrees that it shall treat any such information in accordance with the Confidentiality Agreement. Notwithstanding any provision of this Agreement to the contrary, the Company shall not be obligated to grant any access or make any disclosure in violation of applicable Laws or regulations or if it would unreasonably interfere with the conduct of the Company’s business. The Confidentiality Agreement shall survive any termination of this Agreement.

(b)        Information obtained by Parent or Merger Sub pursuant to Section 5.03(a) shall not prejudice any of Parent’s rights or remedies.

SECTION 5.04.        Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement and Section 5.04(b) and Section 5.04(d) below and except with regard to matters related to the Antitrust Laws and clearances and litigation thereunder, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions described herein, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Entity or third party necessary, proper or advisable to consummate the transactions described herein, (iii) execute and deliver any additional instruments necessary to consummate the transaction described herein, (iv) inform the other parties promptly of any substantive oral or written communications or meetings with Former Parent or its Representatives regarding the Merger and provide the other parties with an opportunity to attend and participate in such meetings, (v) furnish information requested by Former Parent in connection with the Company’s obligations under the Tax Sharing Agreement, and (vi) defend or contest any claim, suit, action or other proceeding brought by a third party that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the transactions described herein.

(b)        Each of the Company and Parent shall (i) make, as promptly as reasonably practicable, all necessary filings and notifications and other submissions with respect to this Agreement and the transactions contemplated hereby under the Antitrust Laws and, in any event, file the Notification and Report Form under the HSR Act no more than ten (10) Business Days after the date hereof and (ii) subject to Section 5.04(d), use its reasonable best efforts to obtain termination or expiration of any waiting periods under the HSR Act and such other approvals, consents and clearances as may be necessary, proper or advisable to effectuate the Merger under the Antitrust Laws and to remove any court or regulatory orders under the Antitrust Laws impeding the ability to consummate the Merger by the Outside Date (as defined below).

(c)        Each of the Company, Parent and Merger Sub shall use reasonable best efforts to certify compliance with any “second request” for additional information or documentary material from the Department of Justice or the Federal Trade Commission pursuant to the HSR Act within four (4) months after receipt of such second request and to produce documents on a rolling basis.

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(d)        Notwithstanding anything in this Agreement to the contrary:

(i)        Subject to Section 5.04(b), Parent shall have the unilateral right to determine whether or not the parties will litigate with any Governmental Entities to oppose any enforcement action or remove any court or regulatory orders impeding the ability to consummate the Merger.

(ii)        Parent shall, on behalf of the parties, control and lead all communications and strategy relating to the Antitrust Laws and litigation matters relating to the Antitrust Laws (provided that the Company is not prohibited from complying with applicable Law), subject to good faith consultations with the Company and the inclusion of the Company at meetings with Governmental Entities with respect to any discussion related to the Merger under the Antitrust Laws.

(iii)        Without limiting, and subject to, Section 5.04(b)(ii) the parties agree to use good faith efforts to (A) give each other reasonable advance notice of all meetings with any Governmental Entity relating to the Antitrust Laws, (B) to the extent not prohibited by such Governmental Entity, not participate independently in any such meeting without first giving the other party (or the other party’s outside counsel) an opportunity to attend and participate in such meeting, (C) to the extent practicable, give the other party reasonable advance notice of all oral communications with any Governmental Entity relating to Antitrust Laws, (D) if any Governmental Entity initiates an oral communication regarding the Antitrust Laws, promptly notify the other party of the substance of such communication, (E) provide each other with a reasonable advance opportunity to review and comment upon and consider in good faith the views of the other in connection with all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the Antitrust Laws) with a Governmental Entity regarding the Antitrust Laws and (F) promptly provide each other with copies of all written communications to or from any Governmental Entity relating to the Antitrust Laws. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 5.04 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel and previously-agreed outside economic consultants of the recipient and will not be disclosed by such outside counsel or outside economic consultants to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

SECTION 5.05.        Indemnification and Insurance. (a) Parent and Merger Sub shall cause the Surviving Corporation to agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former director or officers (the “Indemnified Parties”) or employees, as the case may be of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six (6) years following the Effective Time (the “Post-Closing Indemnification Period”), Parent and the Surviving Corporation or its successor shall cause the Surviving Corporation’s or its successor’s certificate of incorporation and bylaws to contain provisions with respect to indemnification and exculpation of, and advancement of expenses to, the Indemnified Parties that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the Certificate of Incorporation and Bylaws for the benefit of officers and directors of the Company as of the date hereof, and during the Post-Closing Indemnification Period, such provisions shall not, unless required by applicable Law, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, and maintain any indemnification agreements of the Company and its Subsidiaries with any of their respective directors, officers and employees existing as on the date of this Agreement; provided, that in the event that due to dissolution of the Surviving Corporation or divestiture of its assets, Parent is the successor, the Indemnified Parties shall have the benefit of the provisions with respect to indemnification and exculpation of, and advancement of expenses to the Indemnified Parties in Parent’s certificate of incorporation and bylaws through the Post-Closing Indemnification Period.

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(b)        For a period of six (6) years after the Effective Time, Parent will cause the Surviving Corporation or its successor to maintain in effect the Company’s current directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (copies of which have been delivered by the Company to Parent and its representatives prior to the date hereof) for acts or omissions occurring prior to the Effective Time on terms comparable to those of such policy in effect on the date hereof; provided, that (i) the Company may, at its election, substitute therefor a single premium tail policy with respect to such directors’ and officers’ liability insurance with policy limits, terms and conditions at least as favorable to the directors and officers covered under such insurance policy as the limits, terms and conditions in the existing policies of the Company; or (ii) if the Company does not elect to substitute as provided in clause (i) above, then Parent may (A) substitute therefor policies of Parent, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, containing terms with respect to coverage (including as coverage relates to deductibles and exclusions) and amounts no less favorable to such directors and officers or (B) request that the Company obtain (and, if so requested, the Company shall obtain) such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); provided, further, that in connection with this Section 5.05(b), neither the Company nor Parent shall pay a one-time premium (in connection with a single premium tail policy described above) in excess of the amount set forth in Section 5.05(b) of the Disclosure Letter or be obligated to pay annual premiums (in connection with any other directors and officers insurance policy described above) in excess of the annual premiums set forth in Section 5.05(b) of the Disclosure Letter. It is understood and agreed that in the event such coverage cannot be obtained for such amount or less, then the Company shall obtain the maximum amount of coverage as may be obtained for such amount.

(c)        The rights of each Indemnified Party under this Section 5.05 shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives, successors or assigns and in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.05.

(d)        The rights of the Indemnified Parties and their heirs and legal representatives under this Section 5.05 shall be in addition to any rights such Indemnified Parties may have under the Certificate of Incorporation or Bylaws of the Company or any of its Subsidiaries, any agreements between such persons and the Company or any of its Subsidiaries, or any applicable Laws, or under any insurance policies.

(e)        In the event that the Surviving Corporation or any of its successors or assigns (A) consolidates with or merges into any other Persons, or (B) transfers fifty percent (50%) or more of its properties or assets to any Person, then and in each case, subject to the proviso in Section 5.05(a), proper provision shall be made so the applicable successors and assigns or transferees assume the obligations set forth in this Section 5.05.

(f)        Notwithstanding anything herein to the contrary, (i) the obligations of Parent and the Surviving Corporation or its successor shall be subject to any limitation imposed by applicable Law (including any limitation on the Company’s ability to indemnify its own directors and officers) and (ii) Parent shall have no obligation to maintain the existence of the Surviving Corporation for any specified period following the Effective Time. The provisions of this Section 5.05 shall survive the consummation of the Merger.

SECTION 5.06.        Employee Matters. (a) Prior to the Effective Time, except as set forth below, the Company will, and will cause its Subsidiaries to, and, from and after the Effective Time, Parent will, and will cause the Surviving Corporation to, honor, in accordance with their terms, all existing Company Employee Plans and International Employee Plans.

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(b)        For a one (1) year period following the Effective Time, Parent shall provide, or shall cause to be provided, to each active employee of the Company and its Subsidiaries (the “Company Employees”) (i) base compensation and bonus opportunities that, in each case, are no less favorable than were provided to the Company Employee immediately prior to the Effective Time, and (ii) other employee benefits (excluding equity or equity-based awards) that are substantially comparable, in the aggregate, to the employee benefits (excluding equity or equity-based awards) that were provided to the Company Employee immediately prior to the Effective Time; provided, however, that nothing in this Agreement shall prohibit the Parent or the Surviving Corporation from terminating the employment of any Company Employee.

(c)        Parent shall use its commercially reasonable efforts to ensure that, as of the Closing Date, each Company Employee receives credit for service with the Company (or predecessor employers to the extent the Company provides such past service credit under the Company Employee Plans and the International Employee Plans) for purposes of eligibility to participate, vesting, vacation entitlement and level of severance benefits under each of the comparable employee benefit plans, programs and policies of Parent, the Surviving Corporation or the relevant Subsidiary, as applicable (“Parent Plans”), in which such Company Employee becomes a participant; provided, that no such service recognition shall result in any duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, to the extent permitted by applicable Law, each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all Parent Plans in which such Company Employee becomes entitled to participate to the extent coverage under such Parent Plan is comparable to a Company Employee Plan or International Employee Plan in which such Company Employee participated immediately before the Effective Time. To the extent permitted by applicable Law, as of the Closing Date, Parent shall, or shall cause the Surviving Corporation or relevant Subsidiary to, credit to Company Employees the amount of vacation time that such employees had accrued under any applicable Company Employee Plan or International Employee Plan as of the Closing Date. With respect to each health or welfare benefit plan maintained by Parent for the benefit of any Company Employees, the Surviving Corporation or the relevant Subsidiary and Parent shall use commercially reasonable efforts (i) to cause all pre-existing condition exclusions and actively-at-work requirements of such Parent Plan to be waived for each Company Employee and his or her covered dependents, unless and to the extent the individual, immediately prior to entry in the Parent Plans, was subject to such conditions under the comparable Company Employee Plan or International Employee Plan, as applicable, and (ii) to cause each Company Employee to be given credit under such plan for all amounts paid by such Company Employee under any similar Company Employee Plan or International Employee Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent, the Surviving Corporation or the relevant Subsidiary, as applicable, for the plan year in which the Closing Date occurs.

(d)        Parent and the Company agree (i) that prior to the Closing the Company may adopt a retention program for employees of the Company and its Subsidiaries in accordance with the terms and conditions set forth on Section 5.06(d) of the Disclosure Letter and (ii) to the terms and conditions set forth on Section 5.06(d) of the Disclosure Letter relating to payment of 2011 annual bonuses.

(e)        As soon as reasonably practicable following the date of this Agreement, but in no event later than seventy-five (75) days following the date of this Agreement, with respect to each Section 16 Officer and each other “disqualified individual” of the Company (as defined in Section 280G(c) of the Code) who is entitled to a gross-up for excise Taxes paid pursuant to Section 4999 of the Code, the Company shall furnish (i) a schedule that sets forth (A) the Company’s reasonable, good faith estimate of the maximum amount that could be paid to such disqualified individual as a result of any of the transactions contemplated by this Agreement (alone or in combination with any other event), and (B) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each such individual, and (ii) underlying documentation on which such calculations are based if such information is reasonably requested by Parent. The Company and the Parent agree to use commercially reasonable efforts to cooperate to update the foregoing information prior to Closing as reasonably requested by Parent.

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(f)        The provisions of this Section 5.06 are for the sole benefit of the Parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Company Employee), other than the Parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement. No provision in this Agreement shall modify or amend any Company Employee Plan, International Employee Plan or Parent Plan unless this Agreement explicitly states that the provision “amends” such Company Employee Plan, International Employee Plan or Parent Plan. This shall not prevent the parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other party shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to such Company Employee Plan, International Employee Plan or Parent Plan. If a party not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to such Company Employee Plan, International Employee Plan or Parent Plan and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively as of its inception, thereby precluding it from having any amendatory effect.

(g)        As soon as reasonably practicable following the date of this Agreement but no later than ten (10) Business Days prior to the anticipated Closing Date, the Company shall use good faith, commercially reasonable efforts to provide or make available to Parent (to the extent such information can be provided in accordance with applicable data privacy Laws): (i) a true, correct and complete list of (A) with respect to each Existing Stock Option, the name of the applicable holder, the grant date of such Existing Stock Option, the number of Shares such holder is entitled to receive upon the exercise of such Existing Stock Option and the corresponding exercise price, vesting schedule and plan pursuant to which such Existing Stock Option was granted, (B) with respect to each Existing Restricted Stock Award, the name of the applicable holder, the number of Shares subject to such Existing Restricted Stock Award, the grant date of such Existing Restricted Stock Award, the vesting schedule of such Existing Restricted Stock Award and the plan pursuant to which such Existing Restricted Stock Award was granted, (C) with respect to each Existing RSU Award, the name of the applicable holder, the number of Shares subject to such Existing RSU Award, the grant date of such Existing RSU Award, the vesting schedule of such Existing RSU Award and the plan pursuant to which such Existing RSU Award was granted, and (D) with respect to each Existing DSU Award, the name of the applicable holder, the number of Shares subject to such Existing DSU Award, the grant date of such Existing DSU Award, the vesting schedule of such Existing DSU Award and the plan pursuant to which such Existing DSU Award was granted; and (ii) true, correct and complete copies of each material International Employee Plan.

(h)        From and after the date of this Agreement, the Company and each of its Subsidiaries shall use commercially reasonable efforts to take all necessary action in order to comply with all applicable notification, consultation, and consent requirements with respect to all unions, works councils, employee committees and similar bodies in respect of the transactions contemplated by this Agreement, and Parent agrees to use commercially reasonable efforts to cooperate with the Company and its Subsidiaries in respect of the foregoing.

SECTION 5.07.        Takeover Laws. The Company shall take all reasonable steps to exclude the applicability of, or to assist in any challenge by Parent or Merger Sub to the validity or applicability to the Merger or any other transaction contemplated by this Agreement of, any Takeover Laws.

SECTION 5.08.        Proxy Statement; Stockholder Approval. (a) The Company shall prepare and file with the SEC, subject to the prior review of Parent, as promptly as reasonably practicable after the date hereof, a preliminary Proxy Statement (the “Preliminary Proxy Statement”) relating to the Merger as required by the Exchange Act. The Company shall obtain and furnish the information required to be included in the Preliminary Proxy Statement, shall provide Parent with, and consult with Parent regarding, any comments that may be received from the SEC or its staff with respect thereto, shall, subject to the prior review of Parent, respond as promptly as reasonably practicable to any such comments made by the SEC or its staff with respect to the

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Preliminary Proxy Statement, shall cause the Proxy Statement to be mailed to the Company’s stockholders as soon as reasonably practicable after the resolution of any such comments and shall use its reasonable best efforts (subject to the right to make a Recommendation Change in accordance with Section 5.02) to obtain the necessary approval of the Merger by its stockholders. If, at any time prior to the Special Meeting, any information relating to the Company, Parent, Merger Sub, any of their respective Affiliates, this Agreement or the transactions contemplated hereby (including the Merger), should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be prepared by the Company and subject to review and approval by Parent (which approval shall not be unreasonably withheld) filed with the SEC, and to the extent required by applicable Law, disseminated to the stockholders of the Company. Except as Section 5.02 expressly permits, the Proxy Statement shall include the recommendation of the Board of Directors of the Company that the stockholders adopt the agreement of merger (as such term is used in Section 251 of the Corporation Law) set forth in this Agreement. Parent shall, upon request, furnish to the Company all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(b)        The Company shall, as promptly as reasonably practicable following the date of this Agreement, in accordance with customary timing in consultation with Parent, take all action necessary to establish a record date for, duly call, give notice of, and, after the mailing of the Proxy Statement, convene and hold a meeting of its stockholders (the “Special Meeting”) for the purpose of obtaining the Requisite Stockholder Approval required in connection with this Agreement and the Merger, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. Except as specifically permitted by Section 5.02, the Board of Directors of the Company shall continue to recommend that the Company’s stockholders vote in favor of the adoption of the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement and the Company shall use its reasonable best efforts to obtain the Requisite Stockholder Approval in order to consummate the Merger.

SECTION 5.09.        Securityholder Litigation. The Company shall give Parent the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense or settlement of any litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no settlement shall be agreed to without Parent’s prior consent.

SECTION 5.10.        Press Releases. Except with respect to any Recommendation Change made in accordance with the terms of this Agreement, the Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated in this Agreement and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by Law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree to issue a joint press release announcing this Agreement.

SECTION 5.11.        Rule 16b-3. Notwithstanding anything herein to the contrary, prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause disposition of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

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SECTION 5.12.        Parent Approval. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the Corporation Law and in its capacity as the sole stockholder of Merger Sub, a written consent adopting the agreement and plan of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement.

SECTION 5.13.        Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

SECTION 5.14.        Certain Transfer Taxes. Parent shall pay the amount of any documentary, sales, use, real property transfer, real property gains, registration, value-added, transfer, stamp, recording and other similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, additions to Tax or additional amounts with respect thereto, imposed in connection with this Agreement or the Merger.

SECTION 5.15.        Intellectual Property. If either party learns of the existence of any potential Section 3.14(f) Event, including any contract with the potential to cause a Section 3.14(f) Event, the Company shall use its reasonable best efforts to eliminate the occurrence of or, if not possible, reduce the effect of such situation, and in all instances shall cooperate with the reasonable direction of Parent in connection therewith. Without limiting the foregoing, the Company shall not enter into any contract nor make any other commitment or obligation that may give rise to a potential Section 3.14(f) Event without the prior written consent of Parent.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

SECTION 6.01.        Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)        Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(b)        No Injunctions or Restraints; Illegality. No Order issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger contemplated by this Agreement shall be in effect. No Law shall have been enacted, entered or promulgated by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

(c)        Antitrust Laws. Any applicable waiting period (or extension thereof) under the HSR Act and any other applicable Antitrust Law that, within fifteen (15) days following the date of this Agreement, the parties identify and agree is applicable to the Merger shall have expired or been terminated and the European Commission shall have issued a decision under the EC Merger Regulation declaring the Merger compatible with the common market and all approvals, clearances, filings and notices required under any other applicable Antitrust Law that, within fifteen (15) days following the date of this Agreement, the parties identify and agree is applicable to the Merger shall have been obtained or made.

SECTION 6.02.        Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a)        Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 3.06(a) (Material Adverse Effect) shall be true and correct in all respects as of the

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date of this Agreement and as of the Bringdown Date (as defined below) as if made on and as of the Bringdown Date, (ii) set forth in Section 3.01 (Organization and Qualification) (other than the last sentence thereof, and solely with respect to the Company and not to its Subsidiaries), Section 3.03 (Authority for this Agreement; Board Action), Section 3.20 (Opinion) and Section 3.22 (State Takeover Statues Inapplicable; Rights Agreement) of this Agreement, without giving effect to any materiality or “Material Adverse Effect” qualifications therein, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) set forth in Section 3.02(a) (Capitalization) (other than the last sentence thereof) shall be true and correct in all respects as of the date of this Agreement and as of the Bringdown Date as if made on and as of the Bringdown Date (except to the extent expressly made as of an earlier date, in which case as of such date) except for de minimis failures to be true and correct, and (iv) set forth in this Agreement other than those representations and warranties specifically identified in clauses (i), (ii) and (iii) of this Section 6.02(a), without giving effect to any materiality or “Material Adverse Effect” qualifications therein, shall be true and correct as of the date of this Agreement and as of the Bringdown Date as if made on and as of the Bringdown Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where such failures to be true and correct have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect of the type described in clause (a) of the definition thereof. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b)        Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c)        Tax Sharing Agreement. The “Unqualified Tax Opinion” as defined in the Tax Sharing Agreement delivered by the Company’s tax counsel to Former Parent on or prior to the date hereof with respect to the Merger pursuant to the requirements of Section 7.02(d) of the Tax Sharing Agreement shall not have been withdrawn, unless such withdrawal arises from any failure of any statement or representation contained in any representation letter from Parent delivered to the Company’s tax counsel in connection with such “Unqualified Tax Opinion” to be true, correct and complete when given or at any time at or prior to the Effective Time (a “Rep Failure”); and provided, further, that no other condition to the obligations of Parent and Merger Sub to effect the Merger contained in Section 6.01 or Section 6.02 of this Agreement, shall be deemed not to have been satisfied by any such withdrawal arising from a Rep Failure or the consequences arising from such withdrawal.

SECTION 6.03.        Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)        Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as if made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date), except where such failures to be true and correct, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to the foregoing effect.

(b)        Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with all obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to such effect.

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ARTICLE VII

TERMINATION; AMENDMENT; WAIVER

SECTION 7.01.        Termination. This Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding adoption of the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement by the Requisite Stockholder Approval) prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

(a)        by mutual written consent of the Company and Parent;

(b)        by either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity shall have issued an Order, or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.01(b) shall have used its reasonable best efforts to contest, appeal and remove such Order or action and shall not be in violation of Section 5.04 or otherwise in material violation of this Agreement;

(c)        by either the Company or Parent, if the Effective Time shall not have occurred on or before August 15, 2012 (the “Outside Date”); provided, however, that if on the Outside Date at least one of the conditions set forth in Section 6.01(b) (as a result of an Order or Law under the Antitrust Laws) or Section 6.01(c) shall not have been satisfied, then, subject to the last paragraph of this Section 7.01, at the written election of Parent or the Company, the Outside Date may be extended no more than three (3) times in the aggregate, each time by a period of two (2) months (and in the case of such extension, any reference to the Outside Date in any other provision of this Agreement shall be a reference to the Outside Date, as extended); provided, further, however, that the Outside Date shall under no circumstance be extended beyond February 15, 2013; provided, further, that the right to terminate this Agreement under this Section 7.01(c) shall not be available to any party whose failure to fulfill in any material respect any covenants and agreements of such party set forth in this Agreement was the primary cause of the failure of the Effective Time to occur on or before the Outside Date;

(d)        by the Company or Parent, if the Company shall have failed to obtain the Requisite Stockholder Approval at the Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such adoption was taken;

(e)        by Parent, if the representations and warranties of the Company shall not be true and correct or the Company shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, which failure to be true and correct, breach or failure to perform would give rise to the failure of any of the conditions set forth in Section 6.02(a) or Section 6.02(b), and which failure to be true and correct, breach or failure to perform is not cured by the Company within thirty (30) days following written notice to the Company, or which by its nature or timing is not capable of being cured;

(f)        by the Company, if the representations and warranties of Parent and Merger Sub shall not be true and correct or Parent or Merger Sub shall have breached or failed to perform any of its respective covenants or agreements set forth in this Agreement, which failure to be true and correct, breach or failure to perform would give rise to the failure of any of the conditions set forth in Section 6.03(a) or Section 6.03(b), and which failure to be true and correct, breach or failure to perform is not cured by Parent or Merger Sub within thirty (30) days following written notice to Parent, or which by its nature or timing is not capable of being cured;

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(g)        by the Company, at any time prior to the receipt of the Requisite Stockholder Approval in order to concurrently enter into a written and definitive Company Acquisition Agreement that constitutes a Superior Proposal, if (i) the Company has not committed a Willful and Intentional Breach of Section 5.02 and has satisfied all of the conditions and requirements set forth in Section 5.02(f) and Section 5.02(g) and (B) prior to or concurrently with the termination of this Agreement, the Company pays the Company Termination Fee (as defined below) to Parent in accordance with Section 7.03(b); or

(h)        by Parent, in the event that (i) the Board of Directors of the Company or any committee shall have for any reason effected a Recommendation Change and the Requisite Stockholder Approval shall not have been obtained, or (ii) the Company enters into a Company Acquisition Agreement (unless consented to by Parent).

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g) or (h) of this Section 7.01 shall give written notice of such termination to the other party in accordance with Section 8.04, specifying the provision or provisions hereof pursuant to which such termination is effected. The party electing to extend the Outside Date pursuant to clause (b) of this Section 7.01 shall give written notice of such election to the other party in accordance with Section 8.04, and (1) in the case of Parent electing to extend the Outside Date, such notice shall specify that Parent has determined to extend the Outside Date; (2) in the case of Parent electing not extend the Outside Date, such notice shall either (x) specify that Parent is of the belief that the Parent Termination Fee (as defined below) would not be payable on the upcoming Outside Date pursuant to Section 7.03(c) or (y) contain an agreement from Parent to pay the Parent Termination Fee on the upcoming Outside Date pursuant to Section 7.03(c) in the event that the Company does not elect to extend the Outside Date; (3) in the case of the Company electing to extend the Outside Date, such notice shall confirm the extension of the Bringdown Date; and (4) in the case of the Company electing not to extend the Outside Date, such notice shall specify that the Company has determined not to extend the Outside Date; provided, that in order to be effective, the notice given by Parent under this sentence must be given no earlier than the twenty-first (21st) day prior to the upcoming Outside Date but no later than the seventh (7th) day prior to the upcoming Outside Date, and the notice given by the Company under this sentence must be given no earlier than the seventh (7th) day prior to the upcoming Outside Date but no later than the date of the Outside Date; provided, that in the absence of an election, a party shall be deemed to have elected to not extend the Outside Date.

SECTION 7.02.        Effect of Termination. If this Agreement is terminated and the Merger is abandoned pursuant to Section 7.01, this Agreement, except for the provisions of Section 5.03, Section 7.02, Section 7.03 and Article VIII, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Nothing in this Section 7.02 shall relieve any party to this Agreement of liability for any Willful Breach (as defined below) of this Agreement occurring prior to such termination.

Notwithstanding anything to the contrary in this Agreement, after the termination of this Agreement, and irrespective of whether or not there is a payment of the Parent Termination Fee, the Company may nonetheless pursue, and Parent and Merger Sub shall be responsible for as damages, damages (subject to any limitations on amount set forth in Section 8.03(c)) arising or resulting from any Willful Breach by Parent of this Agreement and, in any determination of such damages, the court shall be permitted to take into account any damages to, and the Company shall be entitled to seek such stockholder damages on behalf of the stockholders as a group, as if such stockholders had been able to bring an action on their own behalf. Without limiting the Company’s rights pursuant to the previous sentence, the parties confirm that nothing in this Section 7.02 or in Section 8.07 is intended to permit any stockholders to bring any action as third party beneficiaries.

SECTION 7.03.        Fees and Expenses. (a) Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

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(b)        The Company shall pay to Parent or its designee the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, as follows:

(i)        if (A) this Agreement is terminated pursuant to (1) Section 7.01(c) prior to a vote by the stockholders of the Company at the Special Meeting on the adoption of the agreement of merger (as such term is used in Section 251 of the Corporation Law) and the conditions in Section 6.01(b) (with respect to Orders under the Antitrust Laws) and Section 6.01(c) shall have been satisfied, (2) Section 7.01(d) or (3) Section 7.01(e); (B) following the date hereof and prior to the termination of this Agreement, a proposal for an Acquisition Transaction shall have been made to the Company or shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make such a proposal, in the case of a termination pursuant to Section 7.01(d), and such proposal or announcement of an intention to make such proposal shall not have been publicly and irrevocably withdrawn at least ten (10) Business Days prior to the Special Meeting shall have been made to the Company or the stockholders of the Company; and (C) within twelve (12) months following the termination of this Agreement, the Company enters into an agreement providing for, or consummates, a Qualifying Acquisition Transaction (as defined below), then the Company shall pay or cause to be paid the Company Termination Fee to Parent upon the consummation of a Qualifying Acquisition Transaction;

(ii)        if this Agreement is terminated by Parent pursuant to Section 7.01(h), then the Company shall pay or cause to be paid the Company Termination Fee promptly, and in any event not more than two (2) Business Days following such termination; or

(iii)        if this Agreement is terminated (A) by the Company pursuant to Section 7.01(g) or (B) pursuant to Section 7.01(d) and a Recommendation Change in response to an Intervening Event shall have been in effect at the time of the Special Meeting, then concurrently with (and as a condition to) such termination, the Company shall pay or cause to be paid the Company Termination Fee to Parent.

(iv)        As used herein “Company Termination Fee” shall mean a cash amount equal to $375 million.

(v)        As used herein, “Qualifying Acquisition Transaction” means any Acquisition Transaction involving (A) fifty percent (50%) or more of the non- “cash or cash equivalent” assets of the Company and its Subsidiaries, taken as a whole; or (B) acquisition by any person (other than Parent or any of its Subsidiaries or Affiliates) of fifty percent (50%) or more of the outstanding Shares.

(vi)        Notwithstanding, anything to the contrary in this Agreement, payment of the Company Termination Fee shall constitute liquidated damages, and from and after such termination as described in this Section 7.03(b), the Company shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under this Section 7.03(b). In no event shall Parent be entitled to the Company Termination Fee on more than one occasion.

(c)        In the event that this Agreement is terminated by either Parent or the Company (i) (A) pursuant to Section 7.01(b), only in connection with any Order or action by a Governmental Entity with respect to the Antitrust Laws, or (B) pursuant to Section 7.01(c) and, in the case of this clause (B), at the time of such termination, the conditions set forth in at least one of Section 6.01(b) (as a result of an Order or Law under the Antitrust Laws) or Section 6.01(c) shall not have been satisfied, (ii) the failure of one or more of the conditions in Section 6.01(b) or Section 6.01(c) to be satisfied is not primarily caused by any material Willful and Intentional Breach of Section 5.04 of this Agreement by the Company, and (iii) all other conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 6.01 and Section 6.02 have been satisfied or waived (and, in the case of those conditions that by their terms are to be satisfied at the Closing, such conditions would be satisfied if the Closing were to occur), then Parent shall pay to the Company or the

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Company’s designee, by wire transfer of immediately available funds to an account or accounts designated in writing by the Company, a cash amount (the “Parent Termination Fee”) equal to $2.5 billion (subject to adjustment as provided in Section 8.03(c)) within two (2) Business Days of termination, it being understood that in no event shall the Company be entitled to the Parent Termination Fee referred to in this Section 7.03(c) on more than one occasion (it being further understood that any amount actually paid of the Parent Termination Fee is subject to a credit pursuant to Section 8.03(c)).

(d)        The parties acknowledge that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Parent nor the Company would have entered into this Agreement; accordingly, if the Company or Parent fails to promptly pay any amounts due pursuant to this Section 7.03 and, in order to obtain such payment, Parent or the Company, respectively, commences a suit which results in a judgment against the Company or Parent, respectively, for the amount of the Company Termination Fee or Parent Termination Fee, respectively, set forth in this Section 7.03, the Company or Parent, respectively, shall pay the Parent’s or the Company’s, respectively, reasonable costs and expenses (including reasonable attorneys’ fees and expenses of enforcement) in connection with such suit, together with interest on the amounts owed at the prime lending rate prevailing at such time, as published in the Wall Street Journal from the date such amounts were required to be paid until the date actually received by Parent or the Company, as applicable.

SECTION 7.04.        Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the Company, Parent and Merger Sub, at any time before or after receipt of the Requisite Stockholder Approval but, after receipt of the Requisite Stockholder Approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of the stockholders of the Company. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

SECTION 7.05.        Extension; Waiver; Remedies. (a) At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance by any party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this provision, Parent and Merger Sub shall be considered one party and the Company shall be considered a separate party.

(b)        All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

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ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.        Entire Agreement; Assignment. This Agreement (including the exhibits and schedules to this Agreement) and the Confidentiality Agreement constitute the entire agreement and supersedes all oral agreements and understandings and all written agreements prior to the date hereof between or on behalf of the parties with respect to the subject matter hereof. This Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties provided, that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.

SECTION 8.02.        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 8.03.        Enforcement of the Agreement; Jurisdiction; Certain Limitations. (a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties to this Agreement irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising under this Agreement, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising under this Agreement brought by the other party to this Agreement or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware. Each of the parties to this Agreement hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties to this Agreement hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.03, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in

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Section 8.04 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby, including the Merger.

(b)        EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.03(B).

(c)        In addition to and without prejudice to the Company’s right to obtain an injunction or specific performance of this Agreement, the Company agrees that, to the extent it makes claims (“Antitrust Efforts Claims”) in respect of breaches by Parent or Merger Sub of any of its representations, warranties, covenants or agreements in this Agreement that constitutes or results in a breach of Section 5.04 to the extent related to or resulting in the failure of the conditions set forth in Section 6.01(b) (as a result of an Order or Law under the Antitrust Laws) or Section 6.01(c) to have been satisfied, then, notwithstanding any other provision of this Agreement, the aggregate liability of Parent and Merger Sub pursuant to all Antitrust Efforts Claims shall be (x) subject to and in accordance with Section 7.02 and (y) limited to a maximum amount equal to the excess of $3.5 billion over the amount of the Parent Termination Fee previously paid to the Company. To the extent any amounts are paid to the Company pursuant to Antitrust Efforts Claims before the payment of the Parent Termination Fee, the amount of the Parent Termination Fee shall be reduced to the extent (if any) so that the sum of all amounts previously paid pursuant to the Antitrust Efforts Claims plus the amount of the Parent Termination Fee will equal the same aggregate amounts as would have been payable pursuant to the previous sentence if the Parent Termination Fee had been paid prior to all payments with respect to Antitrust Efforts Claims.

SECTION 8.04.        Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or by facsimile or electronic transmission, in each case, with either confirmation of receipt or confirmatory copy delivered by internationally or nationally recognized courier services within three (3) Business Days following notification, as follows:

if to Parent or Merger Sub:

Google Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94043

Attention: Donald S. Harrison, Vice President, Deputy General Counsel and Assistant Secretary

Facsimile No.: (650) 887-1790

Email: ma-notice@google.com

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with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

1 Liberty Plaza

New York, New York 10006

Attention: Victor I. Lewkow

Attention: Ethan A. Klingsberg

Attention: Matthew P. Salerno

Facsimile No.: (212) 225-3999

if to the Company:

Motorola Mobility, Inc.

600 North US Highway 45

Libertyville, IL 60048

Attention: Chief Executive Officer

With a copy to:

Motorola Mobility, Inc.

600 North US Highway 45

Libertyville, IL 60048

Attention; General Counsel

Facsimile No.: (847) 523-0727

With a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: David C. Karp

Facsimile No.: (212) 403-2000

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

SECTION 8.05.        Governing Law. This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

SECTION 8.06.        Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 8.07.        Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 5.05 (which is intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Persons) and except for the right of the Company to pursue damages, and to seek on behalf of, the

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stockholders of the Company as a group, damages, in the event of any breach of this Agreement by Parent or Merger Sub, which right is hereby acknowledged and agreed by the Parent and Merger Sub.

SECTION 8.08.        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

SECTION 8.09.        Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)        “Affiliate” and “Associate” shall have the meanings given to such terms in Rule 12b-2 under the Exchange Act;

(b)        “beneficial ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act;

(c)        “Bringdown Date” means (i) if the Closing occurs prior to or on the first anniversary of the date of this Agreement, the Closing Date and (ii) if the Closing occurs after the first anniversary of the date of this Agreement, the date that is the first anniversary of the date of this Agreement; provided, that in the event that the Company elects to extend the Outside Date pursuant to Section 7.01(c), then the Bringdown Date shall be the earlier of (A) the Closing Date and (B) the Outside Date (but only to the extent such Outside Date is extended by the Company). For the avoidance of doubt, as an illustration, if the Company elects to extend the initial Outside Date to October 15, 2012 and subsequently, Parent elects to extend the October 15, 2012 to December 15, 2012, the Bringdown Date shall be October 15, 2012 (and not December 15, 2012).

(d)        “Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act;

(e)        “Former Parent” means Motorola, Inc. (renamed Motorola Solutions, Inc.), a Delaware corporation;

(f)        “knowledge” of the Company with respect to any fact or matter means the actual knowledge of the Company’s senior executive officers listed on Section 8.09(e) of the Disclosure Letter of a particular fact or other matter, without a duty of inquiry or investigation, (“known to the Company” shall have the correlative meaning); “knowledge” of Parent with respect to any fact or matter means the actual knowledge of Parent’s senior executive officers listed on Section 8.09(e) of the Parent Disclosure Letter of a particular fact or other matter, without a duty of inquiry or investigation, as of the date of this Agreement;

(g)        “Material Adverse Effect” means any occurrence, change, event, effect or circumstance, that, individually or when taken together with all other occurrences, changes, events, effects or circumstances, (a) is or would reasonably likely to be materially adverse to the business, operations, results of operations, financial condition of the Company and its Subsidiaries, taken as a whole, other than any occurrence, change, event, effect or circumstance to the extent relating to or resulting from (i) occurrences, changes, events, effects or circumstances generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere, (ii) changes or proposed changes, after the date of this Agreement, in Law (including rules and regulations), interpretations thereof, regulatory conditions or GAAP or other generally acceptable accounting principles (or interpretations thereof), (iii) occurrences, changes, events, effects or circumstances generally affecting the mobile devices industry or the segments thereof in which the Company and its Subsidiaries operate, (iv) resulting from any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (v) the performance by the Company of its obligations under this Agreement, including any inaction in compliance with Section 5.01 to the extent that such inaction is as a result of Parent unreasonably withholding its consent under Section 5.01, but excluding from this clause (v) the Company’s operations in the ordinary and usual course of business consistent with past

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practice in compliance with Section 5.01, (vi) actions of the Company or any of its Subsidiaries which a senior executive of Parent has expressly requested in writing after the date hereof pursuant to this Agreement or to which after the date hereof a senior executive of Parent has expressly consented pursuant to this Agreement; (vii) any decline in the stock price of the Company Common Stock or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided, that the underlying causes of such decline or failure may, to the extent applicable, be considered in determining whether there is a Material Adverse Effect); (viii) the announcement or the existence of, or compliance with, this Agreement and the transactions contemplated by this Agreement, including any inaction in compliance with Section 5.01 to the extent that such inaction is as a result of Parent unreasonably withholding its consent under Section 5.01, but excluding from this clause (viii) the Company’s operations in the ordinary and usual course of business consistent with past practice in compliance with Section 5.01; (ix) the announcement, pendency or consummation of the transactions contemplated by this Agreement and any loss of, or adverse change in, the relationship of the Company or any of its Subsidiaries with its employees, customers, distributors, partners or suppliers that is related thereto, including any inaction in compliance with Section 5.01 to the extent that such inaction is as a result of Parent unreasonably withholding its consent under Section 5.01, but excluding from this clause (ix) the Company’s operations in the ordinary and usual course of business consistent with past practice in compliance with Section 5.01; (x) any Action to the extent relating to this Agreement or the transactions contemplated by this Agreement; (xi) any Action to the extent relating to the Company’s patent portfolio that is either disclosed in the Disclosure Letter or is reasonably similar or related to any Action disclosed in the Disclosure Letter, regardless of any outcome, development or settlement thereof; or (xii) Parent’s (or its applicable Affiliates’) (A) failure to renew or extend the Mobile Application Distribution Agreement (Android), effective as of May 1, 2009, by and between Motorola Mobility Holdings, Inc. (successor to the Mobile Devices Business of Motorola, Inc.) and Google Inc., as amended, or (B) termination of the Android Pre-Release Software License Agreement, as amended; except in the case of clauses (i), (ii), (iii) or (iv) to the extent such occurrence, change, event, effect or circumstance has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared with other companies operating in the same industry or (b) has prevented or materially delayed or materially impaired or would be reasonably likely to prevent or materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement;

(h)        “Parent Material Adverse Effect” means any occurrence, change, event, effect or circumstance that has prevented or materially delayed or materially impaired or would be reasonably likely to prevent or materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement;

(i)        “Permitted Lien” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established in the most recent financial statements contained in the Company SEC Reports; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s and other Liens arising by operation of Law; (iii) Liens or security interests that arise or are incurred in the ordinary course of business relating to obligations not yet due on the part of the Company or any of its Subsidiaries or secure a liquidated amount that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established in the most recent financial statements contained in the Company SEC Reports; (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar Laws or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) easements, encroachments, declarations, covenants, conditions, reservations, limitations and rights of way (unrecorded and of record) and other similar restrictions or encumbrances of record, zoning, building and other similar ordinances, regulations, variances and restrictions, and all defects or irregularities in title, including any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection; (vii) pledges or deposits to secure the obligations under the Company’s revolving credit facility and other existing indebtedness of the Company; (viii) Liens or security

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interests that arise from agreements entered into in accordance with Section 5.01; (ix) all Liens created or incurred by any owner, landlord, sublandlord or other person in title; and (x) and other Liens which do not materially interfere with the Company’s use and enjoyment of real property or materially detract from or diminish the value thereof;

(j)        “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization;

(k)        “Subsidiary” shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity;

(l)        “Tax Sharing Agreement” shall mean the Tax Sharing Agreement, dated as of July 31, 2010 by and among Former Parent, Motorola Mobility, Inc. and the Company;

(m)        “Willful Breach” shall mean, with respect to any representation, warranty, agreement or covenant, a deliberate action or omission (including a failure to cure circumstances) regardless of whether the breaching party knows such action or omission is or would reasonably be expected to result in, or intends such action or omission to be or reasonably expect such action or omission to, result in a breach, of such representation, warranty, agreement or covenant; and

(n)        “Willful and Intentional Breach” shall mean, with respect to any representation, warranty, agreement, or covenant, a deliberate action or omission (including a failure to cure circumstances) where the breaching party knows such action or omission is or would reasonably be expected to result in, or intends such action or omission to be or reasonably expects such action or omission to, result in a breach of such representation, warranty, agreement or covenant.

SECTION 8.10.        Interpretation. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, Section, paragraph, exhibit and schedule references are to the articles, Sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all Persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

SECTION 8.11.        Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.11 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 8.12.        Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the

Annex A-52

Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

SIGNATURE PAGES FOLLOW.]

Annex A-53

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

GOOGLE INC.

By:	/S/ DAVID C. DRUMMOND
	Name:	David C. Drummond
	Title:	Senior Vice President, Corporate Development and Chief Legal Officer

RB98 INC.

By:	/S/ DONALD S. HARRISON
	Name:	Donald S. Harrison
	Title:	CEO, President & Secretary

MOTOROLA MOBILITY HOLDINGS, INC.

By:	/S/ SANJAY K. JHA
	Name:	Sanjay K. Jha
	Title:	Chairman and Chief Executive Officer

Annex A-54

ANNEX B

August 14, 2011

The Board of Directors

Motorola Mobility Holdings, Inc.

600 North US Highway 45

Libertyville, Illinois 60048

Members of the Board:

We understand that Motorola Mobility Holdings, Inc. (the “Company”), Google Inc. (“Parent”) and RB98 Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated August 13, 2011 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”). Pursuant to the Merger, the Company will become a wholly-owned subsidiary of Parent, and each outstanding share of common stock of the Company (“Company Common Stock”), other than shares held in treasury, shares held by the Company, Parent or any wholly-owned subsidiary of the Company or Parent and shares held by any stockholder of the Company who is entitled to demand and properly demands appraisal of such shares, will be converted into the right to receive $40.00 in cash. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of Company Common Stock, other than Parent or any affiliates of Parent (the “Holders”), pursuant to the Merger Agreement is fair, from a financial point of view, to such Holders.

For purposes of the opinion set forth herein, we have reviewed a draft, dated August 13, 2011, of the Merger Agreement (the “Draft Merger Agreement”) and certain publicly available financial statements and other business and financial information of the Company. We have also reviewed certain financial projections and operating data prepared by the management of the Company, including projections and operating data specific to certain of the Company’s constituent businesses (collectively, the “Company Projections”). Additionally, we discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company. We also reviewed the historical market prices and trading activity for Company Common Stock and compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, we performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by the Company. With respect to the Company Projections, we have been advised by the management of the Company, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby. We have assumed that the final executed Merger Agreement will not differ in any material respect from the Draft Merger Agreement reviewed by us, and that the Merger will be consummated in accordance with the terms set forth in the Draft Merger Agreement,

Annex B- 1

without any modification or delay. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays,limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. In particular, we have not made any independent evaluation or appraisal of the Company’s intellectual property, nor have we analyzed such intellectual property separate from the broader business of the Company. In addition, we have relied, without independent verification, upon the assessment of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any other party with respect to an acquisition, business combination or other extraordinary transaction involving the Company.

We have acted as financial advisor to the Company and the Board of Directors of the Company in connection with this transaction and will receive a fee for our services payable upon rendering of this opinion. We will also receive an additional, larger fee if the Merger is consummated. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. During the two year period prior to the date hereof, no material relationship existed between Qatalyst or any of its affiliates and the Company or Parent pursuant to which compensation was received by Qatalyst or its affiliates; however, Qatalyst and/or its affiliates may in the future provide investment banking and other financial services to the Company or Parent and their respective affiliates for which we would expect to receive compensation.

Qatalyst provides investment banking and other services to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Parent or certain of their respective affiliates.

This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation as to how any Holder should vote with respect to the Merger or any other matter and does not in any manner address the price at which Company Common Stock will trade at any time.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the Holders pursuant to the Merger Agreement and we express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to such consideration.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the Holders pursuant to the Merger Agreement is fair, from a financial point of view, to such Holders.

Yours faithfully,

QATALYST PARTNERS LP

Annex B- 2

ANNEX C

PRIVILEGED AND CONFIDENTIAL

CONFIDENTIAL

August 15, 2011

Board of Directors

Motorola Mobility Holdings, Inc.

600 North U.S. Highway 45

Libertyville, IL 60048

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Motorola Mobility Holdings, Inc. (the “Company”) of the $40.00 per Share in cash (the “Merger Consideration”) to be paid to such holders (other than Shares held by any holder who is entitled to demand and properly demands appraisal of such shares (the “Dissenting Shares”)) pursuant to the Agreement and Plan of Merger (the “Agreement”), by and among the Company, Google Inc. (“Acquiror”) and RB98 Inc. (“Merger Sub”), a wholly owned subsidiary of Acquiror. We understand that pursuant to the Agreement, Shares owned directly by the Company and Shares owned by Acquiror, Merger Sub or any wholly-owned subsidiary of Acquiror will not be converted into the right to receive the Merger Consideration.

We have acted as financial advisor to the Board of Directors in connection with the transaction contemplated by the Agreement (the “Transaction”). We will receive a fee for our services in connection with the Transaction, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

We are a securities firm engaged in a number of investment banking and merchant banking activities. In the past two years, we have provided certain investment banking services to the Company and its former parent company, Motorola Solutions, Inc., for which we received compensation from Motorola Solutions, Inc. We have not in the past provided, and are not currently providing, investment banking or other services to Acquiror. We may provide investment banking and other services to the Company or Acquiror or their respective affiliates in the future, for which we may receive compensation.

31 WEST 52ND STREET. 22ND FLOOR, NEW YORK, NY 10019

PHONE: (212) 380-2650 FAX: (212) 380-2651 WWW.CENTERVlEWPARTNERS.COM

NEW YORK      .      LONDON      .      SAN FRANCISCO      .      LOS ANGELES

Annex C- 1

In connection with this opinion, we have reviewed, among other things: (i) the Agreement dated August 15, 2011; (ii) the Annual Report on Form 10-K of the Company for the year ended December 31, 2010 and, to the extent they relate to the business of the Company, the Annual Reports on Form 10-K of Motorola Solutions, Inc. for the four years ended December 31, 2009; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; (iv) certain publicly available research analyst reports for the Company; (v) certain other communications from the Company to its stockholders; and (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company (the “Internal Data”). We have conducted discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data and the strategic rationale for the Transaction. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared them with those of certain other companies in lines of business that we deemed relevant, and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

We have not assumed any responsibility for independent verification of any of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate in all material respects. In that regard, we have assumed with your consent that the Internal Data has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. We have assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis or this opinion. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

Our opinion does not address the merits of the Company’s underlying business decision to effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, of the Merger Consideration to be paid to the holders of the Shares pursuant to the Agreement. We have not been asked to, nor do we, express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction or the fairness of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors, or other constituencies of the Company

Annex C- 2

or any party; nor as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Merger Consideration to be paid to the holders of the Shares pursuant to the Agreement or otherwise. Our opinion is necessarily based on economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not constitute a recommendation to any stockholder of the Company or the Acquiror as to how such stockholder should vote or act with respect to the Transaction or any other matter.

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction. This opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion, as of the date hereof, that the Merger Consideration to be paid to the holders of the Shares pursuant to the Agreement is fair, from a financial point of view, to such stockholders.

Very truly yours,

CENTERVIEW PARTNERS LLC

Annex C- 3

ANNEX D

Delaware General Corporation Law § 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., and b., and c. of this section; or

Annex D-1

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal

Annex D-2

rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is

Annex D-3

received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final

Annex D-4

determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D-5

Location for the Special Meeting of Motorola Mobility Stockholders:

Hyatt Regency La Jolla at Aventine

3777 La Jolla Village Drive

San Diego, California 92122

(858) 552 1234

November 17, 2011 at 10:00 a.m., local time

Map to the Hyatt Regency La Jolla at Aventine

Directions to the Hyatt Regency La Jolla at Aventine

From San Diego Int’l Airport (10 miles):

Turn left on Harbor Drive, then left again on Laurel. Follow signs to I-5 North. Exit at La Jolla Village Drive and turn right. Turn right again at Lebon. Turn right on University Center Lane into the hotel.

MOTOROLA MOBILITY HOLDINGS, INC. ATTN: INVESTOR RELATIONS 600 NORTH U.S. HIGHWAY 45 LIBERTYVILLE, IL 60048

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Wednesday, November 16, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Wednesday, November 16, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Special Meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MOTOROLA MOBILITY HOLDINGS, INC.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT:		For	Against	Abstain	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE FOR THE FOLLOWING PROPOSAL:	For	Against	Abstain
1.	To adopt the Agreement and Plan of Merger, dated as of August 15, 2011, by and among Google Inc., a Delaware corporation, RB98 Inc., a Delaware corporation and a wholly owned subsidiary of Google Inc., and Motorola Mobility as it may be amended from time to time	☐	☐	☐	2.

To approve any motion to adjourn the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment to adopt the merger agreement

						☐	☐	☐

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE FOR THE FOLLOWING ADVISORY VOTE:		For	Against	Abstain
3.

To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Motorola Mobility’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable

		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date

ADMISSION TICKET TO MOTOROLA MOBILITY HOLDINGS, INC.’S

SPECIAL MEETING OF STOCKHOLDERS

This is your admission ticket to gain access to Motorola Mobility Holdings, Inc.’s Special Meeting of Stockholders to be held at the Hyatt Regency La Jolla at Aventine, 3777 La Jolla Village Drive, San Diego, California 92122, on Thursday, November 17, 2011 at 10:00 a.m., local time. A map showing directions to the meeting site is shown at right. Please present this ticket at one of the registration stations. Please note that a large number of stockholders may attend the meeting, and seating is on a first-come, first-served basis.

THIS TICKET IS NOT TRANSFERABLE

Location for the Special Meeting of Stockholders:

Hyatt Regency La Jolla at Aventine

3777 La Jolla Village Drive

San Diego, California 92122

(858) 552 1234

November 17, 2011 at 10:00 a.m., local time

Direction to the Hyatt Regency La Jolla at Aventine

From San Diego Int’l Airport (10 miles):

Turn left on Harbor Drive, then left again on Laurel. Follow signs to I-5 North. Exit at La Jolla Village Drive and turn right. Turn right again at Lebon. Turn right on University Center Lane into the hotel.

Please vote your shares without delay by telephone, via the Internet or please mark, sign, date and mail the proxy card in the postage-paid envelope provided. If you have any questions or need assistance voting your shares, please call D.F. King & Co., Inc., who is assisting us, toll free at 1-800-207-3158.

MOTOROLA MOBILITY HOLDINGS, INC.

Special Meeting of Stockholders

November 17, 2011 10:00 a.m., local time

THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

for the Special Meeting of Stockholders, November 17, 2011

The stockholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Card hereby appoint(s) Sanjay K. Jha, Marc E. Rothman, D. Scott Offer, Carol H. Forsyte and Mark R. Valentine, or any one of them, as proxies (with power of substitution) to represent and to vote all the shares of common stock of Motorola Mobility Holdings, Inc. which the stockholder(s) would be entitled to vote, at the Special Meeting of Stockholders of Motorola Mobility Holdings, Inc. to be held on November 17, 2011, and at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Special Meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR THE ADOPTION OF THE MERGER AGREEMENT, FOR PROPOSAL 2, AND FOR PROPOSAL 3.

IMPORTANT – Please vote, date and sign on the reverse side and mail this proxy card promptly in the enclosed envelope. When there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the full corporation name should be given, and this proxy should be signed by a duly authorized officer, showing his or her title.